As filed with the Securities and Exchange Commission on March 13, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIPLOMAT PHARMACY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	5122 (Primary Standard Industrial Classification Code Number)	38-2063100 (I.R.S. Employer Identification Number)

4100 S. Saginaw St.
Flint, MI 48507
(888) 720-4450
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Sean Whelan
Chief Financial Officer
Diplomat Pharmacy, Inc.
4100 S. Saginaw St.
Flint, MI 48507
(888) 720-4450
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Michael S. Ben, Esq. Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Avenue Detroit, MI 48226-3506 Telephone: (313) 465-7000 Fax: (313) 465-8000	William J. Whelan, III, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019-7475 Telephone: (212) 474-1000 Fax: (212) 474-3700

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common Stock, no par value per share	$200,000,000	$23,240

(1)
Includes shares that the underwriters have the option to purchase.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)
Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 13, 2015

             Shares

Diplomat Pharmacy, Inc.

Common Stock

        This is a public offering of shares of common stock of Diplomat Pharmacy, Inc.

        We are selling                  shares of common stock, and the selling shareholders identified in this prospectus are selling                  shares of common stock. We will not receive any proceeds from the sale of shares by the selling shareholders.

        Our common stock is listed on the New York Stock Exchange under the symbol "DPLO." On March 12, 2015, the closing price of our common stock as reported on the NYSE was $28.04.

        We and the selling shareholders have each granted the underwriters an option to purchase up to an additional             shares of common stock (an aggregate of              shares of common stock).

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 20.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Diplomat Pharmacy, Inc.	Proceeds to the Selling Shareholders
Per Share	$	$	$	$
Total	$	$	$	$

(1)
We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See "Underwriting (Conflicts of Interest)".

        Delivery of the shares of common stock will be made on or about                      , 2015.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse		Morgan Stanley
J.P. Morgan		Wells Fargo Securities
William Blair	Leerink Partners	Raymond James

The date of this prospectus is                      , 2015.

I am a mother.
I am a long-distance swimmer.
I have multiple sclerosis.
I am not defined by my illness.
I know the Diplomat Difference.
VICKI
BELLINGHAM, WASHINGTON
DIPLOMAT

        You should rely only on the information contained in this prospectus or to which we have referred you. None of us, the selling shareholders or the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus or any free-writing prospectus prepared by us or on our behalf. We do not, and the selling shareholders and the underwriters do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others provide to you. We and the selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

        For investors outside the United States: none of we, the selling shareholders or any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions related to this offering and the distribution of this prospectus outside of the United States.

TRADEMARKS AND TRADE NAMES

        This prospectus includes our trademarks and trade names, such as DIPLOMAT® and DIPLOMAT SPECIALTY PHARMACY®, which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, endorsement or sponsorship of us by these other parties.

i

 INDUSTRY AND MARKET DATA

        Certain information contained in this prospectus concerning our industry and the markets in which we operate is based on information from publicly available independent industry and research organizations and other third-party sources, and management estimates. Management estimates are derived from publicly available information released by independent industry and research analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. We believe the data from these third-party sources is reliable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described under "Risk Factors" and "Special Note Regarding Forward-Looking Statements." These and other factors could cause results to differ materially from those expressed in the estimates made by these third-party sources.

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 PROSPECTUS SUMMARY

        This summary highlights information appearing elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read the entire prospectus carefully, including the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. Unless the context suggests otherwise, references in this prospectus to "Diplomat," "the Company," "we," "us" and "our" refer to Diplomat and its consolidated subsidiaries.

Business Overview

        We are the largest independent specialty pharmacy in the United States, and are focused on improving lives of patients with complex chronic diseases. Our patient-centric approach positions us at the center of the healthcare continuum for the treatment of complex chronic diseases through partnerships with patients, payors, pharmaceutical manufacturers and physicians. We offer a broad range of innovative solutions to address the dispensing, delivery, dosing and reimbursement of clinically intensive, high-cost specialty drugs. We believe that we are a chosen partner for leading biotechnology and pharmaceutical companies based on our ability to deliver customized support services and dispense new drugs to complex chronic disease patient populations. As a result, we believe we are well positioned to continue expanding our market share in the high growth $78 billion specialty pharmacy industry.

        Diplomat has a long track record of growth and innovation. We were founded in 1975 by our Chief Executive Officer and Chairman, Philip Hagerman, and his father, Dale, both trained pharmacists who transformed our business from a traditional pharmacy into a leading specialty pharmacy. In 2005, we began to expand the scope of our specialty pharmacy business from a small, regional operation to a large national enterprise, allowing us to capitalize on the growth of the specialty pharmacy market from approximately $20 billion in sales in 2005 to $78 billion in sales in 2014, representing a compounded annual growth rate of approximately 16%. As a result, we have grown our revenues to over $2.2 billion in 2014, achieving a compounded annual growth rate of over 60% since 2005, with a 3% overall market share (based on 2014 revenues from pharmacy-dispensed specialty drugs). To achieve this growth, we have consistently strengthened our clinical expertise in key therapeutic categories, such as oncology, immunology and more recently specialty infusion, broadened the scope of our services to retailers, hospitals and health systems, and strengthened our relationships with patients, payors, pharmaceutical manufacturers and physicians.

        We focus on specialty drugs that are typically administered on a recurring basis to treat patients with complex chronic diseases that require specialized handling and administration as part of their distribution process. We have expertise across a broad range of high-growth specialty therapeutic categories, including oncology, immunology, hepatitis, multiple sclerosis, HIV and specialty infusion therapy (which involves infusing specialty pharmaceuticals for rare and chronic genetic disorders, primarily for hemophilia and immune globulin treatment). Our comprehensive, patient-focused services ensure that patients receive a superior standard of care, including assistance with complicated medication therapies, refill processing, third-party funding support programs, side effect management and adherence monitoring. We customize solutions for each patient based on the patient's overall health, disease and family history, lifestyle and financial means. Although generally we do not track or quantify specific cost savings for patients and payors, we believe we reduce long term costs for patients and payors by improving patient care, enhancing clinical outcomes, managing high risk members, monitoring patient adherence, and optimizing the utilization of specialty drugs, many of which can cost well over $100,000 per patient, per year. Our value proposition to payors and patients has helped us expand our managed lives under contract from approximately 5 million in 2009 to approximately 13 million as of December 31, 2014. We define managed lives under contract as patients enrolled in a managed care organization network, including pharmacy benefit managers, health plans, state governments, employer groups and unions with whom we contract, through exclusive and preferred relationships with such organizations, whereby we are the only authorized or one of a few preferred specialty pharmacy providers to the patients in their system.

        Collectively, our ability to enhance patient adherence to complex drug regimens, collect and report data, and ensure effective dispensing of complex specialty medications supports the clinical and commercial needs of pharmaceutical manufacturers and physicians. Furthermore, our patient and provider support services ensure appropriate drug initiation, facilitate patient compliance and persistence, and capture important information regarding safety and effectiveness of the specialty medications that we dispense. Our services, together with our proactive engagement with pharmaceutical manufacturers early in the drug development process, have contributed to our current and growing access to limited distribution drugs, which we define as drugs that are only available for distribution by a select network of specialty pharmacies. Our inclusion in limited distribution networks provides critical sources of revenue growth and provides a catalyst for our future growth.

        Our core revenues are derived from the customized care management programs we deliver to our patients, including the dispensing of their specialty medications. Because our core therapeutic categories generally require multi-year or life-long therapy, our singular focus on these complex chronic diseases helps drive recurring revenues and sustainable growth. Our revenues grow, in part, as we help more patients access the drugs they need in order to live longer and healthier lives. As a part of our mission to improve patient care, we provide specialty pharmacy support services to a national network of retailers and independent pharmacy groups, hospitals and health systems. For many of our retail, hospital and health system partners, we earn revenue by providing clinical and administrative support services on a fee-for-service basis to help them dispense specialty medications. Thus, our patient-focused solutions benefit multiple partners across the healthcare continuum, which we believe drives the sustainability of our business model.

Market Opportunity

        Specialty pharmaceuticals represent a significant and growing total addressable market.    The specialty pharmaceutical market has experienced significant growth in recent years as complex chronic conditions, care coordination, technology-enabled patient care, biotechnology research and outcomes-based healthcare have increased in focus. The total specialty pharmaceutical market represented approximately $92 billion in drug spend in 2012. We believe that our track record and leadership in limited distribution drug programs will create opportunities for us to gain market share in this growing segment of the specialty pharmacy market.

        Specialty drugs are managed not only under the pharmacy benefit, but also under the medical benefit. Payors typically determine whether a particular specialty drug is covered under the pharmacy benefit versus the medical benefit based on such factors as the patient's ability to self-administer, the degree of clinical support required, the need for patient monitoring and the site of care (e.g., hospital or home). Total specialty pharmaceutical drug spend covered under the pharmacy benefit was approximately $51 billion in 2012 and is estimated to grow to $118 billion by 2018. Specialty drugs reimbursed under the medical benefit have also expanded rapidly in recent years and were approximately $39 billion, or approximately 45%, of the total specialty drug spend in 2012. Increasingly, drugs that have historically been reimbursed under the medical benefit are being moved to the pharmacy benefit by health plans and pharmacy benefit managers to better manage care and contain costs. While our historic focus has been pharmacy benefit, we believe that the medical benefit represents a significant additional revenue opportunity for us and expect it to have a bigger impact in our business going forward. Specifically, we view specialty infusion (which, for our purposes, includes infusion therapies for hemophilia, hereditary angioedema and immune globulins), with approximately 65% of the costs of such therapies covered under the medical benefit as of December 31, 2014, as an attractive market due to significant projected growth and higher margins, and we intend to continue to invest in this important and growing area of our existing business.

        Growth in specialty drug spend is significantly outpacing the broader pharmaceutical market.    Specialty drugs are the fastest growing segment of the pharmaceutical market, and spend in this segment is estimated to grow at approximately 20% annually from 2013 to 2018, whereas traditional drug spend is expected to grow in the low to mid single digit percentage range. Specialty pharmaceutical products are targeted towards high-cost complex medical conditions, have fewer direct substitutes than traditional pharmaceuticals and face limited near-term generic market entry. These factors limit competition and drive higher prices. Additionally, specialty drug approvals comprised over 50% of all Federal Drug Administration ("FDA") drug approvals in 2013 as pharmaceutical and biotechnology companies have continued to invest in specialty drug development. This trend is expected to continue, driven by a robust pipeline of specialty drugs, which represent approximately 38% of the total number of drugs that we believe may receive FDA approval by March 2016.

        Oncology and immunology, therapeutic categories in which we believe we are a leader, are large and growing therapeutic categories within the specialty pharmaceuticals industry.    The oncology market represented 29% of specialty pharmaceutical sales in the U.S. in 2013. The immunology market, including the disease states rheumatoid arthritis, psoriasis and Crohn's disease, also represents a large and growing specialty market. Further, there are over 3,000 oncology and immunology drugs in global drug development. Given the chronic nature of these disease states, we provide recurring services to these patients over long periods of time. In 2014, we generated over 68% of our revenues in oncology and immunology, and our historical growth has largely been driven by our position as a leader in these categories.

Competitive Strengths

        We are the nation's largest independent specialty pharmacy, with a 3% overall market share (based on 2014 revenues from pharmacy-dispensed specialty drugs). We believe we are well positioned to continue to increase our market share based on the following competitive strengths.

        Adding value to all constituents.    The value we deliver to all constituents is centered upon our core focus on patients. We help patients adhere to complicated medication therapies, process refills and manage any side effects and insurance concerns to ensure they get the best standard of care. The clinical efficacy of drug therapies, especially for acute and chronic conditions, is typically enhanced when patients precisely follow the prescribed treatment regimens (including dosing and frequency). We have achieved patient adherence rates of over 90% for the last six fiscal quarters. We believe our high adherence rates are due to, among other things, our patient training and education, compliance packaging, prophylactic starter kits and nurse adherence calls. We also help identify third-party funding support programs to help cover expensive out-of-pocket costs.

    Supporting our core focus on patients, we also serve the following key constituents:

    (1) Payors:    We manage prescription regimens for chronically ill populations and help payors, which include insurance plans and pharmacy benefit managers, reduce costs through customized specialty pharmacy programs. Our electronic patient care platform, centered on our disease-specific technology solution, is customized for each payor's needs and is designed to improve efficiency and lower costs.

    (2) Biotechnology and Pharmaceutical Manufacturers:    We offer specialized and highly customized prescription programs for pharmaceutical companies to help them optimize and track patient adherence which helps drive the clinical and commercial success of specialty drugs. In addition, we partner with pharmaceutical manufacturers early by helping them develop specialty pharmaceutical channel strategies as part of their commercial launch preparation.

    (3) Physicians and Health Systems:    Our team works with physician offices to manage prior-authorization and other managed care organization requirements, such as denial and appeal process, to ensure that complicated administrative tasks do not impair the delivery of quality patient care. Additionally, we provide risk evaluation services, implement risk mitigation strategies and collect patient adherence data to provide physicians and health systems with enhanced visibility.

    (4) Retailers and Hospitals:    We provide clinical and administrative support services for our retail and hospital partners on a fee-for-service basis. Based on our broad industry experience, infrastructure and treatment-tracking software, our retail specialty network solution provides customized clinical and administrative support services that help retailers and their specialty patients improve financial outcomes. We provide hospitals with unique solutions to maximize cost containment, improve efficiency and clinical outcomes from specialty pharmaceuticals.

        Significant and longstanding payor relationships—approximately 13 million managed lives under contract.    We partner with regional and mid-sized payors and independent pharmacy benefit managers to improve patient outcomes and lower costs by managing high-risk members and implementing patient-focused specialty programs. We offer payors access to limited distribution drugs and cost containment programs, including partial refill programs, clinical management and motivational interviewing techniques for improving adherence. We believe that medication non-adherence is the largest avoidable cost in specialty pharmacy because it contributes to a substantial worsening of disease and death and significantly increases hospital and other health care costs, and that our strong adherence rates benefit patients and payors. We believe that our focus on high-touch patient care, reflecting our therapy management and support services through multiple interactions by our clinical, operational and administrative personnel, and our experience with high-risk populations makes us well-positioned for the anticipated growth in managed lives under the Affordable Care Act, particularly with respect to managed Medicaid coverage.

        Partner of choice for biotechnology and pharmaceutical manufacturers.    We believe that our role as the partner of choice for many biotechnology and pharmaceutical manufacturers is based on the following attributes:

  •
  Expertise in managing limited distribution drugs.  We have historically earned access to many limited distribution drugs, both at the time of their launch and post-launch. We actively monitor the drug pipeline and we maintain dialogue with many of the major biotechnology and pharmaceutical manufacturers to identify opportunities in all pre-commercial stages of drug development. We believe that limited distribution is becoming the delivery system of choice for many drug manufacturers because it facilitates high patient engagement, clinical expertise and elevated focus on service. Furthermore, we believe that our innovative solutions and service-oriented culture set us apart from our competitors, have enabled us to win a large number of limited distribution contracts and is more appealing than our competitors' platforms to emerging biotechnology firms and the boutique consulting firms that advise them. We believe that the trend toward limited distribution of specialty drugs will continue to expand in the future. As of December 31, 2014, we had a portfolio of over 80 limited distribution drugs, all of which are post-launch.

  •
  Proven track record of adding value.  We believe we outperform our competitors in providing services that benefit specialty drug manufacturers. Our superior services are driven by our clinical expertise in oncology, immunology, hepatitis, multiple sclerosis, HIV and specialty infusion. We offer targeted pilot programs, full reporting capabilities and a variety of additional services that support patients' medication adherence when clinically appropriate.

  •
  Breadth of channel partners.  In addition to maintaining our strong relationships with payors, physicians, manufacturers and patients, we also partner with retailers, hospitals and health systems by providing critical patient-facing clinical and administrative services that help support the specialty pharmacy capabilities of these constituents. These partnerships broaden our exposure and influence across the healthcare continuum.

  •
  Relationships with clinical experts and key opinion leaders.  Our singular focus on specialty pharmacy and complex chronic diseases has enabled us to develop strong relationships with clinical experts and thought leaders in key therapeutic categories, such as oncology and immunology. We leverage these relationships to gain greater visibility into future drug launches and to stay current on the latest advances in patient care.

        National footprint with highly scalable infrastructure.    During the past several years, we have made significant investments to expand our capabilities and capacity, which we believe will help us to enhance sales volume, improve efficiency and create significant barriers to entry. In December 2010, we moved our corporate headquarters to a 550,000 square foot facility in Flint, Michigan. Our operations within this facility are highly scalable as we currently utilize approximately 40% of the facility, giving us significant capacity to execute our long term growth plan without significant additional capital expenditures. Our physical footprint has enabled us to develop a centralized infrastructure that we have successfully scaled to dispense to all 50 states. We now have an advanced distribution center that enables us to ship medications nationwide as well as a centralized clinical call center that helps us deliver localized services on a national scale. We are fully accredited and licensed to conduct business in each of the states that require such licensure.

        Strong financial profile combines sustainable growth and low capital intensity.    Our financial profile is comprised of a recurring revenue model that is driven by the chronically ill populations we serve. As a result, we have demonstrated strong growth in revenue and profitability. We have achieved consistent revenue and Adjusted EBITDA growth with revenues increasing from $578 million in 2010 to $2,215 million in 2014 and Adjusted EBITDA increasing from $8 million in 2010 to $35 million in 2014, representing compound annual growth rates of 40% and 46%, respectively. Net loss was $(8) million in 2010, which includes non-operating expenses of $11 million, and net income attributable to the Company was $5 million in 2014, which includes non-operating expenses of $3 million. See "Selected Consolidated Financial Data" for our definition of Adjusted EBITDA, why we present Adjusted EBITDA and a reconciliation of our Adjusted EBITDA to net income (loss) attributable to the Company. We expect our growth to continue to be driven by a highly visible and recurring base of revenues, favorable demographic trends, advanced clinical developments, expanding drug pipelines, earlier detection of chronic diseases, improved access to medical care, manufacturer price increases and mix shift toward higher-cost specialty drugs. In addition, we believe that our expanding breadth of services, our growing penetration with new customers, and our access to limited distribution drugs, will help us achieve significant and sustainable growth and profitability in future.

        Highly experienced and passionate management team.    Our senior management team, which consists of five executives, has an average of over 30 years of experience in the pharmacy and specialty pharmacy industry and represents a group of highly recognized and respected industry veterans. Led by our Chief Executive Officer and Chairman Philip Hagerman, our management team is responsible for our proven track record of growth, consistent performance and industry leading service. Mr. Hagerman, a licensed pharmacist and recognized specialty pharmacy industry thought-leader, is a frequent speaker at state and national pharmacy conferences and has received several awards as a leading business executive in the country, including recognition by the White House Business Council for his leadership in job creation and community development. Our senior management team has an average tenure with Diplomat of over 15 years and brings a healthy balance of significant experience with Diplomat and with other companies in the industry, including public companies.

Growth Strategy

        We plan to grow our business by continuing to execute on the following key growth strategies:

        Capitalize on track record to expand leadership positions in high-growth oncology and limited distribution markets.    We believe our track record of providing a customized, high level of service to our manufacturer partners in the oncology and immunology markets has led to repeat contract awards and initial limited distribution contracts related to new drugs our partners bring to market. In addition, our clinical and sales teams consistently engage our emerging biotechnology partners on commercialization strategy 12 to 18 months in advance of potential FDA approval. These pre-existing relationships position us to capture market share in these high-growth markets.

        Expand clinical expertise to a broad range of therapeutic categories.    We serve a broad range of therapeutic categories, and we believe we can expand our clinical expertise to increasingly penetrate additional markets such as hepatitis, multiple sclerosis, HIV and specialty infusion. We believe these categories will become increasingly important to our patient population in the coming years due to advancement of therapies and increased incidences of chronic illness and that our platform will allow us to grow with market expansion. Specifically, we view specialty infusion as an attractive market due to significant projected growth and higher margins, and we intend to continue to invest in this important and growing area of our existing business. See "Recent Developments—Acquisitions."

        Deepen and expand partner relationships.    We currently contract with and support regional and mid-sized payors and independent pharmacy benefit managers, employer groups, and union groups representing approximately 13 million managed lives across the United States. We plan to continue to work with our current clients to grow their membership and are focused on expanding our client base nationally. In addition to providing specialty pharmacy services for self-administered medications covered under the pharmacy benefit, we also offer office-administered medications covered under the medical benefit to ensure that we provide a full spectrum of care to our specialty patients regardless of type of their benefit coverage and where they receive care. Further, our partnerships with retail pharmacies and hospitals allow us to serve specialty patients beyond the traditional specialty pharmacy approach. These partnerships allow patients to more easily access specialty medications in the retail setting and also positions Diplomat to be a key partner for Accountable Care Organizations, which are networks formed by groups of doctors, hospitals, and other health care providers that share financial and medical coordination of services to patients to limit unnecessary spending and to create an efficient patient care system.

        Grow high-margin businesses and capitalize on investments to enhance key operating metrics.    In May 2014, we contracted to significantly expand our retail customer base and expand our opportunities through a service contract with Novation, LLC (which includes Provista, LLC and VHA Inc.), one of the largest hospital networks and group purchasing organizations. In addition, our continued expansion into the infusion market will provide us with opportunities to capitalize on a market which historically has provided higher margins. We have made significant investments in our technology, infrastructure and service lines to build a scalable foundation for growth, which we believe provides meaningful opportunities to grow revenues and enhance key operating metrics.

        Selectively pursue growth through strategic acquisitions.    We believe the specialty pharmacy industry is highly fragmented and provides numerous opportunities to expand through acquisitions. While we will continue to focus on growing our business organically, we believe we can opportunistically enhance our competitive position through complementary acquisitions in both existing and new markets. For example, in December 2013, we completed the acquisition of American Homecare Federation, Inc. ("AHF"), a specialty infusion therapy provider focused primarily on hemophilia. In June 2014, we acquired MedPro Rx, Inc. ("MedPro"), a specialty pharmacy focused on specialty infusion therapies including hemophilia and immune globulin. In February 2015, we executed a definitive purchase agreement to acquire BioRx, LLC ("BioRx"), a highly specialized pharmacy and infusion services company that provides treatments for patients with ultra-orphan and rare, chronic diseases. We expect the BioRx acquisition to close shortly after this offering is completed. Additionally, we plan to selectively evaluate potential acquisition opportunities in other therapeutic categories, services and technologies, with the goal of preserving our culture, optimizing patient outcomes, enhancing value to other constituents and building long-term value for our shareholders.

Risk Factors

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks described under "Risk Factors" before making a decision to invest in our common stock. If any of these risks actually occurs, our business, results of operations, financial condition or prospects could be materially and adversely affected. Below is a summary of some of the principal risks we believe we face:

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  anticipating and adapting to significant changes, trends, consolidation and increasing participation in the specialty pharmacy industry could adversely impact our ability to compete;

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  pricing pressures from payors and pharmaceutical manufacturers may adversely affect our profitability;

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  failure to maintain our existing relationships, and build new relationships, with key pharmaceutical manufacturers, physicians, payors, retailers, hospital and health systems would have a material and adverse effect on our business;

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  complying with, and changes to, significant state and federal regulations could restrict our ability to conduct our business or cause us to incur significant costs;

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  we may not have the resources, purchasing power or operating efficiencies to compete successfully with leading specialty pharmacies;

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  any significant adverse matters regarding the top specialty drugs we dispense, or disruptions in the supply chain of these specialty drugs, would have a material and adverse impact on our business and financial performance;

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  we may not be able to successfully implement our organic growth or acquisition strategy;

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  we may not be able to successfully consummate the pending acquisition of BioRx, LLC or realize the expected benefits therefrom; and

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  our inability to identify and remediate any future material weaknesses in our internal control over financial reporting, which would impair our ability to produce accurate and timely financial statements.

Recent Developments

  Initial Public Offering

        In October 2014, we completed our initial public offering ("IPO") in which 15,333,333 shares of common stock were sold at a public offering price of $13.00 per share. We sold 11,000,000 shares of common stock and certain selling shareholders sold 4,333,333 shares of common stock. We did not receive any proceeds from the sale of common stock by the selling shareholders. We received net proceeds of $130.4 million after deducting underwriting discounts and commissions of $9.7 million, and other offering expenses of $2.9 million. Proceeds of $80.4 million were used to repay existing indebtedness to certain current or former shareholders and employees ($19.8 million), and borrowings under the revolving line of credit ($60.6 million). The remaining net proceeds of $50.0 million continue to be used for working capital and other general corporate purposes.

  Acquisitions

        On December 16, 2013, we acquired all of the outstanding stock of AHF, a specialty pharmacy focused on providing clotting medications, ancillaries and supplies to individuals with bleeding disorders, for a total acquisition price of approximately $13.4 million, excluding related acquisition costs. Included in the total acquisition price is $12.1 million in cash and contingent consideration with a maximum payout of $2.0 million (fair valued at $1.3 million as of the acquisition date and at $1.8 million as of December 31, 2014). The results of operations for AHF are included in our consolidated financial statements from the acquisition date.

        On June 27, 2014, we acquired all of the outstanding stock of MedPro, a specialty pharmacy focused on specialty infusion therapies, including hemophilia and immune globulin, for a total acquisition price of approximately $68.5 million, excluding related acquisition costs. Included in the total acquisition price is $52.3 million in cash, 716,695 shares of our Class B Nonvoting Common Stock valued at approximately $12.0 million, and contingent consideration with a maximum payout of $11.5 million (fair valued at $4.2 million as of the acquisition date and at $9.9 million as of

December 31, 2014). The results of operations for MedPro are included in our consolidated financial statements from the acquisition date.

        On February 26, 2015, we executed a definitive purchase agreement which provides that, upon the terms and conditions set forth therein, we will acquire all of the outstanding equity interests of BioRx. BioRx provides patients with personalized medication programs and services for a variety of complex disease states, including hemophilia, hereditary angioedema, immunology, nutrition and digestive disorders and alpha-1 antitrypsin deficiency. BioRx reaches patients in all 50 states and operates dispensing facilities in Ohio, Massachusetts, North Carolina, Iowa, Minnesota, Arizona and California. The acquisition is expected to close shortly after the completion of this offering in March or April 2015. In 2014, BioRx generated approximately $227 million in revenue and $23 million in EBITDA. Diplomat will purchase BioRx for $210 million cash and 4,050,926 shares of common stock upon the closing of the transaction. The transaction will provide Diplomat with an expected future tax benefit of approximately $50 million. Under the terms of a one year contingent earn out, BioRx can earn up to an additional 1,350,309 shares of common stock upon achieving an EBITDA-based metric. All recipients of common stock will be subject to certain lock-up restrictions on such shares for at least six months after the closing. See "Risk Factors—Risks Related to Our Pending Acquisition of BioRx."

        We anticipate our future revenues derived from specialty infusion pharmacy services will increase significantly as a percentage of total revenues as a result of such acquisitions.

  Debt

        On June 26, 2014, we entered into an amended and restated credit agreement with GE Capital Bank, as agent, Comerica Bank, JP Morgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as additional lenders. The amended and restated credit agreement provides an increase in our revolving line of credit (the "revolving line of credit" or "line of credit") to $120.0 million. The amount available for borrowing under the revolving line of credit is the lesser of $120.0 million and the sum of 85% of eligible accounts receivable and a portion of eligible inventory, less any outstanding letters of credit and swing loans. Additionally, our revolving line of credit permits incremental increases in the line of credit or issuance of term loans up to an aggregate amount of $25.0 million, subject to specified conditions.

        In connection with the BioRx acquisition, we have obtained committed financing from GE Capital Bank to increase the line of credit to $150.0 million and to enter into a Term Loan A for $120.0 million (the "new credit facility"). We expect that the new credit facility will provide for the issuance of letters of credit up to $10.0 million and swingline loans up to $10.0 million, the issuance and incurrence of which will reduce the availability of the line of credit. We expect that the new credit facility will provide two interest rate options, (i) LIBOR (as defined) plus 3.00% or (ii) Base Rate (as defined) plus 2.00%, provided, however, that interest with respect to the revolving credit facility may reduce after a certain period of time based on changes in our leverage ratio. Subject to market conditions, we expect to fund the cash component of the BioRx purchase price with borrowings under the new credit facility.

        For a further description of our debt, see "Description of Indebtedness."

  Issuances of Preferred Stock

        On January 23, 2014, we sold to certain funds of T. Rowe Price 2,986,228 shares of Series A Preferred Stock at a purchase price of $16.74 per share. We used $20.0 million of the $50.0 million investment proceeds for general corporate purposes, including fees associated with the transaction, and the remaining $30.0 million was used to redeem shares of common stock and common stock options.

        On April 1, 2014, we sold to certain funds of Janus Capital Group 3,225,127 shares of Series A Preferred Stock at a purchase price of $16.74 per share. We used $25.2 million of the $54.0 million investment proceeds for general corporate purposes, including fees associated with the transaction, and the remaining $28.8 million was used to redeem shares of common stock and common stock options.

        All shares of Series A Preferred Stock converted into shares of our common stock on an one-for-one basis immediately prior to the completion of our IPO.

Our Corporate Information

        Diplomat Pharmacy, Inc. is a Michigan corporation, and our principal executive offices are located at 4100 S. Saginaw St., Flint, Michigan 48507. Our telephone number is (888) 720-4450. Our website address is www.diplomat.is. The reference to our website is intended to be an inactive textual reference only. The information contained on, or accessible through, our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on this information in making a decision to invest in our common stock in this offering.

 The Offering

Common stock offered by us	shares(1)
Common stock offered by the selling shareholders	shares(2)
Common stock to be outstanding immediately after this offering	shares
Option to purchase additional shares from us and the selling shareholders

The underwriters have an option to purchase a maximum of          additional shares of common stock from us and an additional          shares of common stock from the selling shareholders (an aggregate of          shares of common stock). The underwriters may exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds

The net proceeds to us from this offering, after deducting the underwriting discount and estimated offering expenses, will be approximately $        million. We will not receive any proceeds from the sale of shares by the selling shareholders, including sales by the selling shareholders pursuant to the underwriters' option to purchase additional shares from them. The selling shareholders will not be responsible for any offering expenses, other than their proportionate share of the underwriting discounts and commissions.

The principal purposes of this offering are to increase our capitalization and financial flexibility. We intend to use the net proceeds from this offering (including the net proceeds available in the event the underwriters exercise their option to purchase additional shares of our common stock from us) for working capital, other general corporate purposes and, if required by the terms of our new credit facility or at our option, to pay down future borrowings under our new credit facility. In addition, we may use a portion of the proceeds from this offering for future business acquisitions.

In addition, we intend to use approximately $            million of the net proceeds from this offering to repurchase approximately        options to purchase our common stock held by a number of our current and former employees, including certain of our executive officers (the "option repurchase"). The purchase price for the option repurchase will be based on the price per share of our common stock in this offering, net of the underwriting discount and exercise price. See "Use of Proceeds."

(1)
We have not determined the final allocation among us and the selling shareholders of the shares of common stock to be offered pursuant to this Registration Statement. We expect, however, that we will offer approximately 65% of the shares. Of the primary proceeds, approximately $30 million (net of exercise price, and prior to application of the underwriting discount and applicable withholding taxes) will be used to repurchase options as described herein. See "Use of Proceeds."

(2)
We have not determined the final allocation among us and the selling shareholders of the shares of common stock to be offered pursuant to this Registration Statement. We expect, however, that the selling shareholders will offer approximately 35% of the shares.

Because we expect to use a portion of the proceeds of this offering to pay down future borrowings under our new credit facility and certain affiliates of the underwriters are expected to be lenders under our new credit facility, we expect a "conflict of interest" may be deemed to exist under FINRA Rule 5121(f)(5)(C)(i), and this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. See "Underwriting (Conflicts of Interest)—Conflicts of Interest".

Dividend policy

We expect to retain all future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

Risk factors

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 20 of this prospectus for a discussion of the risks and uncertainties you should carefully consider before deciding to invest in our common stock.

New York Stock Exchange symbol	"DPLO"

        The number of shares of our common stock to be outstanding after the completion of this offering is based on 51,457,023 shares of our common stock outstanding as of December 31, 2014, and excludes:

  •
  6,235,331 shares of our common stock issuable upon the exercise of options outstanding as of December 31, 2014 under the Diplomat Pharmacy, Inc. 2007 Option Plan (the "2007 Option Plan"), with a weighted average exercise price of $6.69 per share (including approximately            shares underlying the option repurchase);

  •
  982,000 shares of our common stock issuable upon the exercise of options outstanding as of December 31, 2014 under our 2014 Omnibus Incentive Plan (the "2014 Omnibus Plan" or the "omnibus plan"), with a weighted average exercise price of $13.00 per share (including approximately            shares underlying the option repurchase);

  •
  3,009,723 shares of our common stock reserved for future issuance under our 2014 Omnibus Plan;

  •
  4,050,926 shares of our common stock issuable to certain equity owners of BioRx upon consummation of the BioRx acquisition; and

  •
  1,350,309 shares of our common stock issuable to certain equity owners of BioRx in the event certain financial metrics are achieved within 12 months of the consummation of the BioRx acquisition.

        Except as otherwise indicated, information in this prospectus reflects or assumes no exercise by the underwriters of their option to purchase up to an additional            shares of common stock in the aggregate from us and the selling shareholders in this offering.

        All share and per share information referenced throughout this prospectus has been retroactively adjusted to reflect a series of transactions that occurred immediately prior to the closing of our IPO on

October 16, 2014: (i) the conversion of all shares of our Series A Preferred Stock into shares of our Class C Voting Common Stock on a one-for-one basis; (ii) the filing of our amended and restated articles of incorporation and the adoption of our amended and restated bylaws; (iii) the conversion of the Class A, Class B and Class C Common Stock into shares of our common stock on a one-for-one basis; (iv) the conversion of all options to acquire Class A Voting Common Stock and Class B Nonvoting Common Stock into options to acquire shares of our common stock on a one-for one basis; and (v) a stock split effected as a stock dividend of 8,500 shares for each share of our common stock, with proportionate adjustments to the number of options to acquire shares of our common stock and the exercise price therefor.

        Accordingly, all share and per share amounts presented in this prospectus have been adjusted, where applicable, to reflect such conversions and stock dividend. Nevertheless, this prospectus retains references to terminology of Class A Voting Common Stock, Class B Nonvoting Common Stock, Class C Voting Common Stock and Series A Preferred Stock to the extent referring to transactions occurring prior to the closing of our IPO.

 Summary Consolidated Financial Data

        The following table summarizes our consolidated financial data and other data for the periods and at the dates indicated. We derived the consolidated statement of operations data for the years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheet data as of December 31, 2014 and 2013 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the consolidated balance sheet data as of December 31, 2012 from our audited consolidated financial statements that do not appear in this prospectus.

        We derived the unaudited pro forma financial information for the year ended December 31, 2014 from the unaudited pro forma financial information included elsewhere in this prospectus.

        Our historical results are not necessarily indicative of the results to be expected for any future period. The following information should be read together with the information under the headings "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma consolidated financial information does not necessarily represent what our financial position, results of operations and other data would have been if the transactions given effect to therein had actually been completed on the dates indicated, and is not intended to project such information for any future period. See "Use of Proceeds" and "Index to the Consolidated Financial Statements—Unaudited Pro Forma Consolidated Financial Information".

	For the year ended December 31,
	2014 Pro-Forma(1)		2014(2)	2013(3)	2012
	(Dollars in thousands, except per share and per prescription data)
	(Unaudited)
Consolidated Statements of Operations Data
Net sales		$2,485,898	$2,214,956	$1,515,139	$1,126,943
Cost of goods sold		(2,269,915)	(2,074,817)	(1,426,112)	(1,057,608)

Gross profit		215,983	140,139	89,027	69,335
Selling, general and administrative expenses			(127,556)	(77,944)	(64,392)

Income from operations			12,583	11,083	4,943
Interest expense		(8,474)	(2,528)	(1,996)	(1,086)
Change in fair value of redeemable common shares		—	9,073	(34,348)	(6,566)
Termination of existing stock redemption agreement		(4,842)	(4,842)	—	—
Equity loss and impairment of non-consolidated entity		(6,208)	(6,208)	(1,055)	(267)
Other income		1,242	1,128	196	337

Income (loss) before income taxes			9,206	(26,120)	(2,639)
Income tax expense(4)			(4,655)	—	—

Net income (loss)			4,551	(26,120)	(2,639)
Less: net loss attributable to noncontrolling interest		(225)	(225)	—	—

Net income (loss) attributable to Diplomat Pharmacy			4,776	(26,120)	(2,639)
Net income allocable to preferred shareholders(16)		—	458	—	—

Net income (loss) allocable to common shareholders	$		$4,318	$(26,120)	$(2,639)

Net income (loss) per common share(5):
Basic	$		$0.12	$(0.79)	$(0.08)

Diluted	$		$0.11	$(0.79)	$(0.08)

Weighted average common shares outstanding(5):
Basic			35,990,122	33,141,500	33,141,500

Diluted			38,535,325	33,141,500	33,141,500

Other Data (Unaudited)
Adjusted EBITDA(6)	$		$35,163	$18,970	$10,852
Prescriptions dispensed(7)		894,000	797,000	722,000	680,000
Prescriptions serviced (not dispensed)(8)		212,000	212,000	208,000	118,000

Total prescriptions		1,106,000	1,009,000	930,000	798,000

Net sales per prescription dispensed(9)		$2,771	$2,770	$2,090	$1,652
Gross profit per prescription dispensed(10)		$234	$167	$116	$97
Net sales per prescription serviced (not dispensed)(11)		$27	$27	$27	$29
Gross profit per prescription serviced (not dispensed)(11)		$27	$27	$27	$29
Adjusted EBITDA per prescription(12)	$		$35	$20	$14

	As of December 31,
	2014 Pro-Forma(13)	2014	2013	2012
	(Dollars in thousands)
	(Unaudited)
Consolidated Balance Sheet Data
Property and equipment, net	$14,447	$13,150	$12,378	$12,634
Total assets		390,086	211,777	139,595
Total debt (including short-term debt and current portion of long-term debt)(14)(15)	210,000	—	88,164	63,102
Total liabilities	492,927	221,359	289,559	191,157
Shareholders' equity (deficit)(14)(16)		168,727	(77,782)	(51,562)

(1)
The unaudited pro forma consolidated financial information for the year ended December 31, 2014 gives effect to: (A) the January and April 2014 issuance of preferred stock and the use of a portion of the proceeds therefrom to redeem outstanding shares of common stock and common stock options, (B) our acquisition of MedPro in June 2014 and related borrowings under our line of credit, (C) our conversion from an S-corporation to a C-corporation on January 23, 2014, (D) the conversion of all outstanding shares of our capital stock into shares of our common stock, and immediately thereafter a stock split effected as a stock dividend of 8,500 shares for each share of our common stock, (E) our IPO on October 9, 2014 and the use of proceeds therefrom, (F) our probable acquisition of BioRx and related borrowings under the new credit facility as currently contemplated and (G) this offering and the use of proceeds therefrom, assuming in each case that such event occurred on January 1, 2014. See "Index to the Consolidated Financial Statements—Unaudited Pro Forma Combined Consolidated Financial Information".

(2)
We acquired MedPro on June 27, 2014 and its financial results have been included in our historical financial statements since such date.

(3)
We acquired AHF on December 16, 2013 and its financial results have been included in our historical financial statements since that date.

(4)
Prior to January 23, 2014, we had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Therefore, we did not pay corporate income taxes on our taxable income. Instead, our shareholders were liable for individual income taxes on their respective shares of our taxable income. On January 23, 2014, we changed from an S-corporation to a C-corporation, and therefore we now pay corporate income taxes on our taxable income for periods after January 23, 2014.

(5)
All share and per share amounts presented have been adjusted to reflect the applicable conversions of capital stock and the 8,500 to one stock split, effected in the form of a stock dividend, occurring immediately prior to the completion of the IPO.

(6)
See "—Adjusted EBITDA" below for our definition of Adjusted EBITDA, why we present Adjusted EBITDA and a reconciliation of net income (loss) attributable to the Company to Adjusted EBITDA.

(7)
Prescriptions dispensed (rounded to nearest thousand) represents actual prescriptions filled and dispensed by Diplomat.

(8)
Prescriptions serviced (not dispensed) (rounded to nearest thousand) represents prescriptions filled and dispensed by a non-Diplomat pharmacy, including retailers and health systems, for which we provide support services required to assist patients and pharmacies with the complexity of filling specialty medications, and for which we earn a fee.

(9)
Net sales per prescription dispensed represents total prescription revenue from prescriptions dispensed by Diplomat, divided by the number of prescriptions dispensed by Diplomat. Total prescription revenue from prescriptions dispensed includes all revenue collected from patients, third party payors and various patient assistance programs, as well as revenue collected from pharmaceutical manufacturers for data and other services directly tied to the actual dispensing of their drug(s).

(10)
Gross profit per prescription dispensed represents gross profit from prescriptions dispensed by Diplomat, divided by the number of prescriptions dispensed by Diplomat. Gross profit represents total prescription revenue from prescriptions dispensed less the cost of the drugs purchased.

(11)
Net sales per prescription serviced (not dispensed) represents total prescription revenue from prescriptions serviced divided by the number of prescriptions serviced for the non-Diplomat pharmacies. Gross profit per prescription serviced (not dispensed) is equal to net sales per prescription serviced because there is no Diplomat drug cost of goods sold associated with such transactions. Total prescription revenue from prescriptions serviced includes revenue collected from partner pharmacies, including retailers and health systems, for support services rendered to their patients.

(12)
Adjusted EBITDA per prescription is Adjusted EBITDA divided by the total number of prescriptions dispensed or serviced.

(13)
The unaudited pro forma consolidated financial information as of December 31, 2014 gives effect to: (A) our probable acquisition of BioRx and related borrowings under the new credit facility as currently contemplated and (B) this offering and the use of proceeds therefrom, assuming in each case that such event occurred on December 31, 2014. See "Index to the Consolidated Financial Statements—Unaudited Pro Forma Combined Consolidated Financial Information".

(14)
We received net proceeds of $130,440 from our IPO that were credited to shareholders' equity in October 2014. Proceeds of $80,458 were used to repay outstanding indebtedness to certain current or former stakeholders and employees, and borrowings under the revolving line of credit.

(15)
In 2012, we entered into settlement agreements with current or former shareholders whereby we purchased shares of common stock formerly owned by the shareholders for consideration of $29,393 of which $2,851 was paid in cash, forgiveness of note of $196 and the remaining $26,346 was payable in full, as per the terms of an executed promissory note, maturing 2017, which were repaid using IPO proceeds.

(16)
In January 2014, we sold to certain funds of T. Rowe Price, 2,986,228 shares of Series A Preferred stock at a purchase price of $16.74 per share. We used $20,000 of the $50,000 investment proceeds for general corporate purposes, including fees associated with the transaction, and the remaining $30,000 was used to redeem shares of common stock and common stock options. Further, in April 2014, we sold to certain funds of Janus Capital Group 3,225,127 shares of Series A preferred stock at a purchase price of $16.74 per share. We used $25,200 of the $54,000 investment for general corporate purposes, including fees associated with the transaction, and the remaining $28,800 was used to redeem shares of common stock and common stock options. These redemptions decreased our shareholders' equity by $58,800 in the year ended December 31, 2014. All shares of Series A Preferred Stock converted into common stock on a one-for-one basis immediately prior to the completion of our IPO.

Adjusted EBITDA

        We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, share-based compensation, restructuring and impairment charges, equity loss and impairment of non-consolidated entities, and certain other items that we do not consider indicative of our ongoing operating performance (which items are itemized below). Adjusted EBITDA is a non-GAAP financial measure.

        We consider Adjusted EBITDA to be a supplemental measure of our operating performance. We present Adjusted EBITDA because it is used by our Board of Directors (the "Board of Directors" or "Board") and management to evaluate our operating performance. It is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends and for evaluating the effectiveness of our business strategies. Further, we believe it assists us, as well as investors, in comparing performance from period to period on a consistent basis. Adjusted EBITDA is not in accordance with, or an alternative to, measures prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.

        As a non-GAAP measure, Adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and therefore you should not consider Adjusted EBITDA in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA does not:

  •
  include depreciation expense from property and equipment or amortization expense from acquired intangible assets (and although they are non-cash charges, the assets being depreciated/amortized will often have to be replaced in the future);

  •
  reflect interest expense on our debt and capital leases or interest income we earn on cash and cash equivalents;

  •
  reflect the amounts we paid in taxes or other components of our tax provision (which reduces cash available to us);

  •
  reflect certain expenses associated with our acquisition activities;

  •
  include the impact of share-based compensation (which is a recurring expense that will remain a key element of our long-term incentive compensation package, although we exclude it when evaluating our operating performance for a particular period); or

  •
  include the restructuring and impairment charges, equity income or loss of our non-consolidated entity, or other matters we do not consider to be indicative of our ongoing operations.

        Further, other companies in our industry may calculate Adjusted EBITDA differently than we do and these calculations may not be comparable to our Adjusted EBITDA metric. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income (loss) attributable to the Company and our financial results presented in accordance with GAAP.

        The table below presents a reconciliation of net income (loss) attributable to the Company to Adjusted EBITDA for the periods indicated:

	For the year ended December 31,
	2014 Pro-Forma		2014	2013	2012
	(Dollars in thousands)
	(Unaudited)
Net income (loss) attributable to Diplomat	$		$4,776	$(26,120)	$(2,639)
Depreciation and amortization		30,495	8,139	3,934	3,842
Interest expense		8,474	2,528	1,996	1,086
Income tax expense			4,655	—	—

EBITDA			20,098	(20,190)	2,289

Share-based compensation expense(1)		2,954	2,871	886	915
Change in fair value of redeemable common shares		—	(9,073)	34,348	6,566
Restructuring and impairment charges(2)		—	—	1,033	424
Equity loss and impairment of non-consolidated entities(3)		6,208	6,208	1,055	267
Severance and related fees(4)		363	363	205	412
Contingent consideration and merger and acquisition related fees(5)		12,256	7,238	677	—
Private company expenses(6)		180	180	222	—
Other taxes and credits(7)		1,005	1,005	—	(148)
Termination of existing stock redemption agreement		4,842	4,842	—	—
Other items(8)		1,431	1,431	734	127

Adjusted EBITDA	$		$35,163	$18,970	$10,852

(1)
Share-based compensation expense relates to director and employee share-based awards.

(2)
Restructuring and impairment charges reflect decreases in the fair market value of non-core property and assets, or actual losses on disposal of such assets. 2013 charges primarily relate to the $932 write-down of our former Swartz Creek, Michigan headquarters facility to its fair value, after we vacated it in favor of our present Flint, Michigan facility. 2012 charges primarily relate to our write-down of an externally purchased software package we no longer utilize, as well as sales of Company-owned vehicles.

(3)
During the fourth quarter of 2014, we reassessed the recoverability of our investment in our non-consolidated entity, Ageology. Based upon this assessment, we determined that a full impairment of $4,869 was warranted, primarily due to updated projections of continuing losses into the foreseeable future. The remaining amounts in 2014, 2013 and 2012 represents our share of losses recognized by Ageology, using the equity method of accounting. We first invested in Ageology, an anti-aging physician network dedicated to nutrition, fitness and hormones, in October 2011, in connection with its formation.

(4)
Employee severance and related fees primarily relates to severance for former management.

(5)
Fees and expenses directly related to merger and acquisition activities, including our acquisitions of AHF and MedPro and the impact of changes in the fair value of related contingent consideration liabilities.

(6)
Primarily includes philanthropic activities performed at the direction of our majority shareholder.

(7)
Represents (a) various tax credits received from the state of Michigan for facility improvement and employee hiring initiatives, (b) the one-time costs associated with converting from an S-corporation to a C-corporation, and (c) a 2014 charge of $1,825 related to non-income tax obligations.

(8)
Includes other expenses, including information technology ("IT") operating leases. These operating leases were initiated, in lieu of purchases or capital leases for a subset of our IT spend, for a short period of time in 2013 and 2014 for liquidity purposes. We have since discontinued the practice of leasing IT equipment. The cost of purchased IT equipment is reflected in depreciation and amortization.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, before deciding whether to invest in shares of our common stock. If any of the following risks actually occurs, our business, results of operations, financial condition or prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business and Industry

Our failure to anticipate or appropriately adapt to changes or trends within the specialty pharmacy industry could have a significant negative impact on our ability to compete successfully.

        The specialty pharmacy industry is growing and evolving rapidly. Any significant shifts in the structure of the specialty pharmacy industry or the healthcare products and services industry in general could alter the industry dynamics and adversely affect our ability to attract or retain customers. These changes or trends could result from, among other things, a large intra- or inter-industry merger, a new entrant in the specialty pharmacy business, changes in the distribution model for specialty drugs, a slowdown in the biotechnology pharmaceutical pipeline in our areas of expertise, consolidation of shipping carriers or the necessary changes or unintended consequences of the federal Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the "Health Reform Laws") or future regulatory changes. Our failure to anticipate or appropriately adapt to any of these changes or trends, none of which are within our control, could have a significant negative impact on our competitive position and materially adversely affect our business.

Significant and increasing pressure from third-party payors to limit reimbursements and the impact of high cost specialty drugs could materially adversely impact our profitability, results of operations and financial condition.

        The continued efforts of health maintenance organizations, managed care organizations, pharmacy benefit managers, government programs (such as Medicare, Medicaid and other federal and state funded programs) and other third-party payors to limit pharmacy reimbursements may adversely impact our profitability. While manufacturers have increased the price of drugs, payors have generally decreased reimbursement rates as a percentage of drug cost. We expect pricing pressures from third-party payors to continue given the high and increasing costs of specialty drugs. Given the significant competition in the industry, we have limited bargaining power to counter payor demands for reduced reimbursement rates. If a significant number of patients cannot afford to cover the portions of specialty drug costs not covered by payors as a result of limited reimbursements, and we are unable to find other sources of funding for such patients, those patients may not fill their prescriptions and our revenues and business could be adversely affected.

        In response to rising specialty drug prices, payors may also demand that we provide additional services, enhanced service levels and other cost savings to help mitigate the increase in drug costs. Additional services with minimal or no service fees would adversely impact our profitability and data-management technology and software make it challenging for us to prove specific cost savings to payors. Our inability or failure to demonstrate cost efficiencies could adversely impact a payor's willingness to engage us, exclusively or at all, as a specialty pharmacy in the face of rising drug costs.

Changes in reimbursement rates from Medicare and Medicaid for the services we provide may cause our revenue and profitability to decline.

        Reimbursement from government programs are subject to statutory and regulatory requirements, administrative rulings, interpretations of policy, implementation of reimbursement procedures, retroactive payment adjustments, governmental funding restrictions, changes to existing legislation, and the enactment of new legislation, all of which may materially affect the amount and timing of reimbursement payments to us. Changes to the way Medicare and Medicaid pay for our services may reduce our revenue and profitability on services provided to Medicare and Medicaid patients and increase our working capital requirements.

        Since its inception in 2006, Medicare Part D has resulted in increased utilization and decreased pharmacy gross margin rates as higher margin business, such as cash and state Medicaid customers, migrated to Medicare Part D coverage. Further, as a result of the Affordable Care Act and changes to Medicare Part D, such as the elimination in 2013 of the tax deductibility of the retiree drug subsidy payment received by sponsors of retiree drug plans, our pharmacy benefit manager clients could decide to discontinue providing prescription drug benefits to their Medicare-eligible members. To the extent this occurs, the adverse effects of increasing customer migration into Medicare Part D may outweigh the benefits we realize from growth of our Medicare Part D business.

If our relationship with any of our key pharmaceutical manufacturers deteriorates, or if we are unable to create new significant relationships with other pharmaceutical manufacturers, we could lose all or a significant portion of our access to existing and future specialty drugs.

        In recent years, an increasing number of pharmaceutical manufacturers have attempted to significantly limit the number of pharmacies that may dispense their drugs. Out of a total of approximately 60,000 traditional and specialty pharmacies, these manufacturers increasingly limit access to their drugs to anywhere from one to 20 specialty pharmacies, to ensure they can manage a drug's rollout, obtain real time data and confirm the unique patient population's receipt of the necessary services and support to remain adherent. There are a number of limited distribution drugs to which we do not have access. In addition to directly providing significant revenues, access to limited distribution drugs provides us with significant competitive advantages in developing relationships with payors and physicians, and our failure to continue obtaining access to new limited distribution pharmaceuticals or losing our current access could have a material and adverse impact on our business.

        We obtain access to limited distribution drugs primarily from small to mid-size biotechnology companies, many of whom are bringing their first or second drug to market. We incur significant expense and time, and opportunity cost, to educate and assist emerging small and mid-size biotechnology manufacturers in bringing these products to the marketplace without any guarantee of a successful drug launch or future sales. The failure to monetize these relationships could adversely impact our profitability and our prospects.

        We also provide a significant amount of direct and indirect services for the benefit of our pharmaceutical manufacturer customers and our patients in order to get access to specialty drugs, and our failure to provide services at optimal quality could result in losing access to existing and future drugs. In addition, we incur significant costs in providing these services and receive minimal service fees in return. If pharmaceutical manufacturers require significant additional services and products to obtain access to their drugs without a corresponding increase in service fees paid to us, our profitability could be adversely impacted.

We have limited contractual protections with pharmaceutical manufacturers and wholesalers that supply us with most of the pharmaceuticals that we distribute.

        We dispense specialty pharmaceuticals that are supplied to us by a variety of manufacturers and wholesalers, many of which are our only source of that specific pharmaceutical. Our contracts with pharmaceutical manufacturers and wholesalers often provide us with, among other things:

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  discounts on drugs we purchase to be dispensed from our specialty pharmacies;

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  rebates and service fees; and

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  access to limited distribution specialty pharmaceuticals.

Our contracts with pharmaceutical manufacturers and wholesalers are generally for three years and are terminable on reasonably short notice by either party before or after the contract term. In addition, our contracts with wholesalers provide for purchase money security interests in products sold. If several of these contractual relationships are terminated or materially altered by the pharmaceutical manufacturers or wholesalers or we are otherwise unable to renew these contracts or enter into similar contracts on favorable terms, we could lose a major source of the pharmaceuticals we dispense.

Our revenues, profitability and cash flows may be negatively impacted if safety risks of a specialty drug are publicized or if a specialty drug is withdrawn from the market due to manufacturing or other issues.

        Physicians may significantly reduce the numbers of prescriptions for a specialty drug with safety concerns or manufacturing issues. Additionally, negative press regarding a drug with a higher safety risk profile may result in reduced global consumer demand for such drug. Decreased utilization and demand of a specialty drug we distribute could materially and adversely impact our volumes, net revenues, profitability and cash flows.

Many healthcare companies have a presence in the specialty pharmacy market, and we expect a significant increase in competition due to high growth anticipated in specialty drug spending, which could have a material and adverse impact on our business.

        There are a significant number of competitors that provide one or more comprehensive services, including distribution, with respect to specialty pharmacy drugs, some of whom have greater resources than we do, including: pharmacy benefit managers; retail pharmacy chains and independent retail pharmacies; health plans; national, regional and niche specialty pharmacies; home and specialty infusion therapy companies; physician practices and hospital systems and group purchasing organizations.

        We are currently the largest independent specialty pharmacy in the U.S., with a 3% overall market share (based on 2014 revenues from pharmacy-dispensed specialty drugs). The three leading specialty pharmacies, which operate as divisions within each of Express Scripts, CVS Caremark and Walgreens, have significantly greater market share, resources and purchasing power than we do, and Express Scripts and CVS Caremark also benefit from their services as pharmacy benefit managers to a number of healthcare organizations. As we increase in scale and market share, we expect more direct competition for certain drugs, payor and patient access, and services from these three companies.

        Further, a number of other traditional pharmacies with significant resources are attempting to build, acquire or partner with specialty pharmacies due to the double-digit growth anticipated in spending on specialty prescription drugs compared to low to negative growth in spending on traditional prescription drugs. There are also many smaller specialty pharmacies and other entities in the healthcare industry that provide limited specialty pharmacy services; while such entities presently compete with us to a lesser extent, they may be able to invest significant resources, through acquisition or otherwise, to compete with us on a larger scale.

        Moreover, many of the retail pharmacies to which we provide patient management services may in the future acquire a competing specialty pharmacy business or start their own specialty pharmacy business and thereby become our competitors. In addition, many of our pharmacy benefit management customers have their own specialty pharmacy businesses, and to the extent certain of our products can be obtained internally, these customers could cease to do business with us. Our failure to maintain and expand relationships with payors and pharmacy benefit management companies, who can effectively determine the pharmacy source for their members, could materially and adversely affect our competitive position and prospects.

        Any increase in competition noted above could significantly increase the competition for limited distribution drugs, reduce gross profit, and otherwise materially adversely affect our business, results of operations, financial condition and prospects.

Our ability to grow our specialty pharmacy business could be limited if we do not expand the number of drugs and treatments we offer or if we lose even a small percentage of our existing patients.

        Our specialty pharmacy business focuses on complex and high cost medications that serve a relatively small patient population. Due to the limited patient populations utilizing the medications that our specialty pharmacy business handles, our future growth relies, in part, on expanding our base of drugs or penetration in certain treatment categories. Further, given our relatively high net sales and gross profit per prescription dispensed, a small percentage decrease in our patient base or reduction in demand for any reason for the medications we currently dispense could have a material adverse effect on our business.

We generate a significant amount of revenue from certain specialty drugs we dispense.

        Our three largest revenue producing specialty drugs we dispense represented 28%, 35% and 40% of our revenues in 2014, 2013 and 2012, respectively, and our ten largest revenue producing specialty drugs we dispense represented 54%, 57% and 63% of our revenues in 2014, 2013 and 2012, respectively. In addition, although the mix of our highest volume specialty drugs fluctuates historically, our two largest revenue producing specialty drugs have not changed in the past three years. In the event that the use of these specialty drugs were to decline due to clinical ineffectiveness or as a result of the introduction of more effective alternatives, and we are unable to obtain access to high growth alternative specialty drugs, our revenues would be adversely affected. Loss of revenues from our three largest revenue producing specialty drugs without access to alternative high growth specialty drugs could have a material adverse effect on our revenues in the short term.

We receive a significant amount of prescription drugs from one wholesaler and one manufacturer. The loss of either of these relationships could disrupt our business and adversely impact our revenues for one or more fiscal quarters.

        Specialty drug purchases from AmerisourceBergen, a drug wholesaler, and Celgene, a pharmaceutical manufacturer, represented 57% and 15%, respectively, of cost of goods sold in 2014, and 58% and 19%, respectively, of cost of goods sold in 2013. Our contract with AmerisourceBergen has an initial term of five years expiring December 31, 2016, and can be terminated by, among other things, either party's material breach that continues for 30 days. The contract also commits us to a minimum of approximately $3.5 billion in purchase obligations over a five year period. Failure to meet this minimum would result in significant additional expense without corresponding revenues. The agreement also provides for negotiated discounts that differ by drug classification, and any permitted reclassification of products by AmerisourceBergen to a lower discount category could have an adverse impact on our gross profit. We have also granted AmerisourceBergen a purchase money security interest in the inventory it supplies and finances, and the related accounts receiveable and proceeds derived from such inventory. In addition, AmerisourceBergen recently entered into a long term relationship with one of the largest specialty pharmacy companies in the country, which could adversely impact our relationship with AmerisourceBergen. Our significant competitors may obtain better discounts from AmerisourceBergen or other wholesalers, which could impair our competitiveness.

        Our agreement with Celgene began July 1, 2011 and was renewed on July 21, 2013 and continues until June 30, 2016, and can be terminated by either party without cause upon 90 days' prior written notice, or earlier in the event of a material breach. Unlike the specialty drugs we purchase from AmerisourceBergen, the specialty drugs we purchase from Celgene are not available from any other source.

        The loss of either of these relationships, the failure by the suppliers to fulfill our purchase orders on a timely basis or at all, or a contractual dispute could significantly disrupt our business and adversely impact our revenues for one or more fiscal quarters. These agreements also limit our ability to distribute competing drugs, while allowing the supplier to distribute through other channels.

Consolidation in the healthcare industry could materially adversely affect our business, financial condition and results of operations.

        Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with significant market power and we expect this trend to continue. As provider networks and managed care organizations consolidate, thereby decreasing the number of market participants, competition to provide products and services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. In addition, industry participants may try to use their increased market power to negotiate price reductions for our products and services. If we are forced to reduce prices as a result of either an imbalance of market power or decreased demand for our products, revenue would be reduced and we could become significantly less profitable.

Our future success depends upon our ability to maintain and manage our rapid growth. If we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet the demands of our customers and other constituents.

        Over the past several years our business has grown significantly, and we aim to continue to expand the scope of our operations, both organically and through strategic acquisitions. Growth in our operations will place significant demands on our management, financial and other resources. We cannot be certain that our current systems, procedures, controls, and space will adequately support expansion of our operations, and we may be unable to expand or upgrade our systems or infrastructure to accommodate future growth. Our future operating results will depend on the ability of our management and key employees to successfully maintain our independence and corporate culture, preserve the effectiveness of our high-touch patient care model, manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. Our inability to finance future growth, manage future expansion or hire and retain the personnel needed to manage our business successfully could have a material adverse effect on our business and prospects.

We have limited experience acquiring companies and may not be able to effectively execute our acquisition strategy or successfully integrate acquired businesses.

        We have grown organically since we were founded, but we recently completed two important acquisitions. In December 2013, we acquired AHF, which provides specialty drugs and infusion services for bleeding disorders, principally hemophilia. In June 2014, we acquired MedPro, a specialty pharmacy focused on specialty infusion including hemophilia and immune globulin.

        Any of the following risks associated with our recent acquisitions or future acquisitions, individually or in aggregate may have a material adverse effect on our business:

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  difficulties in realizing anticipated financial or strategic benefits of such acquisition;

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  diversion of capital from other uses;

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  potential dilution of shareholder ownership if stock is used as consideration for the acquisition or if an equity offering is completed in connection with the financing of the acquisition;

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  the risks related to increased indebtedness;

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  significant capital expenditures may be required to integrate the acquisition into our operations;

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  disruption of our ongoing business or the ongoing acquired business, including impairment of existing relationships with our employees, distributors, suppliers, customers or other constituents or those of the acquired companies;

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  diversion of management's attention and other resources from current operations, including potential strain on financial and managerial controls and reporting systems and procedures;

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  difficulty in integrating acquired operations, including restructuring and realigning activities, personnel, technologies and products, including the loss of key employees, distributors, suppliers, customers or other constituents of the acquired businesses;

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  inability to realize cost savings, sales increases or other benefits that we anticipate from such acquisitions, either as to amount or in the expected time frame;

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  assumption of known and unknown liabilities, some of which may be difficult or impossible to quantify; and

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  non-cash impairment charges or other accounting charges relating to the acquired assets.

Our lack of historical experience with acquisitions make the foregoing risks especially applicable to us.

        We will continue to review strategic acquisition opportunities that will enhance our market position, expand our expertise and drug access, add value to our constituents and provide sufficient synergies. Strategic transactions, including the pursuit of such transactions, often require significant up-front costs and require significant resources and management attention. These significant up-front costs are related to the assessment, due diligence, negotiation and execution of the transaction. We may also incur additional costs to retain key employees as well as transaction fees and costs related to executing our integration plans.

        For additional information regarding risks relating to our pending acquisition of BioRx, see "—Risks Related to Our Pending Acquisition of BioRx."

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or our guidance.

        Our quarterly and annual operating results, and in particular our revenues, have fluctuated in the past and may fluctuate significantly in the future. These fluctuations make it difficult for us to predict our future operating results. Our operating results may fluctuate due to a variety of factors, many of which are outside of our control and are difficult to predict, including the following:

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  the launch timing for specialty drugs;

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  the effect of the expiration of drug patents and the introduction of generic drugs;

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  the demand for the specialty drugs to which we have access;

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  whether our expected distribution share of drugs that come to market is properly estimated;

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  whether revenues and margins on sales of drugs that come to market are properly estimated;

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  expenditures that we will or may incur to acquire or develop additional capabilities;

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  the timing of increases in drug costs by the manufacturers; and

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  changes in the reimbursement policies of payors.

These factors, individually or in the aggregate, could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period.

The failure or disruption of our information technology systems, our information security systems and our infrastructure to support our business and to protect the privacy and security of sensitive customer and business information could materially adversely affect our business.

        Many aspects of our operations are dependent on our information systems and the information collected, processed, stored, and handled by these systems. Throughout our operations, we receive, retain and transmit certain highly confidential information, including personal health information and other data that our customers and other constituents provide to purchase products or services, enroll in programs or services, register on our websites, interact with our personnel or otherwise communicate with us. In addition, for these operations, we depend in part on the secure transmission of confidential information over public networks. Although we have not historically experienced a major systems failure or security breach, our information systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches including credit card information breaches, vandalism, catastrophic events and human error.

        A compromise of our information security controls or those of the businesses with whom we interact, which results in confidential information being accessed, obtained, damaged, or used by unauthorized or improper persons, could harm our reputation and expose us to regulatory actions and claims from patients, physicians and other persons, any of which could adversely affect our business, financial position, and results of operations. Moreover, a data security breach could require that we expend significant resources related to our information systems and infrastructure, and could distract management and other key personnel from performing their primary operational duties. If our information systems are damaged, fail to work properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and we may experience a loss of critical information, customer disruption and interruptions or delays in our ability to perform essential functions and implement new and innovative services. In addition, compliance with changes in privacy and information security laws and standards may result in considerable expense due to increased investment in technology and the development of new operational processes. See also "—Risks Related to Federal and State Laws and Regulations." Our business operations involve the substantial receipt and use of confidential health information concerning individuals. A failure to adequately protect such information may harm our reputation and subject us to significant liabilities, each of which could have a material adverse effect on our business."

Our failure to maintain significant relationships or build new relationships with clinical experts and key thought leaders at U.S. physician groups and universities could result in a loss of existing patients, future referrals on existing and future drugs and pharmaceutical industry data and could materially adversely impact our business and prospects.

        We have developed significant relationships with clinical experts and key opinion leaders at physician groups and universities throughout the U.S. who are focused on oncology and immunology, involved in significant research projects related to specialty drugs, and who are high-volume prescribers of specialty drugs. Our failure to provide quality and timely services to such persons and their patients could impair our relationships, which could result in a loss of existing patients, future referrals on existing and future drugs and pharmaceutical industry data (including the anticipated drug pipeline) and therefore materially adversely impact our business and prospects.

We rely heavily on a single shipping provider, and our business could be harmed if our shipping rates increase, our provider is unavailable or our provider performs poorly and we are unable to successfully replace our shipping provider.

        A substantial majority of the specialty drugs we dispense are shipped through UPS. We depend heavily on these shipping services for efficient and cost effective delivery of our products.

        The risks associated with our dependence on UPS include:

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  any significant increase in shipping rates, including rate increases resulting from higher fuel prices;

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  strikes or other service interruptions by UPS or by another carrier that could affect UPS;

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  spoilage of high cost drugs during shipment, since our drugs often require special handling, such as refrigeration; and

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  increased delivery errors by UPS, resulting in lost or stolen product.

        In the event any of the foregoing occurs and we are unable to transition efficiently and effectively to a new provider, we could incur increased costs or experience a material disruption in our operations.

A disruption in our operations could hurt our relations with our constituents and significantly impact our results of operations.

        We depend upon our contractors and vendors and on our specialty pharmacies and other facilities for the continued operation of our business. In addition, our success depends, in part, upon our telephone sales and direct marketing efforts and our ability to provide prompt, accurate and complete services to all of our constituents. Natural disasters or other catastrophic events, including hurricanes and other severe weather, terrorist attacks, power interruptions and fires could disrupt our operations and our ability to deliver our products, as well as the operations of our contractors and vendors. In the event we experience a temporary or permanent interruption in our ability to deliver our services or products, including at our corporate headquarters building, which is our primary distribution and service facility, our revenues could be reduced and our business could be materially adversely affected. In addition, any continuing disruption in either our computer system or our telephone system could adversely affect our ability to receive and process customer orders and ship products on a timely basis, and could adversely affect our relations with our customers, potentially resulting in reduction in orders or loss of customers.

We are highly dependent on our senior management and key employees. Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees that we need to support our business and our anticipated future growth.

        Our success largely depends on the skills, experience, and continued efforts of our management. In particular, our co-founder, Chief Executive Officer and Chairman of the Board of Directors, Philip Hagerman, has led our company throughout its 39-year history. Further, we intend to grow the business significantly, which will depend on our ability to continue to attract, motivate and retain highly qualified individuals in key management, pharmacist, nursing and similar roles. Competition for senior management and other key personnel is intense, and the pool of suitable candidates is limited. If we lose the services of one or more of our key employees, we may not be able to find a suitable replacement and our business could be materially adversely affected.

If a customized drug provided through our compounding services leads to significant patient injury or death, we may be exposed to significant liabilities and reputational harm.

        We provide limited compounding services. Our compounding services include the preparation of personalized medications for patients. Our compounding pharmacists work with prescribers to customize a medication to meet a patient's specific health needs. While our compounding services accounted for less than 0.5% of our revenues in each of the years ended December 31, 2014 and 2013, the risks associated with compounding could affect our overall operations. Because compounding involves the preparation of a patient-customized drug, cream, or injectable, including with respect to specific ingredients designed to increase or decrease dosage, we are exposed to a potentially large liability claim in the event that a compounded medication we prepared leads to significant patient harm or death. Such instances may also generate significant negative publicity that could harm our reputation and thereby materially affect our results of operations.

Our industry is highly litigious and future litigation or other proceedings could subject us to significant monetary damages or penalties or require us to change our business practices, which could impair our reputation and result in a material adverse effect on our business.

        We are subject to risks relating to litigation, enforcement action, regulatory proceedings, government inquiries and investigations and other similar actions in connection with our business operations, including the dispensing of pharmaceutical products by our specialty and home delivery pharmacies, claims and complaints related to the various regulations to which we are subject and services rendered in connection with our disease management activity. While we are currently not subject to any material litigation, such litigation is not unusual in our industry. Further, while certain costs are covered by insurance, we may incur uninsured costs related to the defense of such proceedings that could be material to our financial performance.

        Furthermore, unexpected volatility in insurance premiums or retention requirements or claims in excess of our insurance coverage could have a material adverse effect on our business and results of operations.

If we fail to establish and maintain effective internal control over financial reporting, our ability to produce accurate and timely financial statements could be impaired, which could adversely affect investor views of us and the value of our common stock.

        As a public company, we are required to comply with the standards adopted by the Public Company Accounting Oversight Board in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, regarding internal control over financial reporting. Prior to becoming a public company, we were not required to comply with the requirements of Section 404. Furthermore, in connection with our initial public offering, we identified a material weakness in our internal control over financial reporting for certain financial statement periods included in this prospectus. A "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The identified material weakness related to our accounting for mandatorily redeemable common stock for public reporting companies. Specifically, upon becoming subject to the applicable accounting standards of public reporting companies as of the initial filing of the registration statement for our initial public offering, we erroneously did not re-characterize our shares of mandatorily redeemable common stock from equity to a liability in our consolidated balance sheets, and we did not mark-to-market this liability and record additional non-operating expense in our consolidated statements of operations. Accordingly, in an amendment to the registration statement for our initial public offering, we restated our consolidated financial statements to appropriately account for such common stock for all periods presented. Although we have remediated the material weakness, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the annual report on Form 10-K for the year ended December 31, 2015 is filed with the SEC. Further, our independent registered public accounting firm, BDO USA, LLP, will not be required to audit the effectiveness of our internal control over financial reporting until the filing of such Form 10-K.

        The process of becoming compliant with Section 404 may divert internal resources and will take a significant amount of time and effort to complete, and may result in additional significant deficiencies and material weaknesses being identified by us or our independent registered public accounting firm. We may experience higher than anticipated operating expenses, as well as increased independent registered public accounting firm fees during the implementation of these changes and thereafter. Completing documentation of our internal control system and financial processes, remediation of control deficiencies and management testing of internal controls will require substantial effort by us.

        If our internal control over financial reporting or our related disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price. In addition, our failure to timely file our periodic reports eventually could result in the delisting of our common stock from the New York Stock Exchange, regulatory sanctions from the SEC and the breach of covenants in our credit facilities or of any preferred equity or debt securities we may issue in the future, all of which could have a material adverse impact on our operations and your investment in our common stock.

Any debt service obligations will reduce the funds available for other business purposes, and the terms and covenants relating to our current and future indebtedness could adversely impact our financial performance and liquidity.

        As of December 31, 2014, we had no debt outstanding under our revolving line of credit. As of such date, we could incur up to an additional $108.3 million in indebtedness under our revolving line of credit. To the extent we incur significant debt in the future for acquisitions, capital expenditures, working capital or otherwise, we will be subject to risks typically associated with debt financing, such as insufficient cash flow to meet required debt service payment obligations and the inability to refinance existing indebtedness.

        In addition, our line of credit contains covenants requiring us to, among other things, provide financial and other information reporting, provide notice upon certain events and maintain cash management arrangements. These covenants also place restrictions on our ability to incur additional indebtedness, pay dividends or make other distributions, redeem or repurchase capital stock, make investments and loans and enter into certain transactions, including selling assets, engaging in mergers or acquisitions, or engaging in transactions with affiliates. The covenants under our line of credit also include a minimum fixed charge coverage ratio of not less than 1.10 to 1.00, as measured on a trailing

12-month basis, if the amount available to be drawn under our revolving line of credit is less than $20.0 million. We expect that the new credit facility will contain customary financial maintenance covenants, including a maximum total leverage ratio. These covenants could limit our ability to incur additional debt in the future. If we fail to satisfy one or more of the covenants under our line of credit or, when applicable, the new credit facility, we would be in default under the credit agreement, and may be required to repay such debt with capital from other sources or otherwise not be able to draw down against our line of credit. Under such circumstances, other sources of capital may not be available to us on reasonable terms or at all.

        For additional information regarding financing risks relating to our pending acquisition of BioRx, see "—Risks Related to Our Pending Acquisition of BioRx."

Our business could be harmed if the supply of any of the specialty drugs we distribute becomes scarce or is disrupted.

        Many specialty drugs are manufactured with ingredients that are susceptible to supply shortages. In particular, specialty drugs used to treat disease states such as hemophilia and autoimmune conditions can depend on supplies of donated blood, which may fluctuate. A supply shortage, or in rare cases, a complete cessation of manufacturing, of a specialty drug we distribute could materially and adversely impact our volumes, net revenues, profitability and cash flows.

If some of the drugs that we provide lose their orphan drug status, we could face increased competition.

        In order to encourage the development of drugs that might not otherwise be profitable for pharmaceutical companies, the FDA will occasionally grant certain drugs orphan status. When the FDA grants orphan status to a drug, it will not approve a second drug for the same treatment for a period of seven years unless the new drug is chemically different or clinically superior. Additionally, it is easier to gain marketing approval for an orphan drug, and there may be other financial incentives associated with the manufacturing and distribution of orphan drugs, such as extended exclusivity periods. Our business could be adversely affected by any challenges to or the expiration of a drug's orphan status. The loss of such status, the approval of new drugs notwithstanding a drug's orphan status or the development of drugs that are superior to the orphan drugs we sell could result in additional competition and adversely impact our business and results of operations.

Our business would be harmed if the pharmaceutical industry reduces research, development and marketing of specialty drugs that are compatible with the services we provide.

        Our business is highly dependent on continued research, development and marketing expenditures of pharmaceutical companies, and the ability of those companies to develop, supply and generate demand for specialty drugs that are compatible with the services we provide. Our business could be materially adversely affected if manufacturers fail to market and support existing drugs, research potential new treatments or to develop new drugs. Our business could also be harmed by any governmental or private initiative that would alter how drug manufacturers promote or sell products and services.

We support hospitals that participate in the 340B Drug Pricing Program ("340B Program"). Recently, the 340B Program has faced increased scrutiny from Congress, federal agencies and pharmaceutical manufacturers. In the event of future changes to the 340B Program, the revenues we derive from hospital services could be adversely impacted.

        Our hospital program supports hospitals that are 340B covered entities pursuant to which such hospitals are able to purchase certain specialty drugs from pharmaceutical manufacturers at a discount for dispensing to eligible patients. In cases where the covered entity treats an insured patient with a discounted specialty drug, the federal government or the patient's private insurance routinely reimburses the entity for the full price of the medication, and the entity is able to retain the difference between the reduced price it pays for the drug and the full amount for which it is reimbursed. In recent years, this practice and other aspects of the 340B Program have come under increased scrutiny, and the federal government is expected to propose guidance that will address key policies issues regarding the integrity of the 340B Program. Although we are not direct participants in the 340B Program and related services accounted for less than 0.1% of our revenues in each of the years ended December 31, 2014 and 2013, our involvement with hospitals that are covered entities could cause reputational harm as a result of increased controversy regarding the 340B Program. In addition, if hospitals decrease their utilization of the 340B Program, whether due to regulatory changes or increased scrutiny, such decrease would impact revenue from this business.

We may be unable to obtain or retain the right to use or successfully integrate third-party licenses in our technology-based products, which could limit the number and type of products we are able to offer our customers.

        We rely on third-party licenses for some of the technology used in our products, and intend to continue licensing technologies from third parties. Most of these licenses can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. We may not be able to continue to obtain these licenses on commercially reasonable terms, or at all. Our inability to obtain or renew these licenses or find suitable alternatives could delay development of new products or prevent us from selling our existing products until suitable substitute technology can be identified, licensed, integrated or developed by us. We cannot assure you as to when we would be able to do so, if at all.

        Most of our third-party licenses are non-exclusive. Our competitors may obtain the right to use any of the technology covered by these licenses and use the technology to attempt to compete more effectively with us. In addition, our use of third-party technologies exposes us to risks associated with the integration of components from various sources into our products, such as unknown software errors or defects or unanticipated incompatibility with our systems and technologies. Further, we are dependent on our vendors' continued support of the technology we use. If a vendor chooses to discontinue or is unable to support a licensed technology, we may not be able to modify or adapt our products to fit other available technologies in a timely manner, if at all.

Risks Related to Our Pending Acquisition of BioRx

Completion of the BioRx acquisition is subject to conditions and if these conditions are not satisfied or waived, the acquisition will not be completed.

        Our and the sellers' obligations under the purchase agreement are subject to the satisfaction or waiver of a number of conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. If the closing conditions are not waived or satisfied within 100 days, in the case of sellers' representative, or 120 days, in the case of Diplomat, any non-breaching party may terminate the purchase agreement.

        The failure to satisfy all of the required conditions could delay the completion of the acquisition for a significant period of time or prevent it from occurring. Any delay in completing the acquisition could prevent us from realizing some or all of the benefits that we expect to achieve if the acquisition is successfully completed within its expected timeframe. There can be no assurance that the conditions to the closing of the acquisition will be satisfied or waived, or that the acquisition will be completed. The market price for our stock may reflect an assumption that the pending acquisition will occur, and the failure to complete the acquisition could result in a decline in our stock price.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits of the acquisition may not be realized.

        We and BioRx have operated and, until the completion of the acquisition, will continue to operate, independently. The success of the acquisition, including anticipated benefits, will depend, in part, on our ability to successfully combine and integrate the business of BioRx with our business. It is possible that the pendency of the acquisition and/or the integration process could result in the loss of key employees, higher than expected costs, diversion of management attention of both BioRx and us, the disruption of either company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company's ability to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits and cost savings of the acquisition. If we experience difficulties with the integration process, the anticipated benefits of the acquisition may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on (i) each of us and BioRx during this transition period and (ii) the combined company for an undetermined period after completion of the acquisition. Furthermore, BioRx may not be able to grow its revenues as quickly as we expect or at all. Accordingly, the combined company may not grow as quickly as we and the market expect, which could result in a decline of our stock price.

In connection with the acquisition, we may incur significant additional indebtedness, which could adversely affect us, including by decreasing our business flexibility, and will increase our interest expense.

        We had no outstanding indebtedness under our credit facility at December 31, 2014. Our pro forma indebtedness as of December 31, 2014, after giving effect to the acquisition and the anticipated incurrence of indebtedness in connection therewith, will be approximately $210 million. We will have substantially increased indebtedness following completion of the acquisition compared to our recent historical indebtedness, which could have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing our interest expense. We will also incur various costs and expenses associated with the financing. The amount of cash required to pay interest and/or principal on our increased indebtedness levels following completion of the acquisition, and thus the demands on our cash resources, will be greater than the amount of cash flows required to service our indebtedness prior to the transaction. The increased levels of indebtedness following completion of the acquisition could also reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for us relative to other companies with lower debt levels. If we do not achieve the expected benefits from the acquisition, or if the financial performance of the combined company does not meet current expectations, then our ability to service our indebtedness may be adversely impacted.

        Moreover, we may in the future need to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. Our ability to arrange additional financing or refinancing will depend on, among other factors, our financial position and performance, as well as prevailing market conditions and other factors beyond our control. There can be no assurance that we will be able to obtain additional financing or refinancing on terms acceptable to us or at all. Failure to obtain such additional financing or refinancing could have a material adverse impact on our operations and your investment in our common stock.

The acquisition will involve substantial costs.

        We and BioRx have incurred, and expect to continue to incur, a number of non-recurring costs associated with the acquisition and combining the operations of the two companies. The substantial majority of non-recurring expenses will be comprised of transaction and regulatory costs related to the acquisition. We also will incur transaction fees and costs related to formulating and implementing integration plans, including purchasing and systems consolidation costs and employment-related costs.

We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the acquisition and the integration of the two companies' businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. See the risk factor entitled "—Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the acquisition may not be realized" above.

Sales of shares of our common stock after the completion of the transaction and expiration of the lock-up period may cause the market price of our common stock to fall.

        Pursuant to the purchase agreement we will issue approximately 4.1 million shares of our common stock upon the initial closing of the transaction, and up to an additional 1.3 million shares of our common stock upon BioRx's achievement of a specified EBITDA-based target in the 12-month period following the closing. Although all sellers will be subject to a lock-up agreement preventing them from selling our common stock received at closing for a period of at least six months following closing, certain sellers may decide not to hold the shares of Company common stock they will receive in the acquisition to the extent permitted. Other sellers, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of our common stock that they receive in the acquisition as soon as permitted. Such sales of our common stock could have the effect of depressing the market price for our common stock and may take place promptly following the expiration of the respective lock-up periods, or promptly upon receipt with respect to the earnout consideration.

Uncertainties associated with the acquisition may cause a loss of management personnel and other key employees of BioRx or us, which could adversely affect the future business and operations of the combined company following the acquisition.

        We and BioRx are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company's success after the acquisition will depend in part upon its ability to retain key management personnel and other key employees of ours and BioRx. Current and prospective employees of BioRx and ours may experience uncertainty about their future roles with the combined company following the acquisition, which may materially adversely affect the ability of each of us and BioRx to attract and retain key personnel during the pendency of the acquisition. In addition, while certain key employees of BioRx have signed employment agreements for a term of at least two years, we cannot be certain that these employees will remain through the full term. Accordingly, no assurance can be given that the combined company will be able to retain key management personnel and other key employees of ours and BioRx.

Our pro forma combined consolidated statement of operations may not be representative of our future performance.

        In preparing the pro forma combined consolidated statement of operations included in this prospectus, we have made adjustments to our historical financial information based upon currently available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of some or all of the following: (i) the January and April 2014 issuance of preferred stock and the use of a portion of the proceeds therefrom to redeem outstanding shares of common stock and common stock options, (ii) our acquisition of MedPro in June 2014 and related borrowings under our line of credit, (iii) our conversion from an S-corporation to a C-corporation on January 23, 2014, (iv) the conversion of all outstanding shares of our capital stock into shares of our common stock, and immediately thereafter a stock split effected as a stock dividend of 8,500 shares for each share of our common stock, (v) our initial public offering on October 9, 2014 and the use of proceeds therefrom, (vi) our probable acquisition of BioRx and related borrowings under the new credit facility and (vii) this offering and the use of proceeds therefrom, assuming in each case that such event occurred on January 1, 2014. The estimates and assumptions used in the calculation of the pro forma financial information in this prospectus may be materially different from our actual experience. Accordingly, the pro forma financial information included in this prospectus does not purport to indicate the results that would have actually been achieved had the above transactions been completed on the assumed date or for the period presented, or which may be realized in the future, nor does the pro forma combined consolidated financial information give effect to any events other than those described in our unaudited pro forma financial statements and related notes.

Risks Related to Federal and State Laws and Regulations

We operate in a highly regulated industry and must comply with a significant number of complex and evolving requirements. Changes in state and federal government regulation could restrict our ability to conduct our business and cause us to incur significant costs.

        The marketing, sale and purchase of pharmaceuticals and medical supplies and provision of healthcare services generally are extensively regulated by federal and state governments. In addition, other aspects of our business are also subject to government regulation. The applicable regulatory framework is complex, and the laws are very broad in scope. Many of these laws remain open to interpretation and have not been addressed by substantive court decisions. Accordingly, we cannot assure you that our interpretation would prevail or that one or more government agencies will not interpret the applicable laws and regulations differently. Changes in the law or new interpretations of existing law can have a dramatic effect on our operations, our cost of doing business and the amount of reimbursement we receive from governmental third-party payors such as Medicare and Medicaid.

        Some of the healthcare laws and regulations that apply to our activities include:

  •
  The federal "Anti-Kickback Statute" prohibits individuals and entities from knowingly and willfully paying, offering, receiving or soliciting money or anything else of value in order to induce the referral of patients or to induce a person to purchase, lease, order, arrange for, or recommend services or goods covered in whole or in part by Medicare, Medicaid, or other government healthcare programs. The Anti-Kickback Statute is an intent-based statute and the failure of a business arrangement to satisfy all elements of a safe harbor will not necessarily render the arrangement illegal, but it may subject that arrangement to increased scrutiny by enforcement authorities. Any violation of the Anti-Kickback Statute can lead to significant penalties, including criminal penalties, civil fines and exclusion from participation in Medicare and Medicaid.

  •
  The "Stark Law" prohibits physicians from making referrals to entities with which the physicians or their immediate family members have a "financial relationship" (i.e., an ownership, investment or compensation relationship) for the furnishing of certain Designated Health Services that are reimbursable under Medicare. The Stark Law is a broad prohibition on certain business relationships, with detailed exceptions. However, unlike the Anti-Kickback Statute under which an activity may fall outside a safe harbor and still be lawful, a referral for Designated Health Services that does not fall within an exception is strictly prohibited by the Stark Law. A violation of the Stark Law is punishable by civil sanctions, including significant fines and exclusion from participation in Medicare and Medicaid.

  •
  The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the Health Information Technology for Economic and Clinical Health Act ("HITECH") provide federal privacy protections for individually identifiable health information. See "—Our business operations involve the substantial receipt and use of confidential health information concerning individuals. A failure to adequately protect any of this information could result in severe harm to our reputation and subject us to significant liabilities, each of which could have a material adverse effect on our business." below.

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  Pharmacies and pharmacists must obtain state licenses to operate and dispense pharmaceuticals. If we are unable to maintain our licenses or if states place burdensome restrictions or limitations on non-resident pharmacies, this could limit or affect our ability to operate in some states.

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  Federal and state investigations and enforcement actions continue to focus on the health care industry, scrutinizing a wide range of items such as joint venture arrangements, referral and billing practices, product discount arrangements, home health care services, dissemination of confidential patient information, clinical drug research trials and gifts for patients.

Legislative or regulatory policies designed to manage healthcare costs or alter healthcare financing practices or changes to government policies in general may adversely impact our business and results of operations.

        Occasionally, certain legislative and/or regulatory proposals are made which seek to manage the cost of healthcare, including prescription drug cost. Such proposals include "single-payor" government funded healthcare, changes in reimbursement rates, restrictions on rebates and discounts, restrictions on access or therapeutic substitution, limits on more efficient delivery channels, taxes on goods and services, price controls on prescription drugs and other significant healthcare reform proposals. Further, more exacting regulatory policies and requirements specific to the specialty pharmacy sector may cause a rise in costs, labor, and time to meet all such requirements. We are unable to predict whether any such policies or proposals will be enacted, or the specific terms thereof. Certain of these policies or proposals, if enacted, could have a material adverse impact on our business.

Our business operations involve the substantial receipt and use of confidential health information concerning individuals. A failure to adequately protect any of this information could result in severe harm to our reputation and subject us to significant liabilities, each of which could have a material adverse effect on our business.

        Most of our activities involve the receipt or use of protected health information concerning individuals. We also use aggregated and de-identified data for research and analysis purposes, and in some cases, provide access to such de-identified data to pharmaceutical manufacturers, payors and third-party data aggregators and analysts. We believe our de-identified data is proprietary and we expect our future operations will include additional services regarding the de-identified data we accumulate to take greater advantage of our relationships with data-driven pharmaceutical manufacturers.

        There is substantial regulation at the federal and state levels addressing the use, disclosure and security of patient identifiable health information. At the federal level, HIPAA and the regulations issued thereunder impose extensive requirements governing the transmission, use and disclosure of health information by all participants in health care delivery, including physicians, hospitals, insurers and other payors. Many of these obligations were expanded under HITECH, passed as part of the American Recovery and Reinvestment Act of 2009. Failure to comply with standards issued pursuant to federal or state statutes or regulations may result in criminal penalties and civil sanctions. In addition to regulating privacy of individual health information, HIPAA includes several anti-fraud and abuse laws, extends criminal penalties to private health care benefit programs and, in addition to Medicare and Medicaid, to other federal health care programs, and expands the Office of Inspector General's authority to exclude persons and entities from participating in the Medicare and Medicaid programs. Further, future regulations and legislation that severely restrict or prohibit our use of patient identifiable or other information could limit our ability to use information critical to the operation of our business. If we violate a patient's privacy or are found to have violated any federal or state statute or regulation with regard to confidentiality or dissemination or use of protected health information, we could be liable for significant damages, fines or penalties and suffer severe reputational harm, each of which could have a material adverse effect on our business, results of operations and prospects. These risks may become more prominent as we provide additional services related to our de-identified data.

There remains considerable uncertainty as to the full impact of the Health Reform Laws on our business.

        Many of the structural changes enacted by the Health Reform Laws were implemented in 2014; however, some of the applicable regulations and sub-regulatory guidance have not yet been issued and/or finalized. Therefore, there remains considerable uncertainty as to the full impact of the Health Reform Laws on our business. While these reforms may not affect our business directly, they affect the coverage and plan designs that are or will be provided by many of our health plan customers. As a result, they could indirectly impact many of our services and business practices. We cannot predict what effect, if any, the Health Reform Laws, related regulations and sub-regulatory guidance may have on our business.

Risks Related to Governance Matters

Certain provisions of our corporate governance documents, Michigan law and the voting agreement among the Hagerman family and Rowe family could discourage, delay or prevent a merger or acquisition at a premium price.

        Our amended and restated articles of incorporation and bylaws contain provisions that may make the acquisition of our Company more difficult without the approval of our Board of Directors. These include provisions that, among other things:

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  permit the Board to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may determine (including the right to approve an acquisition or other change in control);

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  provide that the authorized number of directors may be fixed only by the Board in accordance with our amended and restated bylaws;

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  do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares entitled to vote in any election of directors to elect all of the directors standing for election);

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  divide our Board into three staggered classes;

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  provide that all vacancies and newly created directorships may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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  prohibit removal of directors without cause;

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  prohibit shareholders from calling special meetings of shareholders;

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  requires unanimous consent for shareholders to take action by written consent without approval of the action by our Board;

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  provide that shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide advance notice in writing and also comply with specified requirements related to the form and content of a shareholder's notice;

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  require at least 80% supermajority shareholder approval to alter, amend or repeal certain provisions of our amended and restated articles of incorporation; and

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  require at least 80% supermajority shareholder approval in order for shareholders to adopt, amend or repeal our amended and restated bylaws.

        These provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of the Board of Directors, which is responsible for appointing members of our management. Any matters requiring the approval of our shareholders likely will require the approval of the Hagerman family and the Rowe family (as defined below), which may have interests that differ from those of our other shareholders. See "—Philip Hagerman, our chairman and chief executive officer, has the ability to control the outcome of matters submitted for shareholder approval and may have interests that differ from those of our other shareholders" below.

        In addition, the award agreements for outstanding stock options under our 2007 Option Plan generally provide that all unvested options will immediately vest upon a change in control. The 2014 Omnibus Plan permits the Board of Directors or a committee thereof to accelerate, vest or cause the restrictions to lapse with respect to outstanding equity awards, in the event of, or immediately prior to, a change in control. Such vesting or acceleration could discourage the acquisition of our Company.

        We could also become subject to certain anti-takeover provisions under Michigan law which may discourage, delay or prevent someone from acquiring us or merging with us, whether or not an acquisition or merger is desired by or beneficial to our shareholders. If a corporation's board of directors chooses to "opt-in" to certain provisions of Michigan Law, such corporation may not, in general, engage in a business combination with any beneficial owner, directly or indirectly, of 10% of the corporation's outstanding voting shares unless the holder has held the shares for five years or more or, among other things, the board of directors has approved the business combination. Our Board of Directors has not elected to be subject to this provision, but could do so in the future. Any provision of our amended and restated articles of incorporation or bylaws or Michigan law that has the effect of delaying or deterring a change in control could limit the opportunity for our shareholders to receive a premium for their shares, and could also affect the price that some investors are willing to pay for our common stock otherwise.

Philip Hagerman, our chairman and chief executive officer, likely has the ability to control the outcome of matters submitted for shareholder approval and may have interests that differ from those of our other shareholders.

        Philip Hagerman and certain members of his immediate family and various trusts affiliated with or for the benefit of such persons (together with Philip Hagerman, the "Hagerman family") and the Rowe family beneficially own approximately 56.7% of our common stock as of March 2, 2015, and members of the Hagerman family and the Rowe family vote as a group (based on the voting determination of a majority of the shares held by the Hagerman family and the Rowe family, which Philip Hagerman holds) pursuant to a voting agreement. Immediately following this offering and the initial closing of the BioRx acquisition, the Hagerman family and the Rowe family will beneficially own approximately        % of our common stock. Therefore, while he will no longer control a majority of our outstanding common stock, Philip Hagerman will continue to have a significant impact over the outcome of votes on all matters requiring approval by shareholders, including the election of directors, the adoption of amendments to our articles of incorporation and bylaws and approval of a sale of the Company and other significant corporate transactions. Furthermore, the interests of the Hagerman family may be different than the interests of other shareholders. This concentration of voting power could also have the effect of delaying, deterring or preventing a change in control or other business combination that might otherwise be beneficial to our shareholders.

Risks Related to this Offering and Ownership of Our Common Stock

The price of our common stock has been and may continue to be volatile, and you could lose all or part of your investment.

        Prior to our initial public offering in October 2014, there had been no public market for our common stock. Shares of our common stock were sold in our initial public offering in October 2014 at a price of $13.00 per share, and our common stock has subsequently traded as high as $33.49 per share.

An active, liquid and orderly market for our common stock may not be sustained, which could depress the trading price of our common stock. The trading price of our common stock has been and may continue to be subject to wide fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you paid in this offering. The market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

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  market conditions or trends in the pharmaceutical industry, the healthcare industry in general, or in the economy as a whole;

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  actions by existing or future competitors;

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  actual or anticipated growth rates relative to our competitors;

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  the public's response to press releases or other public announcements by us or third parties, including our filings with the Securities and Exchange Commission;

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  economic, legal and regulatory factors unrelated to our performance;

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  any future guidance we may provide to the public, any changes in such guidance or any difference between our guidance and actual results;

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  changes in financial estimates or recommendations by any securities analysts who follow our common stock;

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  speculation by the press or investment community regarding our business;

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  litigation;

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  changes in key personnel; and

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  future sales of our common stock by our officers, directors and significant shareholders.

        In addition, the stock markets, including the New York Stock Exchange, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

We do not expect to pay any cash dividends for the foreseeable future and, consequently, for those who purchase our common stock, the only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

        Following this offering, we do not anticipate that we will pay any cash dividend on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial performance and condition, capital requirements, contractual restrictions under our line of credit and other debt agreements (including specific restrictive covenants), restrictions imposed by applicable law and other factors that our Board of Directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

        We have a small public float relative to the total number of shares of our common stock that are issued and outstanding and a substantial majority of our issued and outstanding shares are currently restricted as a result of securities laws, lock-up agreements or other contractual restrictions that restrict transfers. As of December 31, 2014, we have 51,457,023 shares of common stock outstanding, and assuming no exercise of our outstanding stock options and the sale of            shares of our common stock by us, we expect to have            shares of common stock outstanding immediately after this offering and the BioRx acquisition.

        All            shares of common stock sold in this offering will be, and all 15,333,333 shares of common stock sold in our initial public offering are, freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. In addition, upon the expiration of the underwriters' lock-up from our initial public offering, which will occur on April 8, 2015, approximately             million shares will be eligible for sale, subject in some cases to volume and other restrictions of Rule 144 and Rule 701 under the Securities Act. Upon the expiration of the underwriters' lock-up from this offering, expected to occur 90 days after the date of this prospectus, approximately            additional shares will be eligible for sale, subject in some cases to volume and other restrictions of Rule 144 and Rule 701 under the Securities Act. Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC may, together in their sole discretion, release all or any portion of the shares of our common stock from the restrictions in any of the lock-up agreements from the IPO or this offering. We also expect to issue 4,050,926 shares of our common stock as of the closing of the BioRx acquisition, which will be subject to lock-up restrictions for at least six months after closing, and there are additional shares that may be issued pursuant to the BioRx earnout or under compensatory awards under the 2014 Omnibus Plan.

        The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market after this offering. These sales, or the perception that these sales might occur, could cause the market price of our common stock to decline. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        Moreover, pursuant to a registration rights agreement with Mr. Hagerman and Mr. Rowe, such shareholders have piggyback registration rights with respect to shares of common stock they currently own. See "Certain Relationships and Related-Party Transactions—Related-Party Transactions—Registration Rights Agreement."

        In addition, in the future, we may issue shares of our common stock in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock, which would dilute the holdings of existing shareholders.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

        The net proceeds of the sale of the common stock that we are offering will be approximately $        million, of which approximately $        million will be used to repurchase outstanding options to purchase common stock held by a number of our current and former employees, including certain of our executive officers. Our management will have broad discretion to use the balance of our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds of this offering in ways that increase the value of your investment. Our management might not be able to yield any return on the investment and use of these net proceeds. You will not have the opportunity to influence our decisions on how to use the proceeds.

If securities or industry analysts publish unfavorable research about our business or cease coverage of the Company, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover our Company may change their recommendations regarding our Company, and our stock price could decline.

Upon completion of this offering, we will no longer be a "controlled company" within the meaning of the NYSE rules and the rules of the SEC. However, we may continue to rely on exemptions from certain corporate governance requirements during a one year transition period.

        After the completion of this offering, we expect we will no longer be a "controlled company" within the meaning of the listing standards of the New York Stock Exchange. Consequently, under the listing standards of the New York Stock Exchange, we will be required to (i) appoint a majority of independent directors to our Board of Directors within one year of the date we no longer qualify as a "controlled company", (ii) appoint a majority of independent directors to each of the compensation and nominating and corporate governance committees (each of which we will be required to form) within 90 days of the date we no longer qualify as a "controlled company" and ensure that such committees be composed entirely of independent directors within one year of such date and (iii) have an annual performance evaluation of the nominating and corporate governance and compensation committees. During these transition periods, we may continue to utilize the available exemptions from certain corporate governance requirements as permitted by the phase-in rules of the New York Stock Exchange. Accordingly, during the transition periods, you will not have the same protections afforded to shareholders of companies that are subject to all of the listing standards of the New York Stock Exchange.

If we cannot satisfy or continue to satisfy the continued listing requirements of the New York Stock Exchange, our common stock may be delisted, which would negatively impact the price of our common stock and your ability to sell our common stock.

        Our common stock is listed on the New York Stock Exchange. If we are unable to comply with the continued listing requirements of the New York Stock Exchange, we could be delisted from and face significant consequences, including:

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  limited availability for market quotations for our common stock;

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  reduced liquidity with respect to our common stock;

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  limited amount of news and analyst coverage; and

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  a decreased ability to issue additional securities or obtain additional financing in the future.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements in addition to historical information. These forward-looking statements are included throughout this prospectus, including under the headings entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "future," "intend," "may," "plan," "potential," "predict," "project," "seek," "should," "will," and similar terms and phrases, or the negative thereof, to identify forward-looking statements in this prospectus.

        The forward-looking statements contained in this prospectus are based on management's good-faith belief and reasonable judgment based on current information, and these statements are qualified by important factors, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control, including those described in "Risk Factors." Any forward-looking statement made by us in this prospectus speaks only as of the date of this prospectus. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

        The following risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements:

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  our ability to adapt to changes or trends within the specialty pharmacy industry;

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  significant and increasing pricing pressure from third-party payors;

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  our relationships with key pharmaceutical manufacturers;

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  bad publicity about, or market withdrawal of, specialty drugs we dispense;

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  a significant increase in competition from a variety of companies in the health care industry;

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  our ability to expand the number of specialty drugs we dispense and related services;

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  maintaining existing patients;

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  revenue concentration of the top specialty drugs we dispense;

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  our ability to maintain relationships with a specified wholesaler and pharmaceutical manufacturer;

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  increasing consolidation in the healthcare industry;

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  managing our growth effectively;

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  limited experience with acquisitions;

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  our ability to complete the acquisition of BioRx on a timely basis or at all, and to recognize the expected benefits therefrom;

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  fluctuations in operating results;

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  failure or disruption of our information technology and security systems;

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  relationships with clinical experts and key thought leaders at U.S. physician groups and universities;

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  reliance on a single shipping provider;

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  dependence on our senior management and key employees;

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  liability risks associated with our compounding services;

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  debt service obligations;

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  supply disruption of any of the specialty drugs we dispense;

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  loss of orphan drug status for such specialty drugs we dispense;

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  reductions of research, development and marketing of specialty drugs; and

  •
  other factors set forth under "Risk Factors."

 USE OF PROCEEDS

        The net proceeds available to us as a result of this offering will be $             million after deducting the underwriting discount and estimated offering expenses payable by us.

        The principal purposes of this offering are to increase our capitalization and financial flexibility. We intend to use the net proceeds from this offering (including the net proceeds available in the event the underwriters exercise their option to purchase additional shares of common stock from us) for working capital, other general corporate purposes and, if required by the terms of our new credit facility or at our option, to pay down future borrowings under our new credit facility. In addition, we may use a portion of the proceeds from this offering for future business acquisitions.

        Promptly after completion of this offering, we intend to use approximately $        million of the net proceeds from this offering to repurchase approximately         outstanding options to purchase our common stock held by a number of our current and former employees, including certain of our executive officers. The purchase price for the option repurchase will be based on the price per share of our common stock in this offering, net of the underwriting discount and exercise price.

        Each $1.00 increase (decrease) in the assumed public offering price of $            per share would increase (decrease) the net proceeds to us from this offering by approximately $             million, after deducting the underwriting discount and estimated offering expenses payable by us.

        We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders, including any shares that may be sold by the selling shareholders in connection with the exercise of the underwriters' option to purchase additional shares from them. The selling shareholders will not be responsible for any offering expenses, other than their proportionate share of the underwriting discounts and commissions.

PRICE RANGE OF COMMON STOCK

        Our common stock has been listed on the New York Stock Exchange under the symbol "DPLO" since October 10, 2014. Prior to that date, there was no public trading market for our common stock. Our common stock priced at $13.00 per share in our initial public offering on October 9, 2014. The following table sets forth for the period indicated the high and low closing sale prices per share of our common stock as reported on the New York Stock Exchange:

Quarter	High	Low
Fourth Quarter 2014 (from October 10, 2014)	$31.95	$15.72
First Quarter 2015 (through March 12, 2015)	$31.53	$22.41

        On March 12, 2015, the last reported sale price of our common stock on the New York Stock Exchange was $28.04 per share.

        On March 12, 2014, we had 51,457,023 shares of common stock, no par value, outstanding and 58 holders of record of our common stock. A substantially greater number of holders are beneficial owners whose shares are held of record by banks, brokers and other nominees. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

 DIVIDEND POLICY

        We do not currently anticipate paying any dividends to our shareholders in the foreseeable future. Although historically as a private company, we paid cash distributions to our shareholders we currently expect to retain all future earnings, if any, for use in the operation and expansion of our business. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial performance and condition, capital requirements, restrictions imposed by applicable law, other factors our Board of Directors deems relevant and contractual restrictions under our line of credit and other debt agreements including those discussed under "Description of Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in this prospectus. As a result, capital appreciation, if any, of our common stock will be your sole source of gain from your purchase of our common stock for the foreseeable future.

 CAPITALIZATION

        The following table sets forth our cash and capitalization as of December 31, 2014 on:

  •
  an actual basis;

  •
  a pro forma basis to give effect to the acquisition of BioRx and related financing as if such transactions occurred on December 31, 2014; and

  •
  a pro forma as adjusted basis to give further effect to the sale of shares of common stock by us in this offering at the public offering price of $          per share, after deducting the underwriting discount and estimated offering expenses payable by us, and the application of the net proceeds of this offering by us as described under "Use of Proceeds" as if such transactions occurred on December 31, 2014.

        The information below is illustrative only and our cash and capitalization following the completion of this offering will be based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Consolidated Financial Information" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2014
	Actual	Pro Forma	Pro Forma As Adjusted
	(Dollars in thousands)
		(unaudited)	(unaudited)
Cash and cash equivalents	$17,957	$11,075	$

Line of credit(1)(2)	$—	$90,000	$
Term loan(2)	—	120,000

Common stock, no par value per share: 590,000,000 shares authorized, 51,457,023 shares issued and outstanding, actual; shares issued and outstanding, pro forma(3)	148,901	248,687
Additional paid-in capital	9,893	9,893
Retained earnings	5,534	4,424

Total stockholders' equity	164,148	263,004
Noncontrolling interest	4,579	4,579

Total capitalization	$168,727	$267,583	$

(1)
As of December 31, 2014, our line of credit provided for up to $120.0 million in revolving loans, subject to a borrowing base determined primarily by the value of our eligible receivables and inventory. As of December 31, 2014, we had $108.3 million in undrawn availability under our line of credit. See "Description of Indebtedness."

(2)
In connection with the BioRx acquisition, we have obtained committed financing to increase the line of credit to $150.0 million and to enter into a Term Loan A for $120.0 million. Subject to market conditions, we expect to fund the cash component of the purchase price with borrowings under the new credit facility. See "Description of Indebtedness."

(3)
The pro forma common stock balance reflects the sale by us of            common shares in this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table summarizes our consolidated financial data and other data for the periods and at the dates indicated. We derived the consolidated statement of operations data for the years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheet data as of December 31, 2014 and 2013 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the statement of operations data for the years ended December 31, 2011 and 2010 and the balance sheet data as of December 31, 2012, 2011, and 2010 from our audited consolidated financial statements that do not appear in this prospectus.

        We derived the unaudited pro forma financial information for the year ended December 31, 2014 from the unaudited pro forma financial information included elsewhere in this prospectus.

        Our historical results are not necessarily indicative of the results to be expected for any future period. The following information should be read together with the information under the headings "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma consolidated financial information does not necessarily represent what our financial position, results of operations and other data would have been if the transactions given effect therein had actually been completed on the dates indicated, and are not intended to project such information for any future period. See "Use of Proceeds" and "Index to the Consolidated Financial Statements—Unaudited Pro Forma Combined Consolidated Financial Information."

	For the year ended December 31,
	2014 Pro-Forma(1)		2014(2)	2013(3)	2012	2011	2010
	(Dollars in thousands, except per share and per prescription data)
	(Unaudited)
Consolidated Statements of Operations Data
Net sales		$2,485,898	$2,214,956	$1,515,139	$1,126,943	$771,962	$577,547
Cost of goods sold		(2,269,915)	(2,074,817)	(1,426,112)	(1,057,608)	(715,448)	(536,451)

Gross profit		215,983	140,139	89,027	69,335	56,514	41,096
Selling, general and administrative expenses			(127,556)	(77,944)	(64,392)	(47,434)	(37,902)

Income from operations			12,583	11,083	4,943	9,080	3,194
Interest expense		(8,474)	(2,528)	(1,996)	(1,086)	(598)	(454)
Change in fair value of redeemable common shares		—	9,073	(34,348)	(6,566)	—	(10,662)
Termination of existing stock redemption agreement		(4,842)	(4,842)	—	—	—	—
Equity loss and impairment of non-consolidated entity		(6,208)	(6,208)	(1,055)	(267)	(95)	—
Other income		1,242	1,128	196	337	764	85

Income (loss) before income taxes			9,206	(26,120)	(2,639)	9,151	(7,837)
Income tax expense(4)			(4,655)	—	—	—	—

Net income (loss)			4,551	(26,120)	(2,639)	9,151	(7,837)
Less: net loss attributable to noncontrolling interest		(225)	(225)	—	—	—	—

Net income (loss) attributable to Diplomat Pharmacy			4,776	(26,120)	(2,639)	9,151	(7,837)
Net income allocable to preferred shareholders(17)		—	458	—	—	—	—

Net income (loss) allocable to common shareholders	$		$4,318	$(26,120)	$(2,639)	$9,151	$(7,837)

Net income (loss) per common share(5):
Basic	$		$0.12	$(0.79)	$(0.08)	$0.28	$(0.24)

Diluted	$		$0.11	$(0.79)	$(0.08)	$0.27	$(0.24)

Weighted average common shares outstanding(5):
Basic			35,990,122	33,141,500	33,141,500	33,141,500	33,175,500

Diluted			38,535,325	33,141,500	33,141,500	34,246,500	33,175,500

Other Data (unaudited)
Adjusted EBITDA(6)	$		$35,163	$18,970	$10,852	$15,121	$7,716
Prescriptions dispensed(7)		894,000	797,000	722,000	680,000	602,000	580,000
Prescriptions serviced (not dispensed)(8)		212,000	212,000	208,000	118,000	7,000	—

Total prescriptions		1,106,000	1,009,000	930,000	798,000	609,000	580,000

Net sales per prescription dispensed(9)		$2,771	$2,770	$2,090	$1,652	$1,282	$996
Gross profit per prescription dispensed(10)		$234	$167	$116	$97	$93	$71
Net sales per prescription serviced (not dispensed)(11)		$27	$27	$27	$29	$49	$—
Gross profit per prescription serviced (not dispensed)(11)		$27	$27	$27	$29	$49	$—
Adjusted EBITDA per prescription(12)	$		$35	$20	$14	$25	$13
Adjusted EPS(13)	$		$0.49	$(0.88)	$(0.13)	$0.17	$(0.27)

	As of December 31,
	2014 Pro-Forma(14)	2014	2013	2012	2011	2010
	(Dollars in thousands)
	(Unaudited)
Consolidated Balance Sheet Data
Property and equipment, net	$14,447	$13,150	$12,378	$12,634	$16,930	$14,116
Total assets		390,086	211,777	139,595	100,380	82,722
Total debt (including short-term debt and current portion of long-term debt)(15)(16)	210,000	—	88,164	63,102	12,942	19,694
Total liabilities	492,927	221,359	289,559	191,157	130,471	122,265
Shareholders' (deficit) equity(15)(17)		168,727	(77,782)	(51,562)	(30,091)	(39,543)

(1)
The unaudited pro forma consolidated financial information for the year ended December 31, 2014 gives effect to: (A) the January and April 2014 issuance of preferred stock and the use of a portion of the proceeds therefrom to redeem outstanding shares of common stock and common stock options, (B) our acquisition of MedPro in June 2014 and related borrowings under our line of credit, (C) our conversion from an S-corporation to a C-corporation on January 23, 2014, (D) the conversion of all outstanding shares of our capital stock into shares of our common stock, and immediately thereafter a stock split effected as a stock dividend of 8,500 shares for each share of our common stock,(E) our IPO on October 9, 2014 and the use of proceeds therefrom, (F) our probable acquisition of BioRx and related borrowings under the new credit facility as currently contemplated and (F) this offering and the use of proceeds therefrom, assuming in each case that such event occurred on January 1, 2014. See "Index to the Consolidated Financial Statements—Unaudited Pro Forma Combined Consolidated Financial Information".

(2)
We acquired MedPro on June 27, 2014 and its financial results have been included in our historical financial statements since such date.

(3)
We acquired AHF on December 16, 2013 and its financial results have been included in our historical financial statements since that date.

(4)
Prior to January 23, 2014, we had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Therefore, we did not pay corporate income taxes on our taxable income. Instead, our shareholders were liable for individual income taxes on their respective shares of our taxable income. On January 23, 2014, we changed from an S-corporation to a C-corporation, and therefore we now pay corporate income taxes on our taxable income for periods after January 23, 2014.

(5)
All share and per share amounts presented have been adjusted to reflect the applicable conversions of capital stock and the 8,500 to one stock split, effected in the form of a stock dividend occurring immediately prior to the completion of the IPO.

(6)
See "—Adjusted EBITDA" below for our definition of Adjusted EBITDA, why we present Adjusted EBITDA and a reconciliation of net income (loss) attributable to the Company to Adjusted EBITDA.

(7)
Prescriptions dispensed (rounded to nearest thousand) represents actual prescriptions filled and dispensed by Diplomat.

(8)
Prescriptions serviced (not dispensed) (rounded to nearest thousand) represents prescriptions filled and dispensed by a non-Diplomat pharmacy, including retailers and health systems, for which we provide support services required to assist patients and pharmacies with the complexity of filling specialty medications, and for which we earn a fee.

(9)
Net sales per prescription dispensed represents total prescription revenue from prescriptions dispensed by Diplomat, divided by the number of prescriptions dispensed by Diplomat. Total prescription revenue from prescriptions dispensed includes all revenue collected from patients, third party payors and various patient assistance programs, as well as revenue collected from pharmaceutical manufacturers for data and other services directly tied to the actual dispensing of their drug(s).

(10)
Gross profit per prescription dispensed represents gross profit from prescriptions dispensed by Diplomat, divided by the number of prescriptions dispensed by Diplomat. Gross profit represents total prescription revenue from prescriptions dispensed less the cost of the drugs purchased.

(11)
Net sales per prescription serviced (not dispensed) represents total prescription revenue from prescriptions serviced divided by the number of prescriptions serviced for the non-Diplomat pharmacies. Gross profit per prescription serviced (not dispensed) is equal to net sales per prescription serviced because there is no Diplomat drug cost of goods sold associated with such transactions. Total prescription revenue from prescriptions serviced includes revenue collected from partner pharmacies, including retailers and health systems, for support services rendered to their patients.

(12)
Adjusted EBITDA per prescription is Adjusted EBITDA divided by the total number of prescriptions dispensed or serviced.

(13)
See "—Adjusted EPS" below for our definition of Adjusted EPS, why we present Adjusted EPS and a reconciliation of net income (loss) attributable to the Company to Adjusted EPS.

(14)
The unaudited pro forma consolidated financial information as of December 31, 2014 gives effect to: (A) our probable acquisition of BioRx and related borrowings under the new credit facility as currently contemplated and (B) this offering and the use of proceeds therefrom, assuming in each case that such event occurred on December 31, 2014. See "Index to the Consolidated Financial Statements—Unaudited Pro Forma Combined Consolidated Financial Information".

(15)
We received net proceeds of $130,440 from our IPO that were credited to shareholders' equity in October 2014. Proceeds of $80,458 were used to repay outstanding indebtedness to certain current or former stakeholders and employees, and borrowings under the revolving line of credit.

(16)
In 2012, we entered into settlement agreements with current or former shareholders whereby we purchased shares of common stock formerly owned by the shareholders for consideration of $29,393 of which $2,851 was paid in cash, forgiveness of note of $196 and the remaining $26,346 was payable in full, as per the terms of an executed promissory note, maturing 2017, which we repaid using IPO proceeds.

(17)
In January 2014, we sold to certain funds of T. Rowe Price, 2,986,228 shares of Series A Preferred Stock at a purchase price of $16.74 per share. We used $20,000 of the $50,000 investment proceeds for general corporate purposes, including fees associated with the transaction, and the remaining $30,000 was used to redeem shares of common stock and common stock options. Further, in April 2014, we sold to certain funds of Janus Capital Group 3,225,127 shares of Series A Preferred Stock at a purchase price of $16.74 per share. We used $25,200 of the $54,000 investment for general corporate purposes, including fees associated with the transaction, and the remaining $28,800 was used to redeem shares of common stock and common stock options. These redemptions decreased our shareholders' equity by $58,800 in the year ended December 31, 2014. All shares of Series A Preferred Stock converted into shares of common stock on an one-for-one basis immediately prior to the completion of our IPO.

Adjusted EBITDA

        We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, share-based compensation expense, restructuring and impairment charges, equity loss and impairment of non-consolidated entities, and certain other items that we do not consider indicative of our ongoing operating performance (which items are itemized below). Adjusted EBITDA is a non-GAAP financial measure.

        We consider Adjusted EBITDA to be a supplemental measure of our operating performance. We present Adjusted EBITDA because it is used by our Board of Directors and management to evaluate our operating performance. It is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends and for evaluating the effectiveness of our business strategies. Further, we believe it assists us, as well as investors, in comparing performance from period to period on a consistent basis. Adjusted EBITDA is not in accordance with, or an alternative to, measures prepared in accordance with GAAP. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.

        As a non-GAAP measure, Adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and therefore you should not consider Adjusted EBITDA in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA does not:

  •
  include depreciation expense from property and equipment or amortization expense from acquired intangible assets (and although they are non-cash charges, the assets being depreciated/amortized will often have to be replaced in the future);

  •
  reflect interest expense on our debt and capital leases or interest income we earn on cash and cash equivalents;

  •
  reflect the amounts we paid in taxes or other components of our tax provision (which reduces cash available to us);

  •
  reflect certain expenses associated with our acquisition activities;

  •
  include the impact of share-based compensation (which is a recurring expense that will remain a key element of our long-term incentive compensation package, although we exclude it when evaluating our operating performance for a particular period); or

  •
  include the restructuring and impairment charges, equity income or loss of our non-consolidated entity, or other matters we do not consider to be indicative of our ongoing operations.

        Further, other companies in our industry may calculate Adjusted EBITDA differently than we do and these calculations may not be comparable to our Adjusted EBITDA metric. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income (loss) attributable to the Company and our financial results presented in accordance with GAAP.

        The table below presents a reconciliation of net income (loss) attributable to the Company to Adjusted EBITDA for the periods indicated:

	For the year ended December 31,
	2014 Pro-Forma		2014	2013	2012	2011	2010
	(Dollars in thousands)
	(Unaudited)
Net income (loss) attributable to Diplomat	$		$4,776	$(26,120)	$(2,639)	$9,151	$(7,837)
Depreciation and amortization		30,495	8,139	3,934	3,842	3,079	2,157
Interest expense		8,474	2,528	1,996	1,086	598	454
Income tax expense			4,655	—	—	—	—

EBITDA			20,098	(20,190)	2,289	12,828	(5,226)

Share-based compensation expense(1)		2,954	2,871	886	915	1,410	839
Change in fair value of redeemable common shares		—	(9,073)	34,348	6,566	—	10,662
Restructuring and impairment charges(2)		—	—	1,033	424	429	1,456
Equity loss and impairment of non-consolidated entities(3)		6,208	6,208	1,055	267	95	—
Severance and related fees(4)		363	363	205	412	740	—
Contingent consideration and merger and acquisition related fees(5)		12,256	7,238	677	—	—	—
Private company expenses(6)		180	180	222	—	—	—
Other taxes and credits(7)		1,005	1,005	—	(148)	(626)	—
Termination of existing stock redemption agreement		4,842	4,842	—	—	—	—
Other items(8)		1,431	1,431	734	127	245	(15)

Adjusted EBITDA	$		$35,163	$18,970	$10,852	$15,121	$7,716

(1)
Share-based compensation expense relates to director and employee share-based awards.

(2)
Restructuring and impairment charges reflect decreases in the fair market value of non-core property and assets, or actual losses on disposal of such assets. 2013 charges primarily relate to the $932 write-down of our former Swartz Creek, Michigan headquarters facility to its fair value, after we vacated it in favor of our present Flint, Michigan facility. 2012 charges primarily relate to our write-down of an externally purchased software package we no longer utilize, as well as sales of Company-owned vehicles. 2011 charges include expense associated with the closure of our former Cleveland, Ohio facility, the move of our Chicago, Illinois area facility, and sales of Company-owned vehicles.

(3)
During the fourth quarter of 2014, we reassessed the recoverability of our investment in our non-consolidated entity, Ageology. Based upon this assessment, we determined that a full impairment of $4,869 was warranted, primarily due to updated projections of continuing losses into the foreseeable future. The remaining amounts in 2014, 2013 and 2012 represents our share of losses recognized by Ageology, using the equity method of accounting. We first invested in Ageology, an anti-aging physician network dedicated to nutrition, fitness and hormones, in October 2011, in connection with its formation.

(4)
Employee severance and related fees primarily relates to severance for former management.

(5)
Fees and expenses directly related to merger and acquisition activities, including our acquisitions of AHF and MedPro and the impact of changes in the fair value of related contingent consideration liabilities.

(6)
Primarily includes philanthropic activities performed at the direction of our majority shareholder.

(7)
Represents (a) various tax credits received from the state of Michigan for facility improvement and employee hiring initiatives, (b) the one-time costs associated with converting from an S-Corporation to a C-Corporation, and (c) a 2014 charge of $1,825 related to non-income tax obligations.

(8)
Includes other expenses, predominantly IT operating leases. These operating leases were initiated, in lieu of purchases or capital leases for a subset of our IT spend, for a short period of time in 2013 and 2014 for liquidity purposes. We have since discontinued the practice of leasing IT equipment. The cost of purchased IT equipment is reflected in depreciation and amortization.

Adjusted EPS

        Adjusted EPS adds back the impact of all amortization of intangible assets, net of pro forma income tax. Amortization of intangible assets arises from the acquisition of intangible assets in connection with our business acquisitions. We exclude amortization of intangible assets from Adjusted EPS because we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes and will continue to contribute to revenue in the periods presented and in future periods and should also note that such expenses will recur in future periods. Adjusted EPS also adds back, net of pro forma income taxes, the non-cash impairment of a non-consolidated entity and the change in contingent consideration related to our recent acquisitions. We present this non-GAAP measure on a pro forma basis solely related to our change in income tax status in early 2014 from an S-corporation to a C-corporation, and give effect to our election to be a C-corporation as if that decision was made effective January 1, 2010.

        We consider Adjusted EPS to be a supplemental measure of our operating performance. We present Adjusted EPS because it is used by our Board of Directors and management to evaluate our operating performance. It is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends and for evaluating the effectiveness of our business strategies. Further, we believe it assists us, as well as investors, in comparing performance from period to period on a consistent basis. Other companies in our industry may calculate Adjusted EPS differently than we do and their calculation may not be comparable to our Adjusted EPS metric.

        The table below presents a reconciliation of net income (loss) attributable to the Company to Adjusted EPS for the periods indicated:

	For the year ended December 31,
	2014 Pro-Forma		2014	2013	2012	2011	2010
	(Dollars in thousands, except per share)
	(Unaudited)
Net income (loss) attributable to Diplomat	$		$7,242	$(29,031)	$(4,197)	$5,674	$(8,911)
Amortization of acquisition-related intangible assets		26,013	4,030	—	—	—	—
Change in contingent consideration		10,289	6,121	—	—	—	—
Impairment of non-consolidated entities		4,869	4,869	—	—	—	—
Income tax impact of adjustments			(3,572)	—	—	—	—

Adjusted non-GAAP net income (loss)	$		$18,690	$(29,031)	$(4,197)	$5,674	$(8,911)

Net income (loss) attributable to Diplomat per share	$		$0.19	$(0.88)	$(0.13)	$(0.17)	$(0.27)
Amortization of acquisition-related intangible assets			0.10	—	—	—	—
Change in contingent consideration			0.16	—	—	—	—
Impairment of non-consolidated entities			0.13	—	—	—	—
Income tax impact of adjustments			(0.09)	—	—	—	—

Adjusted EPS	$		$0.49	$(0.88)	$(0.13)	$(0.17)	$(0.27)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except per share, per patient and per prescription data)

        You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review information under the heading "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

        We are the largest independent specialty pharmacy in the United States, and are focused on improving lives of patients with complex chronic diseases. Our patient-centric approach positions us at the center of the healthcare continuum for treatment of complex chronic diseases through partnerships with patients, payors, pharmaceutical manufacturers, and physicians. We offer a broad range of innovative solutions to address the dispensing, delivery, dosing and reimbursement of clinically intensive, high-cost specialty drugs (many of which can cost over $100,000 per patient, per year). We have expertise across a broad range of high-growth specialty therapeutic categories, including oncology, immunology, hepatitis, multiple sclerosis, HIV, and specialty infusion therapy. We dispense to all 50 states through our advanced distribution center that enables us to ship medications nationwide as well as a centralized clinical call center that helps us deliver localized services on a national scale. We were founded in 1975 by our Chairman and Chief Executive Officer, Philip Hagerman, and his father, Dale, both trained pharmacists who transformed our business from a traditional pharmacy into a leading specialty pharmacy beginning in 2005.

        Our core revenues are derived from the customized care management programs we deliver to our patients, including the dispensing of their specialty medications. Because our core therapeutic disease states generally require multi-year or life-long therapy, our singular focus on complex chronic diseases helps drive recurring revenues and sustainable growth. Our revenue growth is primarily driven by new drugs coming to market, new indications for existing drugs, volume growth with current clients, and addition of new clients. For the years ended December 31, 2014, 2013 and 2012, we derived over 99% of our revenue from the dispensing of drugs and the reporting of data associated with those dispenses to pharmaceutical manufacturers and other outside companies.

        Our historical growth has largely been driven by our position as a leader in oncology and immunology therapeutic categories. For the years ended December 31, 2014, 2013 and 2012, we generated approximately 68%, 74% and 72%, respectively, of our revenues in these two categories.

        We expect our growth to continue to be driven by a highly visible and recurring base of revenues, favorable demographic trends, advanced clinical developments, expanding drug pipelines, earlier detection of chronic diseases, improved access to medical care, manufacturer price increases and mix shift toward higher-cost specialty drugs. In addition, we believe that our expanding breadth of services, our growing penetration with new customers, and our access to limited distribution drugs will help us achieve significant and sustainable growth and profitability in future. Further, we believe that limited distribution is becoming the delivery system of choice for many specialty drug manufacturers because it facilitates high patient engagement, clinical expertise, and an elevated focus on service. Accordingly, we believe our current portfolio of over 80 limited distribution drugs, all of which are post-launch, is important to our growth.

        We also provide specialty pharmacy support services to a national network of retailers as well as hospitals and health systems. We provide services to retailers and independent pharmacy groups, hospitals and health systems. For many of our retail, hospital and health system partners, we earn revenue by providing clinical and administrative support services on a fee-for-service basis to help them dispense specialty medications. Our other revenue in 2014, 2013 and 2012 was derived from these services provided to retail and hospital pharmacy partners.

        As a result of our clinical expertise and our ability to expand scope of services, demand for our services has grown, which has driven growth in revenue. Our revenue for the years ended December 31, 2014, 2013 and 2012, was $2,214,956, $1,515,139 and $1,126,943, respectively. Our net income (loss) attributable to Diplomat for the years ended December 31, 2014, 2013 and 2012 was $4,776, $(26,120) and $(2,639), respectively. Adjusted EBITDA for the years ended December 31, 2014, 2013 and 2012 was $35,163, $18,970 and $10,852, respectively. See "Selected Consolidated Financial Data-Adjusted EBITDA" for our definition of Adjusted EBITDA, why we present Adjusted EBITDA and a reconciliation of our Adjusted EBITDA to net income (loss) attributable to the Company.

Recent Developments and Other Important Factors Affecting Our Operating Results

  Initial Public Offering

        In October 2014, we completed our initial public offering ("IPO") in which 15,333,333 shares of common stock were sold at a public offering price of $13.00 per share. We sold 11,000,000 shares of common stock and certain selling shareholders sold 4,333,333 shares of common stock. We did not receive any proceeds from the sale of common stock by the selling shareholders. We received net proceeds of $130,440 after deducting underwriting discounts and commissions of $9,652, and other offering expenses of $2,908. Proceeds of $80,458 were used to repay existing indebtedness to certain current or former shareholders and employees ($19,824), and borrowings under the revolving line of credit ($60,634). The remaining net proceeds of $49,982 continue to be used for working capital and other general purposes.

  Acquisitions

        On December 16, 2013, we acquired all of the outstanding stock of AHF, a specialty pharmacy focused on providing clotting medications, ancillaries and supplies to individuals with bleeding disorders, for a total acquisition price of approximately $13,449, excluding related acquisition costs. Included in the total acquisition price is $12,149 in cash and contingent consideration with a maximum payout of $2,000 (fair valued at $1,300 as of the acquisition date and at $1,800 as of December 31, 2014). The results of operations for AHF are included in our consolidated financial statements from the acquisition date.

        On June 27, 2014, we acquired all of the outstanding stock of MedPro, a specialty pharmacy focused on specialty infusion therapies, including hemophilia and immune globulin, for a total acquisition price of approximately $68,537, excluding related acquisition costs. Included in the total acquisition price is $52,267 in cash, 716,695 shares of our Class B Nonvoting Common Stock valued at approximately $12,000, and contingent consideration with a maximum payout of $11,500 (fair valued at $4,270 as of the acquisition date and at $9,891 as of December 31, 2014). The results of operations for MedPro are included in our consolidated financial statements from the acquisition date.

        On February 26, 2015, we executed a definitive purchase agreement which provides that, upon the terms and conditions set forth therein, we will acquire all of the outstanding equity interests of BioRx. BioRx, headquartered in Cincinnati, Ohio, provides patients with personalized medication programs and services for a variety of complex disease states, including hemophilia, hereditary angioedema, immunology, nutrition and digestive disorders and alpha-1 antitrypsin deficiency. BioRx reaches patients in all 50 states and operates dispensing facilities in Ohio, Massachusetts, North Carolina, Iowa,

Minnesota, Arizona and California. The acquisition is expected to close shortly after the completion of this offering in March or April 2015. In 2014, BioRx generated approximately $227,000 in revenue and $23,000 in EBITDA. Diplomat will purchase BioRx for $210,000 cash and 4,050,926 shares of common stock upon the closing of the transaction. The transaction will provide Diplomat with an expected future tax benefit of approximately $50,000. Under the terms of a one year contingent earnout, BioRx can earn up to an additional 1,350,309 shares of common stock upon achieving an EBITDA-based metric. See "Risk Factors—Risks Related to Our Pending Acquisition of BioRx."

        We anticipate our future revenues derived from specialty infusion pharmacy services will increase significantly as a percentage of total revenues as a result of such acquisitions.

        In connection with the BioRx transaction, we have obtained committed financing from GE Capital Bank to increase the line of credit to $150,000 and to enter into a Term Loan A for $120,000. Subject to market conditions, we expect to fund the cash component of the purchase price with borrowings under the financing led by GE Capital. For a further description of our debt, see "Description of Indebtedness."

  Issuances of Preferred Stock

        On January 23, 2014, we sold to certain funds of T. Rowe Price 2,986,228 shares of Series A Preferred Stock at a purchase price of $16.74 per share. We used $20,000 of the $50,000 investment proceeds for general corporate purposes, including fees associated with the transaction, and the remaining $30,000 was used to redeem shares of common stock and common stock options.

        On April 1, 2014, we sold to certain funds of Janus Capital Group 3,225,127 shares of Series A Preferred Stock at a purchase price of $16.74 per share. We used $25,200 of the $54,000 investment proceeds for general corporate purposes, including fees associated with the transaction, and the remaining $28,800 was used to redeem shares of common stock and common stock options.

        All shares of Series A Preferred Stock converted into shares of our common stock on an one-for-one basis immediately prior to the completion of our IPO.

  Other Stock Related Transactions

        In May 2014, we redeemed all of the rights to the outstanding common stock options from a former employee. The purchase price for the options was $4,000 and was paid in full at time of closing. In August 2014, we issued 372,486 shares of Class B Nonvoting Common Stock in the aggregate to a relative (and associated trusts) of the Company's chief executive officer, in connection with the termination of an existing Stock Redemption Agreement. This issuance resulted in a charge of $4,842 to "Termination of existing stock redemption agreement" during 2014. The value of the issued shares was based on our initial public offering price of $13.00 per share.

  Certain Operating Expenses

        We have focused on growing our business and we plan to continue to invest in building for growth. As a result, we have experienced increased operating expenses driven by the additional IT staff required to develop improved operating systems, including due to our determination in 2014 to in-source a substantial portion of such development. We have also experienced increased expense related to the additional operational staff required to service our customers in a less efficient fashion while the new systems are being developed. We expect to experience operational improvements following the implementation of key system improvements over the next one to two years. Further, we expect that the size of our operational staff, as well as the size of our sales and marketing staff, will continue to grow with the business.

  Contribution Agreement

        On August 28, 2014, we and two unrelated third party entities entered into a contribution agreement to form a new company, Primrose Healthcare, LLC ("Primrose") which will function as a management company, managing a network of physicians and medical professionals providing continuum care for patients infected with the Hepatitis C virus. We have committed to contributing $5,000 to Primrose, of which $3,000 was contributed in 2014 with the remainder to be contributed during 2015. We have a 51% controlling ownership in Primrose and therefore consolidate Primrose into our financial statements. Primrose had no material operating activity through December 31, 2014.

  Cost Method Investment

        In December 2014, we invested $3,500 in Physician Resource Management, Inc. in exchange for a 15% equity position. We are accounting for this investment under the cost method as we do not have significant influence over its operations.

Key Performance Metrics

        We regularly review a number of metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections, and make strategic decisions.

	For the year ended December 31,
	2014	2013	2012
Adjusted EBITDA	$35,163	$18,970	$10,852
Prescriptions dispensed	797,000	722,000	680,000
Prescriptions serviced (not dispensed)	212,000	208,000	118,000

Total prescriptions	1,009,000	930,000	798,000

Net sales per prescription dispensed	$2,770	$2,090	$1,652
Gross profit per prescription dispensed	$167	$116	$97
Net sales per prescription serviced (not dispensed)	$27	$27	$29
Gross profit per prescription serviced (not dispensed)	$27	$27	$29
Adjusted EBITDA per prescription	$35	$20	$14

  Adjusted EBITDA

        See "Selected Consolidated Financial Data—Adjusted EBITDA" for our definition of Adjusted EBITDA, why we present Adjusted EBITDA and a reconciliation of net income (loss) attributable to the Company to Adjusted EBITDA.

  Prescription Data

        Prescriptions dispensed (rounded to nearest thousand) represents actual prescriptions filled and dispensed by Diplomat to patients, or in rare cases, to physicians. Prescriptions serviced (not dispensed) (rounded to nearest thousand) represents prescriptions filled and dispensed from a non-Diplomat pharmacy, including unaffiliated retailers and health systems, for which we provide support services required to assist these patients and pharmacies through the complexity of filling specialty medications, and for which we earn a fee.

        Our volume for the year ended December 31, 2014 was 1,009,000 prescriptions dispensed or serviced, an 8% increase compared to approximately 930,000 prescriptions dispensed or serviced for the year ended December 31, 2013. The volume increase was due to our acquisitions, new drugs to market, new indication approvals for existing drugs, growth in patients from current payors and physician practices, and the addition of patients from new payors and physician practices.

        Our volume for the year ended December 31, 2013 was approximately 930,000 prescriptions dispensed or serviced, a 17% increase compared to approximately 798,000 prescriptions for the year ended December 31, 2012. The volume increase was due to a mix of patient growth from current payors and physician practices, the addition of patients from new payors and physician practices, new drugs to market, and the approval of new indications for existing drugs.

  Other Metrics

        Other key metrics used in analyzing our business are net sales per prescription dispensed, gross profit per prescription dispensed, net sales per prescription serviced (not dispensed), gross profit per prescription serviced (not dispensed) and Adjusted EBITDA per prescription.

        Net sales per prescription dispensed represents total prescription revenue from prescriptions dispensed by Diplomat divided by the number of prescriptions dispensed by Diplomat. Gross profit per prescription dispensed represents gross profit from prescriptions dispensed by Diplomat divided by the number of prescriptions dispensed by Diplomat. Total prescription revenue from prescriptions dispensed includes all revenue collected from patients, third party payors, and various patient assistance programs, as well as revenue collected from pharmaceutical manufacturers for data and other services directly tied to the actual dispensing of their drug(s). Gross profit represents total prescription revenue from prescriptions dispensed less the cost of the drugs purchased.

        Net sales per prescription serviced (not dispensed) represents total prescription revenue from prescriptions serviced divided by the number of prescriptions serviced for the non-Diplomat pharmacies. Gross profit per prescription serviced (not dispensed) is equal to net sales per prescription serviced because there is no cost of drug associated with such transactions. Total prescription revenue from prescriptions serviced includes revenue collected from partner pharmacies, including retailers and health systems, for support services rendered to their patients.

        Adjusted EBITDA per prescription is Adjusted EBITDA divided by the total number of prescriptions dispensed or serviced.

Components of Results of Operations

  Net Sales

        Revenue for a dispensed prescription is recognized at the time of shipment for home delivery and at prescription adjudication (which approximates the fill date) for patient pick up at open door or retail pharmacy locations. We can earn revenue from multiple sources for any one claim, including the primary insurance plan, the secondary insurance plan, the tertiary insurance plan, patient co-pay, and patient assistance programs. Prescription revenue also includes revenue from pharmaceutical manufacturers and other outside companies for data reporting or additional services rendered for dispensed prescriptions. Service revenue is primarily derived from fees earned by us from retail and hospital pharmacies for patient support that is required for those non-Diplomat pharmacies to dispense specialty drugs to patients. The retail and hospital pharmacies dispense the drug, and pay us for clinically and administratively servicing their patients.

  Cost of Goods Sold

        Cost of goods sold represents the purchase price of the drugs that we ultimately dispense. These drugs are purchased directly from the manufacturer or from an authorized wholesaler and the purchase price is negotiated with the selling entity. In general, period over period percentage changes in cost of goods sold will move directionally with period over period percentage changes in net sales for prescription dispensing transactions. This is due to the mathematical relationship between average wholesale price ("AWP") and wholesale acquisition cost ("WAC"), and our contractual relationships to purchase at a discount off of WAC and receive reimbursement at a discount off of AWP. The discounts off of AWP and WAC that we receive vary significantly by drug and by contract. Rebates we receive from manufacturers are reflected in cost of goods sold when they are earned.

  Selling, General and Administrative Expenses

        Our operating expenses primarily consist of employee and employee-related costs, as well as outbound prescription drug transportation and logistics costs. Our employee and employee-related costs relate to both our patient-facing personnel and our non-patient facing support and administrative personnel. Other operating expenses consist of occupancy and other indirect costs, insurance costs, professional fees, and other general overhead expenses. We expect that general and administrative expenses will increase as we incur additional expenses related to being a public company, including professional fees and share-based compensation expenses.

  Other Income (Expense)

        Other income (expense) primarily consists of interest expense associated with our debt, the change in fair value associated with our redeemable common shares, expense associated with the termination of an existing stock redemption agreement, equity income or losses and impairments associated with our 25% owned non-consolidated entity, tax credits and income from property rentals. Prior to our IPO, certain shares of our common stock included features that required us to redeem such shares upon the death or termination of employment with us by the shareholder. We reflected such shares as liabilities on our consolidated balance sheets with the change in fair value of such shares reported as a non-operating charge or credit in our consolidated statements of operations.

  Income Tax Expense

        On January 23, 2014, we changed from an S-corporation to a C-corporation. Prior to this date, our historical financial statements reflected our results as an S-corporation. In the financial statements that are part of this prospectus, we have included pro forma financial information that gives effect for income taxes as if the election were made effective January 1, 2012.

Results of Operations

        The following table provides consolidated statements of operations data for each of the periods presented:

	For the year ended December 31,
	2014	2013	2012
Consolidated Statement of Operations Data
Net sales	$2,214,956	$1,515,139	$1,126,943
Cost of goods sold	(2,074,817)	(1,426,112)	(1,057,608)

Gross profit	140,139	89,027	69,335
Selling, general and administrative expenses	(127,556)	(77,944)	(64,392)

Income from operations	12,583	11,083	4,943
Interest expense	(2,528)	(1,996)	(1,086)
Change in fair value of redeemable common shares	9,073	(34,348)	(6,566)
Termination of existing stock redemption agreement	(4,842)	—	—
Equity loss and impairment of non-consolidated entity	(6,208)	(1,055)	(267)
Other income	1,128	196	337

Income (loss) before income taxes	9,206	(26,120)	(2,639)
Income tax expense	(4,655)	—	—

Net income (loss)	4,551	(26,120)	(2,639)
Less: net loss attributable to noncontrolling interest	(225)	—	—

Net income (loss) attributable to Diplomat	$4,776	$(26,120)	$(2,639)

Comparison of Years Ended December 31, 2014 and December 31, 2013

  Net Sales

        Our net sales for the year ended December 31, 2014 were $2,214,956, a $699,817 increase, or 46%, compared to $1,515,139 for the year ended December 31, 2013. The increase was the result of approximately $315,000 of additional revenue from drugs that were new to the market or newly dispensed by us. Prescription volume growth of existing drugs accounted for approximately $118,000 of the increased revenue and was the result of new indications, increased penetration through physicians' offices, growth with existing payors, and the addition of patients from new payors and physician practices. The acquisitions of AHF and MedPro contributed approximately $74,000 and the remaining increase is attributable to manufacturer price increases, drug mix and payor mix.

  Cost of Goods Sold

        Our cost of goods sold for the year ended December 31, 2014 was $2,074,817, a $648,705 increase, or 45%, compared to $1,426,112 for the year ended December 31, 2013. The increase was primarily the result of the same factors that drove the increase in our net sales over the same time period. Cost of goods sold was 93.6% and 94.1% of revenue for the years ended December 31, 2014 and 2013, respectively.

  Selling, General and Administrative Expense

        Our selling, general and administrative expense ("SG&A") for the year ended December 31, 2014 was $127,556, a $49,612 increase, or 64%, compared to $77,944 for the year ended December 31, 2013. SG&A was 5.8% and 5.1% of revenue for the years ended December 31, 2014 and 2013, respectively. SG&A in the 2014 period was higher than in the prior period primarily due to variable costs related to increased net sales and prescription volume during the 2014 period. Total employee cost increased by $20,837, or 46%, and was primarily attributable to three factors. First, the 10% volume increase of prescriptions dispensed, combined with the increased administrative complexity associated with the mix of those prescriptions, drove the need to hire additional employees. Second, our ongoing efforts to improve IT systems to support current and future growth required additional indirect labor to develop our key systems, including due to our determination in 2014 to in-source a substantial portion of such development. Third, share-based compensation increased $1,985, predominantly driven by 2014 stock options granted both prior to and at the time of our IPO, all of which had higher per share grant date fair values as compared to grants in prior years. Lastly, we incurred additional expense associated with adding staff to support public company requirements. Similarly, our logistics expense increased by $2,145, or 21%, as a result of the additional prescription volume dispensed, as well as increased supplier costs and mix of drugs being shipped to patients. These increases also include $10,662 of AHF and MedPro SG&A related to its pharmacies and support staff; as well as $6,121 of expense for contingent consideration based on the operating results of our acquisitions. The remaining increase was in all other SG&A to support our growth including bad debt expense, consulting fees, equipment rental, software licensing, travel and other miscellaneous expenses.

  Other Income (Expense)

        Our other income (expense) for the year ended December 31, 2014 was $(3,377), compared to $(37,203) for the year ended December 31, 2013. The decrease in net expense was primarily attributable to a $43,421 difference in the change in fair value of redeemable common shares. The decrease was partially offset by a $4,842 one-time charge associated with the termination of an existing stock redemption agreement and a $5,153 greater equity loss and impairment of our non-consolidated entity investment in Ageology during the year ended December 31, 2014 primarily due to the recognition of a full impairment totaling $4,869.

  Income Tax Expense

        On January 23, 2014, we changed our income tax status from an S-corporation to a C-corporation and, as such, now bear income taxes which had previously been borne by our shareholders. Our income tax expense for the years ended December 31, 2014 and 2013 was $4,655 and $0, respectively. For additional information on our conversion from an S-corporation to a C-corporation, see Note 3 and Note 17 to our consolidated financial statements, included in this prospectus.

Comparison of Years Ended December 31, 2013 and December 31, 2012

  Net Sales

        Our net sales for the year ended December 31, 2013 was $1,515,139, a $388,196 increase, or 34%, compared to $1,126,943 for the year ended December 31, 2012. Prescription volume growth on existing drugs accounted for approximately $178,000 of the increased revenue and was driven by new indications, increased penetration through physicians' offices, growth with existing payors, and the addition of patients from new payors and physician practices. The increase was also the result of approximately $62,000 of additional revenue from drugs that were new to the market or newly dispensed by us. The remaining increase is attributable to manufacturer price increases and payor mix.

  Cost of Goods Sold

        Our cost of goods sold for the year ended December 31, 2013 was $1,426,112, a $368,504 increase, or 35%, compared to $1,057,608 for the year ended December 31, 2012. The increase was primarily the result of the same factors that drove the increase in our net sales over the same time period.

  Selling, General and Administrative Expense

        Our SG&A for the year ended December 31, 2013 was $77,944, a $13,552 increase, or 21%, compared to $64,392 for the year ended December 31, 2012. SG&A in 2013 was higher than in the prior year primarily due to variable costs related to increased net sales and prescription volume during 2012. This increased volume drove the need for additional employees and the overhead required to support the growth.

        The increased employee expense of $6,938, or 18%, was predominantly the result of the additional headcount required to manage the 17% prescription volume increase. Our ongoing efforts to improve IT systems to support current and future growth required additional indirect labor to develop our key systems. The increase in freight expense of $1,920, or 23%, was the result of the increased volume of prescriptions being shipped to patients, as well as price and mix changes related to the type of drugs being shipped to patients. Impairment, restructuring, and acquisition related activities accounted for $1,286 of additional increased expense in 2013. The remaining increase in SG&A included consulting fees, utilities, and other miscellaneous operating expenses.

  Other Income (Expense)

        Our other income (expense) for the year ended December 31, 2013 was $(37,203), compared to $(7,582) for the year ended December 31, 2012. Our change in fair value of redeemable common shares for the year ended December 31, 2013 was $(34,348), compared to $(6,566) for the year ended December 31, 2012. The change in the fair value of redeemable common shares was attributable to appreciation of the value of the common shares. Our interest expense for the year ended December 31, 2013 was $1,996, compared to $1,086 for the year ended December 31, 2012. The additional interest expense was the result of growth and the overall need to draw on the line of credit periodically to manage working capital. Our equity loss on our non-consolidated entity for the year ended December 31, 2013 was $1,055, compared to $267 for the year ended December 31, 2012, an increase attributed to the start-up company's escalation in ramping up their operations. Our other income for the year ended December 31, 2013 was $196, compared to $337 for the year ended December 31, 2012. Other income is derived from state tax credits and the rental of property which we currently own.

Liquidity and Capital Resources

        Our primary uses of cash include funding our working capital, acquiring and maintaining property and equipment and internal use software, business acquisitions, stock and stock option redemptions (prior to our IPO), and debt service. Our primary source of liquidity for our working capital is cash flows generated from operations. At various times during the course of the year, we may be in an operating cash usage position, which may require us to use our short-term borrowings. We continuously monitor our working capital position and associated cash requirements and explore opportunities to more effectively manage our inventory and capital spending. As of December 31, 2014 and 2013, we had $17,957 and $9,109, respectively, of cash and cash equivalents. Our cash balances fluctuate based on working capital needs and the timing of sweeping available cash each day to pay down any outstanding balance on our line of credit, which was $0 at December 31, 2014. Our available liquidity under our revolving line of credit was $108,272 at December 31, 2014.

        We believe that funds generated from operations, our cash and cash equivalents on hand and available borrowing capacity under our revolving line of credit, along with the net proceeds generated from our initial public offering, will be sufficient to meet our working capital and capital expenditure requirements for at least 12 months. Historically, our need to access the capital markets has been limited to refinancing our line of credit at or prior to maturity. However, in June 2014, we increased our commitment under our revolving line of credit to $120,000 from $85,000 in connection with the MedPro acquisition. In addition, we intend to enhance our competitive position through additional complementary acquisitions in both existing and new markets. Therefore, from time to time, we expect to access the equity or debt markets to raise additional funds to fund acquisitions or otherwise on a strategic basis. See "Business-Recent Developments" and "Risk Factors—Risks Related to Our Pending Acquisition of BioRx" for information regarding financing of the BioRx acquisition.

        In October 2014, we completed our IPO in which 15,333,333 shares of common stock were sold at a public offering price of $13.00 per share. Diplomat sold 11,000,000 shares of common stock and certain existing shareholders sold 4,333,333 shares of common stock. Diplomat did not receive any proceeds from the sale of common stock by the existing shareholders. Diplomat received net proceeds of $130,440 after deducting underwriting discounts and commissions of $9,652, and other offering expenses of $2,908. Proceeds of $80,458 were used to repay existing indebtedness to certain current or former shareholders and employees ($19,824), and borrowings under the revolving line of credit ($60,634). The remaining net proceeds of $49,982 continue to be used for working capital and other general purposes.

	Year ended December 31,
	2014	2013	2012
Net cash (used in) provided by operating activities	$(9,568)	$6,227	$5,006
Net cash used in investing activities	(66,084)	(20,292)	(4,849)
Net cash provided by (used in) financing activities	84,500	23,174	(157)

Net increase (decrease) in cash and equivalents	$8,848	$9,109	$—

Net Cash (Used in) Provided by Operating Activities.

        Cash (used in) provided by operating activities consists of significant components of the statement of operations adjusted for changes in various working capital items including accounts receivable, inventories, prepaid expenses, accounts payable and other accrued expenses.

        The $15,795 decrease in cash flow associated with operating activities during the year ended December 31, 2014 compared to the year ended December 31, 2013 was primarily due to a $22,888 increase in net working capital outflows due to a significant increase in inventory levels and an increase in receivables that was partially offset by an increase in payables. This increase in working capital occurred to support the growth of our business. We also experienced a $30,671 increase in net income which was partially offset by non-cash expenses. The most significant changes to non-cash expense were a $43,421 decrease to change in fair value of redeemable common shares, a $5,153 loss on Ageology investment, a $6,121 increase in estimated contingent consideration for AHF and MedPro, a $4,842 termination of existing stock redemptions, a $3,689 increase in tax benefits on share-based awards and a $3,172 increase in provision for doubtful accounts.

        The $1,221 increase in cash provided by operating activities during the year ended December 31, 2013, compared to the year ended December 31, 2012 is primarily attributable to a $(23,481) decrease in net income and a $26,189 increase in non-cash expenses partially offset by a $4,753 change in our working capital. The increase in non-cash expenses was mostly attributable to a $27,782 increase to change in fair value of redeemable common shares and a $932 impairment charge on write-down of our former Swartz Creek, MI headquarters facility. The most significant change in working capital relates to our accounts receivable increasing $5,941 more in 2013 than in 2012, which was primarily the result of an increase in billing and revenue in the month of December 2013 as compared to December 2012.

Net Cash Used in Investing Activities.

        Our primary investing activities have consisted of the acquisitions of infusion specialty pharmacies (AHF and MedPro), investments in non-consolidated entities, capital expenditures to purchase computer equipment, software, furniture and fixtures, labor expenditures associated with capitalized software for internal use, as well as building improvements to support the expansion of our infrastructure and workforce. As our business grows, we expect our capital expenditures and our investment activity to continue to increase.

        The $45,792 increase in cash used in investing activities during the year ended December 31, 2014 compared to the year ended December 31, 2013 was primarily related to a $41,367 increase in acquisitions due to the $51,599 used for the acquisition of MedPro in 2014. We also experienced a $5,426 increase in expenditures for software for internal use and property and equipment as we continue to expand our information systems.

        The $15,443 increase in cash used in investing activities for the year ended December 31, 2013 compared to the year ended December 31, 2012 was primarily related to $10,232 of cash paid for the acquisition of AHF, net of cash acquired. We also increased spend by $1,313 for expenditures related to software for internal use and property and equipment as part of our ongoing effort to improve our information systems. The remaining increase was the result of a $1,000 higher investment in a non-consolidated entity and $2,898 increase primarily related to issuance of a related party notes receivable to a non-consolidated entity.

Net Cash Provided by (Used in) Financing Activities.

        The $61,326 increase in cash provided by financing activities during the year ended December 31, 2014 compared to the year ended December 31, 2013 was primarily due to $130,440 in net proceeds from our IPO and $101,815 in net proceeds from our sales of Series A Preferred Stock in 2014, partially offset by the redemptions of certain outstanding common stock and common stock options and the repayment of all outstanding borrowings in 2014.

        The $23,331 increase in cash available from financing activities during the year ended December 31, 2013 compared to the year ended December 31, 2012 is primarily related to a $12,212 increase in borrowing under our line of credit, which in part facilitated the $9,910 payments on our outstanding notes payable and the $496 larger payment in 2013 on our long term mortgage debt. Also, during 2012, there were shareholder distributions of $10,868, much larger than those in 2013, and stock and stock option redemption payments of $3,894, which did not repeat in 2013.

Other Sources of Liquidity

  Revolving Line of Credit

        On June 26, 2014, we entered into an amended and restated credit agreement with GE Capital Bank, as agent, Comerica Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as additional lenders, which matures on July 19, 2017. The amount available for borrowing under the revolving line of credit is the lesser of $120,000 and a borrowing base which is equal to the sum of 85% of eligible accounts receivable and a portion of eligible inventory, less any outstanding letters of credit and swing loans. Additionally, the revolving line of credit permits incremental increases in the line of credit or issuance of term loans up to an aggregate amount of $25,000, subject to specified conditions. Interest on our line of credit is charged at a rate equal to either (a) the base rate, which equates to the rate last quoted by The Wall Street Journal as the "Prime Rate" or as further defined in the agreement in the absence of such, plus an applicable margin (the "Base Rate"); or (b) LIBOR, as defined by the agreement, plus an applicable margin. The applicable margin on the Base Rate borrowings, during all periods presented, is 0.75% and on LIBOR rate borrowings is 1.75%. The effective interest rate for

Base Rate borrowing at December 31, 2013 was 4.00%. The effective rate on LIBOR rate borrowing at December 31, 2013 was 1.92%. At December 31, 2014, we had no borrowings outstanding.

        The line of credit requires us to comply with certain covenant requirements and to certify compliance on a monthly basis. We have been in compliance every period since the inception of the agreement, including on December 31, 2014. The table below sets forth the amount borrowed, and remaining amount available to be borrowed, based on eligible accounts receivable and inventory, as of the specified dates.

	Year ended December 31,
	2014	2013
Maximum borrowing during period	93,173	$68,970
Period end balance	—	62,622
Period end availability(1)	108,272	12,666

(1)
Calculated as the borrowing base in effect on the period end date, less the period end balance outstanding.

        In connection with the BioRx transaction, we have obtained committed financing from GE Capital Bank to increase the line of credit to $150,000 and to enter into a Term Loan A for $120,000. Subject to market conditions, we expect to fund the cash component of the purchase price with borrowings under the financing led by GE Capital. For a further description of such potential debt, see "Description of Indebtedness."

Contractual Obligations

        At December 31, 2014, our contractual obligations, including estimated payments due by period, are as follows:

	2015	2016	2017	2018	2019	Total
Revolving line of credit	$—	$—	$—	$—	$—	$—
Interest payments	600	600	334	—	—	1,534
Operating leases	1,809	1,242	482	239	69	3,841
Primrose	2,000	—	—	—	—	2,000

Total	$4,409	$1,842	$816	$239	$69	$7,375

  Revolving Line of Credit

        As of December 31, 2014, the amount available for borrowing under the revolving line of credit is the lesser of $120,000 and the sum of 85% of eligible accounts and a portion of eligible inventory, less any outstanding letters of credit and swing loans, which equated to $108,272. Additionally, the revolving line of credit permits incremental increases in the line of credit or issuance of term loans up to an aggregate amount of $25,000, subject to specified conditions. As of December 31, 2014, we had no outstanding borrowings.

        In connection with the BioRx acquisition, we expect to enter into the new credit facility which contemplates an increase of the line of credit to $150.0 million and provides for a Term Loan A of $120.0 million. We expect that the new credit facility will provide for the issuance of letters of credit up to $10.0 million and swingline loans up to $10.0 million, the issuance and incurrence of which will reduce the availability of the line of credit. We expect the new credit facility will provide for two interest rate options, (i) LIBOR (as defined) plus 3.00% or (ii) Base Rate (as defined) plus 2.00%, provided, however, that interest with respect to the revolving credit facility may reduce after a certain period of time based on changes in our leverage ratio.

  Interest Payments

        This represents future interest payments due with respect to the line of credit, inclusive of an unused commitment fee.

  Operating Leases

        This represents future minimum payments under non-cancelable operating leases with initial or remaining terms of more than one year.

  Additional Item Not Reflected in Table Above

        We purchase a large portion of our prescription drug inventory from AmerisourceBergen. In January 2012, we entered into an agreement with AmerisourceBergen that required a minimum of approximately $3,500,000 in purchase obligations over a five year period. We fully expect to meet this requirement.

Off-Balance Sheet Arrangements

        During the periods presented, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Estimates

        The accompanying consolidated financial statements, included in this prospectus, have been prepared in conformity with accounting principles generally accepted in the United States of America and, accordingly, our significant accounting policies have been disclosed in Note 3 to the consolidated financial statements. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. These policies require the most difficult, subjective or complex judgments that management makes in the preparation of the consolidated financial statements. We consider an accounting estimate to be critical if (i) the estimates involve matters that are highly uncertain at the time the accounting estimate is made; and (ii) different estimates or changes to estimates could have a material impact on the reported financial position, changes in financial position, or results of operations.

        When more than one accounting principle, or the method of its application, is generally accepted, management selects the principle or method that it considers to be the most appropriate given the specific circumstances. Application of these accounting principles requires our management to make estimates about future resolution of existing uncertainties. Estimates are typically based upon historical experience, current trends, contractual documentation, and other information, as appropriate. Due to the inherent uncertainty involving estimates, actual results reported in the future may differ from those estimates. In preparing these financial statements, management has made its best estimate and judgments of the amounts and disclosures included in the financial statements, giving due regard to materiality. Such critical accounting estimates are discussed below:

  Revenue Recognition

        We recognize revenue from prescription drug sales for home delivery at the time the drugs are shipped. At the time of shipment, we have performed substantially all of our obligations under our payor contracts and do not experience a significant level of returns or reshipments. If we administer a drug treatment regimen in a patient's home, we recognize revenue at time of administration. Revenues from dispensing specialty prescriptions that are picked up by customers at an open door or retail pharmacy location are recorded at prescription adjudication, which approximates fill date. Sales taxes are presented on a net basis (excluded from revenues and costs).

  Share-based Compensation

        We have authorized the granting of restricted stock awards to non-employee directors. Such restricted stock vests on the first anniversary of the grant date. The grant date fair value of the restricted stock award is determined by the market value of our common stock at the date of grant. We expense the grant date fair values of restricted stock over one year on a straight-line basis.

        We have authorized the granting of stock options to key employees with an exercise price no less than the estimated value of the underlying common shares on the date the option is granted. Options generally become exercisable in installments of 25% per year, beginning on the first anniversary of the grant date and each of the three anniversaries thereafter, and have a maximum term of ten years. We use the Black-Scholes-Merton option pricing model to determine the valuation of options.

        We expense the grant date fair values of our employee stock options over their respective vesting periods on a straight-line basis. Estimating grant date fair values for employee stock options requires management to make assumptions regarding expected volatility of the underlying shares, the risk-free rate over the life of the stock options, and the length of time in years that the options granted are expected to be outstanding. Due to our limited history as a public company, expected volatility is primarily based on an implied volatility for a group of industry-relevant healthcare companies as of the measurement date. Risk-free rate is determined based upon U.S. Treasury rates over the estimated expected option lives. Expected dividend yield is zero as we do not anticipate that any dividend will be declared during the expected term of the options. Expected option life is less than the option term. If actual results differ significantly from these estimates and assumptions, particularly in relation to management's estimation of volatility which requires the most judgment due to our limited history as a public entity, share-based compensation expense, primarily with respect to future share-based awards, could be materially impacted.

  Common Stock Valuation

        Prior to October 10, 2014, the fair value of the common stock underlying our share-based awards was determined by our Board of Directors, with input from management. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide: Valuation of Privately-Held-Company Equity Securities Issued as Compensation, the Board of Directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock including:

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  recent significant investments by sophisticated, institutional investors for purchases of our convertible preferred stock, and the rights, privileges and preferences of such preferred stock to our common stock;

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  valuations of our common stock performed by an unrelated third-party valuation specialist;

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  our historical and projected operating and financial results;

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  the market performance and financial results of comparable publicly-traded companies;

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  industry or company-specific considerations;

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  likelihood of achieving a liquidity event, such as an initial public offering or a sale of the Company;

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  lack of marketability of our common stock; and

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  the U.S. and global capital market conditions.

        The nature of the material assumptions and estimates considered to determine the fair market value of our common stock are highly complex and subjective.

        In valuing our common stock in December 2012 and January 2013, our Board of Directors determined the business enterprise value ("BEV") of our business generally using the income approach and the market approach using the market comparable method.

        The income approach estimates fair value based on the expectation of future cash flows that a company will generate such as cash earnings, cost savings, tax deductions, and the proceeds from disposition of assets. These future cash flows are discounted to their present values using a discount rate which reflects the risks inherent in our cash flows. This approach requires significant judgment in estimating projected growth rates and cost trends and in determining a discount rate adjusted for the risks associated with our business.

        The market comparable method estimates fair value based on a comparison of the subject company to comparable public companies in similar lines of business. From the comparable companies, a representative market value multiple is determined which is applied to the subject company's operating results to estimate the value of the subject company. In our valuations, the multiple of the comparable companies was determined using a ratio of the market value of invested capital to projected revenue and/or earnings before interest, taxes and depreciation and amortization for the current and following year. Our peer group of companies included a number of market leaders in the healthcare services industry and related businesses similar to, or adjacent to our own business. The market comparable method requires judgment in selecting the public companies that are most similar to our business and in the application of the relevant market multiples to our financial performance metrics. We have from time to time updated the set of comparable companies utilized as new or more relevant information became available, including changes in the market and our business models and input from third party market and valuation experts.

        Once we determine our BEV under each approach, we apply a weighting to the income approach and the market approach primarily based on the relevance of the peer companies chosen for the market approach analysis as well as other relevant factors. We then reduced the BEV by our total net debt to arrive at the estimated fair value of our common stock. Based on this information, our Board of Directors made the final determination of the estimated fair value of our equity and common stock.

        In valuing our common stock in December 2013, February 2014 and June 2014, our Board of Directors estimated BEV using the subject company transaction method, which is one of the three primary methodologies of the market-based approach. This methodology utilizes the most recent negotiated arm's-length transactions involving the sale or transfer of our stock or equity interests. Our indicated BEV at each valuation date was allocated to the shares of preferred stock, common stock and options using the Black-Scholes-Merton option-pricing model. In January 2014 and April 2014, we negotiated significant investments with sophisticated, institutional investors for purchases of our convertible preferred stock.

        Since October 10, 2014, our common stock has been publicly traded and the fair value of our common stock underlying our share-based awards is determined by such market price. Increases and decreases in the market price of our common stock may also increase and decrease the fair value of our share-based awards granted in future periods.

  Business Combinations

        The assets acquired and liabilities assumed in a business combination, including identifiable intangible assets, are based on their estimated fair values as of the acquisition date. The excess of purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired is recorded as goodwill. The allocation of the purchase price requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. These estimates are based on information obtained from management of the acquired companies and historical experience and are generally made with the assistance of an independent valuation firm. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future, and the cost savings expected to be derived from acquiring an asset. When an acquisition involves contingent consideration, we recognize a liability equal to the fair value of the contingent consideration obligation at the acquisition date. The estimate of fair value of a contingent consideration obligation requires subjective assumptions to be made regarding future business results, discount rates and probabilities assigned to various potential business result scenarios.

        These estimates are inherently uncertain and unpredictable, and if different estimates were used the purchase price for the acquisition could be allocated to the acquired assets and liabilities differently from the allocation that we have made. In addition, unanticipated events and circumstances may occur which affect the accuracy or validity of such estimates, and if such events occur we may be required to record a charge against the value ascribed to an acquired asset or an increase in the amounts recorded for assumed liabilities.

  Goodwill

        Goodwill is reviewed for impairment annually or more frequently if indicators of impairment exist. Goodwill impairment testing involves a comparison of the estimated fair value of reporting units to the respective carrying amount, which may be performed utilizing either a qualitative or quantitative assessment. A reporting unit is defined as an operating segment or one level below an operating segment. The qualitative assessment evaluates various events and circumstances, such as macro-economic conditions, industry and market conditions, cost factors, relevant events and financial trends that may impact a reporting unit's fair value. If it is determined that the estimated fair value of the reporting unit is more-likely-than not less than the carrying amount, including goodwill, the quantitative two-step impairment test is required. Otherwise, no further analysis would be required.

        If the two-step impairment test for goodwill is deemed necessary, this quantitative impairment analysis compares the fair value of our reporting unit to its carrying value. If the fair value of the reporting unit is less than its carrying amount, an indication of goodwill impairment exists and we must perform step two of the impairment test. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. The reporting unit's fair value is based upon consideration of various valuation methodologies, including projected future cash flows discounted at rates commensurate with the risks involved, guideline transaction multiples, and multiples of current and future earnings. Any adverse change in these factors could have a significant impact on the recoverability of these assets and could have a material impact on our consolidated financial statements.

        We have one reporting unit. We perform our annual impairment review of goodwill as of October 1 and when a triggering event occurs between annual impairment tests. For 2014, we performed a qualitative assessment of goodwill and determined that it was not more likely than not that the fair values of our reporting unit was less than the carrying amount. Accordingly, we determined that our goodwill was not impaired.

  Long-lived Assets

        Long-lived assets, such as property and equipment, and definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. In assessing long-lived assets for impairment, assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. If circumstances require long-lived asset or asset group to be tested for possible impairment, we compare the undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment charge is recognized to the extent that the carrying amount exceeds its fair value. Fair values of long-lived assets are determined through various techniques, such as applying probability weighted, expected present value calculations to the estimated future cash flows using assumptions a market participant would utilize or through the use of valuation specialist.

        Management believes that the estimates of future cash flows and fair value assumptions are reasonable; however, changes in assumptions underlying these estimates could affect the valuations. Long-lived assets held for sale are recorded at the lower of their carrying amount or fair value less cost to sell. Significant judgments and estimates used by management when evaluating long-lived assets for impairment include (i) an assessment as to whether an adverse event or circumstance has triggered the need for an impairment review, (ii) undiscounted future cash flows generated by the asset, and (iii) fair valuation of the asset.

  Income Taxes

        We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We provide a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

        Prior to January 23, 2014, we had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, we did not pay federal corporate income taxes on our taxable income. Instead, the shareholders were liable for individual federal income taxes on their respective shares of our taxable income. Distributions were made periodically to our shareholders to the extent needed to cover their income tax liability based on our taxable income.

        We prepare and file tax returns based on interpretations of tax laws and regulations. In the normal course of business, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. In determining our tax provision for financial reporting purposes, we establish a reserve for examination, based on their technical merits. That is, for reporting purposes, we only recognize tax benefits taken on the tax return if we believe it is more likely than not that such tax position would be sustained. There is considerable judgment involved in determining whether it is more likely than not that such tax positions would be sustained. As of December 31, 2014, we concluded there were no significant uncertain tax positions.

        We adjust our tax reserve estimates periodically because of ongoing examinations by, and settlements with, varying taxing authorities, as well as changes in tax laws, regulations and interpretations. The consolidated tax provision of any given year includes adjustments to prior year income tax accruals and related estimated interest charges that are considered appropriate. Our policy is to recognize, when applicable, interest and penalties on uncertain income tax positions as part of income tax expense.

  Allowance for Doubtful Accounts

        We maintain an allowance for doubtful accounts that reduces receivables to amounts that we expect to be collected. In estimating this allowance, we consider overall economic conditions, historical and anticipated customer performance, historical experience with write-offs, and the level of past due accounts. Our general policy for uncollectible accounts, if not reserved through specific examination procedures, is to reserve based upon the aging categories of accounts receivable. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

  Inventories

        Inventories are stated at the lower of cost or market, with cost determined using the first-in first-out (FIFO) method. The inventory quantities may be further adjusted quarterly based on a physical inventory count. We also recognize a loss whenever inventory is impaired by damage, deterioration, obsolescence, change in price levels, or other cause. We consider factors such as excess or slow-moving inventories, product expiration dating, current and future customer demand, and market conditions to determine if any adjustment to inventory cost is necessary.

Recently Issued Accounting Standards to be Implemented

        In April 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-8, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which significantly changes the criteria for determining which disposals can be presented as discontinued operations and introduces new, more detailed, disclosure requirements. The ASU is effective for annual periods beginning on or after December 15, 2014, and interim periods within annual periods beginning on or after December 15, 2015 with early adoption permitted in certain circumstances. We will apply the guidance prospectively to new disposals and new classifications of disposal groups as held for sale.

        In May 2014, the FASB issued ASU No. 2014-9, Revenue from Contracts with Customers (Topic 606), which will supersede the existing revenue recognition guidance under U.S. generally accepted accounting principles. The new standard focuses on creating a single source of revenue guidance for revenue arising from contracts with customers for all industries. The objective of the new standard is for companies to recognize revenue when it transfers the promised goods or services to its customers at an amount that represents what the company expects to be entitled to in exchange for those goods or services. The standard is effective retrospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2016. Early adoption is not permitted. We are currently assessing the potential impact that the adoption of this guidance will have on our operations and financial statements.

        In June 2014, the FASB issued ASU No. 2014-12, Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Targets Could Be Achieved after the Requisite Service Period, which requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. This ASU is effective within annual periods beginning on or after December 15, 2015, including interim periods within that reporting period. We are currently evaluating the impact that the adoption of this guidance will have on our financial position, results of operations, cash flows and/or disclosures.

        In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern, which requires management to evaluate, at each annual and interim reporting period, whether there is substantial doubt about our ability to continue as a going concern within one year after the date the financial statements are issued and provide related footnote disclosures. This ASU is effective for annual periods ending after December 15, 2016, and for annual periods and interim periods thereafter. This standard is not expected to have a material impact on our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

        Our operations are solely in the U.S. (and U.S. Territories) and are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate and certain exposure, as well as risks, relating to changes in the general economic conditions in the U.S. We are exposed to interest rate fluctuations with regard to future issuances of fixed-rate debt, and existing and future issuances of floating-rate debt. Primary exposures include the U.S. Prime Rate and LIBOR related to debt outstanding under our line of credit and the new credit facility. In the past, we used interest rate swaps to reduce the volatility of our financing costs and to achieve a desired proportion of fixed and floating-rate debt. We did not use its interest rate swaps for trading or other speculative purposes. We currently are not using any interest rate swaps, but may in the future.

BUSINESS

Our Company

        This summary highlights information appearing elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read the entire prospectus carefully, including the sections titled "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. Unless the context suggests otherwise, references in this prospectus to "Diplomat," "the Company," "we," "us" and "our" refer to Diplomat and its consolidated subsidiaries.

Business Overview

        We are the largest independent specialty pharmacy in the United States, and are focused on improving lives of patients with complex chronic diseases. Our patient-centric approach positions us at the center of the healthcare continuum for the treatment of complex chronic diseases through partnerships with patients, payors, pharmaceutical manufacturers and physicians. We offer a broad range of innovative solutions to address the dispensing, delivery, dosing and reimbursement of clinically intensive, high-cost specialty drugs. We believe that we are a chosen partner for leading biotechnology and pharmaceutical companies based on our ability to deliver customized support services and dispense new drugs to complex chronic disease patient populations. As a result, we believe we are well positioned to continue expanding our market share in the high growth $78 billion specialty pharmacy industry.

        Diplomat has a long track record of growth and innovation. We were founded in 1975 by our Chief Executive Officer and Chairman, Philip Hagerman, and his father, Dale, both trained pharmacists who transformed our business from a traditional pharmacy into a leading specialty pharmacy. In 2005, we began to expand the scope of our specialty pharmacy business from a small, regional operation to a large national enterprise, allowing us to capitalize on the growth of the specialty pharmacy market from approximately $20 billion in sales in 2005 to $78 billion in sales in 2014, representing a compounded annual growth rate of approximately 16%. As a result, we have grown our revenues to over $2.2 billion in 2014, achieving a compounded annual growth rate of over 60% since 2005, with a 3% overall market share (based on 2014 revenues from pharmacy-dispensed specialty drugs). To achieve this growth, we have consistently strengthened our clinical expertise in key therapeutic categories, such as oncology, immunology and more recently specialty infusion, broadened the scope of our services to retailers, hospitals and health systems, and strengthened our relationships with patients, payors, pharmaceutical manufacturers and physicians.

        We focus on specialty drugs that are typically administered on a recurring basis to treat patients with complex chronic diseases that require specialized handling and administration as part of their distribution process. We have expertise across a broad range of high-growth specialty therapeutic categories, including oncology, immunology, hepatitis, multiple sclerosis, HIV and specialty infusion therapy (which involves infusing specialty pharmaceuticals for rare and chronic genetic disorders, primarily for hemophilia and immune globulin treatment). Our comprehensive, patient-focused services ensure that patients receive a superior standard of care, including assistance with complicated medication therapies, refill processing, third-party funding support programs, side effect management and adherence monitoring. We customize solutions for each patient based on the patient's overall health, disease and family history, lifestyle and financial means. Although generally we do not track or quantify specific cost savings for patients and payors, we believe we reduce long term costs for patients and payors by improving patient care, enhancing clinical outcomes, managing high risk members, monitoring patient adherence, and optimizing the utilization of specialty drugs, many of which can cost well over $100,000 per patient, per year. Our value proposition to payors and patients has helped us expand our managed lives under contract from approximately 5 million in 2009 to approximately 13 million as of December 31, 2014. We define managed lives under contract as patients enrolled in a managed care organization network, including pharmacy benefit managers, health plans, state governments, employer groups and unions with whom we contract, through exclusive and preferred relationships with such organizations, whereby we are the only authorized or one of a few preferred specialty pharmacy providers to the patients in their system.

        Collectively, our ability to enhance patient adherence to complex drug regimens, collect and report data, and ensure effective dispensing of complex specialty medications supports the clinical and commercial needs of pharmaceutical manufacturers and physicians. Furthermore, our patient and provider support services ensure appropriate drug initiation, facilitate patient compliance and persistence, and capture important information regarding safety and effectiveness of the specialty medications that we dispense. Our services, together with our proactive engagement with pharmaceutical manufacturers early in the drug development process, have contributed to our current and growing access to limited distribution drugs, which we define as drugs that are only available for distribution by a select network of specialty pharmacies. Our inclusion in limited distribution networks provides critical sources of revenue growth and provides a catalyst for our future growth.

        Our core revenues are derived from the customized care management programs we deliver to our patients, including the dispensing of their specialty medications. Because our core therapeutic categories generally require multi-year or life-long therapy, our singular focus on these complex chronic diseases helps drive recurring revenues and sustainable growth. Our revenues grow, in part, as we help more patients access the drugs they need in order to live longer and healthier lives. As a part of our mission to improve patient care, we provide specialty pharmacy support services to a national network of retailers and independent pharmacy groups, hospitals and health systems. For many of our retail, hospital and health system partners, we earn revenue by providing clinical and administrative support services on a fee-for-service basis to help them dispense specialty medications. Thus, our patient-focused solutions benefit multiple partners across the healthcare continuum, which we believe drives the sustainability of our business model.

Market Opportunity

        Specialty pharmaceuticals represent a significant and growing total addressable market.    The specialty pharmaceutical market has experienced significant growth in recent years as complex chronic conditions, care coordination, technology-enabled patient care, biotechnology research and outcomes-based healthcare have increased in focus. The total specialty pharmaceutical market represented approximately $92 billion in drug spend in 2012. We believe that our track record and leadership in limited distribution drug programs will create opportunities for us to gain market share in this growing segment of the specialty pharmacy market.

        Specialty drugs are managed not only under the pharmacy benefit, but also under the medical benefit. Payors typically determine whether a particular specialty drug is covered under the pharmacy benefit versus the medical benefit based on such factors as the patient's ability to self-administer, the degree of clinical support required, the need for patient monitoring and the site of care (e.g., hospital or home). Total specialty pharmaceutical drug spend covered under the pharmacy benefit was approximately $51 billion in 2012 and is estimated to grow to $118 billion by 2018. Specialty drugs reimbursed under the medical benefit have also expanded rapidly in recent years and were approximately $39 billion, or approximately 45%, of the total specialty drug spend in 2012. Increasingly, drugs that have historically been reimbursed under the medical benefit are being moved to the pharmacy benefit by health plans and pharmacy benefit managers to better manage care and contain costs. While our historic focus has been pharmacy benefit, we believe that the medical benefit represents a significant additional revenue opportunity for us and expect it to have a bigger impact in our business going forward. Specifically, we view specialty infusion (which, for our purposes, includes infusion therapies for hemophilia, hereditary angioedema and immune globulins), with approximately 65% of the costs of such therapies covered under the medical benefit as of December 31, 2014, as an attractive market due to significant projected growth and higher margins, and we intend to continue to invest in this important and growing area of our existing business.

        Growth in specialty drug spend is significantly outpacing the broader pharmaceutical market.    Specialty drugs are the fastest growing segment of the pharmaceutical market, and spend in this segment is estimated to grow at approximately 20% annually from 2013 to 2018, whereas traditional drug spend is expected to grow in the low to mid single digit percentage range. Specialty pharmaceutical products are targeted towards high-cost complex medical conditions, have fewer direct substitutes than traditional pharmaceuticals and face limited near-term generic market entry. These factors limit competition and drive higher prices. Additionally, specialty drug approvals comprised over 50% of all Federal Drug Administration ("FDA") drug approvals in 2013 as pharmaceutical and biotechnology companies have continued to invest in specialty drug development. This trend is expected to continue, driven by a robust pipeline of specialty drugs, which represent approximately 38% of the total number of drugs that we believe may receive FDA approval by March 2016.

        Oncology and immunology, therapeutic categories in which we believe we are a leader, are large and growing therapeutic categories within the specialty pharmaceuticals industry.    The oncology market represented 29% of specialty pharmaceutical sales in the U.S. in 2013. The immunology market, including the disease states rheumatoid arthritis, psoriasis and Crohn's disease, also represents a large and growing specialty market. Further, there are over 3,000 oncology and immunology drugs in global drug development. Given the chronic nature of these disease states, we provide recurring services to these patients over long periods of time. In 2014, we generated over 68% of our revenues in oncology and immunology, and our historical growth has largely been driven by our position as a leader in these categories.

Competitive Strengths

        We are the nation's largest independent specialty pharmacy, with a 3% overall market share (based on 2014 revenues from pharmacy-dispensed specialty drugs). We believe we are well positioned to continue to increase our market share based on the following competitive strengths.

        Adding value to all constituents.    The value we deliver to all constituents is centered upon our core focus on patients. We also serve payors, biotechnology and pharmaceutical manufacturers, physicians and health systems, and retailers and hospitals. See "—Constituent Relationships" below.

        Significant and longstanding payor relationships—approximately 13 million managed lives under contract.    We partner with regional and mid-sized payors and independent pharmacy benefit managers to improve patient outcomes and lower costs by managing high-risk members and implementing patient-focused specialty programs. We offer payors access to limited distribution drugs and cost containment programs, including partial refill programs, clinical management and motivational interviewing techniques for improving adherence. We believe that medication non-adherence is the largest avoidable cost in specialty pharmacy because it contributes to a substantial worsening of disease and death and significantly increases hospital and other health care costs, and that our strong adherence rates benefit patients and payors. We believe that our focus on high-touch patient care, reflecting our therapy management and support services through multiple interactions by our clinical, operational and administrative personnel, and our experience with high-risk populations makes us well-positioned for the anticipated growth in managed lives under the Affordable Care Act, particularly with respect to managed Medicaid coverage.

        Partner of choice for biotechnology and pharmaceutical manufacturers.    We believe that our role as the partner of choice for many biotechnology and pharmaceutical manufacturers is based on the following attributes:

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  Expertise in managing limited distribution drugs.  We have historically earned access to many limited distribution drugs, both at the time of their launch and post-launch. We actively monitor the drug pipeline and we maintain dialogue with many of the major biotechnology and pharmaceutical manufacturers to identify opportunities in all pre-commercial stages of drug development. We believe that limited distribution is becoming the delivery system of choice for many drug manufacturers because it facilitates high patient engagement, clinical expertise and elevated focus on service. Furthermore, we believe that our innovative solutions and service-oriented culture set us apart from our competitors, have enabled us to win a large number of limited distribution contracts and is more appealing than our competitors' platforms to emerging biotechnology firms and the boutique consulting firms that advise them. We believe that the trend toward limited distribution of specialty drugs will continue to expand in the future. As of December 31, 2014, we had a portfolio of over 80 limited distribution drugs, all of which are post-launch.

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  Proven track record of adding value.  We believe we outperform our competitors in providing services that benefit specialty drug manufacturers. Our superior services are driven by our clinical expertise in oncology, immunology, hepatitis, multiple sclerosis, HIV and specialty infusion. We offer targeted pilot programs, full reporting capabilities and a variety of additional services that support patients' medication adherence when clinically appropriate.

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  Breadth of channel partners.  In addition to maintaining our strong relationships with payors, physicians, manufacturers and patients, we also partner with retailers, hospitals and health systems by providing critical patient-facing clinical and administrative services that help support the specialty pharmacy capabilities of these constituents. These partnerships broaden our exposure and influence across the healthcare continuum.

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  Relationships with clinical experts and key opinion leaders.  Our singular focus on specialty pharmacy and complex chronic diseases has enabled us to develop strong relationships with clinical experts and thought leaders in key therapeutic categories, such as oncology and immunology. We leverage these relationships to gain greater visibility into future drug launches and to stay current on the latest advances in patient care.

        National footprint with highly scalable infrastructure.    During the past several years, we have made significant investments to expand our capabilities and capacity, which we believe will help us to enhance sales volume, improve efficiency and create significant barriers to entry. In December 2010, we moved our corporate headquarters to a 550,000 square foot facility in Flint, Michigan. Our operations within this facility, are highly scalable, as we currently utilize approximately 40% of the facility giving us significant capacity to execute our long term growth plan without significant additional capital expenditures. Our physical footprint has enabled us to develop a centralized infrastructure that we have successfully scaled to dispense to all 50 states. We now have an advanced distribution center that enables us to ship medications nationwide as well as a centralized clinical call center that helps us deliver localized services on a national scale. We are fully accredited and licensed to conduct business in each of the states that require such licensure.

        Strong financial profile combines sustainable growth and low capital intensity.    Our financial profile is comprised of a recurring revenue model that is driven by the chronically ill populations we serve. As a result, we have demonstrated strong growth in revenue and profitability. We have achieved consistent revenue and Adjusted EBITDA growth with revenues increasing from $578 million in 2010 to $2,215 million in 2014 and Adjusted EBITDA increasing from $8 million in 2010 to $35 million in 2014, representing compound annual growth rates of 40% and 46%, respectively. Net loss was

$(8) million in 2010, which includes non-operating expenses of $11 million, and net income attributable to the Company was $5 million in 2014, which includes non-operating expenses of $3 million. See "Selected Consolidated Financial Data" for our definition of Adjusted EBITDA, why we present Adjusted EBITDA and a reconciliation of our Adjusted EBITDA to net income (loss) attributable to the Company. We expect our growth to continue to be driven by a highly visible and recurring base of revenues, favorable demographic trends, advanced clinical developments, expanding drug pipelines, earlier detection of chronic diseases, improved access to medical care, manufacturer price increases and mix shift toward higher-cost specialty drugs. In addition, we believe that our expanding breadth of services, our growing penetration with new customers, and our access to limited distribution drugs, will help us achieve significant and sustainable growth and profitability in future.

        Highly experienced and passionate management team.    Our senior management team, which consists of five executives, has an average of over 30 years of experience in the pharmacy and specialty pharmacy industry and represents a group of highly recognized and respected industry veterans. Led by our Chief Executive Officer and Chairman Philip Hagerman, our management team is responsible for our proven track record of growth, consistent performance and industry leading service. Mr. Hagerman, a licensed pharmacist and recognized specialty pharmacy industry thought-leader, is a frequent speaker at state and national pharmacy conferences and has received several awards as a leading business executive in the country, including recognition by the White House Business Council for his leadership in job creation and community development. Our senior management team has an average tenure with Diplomat of over 15 years and brings a healthy balance of significant experience with Diplomat and with other companies in the industry, including public companies.

Growth Strategy

        We plan to grow our business by continuing to execute on the following key growth strategies:

        Capitalize on track record to expand leadership positions in high-growth oncology and limited distribution markets.    We believe our track record of providing a customized, high level of service to our manufacturer partners in the oncology and immunology markets has led to repeat contract awards and initial limited distribution contracts related to new drugs our partners bring to market. In addition, our clinical and sales teams consistently engage our emerging biotechnology partners on commercialization strategy 12 to 18 months in advance of potential FDA approval. These pre-existing relationships position us to capture market share in these high-growth markets.

        Expand clinical expertise to a broad range of therapeutic categories.    We serve a broad range of therapeutic categories, and we believe we can expand our clinical expertise to increasingly penetrate additional markets such as hepatitis, multiple sclerosis, HIV and specialty infusion. We believe these categories will become increasingly important to our patient population in the coming years due to advancement of therapies and increased incidences of chronic illness and that our platform will allow us to grow with market expansion. Specifically, we view specialty infusion as an attractive market due to significant projected growth and higher margins, and we intend to continue to invest in this important and growing area of our existing business. See "Recent Developments—Acquisitions."

        Deepen and expand partner relationships.    We currently contract with and support regional and mid-sized payors and independent pharmacy benefit managers, employer groups, and union groups representing approximately 13 million managed lives across the United States. We plan to continue to work with our current clients to grow their membership and are focused on expanding our client base nationally. In addition to providing specialty pharmacy services for self-administered medications covered under the pharmacy benefit, we also offer office-administered medications covered under the medical benefit to ensure that we provide a full spectrum of care to our specialty patients regardless of type of their benefit coverage and where they receive care. Further, our partnerships with retail pharmacies and hospitals allow us to serve specialty patients beyond the traditional specialty pharmacy approach. These partnerships allow patients to more easily access specialty medications in the retail setting and also positions Diplomat to be a key partner for Accountable Care Organizations, which are networks formed by groups of doctors, hospitals, and other health care providers that share financial and medical coordination of services to patients to limit unnecessary spending and to create an efficient patient care system.

        Grow high-margin businesses and capitalize on investments to enhance key operating metrics.    In May 2014, we contracted to significantly expand our retail customer base and expand our opportunities through a service contract with Novation, LLC (which includes Provista, LLC and VHA Inc.), one of the largest hospital networks and group purchasing organizations. In addition, our continued expansion into the infusion market will provide us with opportunities to capitalize on a market which historically has provided higher margins. We have made significant investments in our technology, infrastructure and service lines to build a scalable foundation for growth, which we believe provides meaningful opportunities to grow revenues and enhance key operating metrics.

        Selectively pursue growth through strategic acquisitions.    We believe the specialty pharmacy industry is highly fragmented and provides numerous opportunities to expand through acquisitions. While we will continue to focus on growing our business organically, we believe we can opportunistically enhance our competitive position through complementary acquisitions in both existing and new markets. For example, in December 2013, we completed the acquisition of American Homecare Federation, Inc. ("AHF"), a specialty infusion therapy provider focused primarily on hemophilia. In June 2014, we acquired MedPro Rx, Inc. ("MedPro"), a specialty pharmacy focused on specialty infusion therapies including hemophilia and immune globulin. In February 2015, we executed a definitive purchase agreement to acquire BioRx, LLC ("BioRx"), a highly specialized pharmacy and infusion services company that provides treatments for patients with ultra-orphan and rare, chronic diseases. We expect the BioRx acquisition to close shortly after this offering is completed. Additionally, we plan to selectively evaluate potential acquisition opportunities in other therapeutic categories, services and technologies, with the goal of preserving our culture, optimizing patient outcomes, enhancing value to other constituents and building long-term value for our shareholders.

Specialty Pharmacy Industry

        Specialty pharmacy services are a distinct form of pharmacy services that coordinate full service patient care and complex disease management. Specialty pharmacy services are designed to take advantage of economies of scale by using standardized and efficient processes to deliver medications with customized handling, storage and distribution requirements. Specialty pharmacies are also designed to improve clinical, adherence, and economic outcomes for patients with complex, often chronic, or rare conditions through a wide range of oral, injectable and infusible specialty pharmaceuticals.

        Less acute, chronic conditions are generally treated with self-administered, oral, injectable or inhalable specialty pharmaceuticals but may also be administered by a physician or nurse. These pharmaceuticals can be distributed directly to the patient for at-home administration or to the patient's physician for in-office administration. Several chronic, genetic conditions and orphan diseases are treated with infused pharmaceuticals via a more complex intravenous form of administration. These pharmaceuticals are dispensed under the supervision of a registered pharmacist and the therapies are typically delivered to the patient for self-administration in the home or administration by a credentialed home-health care nurse or trained caregiver at home or in another care site. Many of the pharmaceuticals handled by specialty pharmacies require refrigeration during shipping as well as special handling to prevent potency degradation. Patients receiving treatment usually require personalized counseling and education regarding their condition and treatment programs.

        The specialty pharmacy segment primarily treats conditions such as cancer, immune deficiency disorders, hepatitis, multiple sclerosis, hemophilia, neurological conditions and other chronic conditions.

Retail pharmacies and other traditional distributors generally are designed to carry inventories of low cost, high volume products and therefore are not equipped to handle the high cost, low volume specialty pharmaceuticals that have specialized handling and administration requirements. In addition, those entities generally lack both the deep clinical expertise and the administrative and call center support functions necessary to effectively deliver specialty pharmacy services. As a result, specialty pharmaceuticals generally are provided by pharmacies that focus primarily on filling, labeling and delivering oral, injectable, infusible or inhalable pharmaceuticals and related medication and support services.

Segment Information

        Our chief operating decision maker reviews our financial results in total when evaluating financial performance and for purposes of allocating resources. Therefore, we have determined that we operate in a single reportable segment—specialty pharmacy services.

Recent Developments

        Definitive Agreement to Acquire BioRx.    On February 26, 2015, we executed a definitive purchase agreement which provides that, upon the terms and conditions set forth therein, we will acquire all of the outstanding equity interests of BioRx. The acquisition is expected to close shortly after the completion of this offering in March or April 2015.

        BioRx provides patients with personalized medication programs and services for a variety of complex disease states, including hemophilia, hereditary angioedema, immunology, nutrition and digestive disorders and alpha-1 antitrypsin deficiency. BioRx reaches patients in all 50 states and operates dispensing facilities in Ohio, Massachusetts, North Carolina, Iowa, Minnesota, Arizona and California. In 2014, BioRx generated approximately $227 million in revenue and $23 million in EBITDA.

        The purchase price consists of (i) $210 million in cash (the "Closing Cash Consideration") and 4,050,926 shares of the Company's common stock (the "Closing Stock Consideration"), to be paid at closing (collectively, the "Closing Consideration"), and (ii) up to an additional 1,350,309 shares of common stock to be paid subject to BioRx's achievement of a specified EBITDA-based target in the 12-month period following the closing (the "Contingent Consideration" and, together with the Closing Stock Consideration, the "Stock Consideration").

        The Closing Cash Consideration is subject to adjustment at closing for estimated net working capital, indebtedness, cash and certain sellers' expenses, with a final true-up following closing. Payment of the Contingent Consideration is subject to acceleration at the maximum contingent amount in the event of (i) a change in control of the Company or (ii) the termination of either of two principals of BioRx that will continue employment with the Company following the closing without cause, in each case during the 12-month period following the closing. In addition, $10 million of the Closing Cash Consideration will be held in escrow for up to eighteen months to fund certain indemnity obligations of the sellers.

        We will enter into a registration rights agreement at closing (the "Registration Rights Agreement") with respect to the Stock Consideration, which will entitle the holders thereof to customary piggyback registration rights and demand registration rights. For a more detailed description of the Registration Rights Agreement, see "Shares Available for Future Sale."

        Sellers entitled to receive approximately 56% of the Closing Stock Consideration, have agreed with us, subject to certain exceptions, not to sell, dispose of or hedge any of our common stock or securities convertible into or exercisable or exchangeable for shares of common stock as follows: no sales for six months following the closing; sales of up to 33% of the Closing Stock Consideration between six and

18 months following the closing; sales of up to 66% of the Closing Stock Consideration between 18 and 24 months following the closing; and no restrictions thereafter. The remaining recipients of the Closing Stock Consideration will be restricted from selling the common stock for six months following the closing. In the event of the acceleration of payment of the Contingent Consideration due to either of the events described above, these restrictions will no longer apply to any recipients of the Closing Stock Consideration.

        Consummation of the acquisition by the parties is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The purchase agreement contains customary indemnification obligations of each party with respect to breaches of representations, warranties and covenants and certain other specified matters. Any indemnification claims by the Company may be satisfied by setting off the amount of such claims against the Closing Cash Consideration amount held in escrow. The purchase agreement also contains specified termination rights for the parties, including by the sellers' representative if the acquisition fails to close within 100 days, by the Company if the acquisition fails to close within 120 days, or such later date as the parties agree.

        For additional discussion of business developments that occurred in 2014, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Services

        We provide specialty pharmacy services dedicated to servicing the needs of patients, while also providing clinical expertise, technology-driven innovation tools, and administrative efficiencies that support physicians, payors, pharmaceutical manufacturers, and retail pharmacies. We purchase specialty pharmaceuticals from manufacturers and wholesale distributors, fill prescriptions, and label, package and deliver the pharmaceuticals to patients' homes or physicians' offices through contract couriers. We utilize our Company-owned distribution facility, seven smaller regional facilities and centralized clinical call centers to provide such services to all 50 states within the United States of America. The services provided to our patients and other constituents described below are integral to securing the relationships that drive our revenue and prescription volumes, and are a central focus of our specialty pharmacy business. In order to successfully compete, we must provide value to each constituent in the specialty pharmacy industry.

        Our value to constituents is based on our ability to provide large specialty and limited distribution product access, utilization management, high patient adherence rates, patient funding assistance, data management, outstanding patient and prescriber satisfaction rates and direct and indirect cost savings. Further, we manage the high cost of specialty drugs by pursuing cost savings through channel management, utilization management, formulary management (i.e., the list of specialty drugs that will be reimbursed by a health plan or managed care organization), and waste minimization (including our partial fill program). Channel management is a strategy that targets specialty medications covered under the medical benefit by payors and moving the coverage of these medications to the pharmacy benefit in order to take advantage of deeper discounts, rebates or more detailed reporting when available. Utilization management is the evaluation of the appropriateness, medical need and efficiency of health care services, procedures, drugs and facilities according to established criteria or guidelines and under the provisions of an applicable health benefit plan. Formulary management is an integrated patient care process which enables physicians, pharmacists and other health care professionals to work together to promote clinically sound, cost-effective medication therapy and positive therapeutic outcomes. A drug formulary, or preferred drug list, is a continually updated list of medications and related products supported by current evidence-based medicine, judgment of physicians, pharmacists and other experts in the diagnosis and treatment of disease and preservation of health.

        Our programs consist of the following business services:

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  Specialty Drug Dispensing.  For the years ended December 31, 2014, 2013 and 2012, we derived over 99% of our revenue from the dispensing of drugs and the reporting of data associated with those dispenses to pharmaceutical manufacturers and other outside companies. The other services described below are services included as part of our core business offerings and are included as part of the overall payor reimbursement for dispensed drugs, rather than as separately reimbursable events. We are licensed to dispense prescriptions in all 50 U.S. states and all U.S. territories. Our business processes and dispensing solutions are well established and can provide specialty prescriptions to patients as required by the communicated "need by" date. All specialty prescriptions are verified by registered pharmacists for accuracy and appropriateness at two separate points in the dispensing process prior to shipping to patient. Our specialty dispensing and distribution capabilities include package tracking through contracted couriers, temperature controls and signature confirmation upon delivery.

            Our physical footprint has enabled us to develop a centralized infrastructure that we have successfully scaled to dispense to all 50 states. We now have an advanced distribution center that enables us to ship medications nationwide as well as a centralized clinical call center that helps us deliver localized services on a national scale. In addition to our headquarters, we also operate seven smaller regional facilities in Flint, Michigan; Chicago, Illinois; Ft. Lauderdale, Florida; Ontario, California; Enfield, Connecticut; Raleigh, North Carolina; and Springfield, Massachusetts. We are fully accredited and licensed to conduct business in each of the states that require such licensure. We primarily utilize UPS in the delivery of our specialty pharmaceutical products.

            Specialty drug dispensing includes our specialty infusion pharmacy services. Our December 2013 and June 2014 acquisitions of AHF and MedPro, respectively, expanded our specialty infusion pharmacy services. We provide individualized patient-centric specialty infusion services to patients with bleeding disorders, and other chronic conditions, while managing overall drug spend through factor utilization using dose management, assay management (which means ensuring that the prescribed amount is the dispensed amount), clinical and therapy education, intervention, and nursing support in efforts to advance better patient outcomes. Specialty infusion drugs are high cost, with routes of administration intravenously or subcutaneously and can be managed at home or in a hospital or free-standing ambulatory infusion clinic, physician office or through our extensive outsourced network of credentialed specialty nurses whom administer medications in the patent's home or at other sites of care. We estimate our drug reimbursement for specialty infusion patients is approximately 65% medical benefit and 35% pharmacy benefit as of December 31, 2014.

    Our specialty drug dispensing services include:

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    Patient Care Coordination.    Our patient care system is used to coordinate and track patient adherence and safety. It is built around specific drug therapies and disease states for greater consistency of care using clinical algorithms. Each step within the patient's treatment regimen is extensively researched based on various disease guideline publications. Our system automatically tracks all clinical interventions and activities and provides real-time access to patient information. Using this system, our care coordinators, including pharmacists, work with both patients and prescribers to identify potential adherence failures and implement proactive plans to optimize treatment outcomes.

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    Clinical Services.    Our pharmacists and nurses, with the assistance of our pharmacy technicians, provide clinically based drug therapy management programs for clients and patients. Pharmacists provide counseling on compliance and side-effect management. Our Clinical Help Desk includes several pharmacists, as well as nurses and pharmacy technicians. A pharmacist is available to patients and prescribers 24 hours a day, seven days a week and nurses are available during normal business hours. Clinical pharmacists are responsible for high level clinical interaction with patients and healthcare practitioners including medication counseling and clinical advice. Our clinicians work with the patients' primary prescriber to identify adherence failures and to implement a proactive plan to achieve intended outcomes. Our broader sales, clinical and operations team, has deep clinical expertise and currently includes over 75 licensed pharmacists.

    o
    Compliance and Persistency Programs.    Our compliance and persistency programs are drug specific and support the needs of patients based on their therapy regimen. In some cases, a dedicated nurse proactively contacts patients at specific intervals of therapy to discuss precautions, side effect management, administration of medication, and refill procedures. Prior to every refill, we call patients to verify the patient's dose and dosing regimen and shipping address, discuss side effects and confirm that the patient is appropriately taking the medication. Aside from standard protocol, we initiate calls at critical points during the therapy to improve adherence. This adherence program also addresses non-compliance by offering enhanced patient education and communication through customized programs specific to the medications we provide.

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    Patient Financial Assistance.  Our funding specialists help patients navigate their benefits and find third-party financial assistance to address coverage deficiencies. We provide services to help patients understand and receive reimbursement benefits and we work with available co-pay assistance programs, including co-pay card enrollment and program management. We currently work with substantially all major commercial co-pay card programs. Our team also coordinates with many external charitable foundations and research grant organizations that help subsidize the cost of medications for patients. We also help patients access manufacturer patient assistance (free drug) programs when necessary and available. These programs result in increased access to specialty drug therapies for the patients and increased revenues for us.

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    Specialty Pharmacy Training/Consulting (Diplomat University).  Diplomat University is our education and training department that educates both Diplomat employees and external professionals (including pharmacists, payors, pharmaceutical partners and physicians) on topics unique to the specialty pharmacy industry. Our in-depth, ongoing training program promotes clinical competence and builds new skills, enabling employees to provide high-level care for our patients and improve overall business performance. Diplomat University also houses our quality assurance department, which focuses on programs that promote quality and patient safety. Diplomat University-produced materials have been used in trade conference materials and magazine articles, as well as business meetings, to explain the specialty pharmacy industry generally and the broad range of solutions we can provide.

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    Benefits Investigation.  Our standard procedures require that we conduct a benefits investigation for each patient we work with. In addition to processing test claims, our benefit specialists contact the appropriate medical or pharmacy benefit plan to verify coverage, deductible, coinsurance, and out-of-pocket maximum. Our specialists provide all necessary coding for the prescribed therapy or service. Any prior authorization or predetermination requirements are defined at the time of the benefits investigation. Our standard procedures require an initial test adjudication upon receipt of the referral and require subsequent investigations under certain circumstances.

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    Prior Authorization.  Our prior authorization specialists contact the patient's insurance plan and collect all necessary patient specific information, together with supporting documentation, to provide to the third-party payor to support reimbursement for the prescribed medication, and coordinates with the prescribing physician. In the event that the required therapy is not listed on the third-party payor's formulary, we also compile the necessary information to file a formulary exception on behalf of the patient.

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    Risk Evaluation and Medication Strategy ("REMS").  Our employees are skilled at administering REMS (Risk Evaluation and Mitigation Strategy) protocols on all levels of risk mitigation, which is required by many pharmaceutical manufacturers due to regulatory requirements. The FDA requires REMS from certain manufacturers to ensure that the benefits of a drug or biological product outweigh its risks. Manufacturers are required to comply with specific FDA requirements that may include medication use guides, Black box warnings / patient package insert language, and a communication plan to health care providers. As part of REMS protocols, manufacturers may also be required to comply with Elements to Ensure Safe Use to mitigate a specific serious risk listed in the labeling of the drug, including special training and certifications, required dispensing locations, patient monitoring and associated reporting. We have standard operating procedures in place to support all aspects of a REMS program, including REMS administration, REMS drug fulfillment, disease management, medication guide dispensing and the Elements to Assure Safe Use specific to pharmaceutical manufacturer's program. We also partner with manufacturers to report and track Adverse Drug Events where required. Our patient care system has been designed to capture much of the information the pharmaceutical manufacturer must report to the FDA.

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  Retail Specialty Services.  Retail specialty services connects a retail pharmacy business to the specialty arena. Based on our broad industry experience, infrastructure and unique treatment-tracking software, retail specialty services offers companies a strategic partner for clinical and administrative support services that help the business and their specialty patients achieve their best outcomes. Large retailers with pharmacies have access to many of the same specialty drugs we distribute, but lack the expertise and the infrastructure necessary to manage patients, payors, and physicians regarding these specialty drugs. Development of this infrastructure is very costly, time consuming, and requires trained clinical experts. Our retail specialty services fills this gap with our breadth of service expertise, which includes nearly every aspect of our business other than purchasing the drugs and filling the prescriptions. We conduct patient-facing services under the specific retailer's brand name. For example, when our retail specialty services employees interact with patients and prescribers, these customers are unaware they are not engaging with our retail specialty services clients directly. These strategic relationships with retail pharmacies are important to pharmaceutical manufacturers and can further our access to additional limited distribution drugs.

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  Hospital and Health System Services.  We provide clinical and administrative support services to hospitals and health systems that dispense specialty medications through their outpatient pharmacies. We partner with hospitals and health systems to assist with strategies and service delivery that is designed to maximize cost containment and improve efficiency and clinical outcomes related to specialty pharmaceuticals. Our program also supports hospitals that are 340B covered entities through a contracted pharmacy strategy.

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  Hub Services.  We also offer hub services to capitalize on our expertise in providing the services described above and to compete with other hub service providers. Hub services generally are centralized management services for collaboration and efficiency among the key participants in the specialty pharmacy system (including patients, physicians, payors, pharmaceutical manufacturers, retail pharmacies and other prescribers). In order to maintain client satisfaction and compliance we will keep certain information and software systems, infrastructure and employees "firewalled" from our specialty pharmacy business to avoid commingling or favoring any specialty pharmacy (including ours) within the networks of the hub customers.

Constituent Relationships

        Our patient-centric approach positions us at the center of the healthcare continuum for the treatment of complex chronic diseases through partnerships with patients, payors, pharmaceutical manufacturers and physicians.

        Our services provide value to our constituents in the following ways.

  Patients

        Our core focus is on patients. We help patients adhere to complicated medication therapies, process refills and manage any side effects and insurance concerns to ensure they get the best standard of care. The clinical efficacy of drug therapies, especially for acute and chronic conditions, is typically enhanced when patients precisely follow the prescribed treatment regimens (including dosing and frequency). On the other hand, we believe, though we do not internally track, that medication non-adherence (i.e., patients not following the instructions for their medication or failing to finish taking their medication) can contribute to a substantial worsening of disease and, in some cases, accelerated mortality which increases hospital and other health care costs. We have achieved patient adherence rates of over 90% for the last six fiscal quarters. We believe our high adherence rates are due to, among other things, our patient training and education, compliance packaging, prophylactic starter kits and nurse adherence calls. We also help identify third-party funding support programs to help cover expensive out-of-pocket costs.

        We help manage patients' complex disease states through counseling and education regarding their treatment and by providing ongoing monitoring and, in some cases, proactive follow-up contact to encourage patient compliance with the prescribed therapy. The goal of Diplomat's patient care programs is to provide clinical services in a caring and supportive environment, optimize medication adherence, prevent disease progression and improve outcomes. To accomplish this, Diplomat focuses on each individual patient and provides solutions related to medication access, tolerance, and adherence.

        Diplomat provides patients with personalized medication programs and services for a variety of complex disease states, including the following:

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  Oncology.  Cancer therapy often involves the use of highly-toxic chemotherapy or oral oncolytic agents with a high incidence of adverse events. Goals for these patients include the provision of the most effective therapy at the appropriate dose, adverse event management to ensure treatment can continue for as long as it is effective, and improvement in quality of life. Our clinicians strive to ensure optimal treatment for these patients by providing high-touch proactive and reactive care, focusing on appropriate dosage and administration, adverse event management, and adherence monitoring.

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  Immunology.  Care of patients with autoimmune and/or inflammatory conditions generally involves the use of therapies aimed at slowing disease progression, reducing the rate of disease relapse, and managing disease symptoms. Goals for these patients include reducing the signs and symptoms of disease, minimizing short- and long-term side effects and complications of the disease and therapy, and improving or normalizing the patient's quality of life. Our clinicians assist these patients by providing clinical management providing adverse event management support, proactively monitoring for adherence issues, and following up with prescribers in response to identified therapy issues.

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  Hepatitis.  Management of hepatitis C virus infection involves the selection of appropriate therapy based on HCV genotype, the presence or absence of cirrhosis, transplant status, prior response to therapy, and whether or not the patient is co-infected with HIV or hepatitis B virus. Goals for these patients include achievement of sustained virologic response, decreasing the disease and therapy burden, and optimal adherence to therapy. Our clinicians ensure that hepatitis C virus therapy regimens are complete and appropriate, provide adverse event management support, and follow-up with prescribers to ensure optimal therapy.

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  Multiple Sclerosis.  Care for patients diagnosed with multiple sclerosis involves life-long support. Goals for these patients include providing efficacious therapy to reduce the frequency of relapse and improving quality of life. Our clinicians ensure that patients are receiving the appropriate dose of therapy, provide adverse event counseling and management support, provide education on relapse mitigation strategies, and are available to respond to patient questions regarding therapy effectiveness and adverse events.

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  Specialty Infusion Therapy.  Several chronic, genetic conditions and orphan diseases are treated with infused pharmaceuticals with a more complex intravenous form of administration. These pharmaceuticals are prescribed for individuals including but not limited to the following conditions: hemophilia, immune globulin and auto-immune deficiencies, hereditary angioedema and lysosomal storage disorders. Patients are generally referred to specialty infusion pharmacy services providers by physicians or case managers. The medications are dispensed under the supervision of a registered pharmacist and the therapy is typically delivered to the patient or caregiver for self-administration in the home or administration by a credentialed home-health care nurse or trained caregiver at home or in another care site.

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  Other Disease States.  We also treat patients who have received organ transplants or who have HIV. Life-long therapy is essential for the prevention of organ rejection in transplant patients, and we seek to optimize adherence to therapy in order to decrease the likelihood of organ rejection. The management of HIV is complex and involves the use of highly active anti-retroviral therapy. Goals for our patients diagnosed with HIV include achieving long-term, maximal suppression of viral load, preserving and improving immune system function (prevention of progression to acquired immunodeficiency syndrome), and prevention of the spread of HIV to others.

  Payors

        Currently we partner with regional and mid-sized payors and independent pharmacy benefit managers to improve patient outcomes and lower costs by managing high-risk members and implementing patient-focused specialty programs. We manage prescription regimens for chronically ill populations and help payors, which include insurance plans and pharmacy benefit managers, reduce costs through customized specialty pharmacy programs. Our electronic patient care platform, centered on our disease-specific technology solution, is customized for each payor's needs and is designed to improve efficiency and lower costs.

        We offer payors access to limited distribution drugs and unique cost containment programs, including partial refill programs, clinical management and motivational interviewing techniques for improving adherence. We believe that medication non-adherence is the largest avoidable cost in specialty pharmacy because it contributes to a substantial worsening of disease and death and significantly increases hospital and other health care costs, and our strong adherence rates benefit patients and payors. For example, through our partial fill program of dispensing prescriptions with less than the typical 30-day supply, we promote more frequent direct intervention and tracking of patients and their therapies by our highly trained clinical experts. Our partial fill program focuses on medications that have a high discontinuation rate based on poor response, adverse effects and non-compliance to address potential waste as well as improve adherence to prescribed therapy. We dispense a two-week supply when prescribed and it is our policy to contact patients on the second and tenth days of therapy to verify patient tolerance. Once confirmed, we will dispense the remainder of that month's supply. If not tolerated, we contact the prescriber to seek an alternate therapy.

        We provide payors with a comprehensive approach to meeting their pharmacy service needs. Our specialty pharmacy services offer payors a cost effective solution for the distribution of specialty pharmaceuticals, generally direct to patients for self-administration. We manage high-risk members in the payors' network and assist with adherence to such members' health plans to minimize waste in the purchase of specialty drugs and to optimize patient outcomes. We also provide access to a significant number of limited distribution drugs. Other services include coordination of care with the members' physicians and payors and the provision of clinical and adherence data to evaluate therapy effectiveness.

  Pharmaceutical Manufacturers

        We offer specialized and highly customized prescription programs for pharmaceutical companies to help them optimize and track patient adherence which helps drive the clinical and commercial success of specialty drugs. In addition, we partner with pharmaceutical manufacturers early by helping them develop specialty pharmaceutical channel strategies as part of their commercial launch preparation.

        We provide pharmaceutical manufacturers with a strong distribution channel for their existing pharmaceuticals and their new product launches. We implement patient monitoring programs that encourage compliance with the prescribed therapy. We also provide drug trial assistance including product encapsulation and packaging.

        The adherence rates that result from our patient-centered services described above directly benefit pharmaceutical manufacturers through clinically appropriate continued sales of their products to patients, who might otherwise have failed to continue their prescribed therapies. In addition, the financial assistance and reimbursement management we provide to patients further drives pharmaceutical sales.

        In addition, pharmaceutical manufacturers frequently seek patient data on the efficacy and utilization of their products, which we currently provide in a de-identified and HIPAA-compliant format. This data provides valuable clinical information in the form of outcomes and compliance data to manufacturers to aid in their evaluation of the efficacy of their products. We continue to invest in new technologies that will enable us to better provide such analytical services.

        We have also assisted emerging biotechnology pharmaceutical companies in their commercialization of new drugs. In cases where pharmaceutical companies have successful clinical trials, but little commercialization experience, we are engaged to formulate strategies to market to, educate and fulfill the needs of patients, prescribers and payors. We refer to this tailored, multifaceted approach as "channel strategies." We believe that in some cases, these engagements have led to exclusive rights to administer the products of these pharmaceutical companies or our inclusion in a small panel of authorized specialty pharmacies for limited distribution of drugs.

        As of December 31, 2014, we have a portfolio of over 80 limited distribution drugs, all of which are post-launch. We have historically earned access to many limited distribution drugs, both at the time of their launch and post-launch. We actively monitor the drug pipeline and maintain dialogue with many of the major biotechnology and pharmaceutical manufacturers to identify opportunities in all pre-commercial stages of drug development. We believe that limited distribution is becoming the delivery system of choice for many drug manufacturers because it facilitates high patient engagement, clinical expertise and elevated focus on service. We believe that the trend toward limited distribution of specialty drugs will continue to expand in the future, making strong representation in this area essential.

  Physicians and Other Prescribers

        Our team works with physician offices to manage prior-authorization and other managed care organization requirements, such as denial and appeal process, to ensure that complicated administrative tasks do not impair the delivery of quality patient care. Additionally, we provide risk evaluation services, implement risk mitigation strategies and collect patient adherence data to provide physicians and health systems with enhanced visibility.

        Our singular focus on specialty pharmacy and complex chronic diseases has enabled us to develop strong relationships with clinical experts and thought leaders in key therapeutic categories, such as oncology and immunology. We leverage these relationships to gain greater visibility into future drug launches and to stay current on the latest advances in patient care.

        We assist physicians and other prescribers with personalized and intensive patient support by providing care management related to their patients' pharmacy needs and improving patient compliance with therapy protocols. We eliminate the need for physicians to carry inventories of high cost prescriptions by distributing medications directly to patients' homes or, in other cases, to the physicians' offices. We also assist physicians and their clinical and non-clinical staff members by performing many of the administratively intensive tasks associated with benefits investigations, prior authorizations and other reimbursement related matters. We generally bill payors directly, on the patient's behalf, in nearly all cases. Further, we assist physicians by helping their patients manage the side effects of their therapies and monitoring adherence. We also provide physicians with clinical updates and assist with managing the pipeline of potential new therapies.

  Retail Pharmacies, Hospitals and Health Systems

        We provide clinical and administrative support services for our hospital partners on a fee-for-service basis. Based on our broad industry experience, infrastructure and treatment-tracking software, our retail specialty network solution provides customized clinical and administrative support services that help retailers and their specialty patients improve financial outcomes. We provide hospitals with unique solutions to maximize cost containment, improve efficiency and clinical outcomes from specialty pharmaceuticals. Our programs also support hospitals that are 340B covered entities, which are organizations that provide access to reduced price prescription drugs to health care facilities in accordance with the federal 340B Drug Pricing Program and that have been certified by the U.S. Department of Health and Human Services, through a contracted pharmacy strategy.

        We provide specialty pharmacy management services for a fixed fee to various national, regional and independent retail pharmacies. These services are similar to those provided to payors with respect to their specialty pharmacy customers, except that we do not buy or dispense the specialty product. The services generally include the same patient engagement and adherence programs, reimbursement processing and patient funding programs, and general disease state management services described above. These services constituted less than 1% of our revenues in 2014 and 2013.

        We believe that our ability to provide the patient-centric services under the brand names of our retail, hospital and health system partners makes us a valued partner for these entities that lack the infrastructure and expertise to service their specialty drug patients on their own. These partnerships broaden our exposure and influence across the healthcare continuum.

Our Suppliers

        We obtain the pharmaceuticals and medical supplies and equipment that we provide to our patients through pharmaceutical manufacturers, distributors and group purchasing organizations. Most of the pharmaceuticals that we purchase are available from multiple sources and are available in sufficient quantities to meet our needs and the needs of our patients. However, some biotechnology drugs are only available through the manufacturer and may be subject to limits on distribution. In such cases, it is important for us to establish and maintain good working relations with the manufacturer in order to ensure sufficient supply to meet our patients' needs.

        Most of the manufacturers of the pharmaceuticals we sell have the right to cancel their supply contracts with us without cause and after giving notice (generally 90 days or less). Specialty drug purchases from AmerisourceBergen Drug Corporation ("AmerisourceBergen"), a drug wholesaler, and Celgene Corporation ("Celgene"), a pharmaceutical manufacturer from whom we purchase several drugs, represented 57% and 15%, respectively, of cost of goods sold in 2014, 58% and 19%, respectively, of cost of goods sold in 2013, and 64% and 21%, respectively, of cost of goods sold in 2012. Pursuant to our agreement with AmerisourceBergen, we have granted AmerisourceBergen a purchase money security interest in all of the inventory it supplies to the extent such inventory is financed by them, and the related accounts receiveable and proceeds derived from such inventory. The reason we purchase large quantities from a single wholesaler is primarily for ease of administration and pricing. In the event of a termination of our relationship with AmerisourceBergen, we believe that there is typically at least one alternative drug wholesaler from whom we could source each non-limited distribution drug we dispense. We further believe that we could replace the inventories without a material disruption to our operations.

        Through the coverage and clinical expertise of our Company-owned, main distribution facility and seven regional locations, some with retail capabilities and some with limited to moderate distribution capabilities, we provide pharmaceutical manufacturers with a strong distribution channel for their existing pharmaceutical products. In many cases, our national presence is critical to becoming a selected partner in the launch of new products. When providing new products to patients, we implement a monitoring program to encourage compliance with the prescribed therapy and we provide valuable clinical information to the manufacturer to aid in their evaluation of the efficacy of the product. We receive fees, which we record as revenue or a reduction to cost of goods sold, from certain pharmaceutical manufacturers in return for providing them with clinical data.

Billing and Significant Payors

        We derive most of our revenue from contracts with third-party payors, such as managed care organizations, insurance companies, self-insured employers, pharmacy benefit managers and Medicare and Medicaid programs. We contract directly with some payors and pharmacy benefit managers or, in other cases, contract with third parties which in turn contract with payors and pharmacy benefit managers on our behalf. See "Constituent Relationships-Payors" for additional information on payors.

        We bill payors and track all of our accounts receivable through computerized billing systems. These systems allow our billing staff the flexibility to review and edit claims in the system before they are submitted to payors. For the great majority of our dispensing business, claims are submitted to payors electronically. We have extensive experience managing the coordination of benefits between commercial and government-sponsored plans. We participate with Medicare as a Durable Medical Equipment, Prosthetics, Orthotics and Supplies ("DMEPOS") pharmacy supplier, and participate in Medicare Part D. A benefit coverage specialist reviews all Medicare coverage determinations to ensure that the appropriate benefit is being billed. Upon completion of all benefit verifications, we follow each plan's guidelines to identify which plan is primary and secondary and submit the billing accordingly.

        Our financial performance is highly dependent upon effective billing and collection practices. The process begins with an accurate and complete patient admission process, in which all critical information about the patient, the patient's insurance and the patient's care needs is gathered. A critical part of this process is verification of insurance coverage and authorization from insurance to provide the required care, which typically takes place before we initiate services. An exception occurs when a patient referral is received outside of normal business hours, but we have an existing contractual relationship with the patient's insurance carrier. In such cases, we provide the patient with sufficient drugs and services to last until the next business day, when the patient's insurance coverage can be verified.

Sales and Marketing

        Our sales and marketing efforts focus on three primary objectives: (1) building new relationships and expanding existing contracts with managed care organizations and other payors or pharmacy benefit managers; (2) establishing, maintaining and strengthening relationships with key opinion leaders, physicians and other prescribers; and (3) maintaining existing and developing new relationships with pharmaceutical manufacturers to gain distribution access as they release new products or improved products. Our national and regional sales directors focus primarily on establishing and expanding our contracts with managed care organizations, while our local account managers focus on maximizing value from these contracts by developing and maintaining relationships with local and regional referral sources, such as physicians, hospital discharge planners, other hospital personnel, health maintenance organizations, preferred provider organizations or other managed care organizations, and insurance companies. In addition, we have a dedicated sales force, through a combination of internal (phone sales) and external (field sales) team members for scalability and efficiency, focused on maintaining and expanding our relationships with biotechnology drug manufacturers to establish our position as an exclusive, semi-exclusive or participating provider. As of December 31, 2014, we had 88 sales employees, including 60 internal and 28 external team members.

Information Technology

        Our information technology centers around a custom-developed scalable patient care system that provides real-time prescription and patient care status to us, prescribers and contracted partners. Our technology allows us to track and report industry standard metrics on call centers, dispensing, adherence, length of therapy, and persistency. We can also provide HIPAA compliant reports that contain inventory data, prescription status, persistency, compliance, discontinuation, and payor data. In addition to reporting on patient and prescriber demographics, turnaround times, spend, and error reporting, we can also report on patient assessment data, clinical status, and other monitoring parameters. We have invested significantly in information technology in recent years to position us to improve cost efficiencies among us and our constituents and to provide additional services regarding the de-identified data we accumulate to take greater advantage of our relationships with data-driven pharmaceutical manufacturers. In 2014, we resolved to in-source a substantial portion of our information technology development. We also use an off-the-shelf pharmacy software system for purposes of transmitting claims to payors.

Competition

        There are a significant number of competitors that distribute specialty pharmacy drugs and provide related services, some of which have greater resources than we do. Our competitors include: pharmacy benefit managers; retail pharmacy chains and independent retail pharmacies; health plans; national, regional and niche specialty pharmacies; specialty infusion therapy companies; physician practices and hospital systems; and group purchasing organizations.

        We are currently the largest independent specialty pharmacy in the U.S., with a 3% overall market share (based on 2014 revenues from pharmacy-dispensed specialty drugs). The three largest specialty pharmacies are Express Scripts, CVS Caremark and Walgreens. We understand that a number of other traditionally non-specialty pharmacies with significant resources are attempting to build, acquire or partner with specialty pharmacies due to the double-digit growth anticipated in spending on specialty prescription drugs compared to low to mid single digit growth in spending on traditional prescription drugs. There are also many smaller specialty pharmacies and other entities in the healthcare industry that provide limited specialty pharmacy services that compete with us to a lesser extent. Some of these smaller entities, however, may be able to invest significant resources, through acquisition or otherwise, to compete with us on a larger scale.

        Many of the retail pharmacies to which we provide patient management services may in the future acquire a competing specialty pharmacy business or start their own specialty pharmacy business and thereby become our competitors. In addition, many of our pharmacy benefit management customers have their own specialty pharmacy businesses, and to the extent certain of our products can be obtained internally, these customers could cease doing business with us.

Governmental Regulation

        The healthcare industry is subject to extensive regulation by a number of governmental entities at the federal, state and local level. The industry is also subject to frequent regulatory change. Laws and regulations in the healthcare industry are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. Moreover, our business is impacted not only by those laws and regulations that are directly applicable to us but also by certain laws and regulations that are applicable to our managed care and other clients. If we fail to comply with the laws and regulations directly applicable to our business, we could suffer civil and/or criminal penalties, and we could be excluded from participating in Medicare, Medicaid and other federal and state healthcare programs, which would have an adverse impact on our business.

  Professional Licensure

        Pharmacists, nurses, and certain other healthcare professionals employed by us are required to be individually licensed or certified under applicable state law. We perform criminal, government exclusion and other background checks on employees and take steps to ensure that our employees possess all necessary licenses and certifications, and we believe that our employees comply in all material respects with applicable licensure laws.

  Pharmacy Licensing and Registration

        State laws require that each of our pharmacy locations be appropriately licensed and/or registered to dispense pharmaceuticals in that state. We are licensed in all states that require such licensure and believe that we substantially comply with all state licensing laws applicable to our business. Where required by law, we also have pharmacists licensed in all states in which we dispense.

        Laws enforced by the U.S. Drug Enforcement Administration, as well as some similar state agencies, require our pharmacy locations to individually register in order to handle controlled substances, including prescription pharmaceuticals. A separate registration is required at each principal place of business where we dispense controlled substances. Federal and state laws also require that we follow specific labeling, reporting and record-keeping requirements for controlled substances. We maintain U.S. Drug Enforcement Administration registrations for each of our facilities that require such registration and follow procedures intended to comply with all applicable federal and state requirements regarding controlled substances.

  Food, Drug and Cosmetic Act

        Certain provisions of the federal Food, Drug and Cosmetic Act govern the handling and distribution of pharmaceutical products. This law exempts many pharmaceuticals and medical devices from federal labeling and packaging requirements as long as they are not adulterated or misbranded and are dispensed in accordance with and pursuant to a valid prescription. We believe that we comply with all applicable requirements.

  Fraud and Abuse Laws—Anti-Kickback Statute

        The federal Anti-Kickback Statute prohibits individuals and entities from knowingly and willfully paying, offering, receiving, or soliciting money or anything else of value in order to induce the referral of patients or to induce a person to purchase, lease, order, arrange for, or recommend services or goods covered by Medicare, Medicaid, or other government healthcare programs. The federal courts have held that an arrangement violates the Anti-Kickback Statute if any one purpose of the remuneration is to induce the referral of patients covered by the Medicare or Medicaid programs, even if another purpose of the payment is to compensate an individual for rendered services. The Anti-Kickback Statute is broad and potentially covers many standard business arrangements. Violations can lead to significant penalties, including criminal fines of up to $25,000 per violation and/or five years imprisonment, civil monetary penalties of up to $50,000 per violation plus treble damages, and/or exclusion from participation in Medicare, Medicaid, and other federal government healthcare programs. In an effort to clarify the conduct prohibited by the Anti-Kickback Statute, the Office of the Inspector General of the United States Department of Health and Human Services has published regulations that identify a limited number of safe harbors. Business arrangements that satisfy all of the elements of a safe harbor are immune from criminal enforcement or civil administrative actions. The Anti-Kickback Statute is an intent based statute and the failure of a business relationship to satisfy all of the elements of a safe harbor does not in and of itself mean that the business relationship violates the Anti-Kickback Statute. The Office of the Inspector General, in its commentary to the safe harbor regulations, has recognized that many business arrangements that do not satisfy a safe harbor nonetheless operate without the type of abuses the Anti-Kickback Statute is designed to prevent. We attempt to structure our business relationships to satisfy an applicable safe harbor. However, in those situations where a business relationship does not fully satisfy the elements of a safe harbor, or where no safe harbor exists, we attempt to satisfy as many elements of an applicable safe harbor as possible. The Office of the Inspector General is authorized to issue advisory opinions regarding the interpretation and applicability of the Anti-Kickback Statute, including whether an activity constitutes grounds for the imposition of civil or criminal sanctions. We have sought advisory opinions regarding future business relationships prior to execution, and may do so in the future.

        A number of states have statutes and regulations that prohibit the same general types of conduct as those prohibited by the Anti-Kickback Statute described above. Some state anti-fraud and anti-kickback laws apply only to goods and services covered by Medicaid. Other state anti-fraud and anti-kickback laws apply to all healthcare goods and services, regardless of whether the source of payment is governmental or private. Where applicable, we attempt to structure our business relationships to comply with these statutes and regulations.

  Fraud and Abuse Laws—False Claims Act

        We are subject to state and federal laws that govern the submission of claims for reimbursement. These laws generally prohibit an individual or entity from knowingly and willfully presenting a claim or causing a claim to be presented for payment from a federal healthcare program that is false or fraudulent. The standard for "knowing and willful" may include conduct that amounts to a reckless disregard for the accuracy of information presented to payors. Penalties under these statutes include substantial civil and criminal fines, exclusion from the Medicare or Medicaid programs and imprisonment. One of the most prominent of these laws is the federal False Claims Act, which may be enforced by the federal government directly or by a private plaintiff by filing a qui tam lawsuit on the government's behalf. Under the False Claims Act, the government and private plaintiffs, if any, may recover monetary penalties in the amount of $5,500 to $11,000 per false claim, as well as an amount equal to three times the amount of damages sustained by the government as a result of the false claim. A number of states, including states in which we operate, have adopted their own false claims statutes as well as statutes that allow individuals to bring qui tam actions. In recent years, federal and state government authorities have launched several initiatives aimed at uncovering practices that violate false claims or fraudulent billing laws, and they have conducted numerous investigations of pharmaceutical manufacturers, PBMs, pharmacies and health care providers with respect to false claims, fraudulent billing and related matters. We believe that we have procedures in place to ensure the accuracy of our claims.

  Ethics in Patient Referrals Law—Stark Law

        The federal Stark Law generally prohibits a physician from making referrals for certain Designated Health Services, reimbursable by Medicare or Medicaid, to entities with which the physician or an immediate family member has a financial relationship, unless an exception applies. A financial relationship is generally defined as an ownership, investment or compensation relationship. Designated Health Services include, but are not limited to, outpatient pharmaceuticals, parenteral and enteral nutrition products, home health services, durable medical equipment, physical and occupational therapy services, and inpatient and outpatient hospital services. Among other sanctions, a civil monetary penalty of up to $15,000 may be imposed for each bill or claim for a service a person knows or should know is for a service for which payment may not be made due to the Stark Law. Such persons or entities are also subject to exclusion from the Medicare and Medicaid programs. Any person or entity participating in a circumvention scheme to avoid the referral prohibitions is liable for a civil monetary penalty of up to $100,000. A $10,000 fine may be imposed for failure to comply with reporting requirements regarding an entity's ownership, investment and compensation arrangements for each day for which reporting is required to have been made under the Stark Law.

        The Stark Law is a broad prohibition on certain business relationships, with detailed exceptions. However, unlike the Anti-Kickback Statute under which an activity may fall outside a safe harbor and still be lawful, a referral for Designated Health Services that does not fall within an exception is strictly prohibited by the Stark Law. We attempt to structure all of our relationships with physicians who make referrals to us in compliance with an applicable exception to the Stark Law.

        In addition to the Stark Law, many of the states in which we operate have comparable restrictions on the ability of physicians to refer patients for certain services to entities with which they have a financial relationship. Certain of these state statutes mirror the Stark Law while others may be more restrictive. We attempt to structure all of our business relationships with physicians to comply with any applicable state self-referral laws.

  HIPAA and Other Privacy and Confidentiality Legislation

        Our activities involve the receipt, use and disclosure of confidential health information, including disclosure of the confidential information to a customer's health benefit plan, as permitted in accordance with applicable federal and state privacy laws. In addition, we use and disclose de-identified data for analytical and other purposes. Many state laws restrict the use and disclosure of confidential medical information, and similar new legislative and regulatory initiatives are underway at the state and federal level.

        HIPAA imposes extensive requirements on the way in which healthcare providers that engage in certain actions covered by HIPAA, as well as healthcare clearinghouses (each known as "covered entities") and the persons or entities that create, receive, maintain, or transmit protected health information ("PHI") on behalf of covered entities (known as "business associates"), use, disclose and safeguard PHI, including requirements to protect the integrity, availability and confidentiality of electronic PHI. Many of these obligations were expanded under HITECH, passed as part of the American Recovery and Reinvestment Act of 2009. In January 2013, the Office for Civil Rights of HHS issued a final rule under HITECH that makes significant changes to the privacy, security, breach notification and enforcement regulations promulgated under HIPAA (the "Final Omnibus Rule"), and which generally took effect in September 2013. The Final Omnibus Rule enhances individual privacy protections, provides individuals new rights to their health information and strengthens the government's ability to enforce HIPAA.

        The privacy regulations (the "Privacy Rule") issued by the Office of Civil Rights pursuant to HIPAA give individuals the right to know how their PHI is used and disclosed, as well as the right to access, amend and obtain information concerning certain disclosures of PHI. Covered entities, such as pharmacies and health plans, are required to provide a written Notice of Privacy Practices to individuals that describes how the entity uses and discloses PHI, and how individuals may exercise their rights with respect to their PHI. For most uses and disclosures of PHI other than for treatment, payment, healthcare operations, and certain public policy purposes, HIPAA generally requires that covered entities obtain a valid written individual authorization. In most cases, use or disclosure of PHI must be limited to the minimum necessary to achieve the purpose of the use or disclosure. The Final Omnibus Rule modifies the content of Notice of Privacy Practices in significant ways, requiring, among other things, statements informing individuals of their rights to receive notifications of any breaches of unsecured PHI and to restrict disclosures of PHI to a health plan where the individual pays out of pocket.

        We are a covered entity under HIPAA in connection with our operation of specialty service pharmacies. To the extent that we provide services other than as a covered entity and we perform a function or activity, or provide a service to, a covered entity that involves PHI, the covered entity may be required to enter into a business associate agreement with us. Business associate agreements mandated by the Privacy Rule create a contractual obligation for us, as a business associate, to perform our duties for the applicable covered entity in compliance with the Privacy Rule. In addition, HITECH subjects us to certain aspects of the Privacy Rule and the HIPAA security regulations when we act as a business associate, including imposing direct liability on business associates for impermissible uses and disclosures of PHI and the failure to disclose PHI to the covered entity, the individual or the individual's designee (as specified in the business associate agreement), as necessary to satisfy a covered entity's obligations with respect to an individual's request for an electronic copy of PHI. The Final Omnibus Rule also extends the business associate provisions of the HIPAA Rules to subcontractors where the function, activity, or service delegated by the business associate to the subcontractor involves the creation, receipt, maintenance, or transmission of PHI. As such, business associates are required to enter into business associate agreements with subcontractors for services involving access to PHI and may be subject to civil monetary penalties for the acts and omissions of their subcontractors.

        Importantly, the Final Omnibus Rule greatly expands the types of product- and service-related communications to patients or enrollees that will require individual authorizations by requiring individual authorization for all treatment and health care operations communications where the covered entity receives payment in exchange for the communication from or on behalf of a third- party whose product or service is being described. While the Office of Civil Rights has established limited exceptions to this rule where individual authorization is not required, the marketing provisions finalized in the Final Omnibus Rule could potentially have an adverse impact on our business and revenues.

        If we fail to comply with HIPAA or our policies and procedures are not sufficient to prevent the unauthorized disclosure of PHI, we could be subject to liability, fines and lawsuits under federal and state privacy laws, consumer protection statutes and other laws. Criminal penalties and civil sanctions may be imposed for failing to comply with HIPAA standards either as a covered entity or business associate, and these penalties and sanctions have significantly increased under HITECH. In addition to imposing potential monetary penalties, HITECH also requires the Office of Civil Rights to conduct periodic compliance audits and empowers state attorneys general to bring actions in federal court for violations of HIPAA on behalf of state residents harmed by such violations. Several such actions have already been brought against both covered entities and at least one business associate, and continued enforcement actions are likely to occur in the future.

        The transactions and code sets regulation promulgated under HIPAA requires that all covered entities that engage in certain electronic transactions, directly or through a third-party agent, use standardized formats and code sets. We, in our role as a business associate of a covered entity, must conduct such transactions in accordance with such transaction rule and related regulations that require the use of operating rules in connection with HIPAA transactions. We, in our role as a specialty pharmacy operator, must also conduct such transactions in accordance with such regulations or engage a clearinghouse to process their covered transactions. HHS promulgated a National Provider Identifiers ("NPI") Final Rule which requires covered entities to utilize NPIs in all standard transactions. NPIs replaced NABP numbers for pharmacies, Drug Enforcement Agency numbers for physicians and similar identifiers for other health care providers for purposes of identifying providers in connection with HIPAA standard transactions. Covered entities may be excluded from federal health care programs for violating the Transaction Rule.

        The security regulations issued pursuant to HIPAA mandate the use of administrative, physical and technical safeguards to protect the confidentiality of electronic PHI. Such security rules apply to covered entities and business associates.

        We must also comply with the "breach notification" regulations, which implement provisions of HITECH. In the case of a breach of "unsecured PHI," covered entities must promptly notify affected individuals and the HHS Secretary, as well as the media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to the HHS Secretary on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of such breaches by the business associate.

        Final regulations governing the accounting of disclosures are forthcoming. The applicable proposed rule, if finalized, would require covered entities to develop systems to monitor and record (1) which of their employees and business associates access an individual's electronic PHI contained in a designated record set, (2) the time and date access occurs, and (3) the action taken during the access session (e.g., modification, deletion, viewing). The final regulations could impose significant burdens on covered entities and business associates.

        The Health Care Reform Laws require the Secretary of HHS to develop new health information technology standards that could require changes to our existing software products. For example, the statute requires the establishment of interoperable standards and protocols to facilitate electronic enrollment of individuals in federal and state health and human services programs and provides the government with authority to require incorporation of these standards and protocols in health information technology investments as a condition of receiving federal funds for such investments.

        HIPAA generally preempts state laws, except when state laws are more protective of PHI or are more restrictive than HIPAA. Therefore, to the extent states continue to enact more protective or restrictive legislation, we could be required to make significant changes to our business operations. In addition, independent of any statutory or regulatory restrictions, individual health plan clients could increase limitations on our use of medical information, which could prevent us from offering certain services.

  Medicare Part D

        The Medicare Part D program, which makes prescription drug coverage available to eligible Medicare beneficiaries, regulates various aspects of the provision of Medicare drug coverage, including enrollment, formularies, pharmacy networks, marketing, and claims processing. The Centers for Medicare & Medicaid Services ("CMS") has imposed restrictions and consent requirements for automatic prescription delivery programs, and further limited the circumstances under which Medicare Part D plans may recoup payments to pharmacies for claims that are subsequently determined not payable under Medicare Part D. CMS sanctions for non-compliance may include suspension of enrollment and even termination from the program.

        The Medicare Part D program has undergone significant legislative and regulatory changes since its inception, including changes made by the ACA.

        Medicare Part D continues to attract a high degree of legislative and regulatory scrutiny, and applicable government rules and regulations continue to evolve. For example, CMS may issue regulations that limit the ability of Medicare Part D plans to establish preferred pharmacy networks. Accordingly, it is possible that legislative and regulatory developments and regulatory oversight could materially affect our Medicare Part D business or profitability.

  Health Reform Legislation

        Congress passed major health reform legislation, including the Patient Protection and Affordable Care Act in 2010, referred to in this document as the ACA. This legislation affects virtually every aspect of health care in the country. In addition to establishing the framework for every individual to have health coverage beginning in 2014, the ACA enacted a number of significant health care reforms. While not all of these reforms affect our business directly, many affect the coverage and plan designs that are or will be provided by many of our health plan clients. As a result, these reforms could indirectly impact many of our services and business practices, and, in many other cases, directly impact our services and business practices. Given that certain regulations implementing the ACA are still being finalized and that ongoing sub-regulatory guidance is still being issued, there is considerable uncertainty as to its full impact on our Company.

  Managed Care Reform

        In addition to health reforms enacted by the ACA, proposed legislation has been considered at the state level, and legislation has been enacted in several states, aimed primarily at providing additional rights and access to drugs to individuals enrolled in managed care plans. This legislation may impact the design and implementation of prescription drug benefit plans sponsored by our PBM health plan clients and/or the services we provide to them. Both the scope of the managed care reform proposals considered by state legislatures and reforms enacted by states to date vary greatly, and the scope of future legislation that may be enacted is uncertain.

Accreditations

        We have and maintain the following accreditations:

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  Accreditation Commission for Health Care.  We hold both a pharmacy infusion and a DMEPOS accreditation, effective July 21, 2011 from the Accreditation Commission for Health Care. Under such accreditation, the Accreditation Commission for Health Care reviews and assesses our activities as a pharmacy and a DMEPOS supplier for external infusion pumps and supplies. Areas of focus include infusion pharmacy business, infusion pharmacy continuum of care, intravenous drug mixture preparation, administration, therapy monitoring, and client/patient counseling and education, among other aspects of our business.

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  American Society of Health-System Pharmacists.  We hold a post-graduate year one pharmacy residency accreditation effective as of June 20, 2012 from the American Society of Health-System Pharmacists. The American Society of Health-System Pharmacists reviews and evaluates our residency training program against established criteria to ensure the pharmacy residents are properly trained. The American Society of Health-System Pharmacists is a nationally recognized non-profit pharmacy association that has been accrediting pharmacy residency programs for over 50 years.

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  URAC.  As of January 1, 2013, we received our URAC specialty pharmacy accreditation, a nationally recognized and rigorous accreditation that includes a thorough review of documentation, an on-site survey for verifying compliance standards, and final review by the URAC Accreditation and executive committees.

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  National Association of Boards of Pharmacy.  Effective May 13, 2013, we are a verified-accredited wholesale distributor. This accreditation is designed for compliance with state and federal laws, and for purposes of preventing counterfeit drugs from entering into the United States, and to protect patients from below quality drug distribution by employing security and best practice standards for wholesale drug distribution. Effective July 23, 2012, we became a National Association of Boards of Pharmacy accredited DMEPOS provider, and we have submitted our application to become a verified internet pharmacy practice site with the National Association of Boards of Pharmacy.

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  Verified Internet Pharmacy Practice Sites.  We hold a Verified Internet Pharmacy Practice Sites accreditation, effective January 7, 2015 through January 6, 2018, from National Association of Boards of Pharmacy. Verified Internet Pharmacy Practice Sites accreditation certifies that we comply with the licensing and inspection requirements of our state and each state to which we dispense pharmaceuticals. In addition, displaying the Verified Internet Pharmacy Practice Sites seal demonstrates National Association of Boards of Pharmacy compliance with Verified Internet Pharmacy Practice Sites criteria including patient rights to privacy, authentication and security of prescription orders, adherence to a recognized quality assurance policy, and provision of meaningful consultation between patients and pharmacists.

Intellectual Property

        We rely on a combination of copyright, trademark and trade secret laws, in addition to contractual restrictions, to establish and protect our proprietary rights. We have registered and/or applied to register a variety of our trademarks and service marks used throughout our business. DIPLOMAT SPECIALTY PHARMACY® and DIPLOMAT®, among others, are service marks registered with the U.S. Patent Trademark Office. We believe that our trade names are becoming increasingly recognized by many referral sources as representing a reliable, cost-effective source of specialty pharmacy services. We are not aware of any facts that could materially impact our continuing use of any of our intellectual property.

Properties

        We own a 550,000 square foot distribution facility in Flint, Michigan, which also contains our corporate headquarters. We currently utilize approximately 40% of our main distribution facility and corporate headquarters, which provides us with significant capacity to execute our long term growth plan without significant additional capital expenditures. Further, we believe that the facilities described below are suitable and adequate for current business needs.

        The following table lists information regarding each of our material properties as of December 31, 2014:

Location	Total Square Footage	Facility Description	Owned/Leased
Flint, Michigan	550,000	Headquarters and main distribution facility	Owned
Flint, Michigan	7,000	Specialty and retail pharmacy	Owned
Flint, Michigan	10,366	Specialty and wholesale pharmacy	Owned
Enfield, Connecticut	4,664	Specialty pharmacy	Leased (expires December 17, 2018)
Ft. Lauderdale, Florida	2,665	Specialty and retail pharmacy	Leased (expires March 31, 2018)
West Springfield, Massachusetts	1,273	Specialty and retail pharmacy and office space	Leased (expires February 28, 2016)
Ontario, California	5,790	Specialty pharmacy	Leased (expires March 15, 2017)
Buffalo Grove, Illinois	3,408	Specialty pharmacy	Leased (expires May 31, 2016)
Raleigh, North Carolina	6,032	Office space	Leased (expires June 30, 2019)
Raleigh, North Carolina	4,061	Specialty pharmacy and office space	Leased (expires December 31, 2016)

        We also lease an additional 10 facilities in the mid-Atlantic and southeast regions of the country (ranging from 400 square feet to 2,000 square feet) for use as specialty infusion suites. Our leases generally include bilateral renewal options.

Legal Proceedings

        Our business of providing specialized pharmacy services and other related services may subject us to litigation and liability for damages in the ordinary course of business. Although the results of litigation and claims cannot be predicted, as of the date of this prospectus, we do not believe we are party to any claim or litigation, the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense, insurance deductible and settlement costs, diversion of management resources and other factors.

        We currently maintain insurance for general and professional liability claims. These policies provide coverage on a claims-made or occurrence basis and have certain exclusions from coverage. These insurance policies generally must be renewed annually. We cannot assure you that our insurance coverage will be adequate to cover liability claims that may be asserted against us. In addition, we carry property insurance coverage for the value of the physical assets, including drugs inventory, at all of our owned and leased facilities. These policies, which generally must be renewed annually, also include coverage for business interruption. While we believe our coverage to be sufficient, we cannot assure you that our property insurance coverage will be adequate to cover any and all property losses that we may suffer.

Employees

        As of December 31, 2014, we employed approximately 1,055 persons on a full-time basis and approximately 25 persons on a part-time basis. In addition, of our employees, approximately 365 were corporate personnel and approximately 715 were clinically focused. The majority of our part-time employees are clinicians due to the nature and timing of the services we provide. None of our employees are covered by collective bargaining agreements.

 MANAGEMENT

Executive Officers and Directors

        The following table sets forth information regarding our executive officers and directors (ages as of March 1, 2015):

Name	Age	Position
Philip R. Hagerman	62	Chief Executive Officer, Chairman of the Board of Directors
Sean M. Whelan	44	Chief Financial Officer, Secretary/Treasurer, Director
Gary W. Kadlec	66	President, Director
Jeffrey M. Rowe	59	Executive Vice President—Operations, Director
Atheer A. Kaddis	46	Senior Vice President—Sales & Business Development, Director
David Dreyer	58	Director
Kenneth O. Klepper	61	Director

        Set forth below are the biographies of the executive officers and directors, which describe their business experience during at least the past five years, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the Board's conclusion that each director should continue to serve on the Board.

        Philip R. Hagerman, RPh, has served as our Chief Executive Officer, a director and the Chairman of the Board of Directors since 1991. Mr. Hagerman co-founded the Company with his father in 1975.

        Mr. Hagerman has led the Company as its principal executive officer, Chairman of the Board of Directors and a director for approximately 23 years. He has a unique perspective and understanding of our business, culture and history, having led the Company through many economic cycles and operational initiatives. His day-to-day leadership of the Company gives him critical insights into our operations, strategy and competition, and he facilitates the Board's ability to perform its oversight function. Throughout his career at the Company, he has demonstrated strong entrepreneurial skills, as well as regulatory, marketing, strategic, and operational expertise. Mr. Hagerman also possesses in-depth knowledge of, and key relationships in, the specialty pharmacy industry on a national basis.

        Sean M. Whelan, CPA, has served as our Chief Financial Officer since December 2010, our Secretary and Treasurer since January 2012, and a director since February 2012. Prior to joining Diplomat, from 2007 to 2010, he served as Chief Financial Officer of InfuSystem Holdings, Inc. (INFU), a publicly traded healthcare services company located in Madison Heights, Michigan. While there, Mr. Whelan played an instrumental role in ensuring InfuSystem's success in diverse areas such as profitable revenue growth, capital markets, debt raising, and acquisition and integration. He also oversaw the Information Technology and Human Resources organizations during periods of rapid growth. Prior to joining InfuSystem, from 1996 through 2007, Mr. Whelan held senior finance positions with Ford Motor Company, including service as accounting director for Automotive Components Holdings, LLC, a Ford subsidiary, where he had direct oversight, and financial and divestiture responsibility for the $5.0 billion entity.

        Mr. Whelan has demonstrated strong financial reporting, finance, accounting, strategic, and operational expertise. His day-to-day leadership of the Company gives him critical insights into our financial performance, operations and strategy, and he will facilitate the Audit Committee's ability to perform its oversight function. Further, his prior experience at both InfuSystem and Ford Motor Company provides him expertise with public company reporting responsibilities and complex corporate transactions, including mergers and acquisitions and capital market transactions.

        Gary W. Kadlec has served as our President since June 2012, and as a director of the Company since February 2013. From 2004 through 2007, Mr. Kadlec was the Chief Operating Officer, and from 2007 to 2011, the Chief Executive Officer and President, of excelleRx, an Omnicare company based in

Philadelphia, Pennsylvania, specializing in medication therapy management. Mr. Kadlec fulfilled a one-year non-compete commitment to excelleRx/Omnicare before joining Diplomat. Prior to his time at excelleRx, Mr. Kadlec served as President of Specialized Pharmacy Services in Livonia, Michigan, from 1976 until it was acquired by Omnicare, Inc. in 1995. Mr. Kadlec then served as Regional and then Senior Regional Vice President of Omnicare until 2004.

        Mr. Kadlec's day-to-day leadership of the Company gives him critical insights into our operations, clinical services, managed care, new business development, and sales and marketing divisions. He has demonstrated strong regulatory, marketing, strategic, and operational expertise and he possesses in-depth knowledge of, and key relationships in, the specialty pharmacy industry on a national basis.

        Jeffrey M. Rowe, RPh, has served as our Executive Vice President, Operations, since 2012. Prior to that Mr. Rowe served as Vice President of Operations since 2006 and as a director of the Company since 2005. Mr. Rowe joined Diplomat in 1993 as a staff pharmacist concentrating on building the Company's compounding and complementary services. He served as our Pharmacy Manager from 1997 to 2006. Before joining Diplomat, Mr. Rowe owned two successful independent pharmacies.

        Mr. Rowe's day-to-day involvement in the Company's operations gives him critical insights into fundamental aspects of the Company's business, including accreditation, contracting and regulation. His broad range of knowledge includes diabetes, asthma, and other areas of disease state management, and he has expertise in the fields of compounding custom medications and complementary medicine, making him a key contributor to the Company's growth and success.

        Atheer A. Kaddis, PharmD, has served as our Senior Vice President, Sales and Business Development, since July 2012, and as a director of the Company since February 2013. Dr. Kaddis previously served as the Company's Vice President, Managed Markets, from October 2007 to July 2012. Before joining Diplomat, from April 2000 to October 2007, Dr. Kaddis served as Director of Pharmacy Services Clinical at Blue Cross Blue Shield of Michigan, where his responsibilities included formulary development, clinical program development, utilization management programs, specialty pharmacy programs, and pay for performance programs. His other prior experience includes service as a staff pharmacist at William Beaumont Hospital, a clinical oncology specialist at Grace Hospital, a Clinical Program Manager for the Ford Motor Company account at Blue Cross Blue Shield of Michigan and an Associate Director in Clinical Account Management at Merck-Medco (now part of Express Scripts).

        Dr. Kaddis has demonstrated strong sales and business development expertise. In his current role, Dr. Kaddis leads coordination of our strategies within these business units, giving him critical insights into operational efficiencies and areas of high growth potential. Further, he possesses in-depth knowledge of, and key relationships in, the specialty pharmacy industry on a national basis.

        David Dreyer, CPA, has been a director since September 15, 2014. Since March 2015, Mr. Dreyer has served as Chief Financial Officer for BIOLASE, Inc. (NASDAQ:BIOL), a medical device company that develops, manufactures, and markets innovative lasers in dentistry and medicine as well as other digital equipment. From October 2010 to March 2015, Mr. Dreyer served as Chief Financial Officer, Chief Operating Officer and Secretary of Patient Safety Technologies, which develops, markets and sells healthcare products relating to surgical safety, and is a former public reporting company (OTC: PSTX) and since March 2014 a subsidiary of Stryker Corporation (NYSE: SYK). Previously, Mr. Dreyer was Chief Financial Officer of Alphastaff Group, Inc., a human resource outsourcing company, from August 2009 to September 2010. From September 2004 to August 2009, Mr. Dreyer served as Chief Financial Officer and Chief Accounting Officer of AMN Healthcare Services, Inc. (NYSE: AHS), which provided healthcare staffing for physicians, travel nurses, and allied travel. From 1997 through 2004, Mr. Dreyer served as Chief Financial Officer and Chief Accounting Officer of Sicor, Inc. (formerly Nasdaq: SCRI), a manufacturer of complex pharmaceuticals with operations in the United States and internationally, which was acquired by Teva Pharmaceutical Limited in January 2004. Prior to joining Sicor, Mr. Dreyer served in related senior financial management positions within the pharmaceutical industry, working for

Elan Corporation plc, Athena Neurosciences and Syntex Corporation. Mr. Dreyer is a Certified Public Accountant in California. Mr. Dreyer has been a director of InfuSystem Holdings, Inc. (listed on the NYSE-MKT), a provider of infusion pumps and related services, since April 2008, and currently serves as a member of the Audit Committee.

        Mr. Dreyer has almost 30 years of accounting, financial, compliance and operating experience and expertise in the healthcare field and has extensive senior leadership skills from his executive management positions. Mr. Dreyer also has public company board experience, from which he has expertise in finance, financial reporting, accounting, corporate governance, compensation, risk management, and healthcare matters. His long tenure as a certified public accountant and expertise in accounting and financial reporting matters, including in executive positions for public companies, led our Board to determine that Mr. Dreyer is a financial expert in accordance with SEC rules.

        Kenneth O. Klepper has been a director since December 16, 2014. He has previously served as President and Chief Operating Officer of Medco Health Solutions, Inc. (NYSE: MHS), a supplier of pharmacy benefit management, mail order and specialty pharmacy services, from March 2006 until the April 2012 acquisition of Medco by Express Scripts, Inc. He joined Medco in June 2003 and served as Executive Vice President, Chief Operating Officer from June 2003 through March 2006. Previously, Mr. Klepper was employed by WellChoice, Inc. (NYSE: WC), a health insurance company and parent of Empire Blue Cross Blue Shield of New York, where he held the positions of Senior Vice President, Process Champion from March 1995 to August 1999 and Senior Vice President for Systems, Technology and Infrastructure from August 1999 to April 2003. From 1991 to 1995, Mr. Klepper served in management roles at CIGNA Health Care. Mr. Klepper is a member of the Defense Business Board and the Chief of Naval Operations Executive Panel, where he has served four CNOs. He also serves on the Board of Directors at the United States Naval Institute.

        Mr. Klepper has extensive operating, compliance, technology, financial, and accounting experience and expertise from his executive management positions. In particular, his services as an executive for over 20 years in the healthcare industry, including six years as a leading executive for a provider of specialty pharmaceutical services, provides him critical industry insight and related operations, strategic, marketing, acquisition and senior leadership expertise. Mr. Klepper has over 17 years of experience in serving in executive roles for public reporting companies, from which he has expertise in finance, financial reporting, accounting, corporate governance, compensation, risk management and healthcare matters. Mr. Klepper's extensive expertise in finance, financial reporting, and accounting with publicly reporting companies led our Board to determine that Mr. Klepper is a financial expert in accordance with SEC rules.

Board Composition

        Our Board of Directors currently consists of seven directors, five of whom currently serve as executive officers of Diplomat.

        Prior to completion of this offering, members of the Hagerman family and the Rowe family controlled approximately 56.7% of the total voting power of our outstanding common stock. As a result, we are considered a "controlled company" under the corporate governance listing standards of the New York Stock Exchange. As a controlled company, we are exempt from the obligation to comply with certain New York Stock Exchange corporate governance requirements, including the following:

  •
  that a majority of our Board of Directors consists of "independent directors", as defined under the rules of the New York Stock Exchange;

  •
  that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  that there be an annual performance evaluation of our nominating and corporate governance committee and compensation committee.

        Upon completion of this offering, we expect we will no longer be a controlled company under the listing standards of the New York Stock Exchange. Therefore, we intend to establish a compensation committee and nominating and corporate governance committee as of such time, and will ensure that such committees will be fully independent within one year of losing controlled company status. In addition, we will comply with the requirement that a majority of our Board of Directors will consist of independent directors within one year of losing controlled company status in accordance with the phase-in rules of the New York Stock Exchange.

  Director Independence

        Five of our current directors are employees of Diplomat and therefore are not independent. Our Board of Directors has determined that each of Mr. Dreyer and Mr. Klepper is an independent director within the meaning of the applicable rules of the SEC and the New York Stock Exchange, and that each is also an independent director under Rule 10A-3 of the Exchange Act for the purpose of audit committee membership. We rely on the phase-in rules of the SEC and New York Stock Exchange, which require a third independent audit committee member by October 9, 2015, one year after the registration statement filed in connection with our initial public offering was declared effective by the SEC.

  Staggered Board

        Our Board is divided into three staggered classes of directors of the same or nearly the same number and each director has been assigned to one of the three classes. At each annual meeting of shareholders, commencing in 2015, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

  •
  Our Class I directors are Philip Hagerman and David Dreyer (terms expiring in 2015);

  •
  Our Class II directors are Jeffrey Rowe, Atheer Kaddis and Kenneth Klepper (terms expiring in 2016); and

  •
  Our Class III directors are Sean Whelan and Gary Kadlec (terms expiring in 2017).

        Our Board has re-nominated Messrs. Hagerman and Dreyer to serve a three-year term, to be voted upon at the 2015 annual meeting of shareholders.

        Our amended and restated articles of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the Board.

        The division of our Board into three classes with staggered three-year terms may delay or prevent shareholder efforts to effect a change of our management or a change in control. See "Description of Capital Stock—Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation and Bylaws and Michigan Law" and "Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—Certain provisions of our corporate governance documents and Michigan law could discourage, delay or prevent a merger or acquisition at a premium price."

Board Leadership Structure

        Our Board is led by Philip Hagerman, our Chief Executive Officer, a director and the Chairman of the Board of Directors since he co-founded us with his father in 1975. The Board believes this structure permits a unified strategic vision for us that ensures appropriate alignment between the Board and management and provides clear leadership for us. The Board does not utilize a lead independent director. Although the Board recognizes the increasing utilization of Non-Executive Chairmen and lead directors in many public companies, the Board believes its current leadership structure is most appropriate for us now and upon completion of this offering and best serves our shareholders. There is no "one size fits all" approach to ensuring independent leadership. The Board believes that its independent directors provide significant independent leadership and direction. Independent directors currently consist of a majority of the Audit Committee, which oversees the integrity of our financial statements. The independent directors also meet regularly in executive session at Board and committee meetings, and they have access to independent advisors as they deem appropriate.

Board's Role in Risk Oversight

        The Board oversees the Company's risk management primarily through the following:

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  the Board's review and approval of management's annual business plan, and review of management's longer-term strategic and liquidity plans;

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  the Board's review, on at least a quarterly basis, of business developments, strategic plans and implementation, liquidity and financial results;

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  the Board's oversight of succession planning;

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  the Board's oversight of capital spending and financings, as well as mergers, acquisitions and divestitures;

  •
  the Audit Committee's oversight of the Company's significant financial risk exposures (including credit, liquidity and legal, regulatory and other contingencies), accounting and financial reporting, disclosure control and internal control processes, the internal audit function (to be implemented in 2015), and the legal, regulatory and ethical compliance functions;

  •
  the Board's oversight (to be assumed by the Nominating and Corporate Governance Committee) of Board structure, the Company's governance policies and the self-evaluation assessments conducted by the Board and committees;

  •
  the Board's review and approvals (to be conducted by the Compensation Committee in the future) regarding executive officer compensation and its alignment with the Company's business and strategic plans, and the review of compensation plans generally and the related incentives, risks and risk mitigants; and

  •
  Board and committee executive sessions consisting of the independent directors.

Committees of the Board of Directors

        The Audit Committee was formed in August 2014, and the Compensation Committee and Nominating and Corporate Governance Committee will be formed at such time the Company is no longer a controlled company, likely in April 2015. The Board has delegated and will delegate various responsibilities and authority to Board committees. Each committee has or will have regularly scheduled meetings and report on its activities to the full Board. Each committee operates or will operate under a written charter approved by the Board, to be reviewed annually by the respective committee and the Board. Each committee's charter is or will be posted on the Investors—Corporate

Governance section of our website at www.diplomat.is. The Audit Committee consists of Mr. Dreyer (Chair), Mr. Klepper and Mr. Kadlec, and they had one meeting in 2014 subsequent to the IPO.

Audit Committee

        The Audit Committee's responsibilities include:

  •
  providing general oversight of our financial reporting and internal control functions;

  •
  reviewing our reports filed with or furnished to the SEC that include financial statements or results;

  •
  monitoring compliance with significant legal and regulatory requirements and other risks related to financial reporting and internal control; and

  •
  the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently BDO, and any third-party consultant that assists us regarding internal audit functions.

        The Audit Committee may form and delegate authority to subcommittees as appropriate.

        The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board has further determined that two Audit Committee members, Messrs. Dreyer and Klepper, qualify as "audit committee financial experts" in accordance with SEC rules. The designation of an "audit committee financial expert" does not impose upon such persons any duties, obligations or liabilities that are greater than those which are generally imposed on each of them as a member of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

Compensation Committee

        The Board will form a Compensation Committee upon ceasing to be a controlled company. Although certain matters set forth below were handled by the Board or management prior to such date, the Compensation Committee's responsibilities going forward will include:

  •
  administering the compensation programs for our executive officers and non-employee directors, including monitoring compensation trends, establishing the goals and policies of the compensation programs, and approving the compensation structure and amounts that may be earned thereunder;

  •
  recommending or approving equity grants and otherwise administering share-based plans, as well as other benefit plans and policies, to the extent delegated by the Board;

  •
  reviewing our compensation policies and practices for all employees, at least annually, regarding risk-taking incentives and risk management policies and practices;

  •
  reviewing certain compensation disclosures and proposals in our proxy statement and other reports filed with or furnished to the SEC; and

  •
  the appointment, retention, compensation and oversight of the work of any compensation consultant it engages.

        The Compensation Committee may form and delegate its authority to subcommittees as appropriate. The responsibilities and activities of the Committee are described further in its charter.

Nominating and Corporate Governance Committee

        The Board will form the Nominating and Corporate Governance Committee upon ceasing to be a controlled company. Although certain matters set forth below were handled by the Board prior to such date, the Nominating and Corporate Governance Committee's responsibilities going forward include:

  •
  identifying individuals qualified to become Board members and recommending director nominees to the Board;

  •
  reviewing the composition, organization, function and performance of the Board and its committees;

  •
  exercising general oversight over the corporate governance policy matters of the Company, including developing, recommending proposed changes to, and monitoring compliance with, our Corporate Governance Guidelines; and

  •
  reviewing certain governance disclosures and proposals in the Company's proxy statement and other reports filed with or furnished to the SEC.

        The Nominating and Corporate Governance Committee may form and delegate its authority to subcommittees as appropriate. The responsibilities and activities of the Committee are described in greater detail in its charter.

        The Nominating and Corporate Governance Committee will review and make recommendations to the Board, from time to time, regarding the appropriate skills and characteristics required of Board members in the context of the then current make-up of the Board, the operations of the Company and the long-term interests of shareholders. The Committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes directors with diverse backgrounds, qualifications, skills and experience relevant to the Company's business.

        Generally, the Nominating and Corporate Governance Committee will re-nominate incumbent directors who continue to satisfy the Committee's criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board. The Committee will acknowledge it must add one or more independent directors in the next year to comply with the Audit Committee independence requirements and to ensure the Board consists of a majority of independent directors, in each case as required by the listing standards of the New York Stock Exchange. In connection therewith, or otherwise if a vacancy on the Board occurs or the Board increases in size, the Committee will actively seek individuals that satisfy the Committee's criteria for membership on the Board and the Committee may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management. In 2014, the Board did not employ a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates.

        The Nominating and Corporate Governance Committee will consider recommendations of director nominees by shareholders so long as such recommendations are sent on a timely basis and are otherwise in accordance with our amended and restated bylaws (as amended from time to time, the "Bylaws") and applicable law. The Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees.

Director Compensation

        Non-employee directors of the Board receive a mix of cash and share-based compensation. The compensation mix is intended to encourage non-employee directors to continue Board service, further align the interests of the Board and shareholders, and attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company do not receive any additional compensation for Board service.

2014 Non-employee Compensation Program

        The Board engaged Towers Watson in 2014 to help the Company design a non-employee director compensation program. The Board targeted a pay mix between cash and equity that approximated 60% equity and 40% cash.

        The following table sets forth the compensation program for non-employee directors in 2014.

2014
Annual retainer:
Board	$50,000
Additional retainer:
Audit Committee-Chair	10,000
Annual grant of restricted stock (grant date fair value)	75,000

        In addition, the Company reimburses expenses associated with attendance at Board meetings for all directors.

        Upon initial appointment to the Board in 2014, Messrs. Dreyer and Klepper were granted a restricted stock award with a grant date fair value of approximately $75,000.

        The restricted stock vests in full on the first anniversary of the grant date, subject to the director's continued service to the Company through such date. The restricted stock may be forfeited in the event of termination of service as a non-employee director of the Company prior to the first anniversary of the grant date, subject immediate vesting upon a change in control of the Company. During the restricted period, the restricted stock entitles the participant to all of the rights of a shareholder, including the right to vote the shares and the right to receive any dividends thereon. Prior to the end of the restricted period, restricted stock generally may not be sold, assigned, pledged, or otherwise disposed of or hypothecated by participants.

        The Company does not provide any perquisites to directors.

2014 Compensation Table

        The table below sets forth the compensation of each non-employee director in 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock ($)(2)	Total ($)
David Dreyer	18,750	75,000	93,750
Kenneth Klepper	0	75,000	75,000

Total	18,750	150,000	168,750

(1)
Reflects annual cash retainers, pro rata for length of service in 2014.

(2)
Reflects restricted stock awards granted under the 2014 Omnibus Plan. The amounts reported represent the grant date fair value of the restricted stock award, which is the closing trading price of a share of common stock on the grant date multiplied by the number of shares subject to the award. Mr. Dreyer received restricted shares based upon our initial offering price of $13.00 on October 9, 2014, and Mr. Klepper received restricted shares based upon a closing trading price of $29.90 on December 16, 2014. The Company does not pay in cash the value of fractional shares.

        As of December 31, 2014, Mr. Dreyer and Mr. Klepper had 5,769 and 2,508 shares of restricted stock outstanding.

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines, which are available on the Investors—Corporate Governance section of our website at www.diplomat.is. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation, CEO succession and related matters.

        Annual Performance Evaluations.    The Corporate Governance Guidelines require that the Board and its committees conduct self-evaluations at least annually to review their respective performance and to determine whether the Board and its committees are functioning effectively. These reviews focus on the Board and its committees as a whole, and not individual directors, unless circumstances otherwise warrant. The Nominating and Corporate Governance Committee will oversee the annual performance evaluation process.

Code of Business Conduct and Ethics

        The Board has adopted a Code of Conduct, which sets out the basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality. The Code of Conduct can be found on the Investors—Corporate Governance section of our website at www.diplomat.is. Any amendments to the Code of Conduct, or any waivers that are required to be disclosed by the rules of either the SEC or NYSE, will be posted on our website in the Investors—Corporate Governance section.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This section explains our compensation philosophy, objectives and design, our compensation-setting process and our executive compensation program components, as well as the decisions made in 2014 for each of our named executive officers. This section also provides certain other information as additional context for the named executive officer compensation tables that follow.

        Our named executive officers for 2014 were Philip R. Hagerman, our Chief Executive Officer; Sean M. Whelan, our Chief Financial Officer; Gary W. Kadlec, our President; Atheer A. Kaddis, our Senior Vice President, Sales and Business Development; and Jeffrey M. Rowe, our Executive Vice President, Operations (collectively, our "named executive officers").

Overview

        Unless otherwise stated, the named executive officer compensation program in 2014 was substantially based on decisions made by Mr. Hagerman, our Chief Executive Officer, Chairman of the Board and controlling shareholder, in consultation with certain members of management, including our Chief Financial Officer, our President, our Executive V.P. and our General Counsel. Compensation determinations for the named executive officers for 2014 generally were made based on historical practice, prior to the determination that the Company would consummate the initial public offering.

        Management generally utilized market survey data to understand reasonable base salary range guidelines for named executive officers. In addition, following the Board's determination to engage Towers Watson as a compensation consultant in connection with the initial public offering, the Board determined to revise the base salaries of specified named executive officers in December 2014 based on Mr. Hagerman's recommendations following a review of market survey and peer group data. In neither case did the Board engage in market or industry benchmarking in 2014.

        2014 compensation for Messrs. Hagerman and Rowe consisted solely of base salary and limited perquisites due to their significant equity ownership, in line with historical practice. The 2014 target annual compensation for Messrs. Whelan, Kadlec and Kaddis consisted of base salary, a target cash bonus and limited perquisites.

        Historically, Messrs. Whelan, Kadlec and Kaddis also received sporadic option awards. In 2014, the Board granted option awards to Messrs. Whelan and Kaddis concurrent with our initial public offering as a means of providing a long-term incentive and to promote long-term retention. These non-recurring awards were not a component of the Company's target annual compensation, but rather part of our transition to our new status as a public company. Mr. Kadlec did not receive an option grant due to the relatively large number of unvested options he held at the time of our initial public offering.

        In March 2015, the Board approved payouts for the 2014 bonus plan based on the achievement of the established performance-based measures and Mr. Hagerman's recommendation with respect to the discretionary component.

  Named Executive Officer Compensation Philosophy, Objectives and Design

        Our named executive officer compensation program has been designed to reward, attract and retain the management deemed essential to ensure our success. The program seeks to align compensation with our short- and long-term objectives, business strategy, financial performance and

Company values. In furtherance of such philosophy, our compensation objectives for the named executive officers are designed to:

  •
  reward executives who consistently perform above expectations and are proficient in their roles with higher base pay and/or total compensation opportunity compared to Company salary range guidelines;

  •
  link pay to performance to create incentives for our named executive officers to perform their duties at a high level; and

  •
  grant equity awards to align long-term interests with those of our shareholders, to reward long-term performance and to assist retention.

Named Executive Officer Compensation Program Components in 2014

        For 2014, our executive compensation program was comprised of the following components:

  Base Salary

        Base salaries are reviewed annually and adjusted from time to time to reflect individual responsibilities, performance and experience, as well as market compensation levels. Changes in base salary have generally been effective in March or April each year, and are expected to be effective in early April in future years. In 2014, however, in connection with our transition to a public company and the additional responsibilities required thereby, the Board authorized an additional base salary increase in December 2014 for Messrs. Hagerman, Whelan and Kadlec.

        The following table sets forth the base salaries approved for the named executive officers since March 2013.

Name	March 2013 to February 2014 ($)	March 2014 to November 2014 ($)	December 2014 ($)
Philip R. Hagerman	350,000	361,000	500,000
Sean M. Whelan	252,000	267,000	350,000
Gary Kadlec	257,000	273,000	370,000
Atheer Kaddis	231,000	245,000	245,000
Jeffrey Rowe	236,000	253,000	253,000

  Cash Bonuses

        We adopted the 2014 Employee Annual Bonus Plan (the "bonus plan") in order to reward the performance of our employees, including certain of our named executive officers, in achieving our financial and strategic objectives.

        Performance Targets.    Messrs. Whelan, Kaddis and Kadlec participated in the 2014 bonus plan, pursuant to which eligible employees earn a cash bonus upon the satisfaction of one or more annual performance targets established by the Board.

        Under the 2014 bonus plan, a participant's bonus target is set forth as a percentage of base salary. For 2014, Messrs. Whelan, Kaddis and Kadlec had a bonus target of 25%, 25% and 30% of base salary, respectively. Consistent with prior years, Messrs. Hagerman and Rowe did not participate in the 2014 bonus plan due to their significant equity ownership in Diplomat and the Company's historical shareholder distributions.

        For the participating named executive officers, 30%, 40% and 30% of the bonus target was based on achievement of a 2014 revenue performance measure, a 2014 Adjusted EBITDA performance measure and subjective individual performance, respectively. For a reconciliation of 2014 Adjusted EBITDA to net income, see "Selected Consolidated Financial Data—Adjusted EBITDA."

        2014 target performance goals corresponded to the Board's reasonable judgment of what would be a good outcome for the Company for 2014 based on information known at the time of such determination. There are linear increases between the threshold, target and maximum goals.

        2014 Revenue Performance Component.    The threshold, target and maximum amounts for 2014 revenue performance represented increases of approximately 20%, 33% and 47%, respectively, over actual 2013 revenue.

        2014 Adjusted EBITDA Performance Component.    The threshold, target and maximum amounts for 2014 Adjusted EBITDA performance represented increases of approximately 20%, 43% and 72%, respectively, over actual 2013 Adjusted EBITDA.

        Individual Performance Component.    The individual performance component is discretionary and takes into account a number of subjective factors evaluating the performance of such named executive officer.

        2014-Earned.    Our 2014 revenue was $2,215 million, and 2014 Adjusted EBITDA was $35.2 million. As a result, Messrs. Whelan, Kadlec and Kaddis earned 107.3% and 105.1% of the revenue and Adjusted EBITDA components of the target bonus, respectively.

        In addition, each of Messrs. Whelan, Kadlec and Kaddis received a high individual performance grade, which resulted in a 100% payout of the individual performance component for Messrs. Kadlec and Kaddis, and 110% for Mr. Whelan.

        The following table sets forth summary information regarding the 2014 bonus earned for our named executive officers.

	Bonus Plan Target(1)
Name	% of Base Salary	$	Bonus Plan Earned $
Sean M. Whelan	25	66,750	71,697
Gary Kadlec	30	81,900	85,419
Atheer Kaddis	25	61,250	63,858

(1)
The target and earned bonus was based on the base salary in effect as of March 2014.

Equity Incentive Program

        As a privately held company historically, we granted options under the 2007 Option Plan to create appropriate long-term incentives for our key employees, to reward performance, and to assist retention. The option plan is further described below under the heading "—Stock Plans—2007 Option Plan." With limited exceptions, our option holders prior to the initial public offering are parties to buy/sell agreements or employee securities agreements with us.

        In particular, options under the 2007 plan generally are time-vested over four years from grant date and are subject to the optionee's continued employment through the applicable vesting dates. The exercise price for options granted under the 2007 plan were at the fair market value of the underlying stock on the grant date.

        In connection with our initial public offering, we adopted the Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan, which provides for the grant of stock options (incentive stock options and nonqualified stock options), restricted stock, restricted stock units, stock appreciation rights, performance awards (which may take the form of performance units or performance shares) and other stock and stock unit awards. The omnibus plan is further described below under the heading "—Stock Plans—2014 Omnibus Plan."

        In 2014, in connection with our initial public offering on October 9, 2014, the Board granted to each of Messrs. Whelan and Kaddis options to acquire 100,000 shares of common stock at an exercise price of 13.00, the pricing determined for our initial public offering on such date. The award was made for incentive and retention purposes. Mr. Kadlec did not receive an option grant due to the relatively large number of unvested options he held at the time of our initial public offering.

Other Benefits and Perquisites

        We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust these programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

        We maintain a tax-qualified, 401(k) retirement plan (the "401(k) plan"), pursuant to which any full-time employee who meets certain length-of-service and age requirements may contribute a portion of the employee's compensation to the plan on a pre-tax basis. The 401(k) plan is designed to meet "safe harbor" guidelines to comply with the Internal Revenue Code's anti-discrimination rules. We provide for 100% matching of the employees' first 3% of participation, plus 50% of the employees' next 2% of participation. Our named executive officers participate in the 401(k) plan on the same basis as our other full-time employees.

        Each named executive officer receives a car allowance, which is not available generally to all salaried employees. Otherwise, our named executive officers generally are entitled to participate in the same employee benefit plans on the same terms and conditions as all other full-time employees.

Compensation Agreements with Employees

        We believe we have been able to develop competitive compensation packages to attract qualified candidates to fill our most critical positions without entering into written employment agreements. We do not have any written employment agreements with our named executive officers, but may do so in the future.

Clawback Policy

        We do not currently have a formal policy for recovery of amounts paid on the basis of financial results which are subsequently restated. Under the Sarbanes-Oxley Act, our Chief Executive Officer and our Chief Financial Officer will be required to forfeit incentive compensation paid on the basis of previously issued financial statements for which they were responsible and which have to be restated as a result of misconduct. In the future, we may implement a formal policy for recovery of incentive-based compensation paid to current and former executive officers in compliance with requirements of the Dodd-Frank Act and related rulemaking.

Tax and Accounting Treatment

Deductibility of Executive Compensation

        Prior to the IPO, executive compensation was not subject to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the deductibility of compensation paid to certain individuals to $1 million per year, excluding qualifying performance-based compensation and certain other compensation. Following the IPO, the Board considers the impact of Section 162(m) of the Code when structuring our executive compensation arrangements with our named executive officers. However, the Board has retained flexibility to approve the compensation arrangements that promote the objectives of our compensation program but that may not qualify for full or partial tax deductibility.

Taxation of "Parachute" Payments and Deferred Compensation

        We did not provide any named executive officer with a "gross-up" or other reimbursement payment for any tax liability that he might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2014, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a "gross-up" or other reimbursement. Sections 280G and 4999 of the Code provide that certain service providers who are officers, shareholders or highly compensated individuals may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain prescribed limits, and that a company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives "deferred compensation" that does not meet the requirements of Section 409A of the Code.

Summary Compensation Table for 2014

        The table below summarizes the total compensation paid or earned by the named executive officers in 2014.

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(3)	Total ($)
Philip R. Hagerman	2014	387,638	—	—	—	22,364	410,002
Chief Executive Officer	2013	350,000	—	—	—	21,447	371,447
Sean M. Whelan	2014	282,994	22,059	356,600	49,638	20,203	731,494
Chief Financial Officer	2013	248,594	20,770	—	44,553	19,564	333,481
Gary W. Kadlec	2014	290,492	24,579	—	60,839	9,990	385,900
President	2013	255,222	25,457	—	54,607	9,620	344,906
Atheer A. Kaddis	2014	250,597	18,375	356,600	45,483	18,840	689,895
Senior Vice President, Sales	2013	227,878	19,039	—	40,840	18,380	306,137
and Business Development
Jeffrey M. Rowe	2014	258,153	—	—	—	18,370	276,523
Executive Vice President,	2013	233,056	—	—	—	18,212	251,268
Operations

(1)
Amounts reflected in the "Bonus" column represent the discretionary portion of such person's cash bonus earned under the 2014 bonus plan, i.e. the portion related to individual performance measures. Amounts reflected in the "Non-Equity Incentive Plan Compensation" column represent the Company performance-based portion of such person's cash bonus earned under the 2014 bonus plan. Payments of bonuses for 2014 will be made in April 2015 and conditioned upon such person's continued employment through such date.

(2)
Represents the grant date fair value (excluding the effect of estimated forfeitures) calculated in accordance with FASB ASC Topic 718. The Company uses the Black-Scholes-Merton option pricing model to determine the grant date fair value of options, including assumptions which are specified in Note 16 to our audited financial statements included in this prospectus.

(3)
For 2014, includes: 401(k) matching contributions by the Company ($12,374 for Mr. Hagerman, $10,213 for Mr. Whelan, $0 for Mr. Kadlec, $8,850 for Dr. Kaddis, and $8,380 for Mr. Rowe); and car allowances of $9,990 for each named executive officer.

Narrative Discussion of Summary Compensation Table for 2014

        Messrs. Hagerman and Rowe.    2014 compensation for Messrs. Hagerman and Rowe consisted solely of base salary and limited perquisites due to their significant equity ownership, in line with historical practice.

        Base Salary.    Base salary changes generally are effective in March or April each year. In 2014, however, in connection with our transition to a public company and the additional responsibilities required thereby, the Board authorized an additional base salary increase in December 2014 for Messrs. Hagerman, Whelan and Kadlec.

        Bonus and Non-Equity Incentive Plan Compensation.    See "Executive Compensation—Named Executive officer Compensation Program Components in 2014—Cash Bonuses" for information regarding the revenue, Adjusted EBITDA and discretionary components of the 2014 bonus plan.

        IPO Option Grants.    Messrs. Whelan and Kaddis received time-vesting option awards, vesting pro rata over four years, under the Company's 2014 Omnibus Plan. The awards were granted concurrent with our initial public offering.

Grants of Plan-Based Awards in 2014

        The following table provides information about equity and non-equity awards granted to certain of our named executive officers in 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Sean M. Whelan	N/A	23,396	46,792	55,482	—	—	—
	10/09/2014	—	—	—	100,000	13.00	356,600
Gary W. Kadlec	N/A	28,676	57,352	68,003	—	—	—
Atheer A. Kaddis	N/A	21,438	42,876	50,838	—	—	—
	10/09/2014	—	—	—	100,000	13.00	356,600

(1)
Relates to possible cash payouts attributable to the company performance-based components of the 2014 bonus plan.

(2)
Each option had a grant date fair value of $3.57. See Note 2 to the Summary Compensation Table for information regarding the grant date fair value.

Narrative Discussion of Grants of Plan-Based Awards in 2014 Table

        Performance-Based Components of 2014 Bonus Plan.    For the participating named executive officers, 30%, 40% and 30% of the bonus target was based on achievement of a 2014 revenue performance measure, a 2014 Adjusted EBITDA performance measure and a subjective individual performance, respectively. Only the amounts to be earned under the objective performance components, revenue and Adjusted EBITDA, are included in this table.

        Option Awards.    The options were granted in connection with our IPO and vest pro rata over four years.

Outstanding Equity Awards at December 31, 2014

        The table below sets forth certain information with respect to outstanding stock options held by certain of our named executive officers on December 31, 2014. All of the options in the table were granted prior to 2014 were made pursuant to our 2007 Option Plan, and all options granted in 2014 were made pursuant to the 2014 Omnibus Plan. Certain options granted prior to 2014 were redeemed by us in 2014, which are not reflected in the table below.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Sean M. Whelan	12/16/10(1)	357,099	—	—	3.79	12/16/20
	3/1/12(1)	193,376	193,374	—	4.29	3/1/22
	10/9/14(1)	—	100,000	—	13.00	10/9/24
Gary W. Kadlec	9/1/12(1)	177,330	177,328	—	4.28	9/1/22
	9/1/12(2)	193,376	—	193,374	4.28	9/1/22
Atheer A. Kaddis	3/1/08(1)	388,498	—	—	2.25	3/1/18
	4/1/09(1)	443,700	—	—	3.07	4/1/19
	10/9/14(1)	—	100,000	—	13.00	10/9/24

(1)
Vests 25% on each of the first, second, third and fourth anniversaries of the grant date.

(2)
Mr. Kadlec's performance-based option vests as follows: 25% upon the Company generating EBITDA of $30 million or sales of $1.5 billion in a calendar year (achieved in 2013); an additional 25% upon the Company generating EBITDA of $40 million or sales of $2 billion in a calendar year (achieved in 2014); and the remaining 50% upon the Company generating EBITDA of $50 million or sales of $2.5 billion in a calendar year.

Option Exercises and Stock Vested

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip R. Hagerman(3)	—	—	2,850,407	47,725,900
Sean M. Whelan	84,901	1,100,000	—	—
Gary Kadlec	32,092	400,000	—	—
Atheer Kaddis	55,201	800,000	—	—
Jeffrey Rowe	—	—	338,884	5,674,100

(1)
Share amounts in this column represent the number of shares underlying options repurchased by the Company in 2014 prior to our IPO. The value realized reflects the difference between the value received and the exercise price of the options. See "Certain Relationships and Related Party Transactions—Related Person Transactions—Redemptions of Company Securities Pursuant to Stock Redemption Agreements."

(2)
Share amounts in this column represent the number of Class A or Class B Common shares repurchased by the Company in 2014 prior to our IPO. The value realized represents the gross proceeds received on redemption. "Certain Relationships and Related Party Transactions—Related Person Transactions—Redemptions of Company Securities Pursuant to Stock Redemption Agreements."

(3)
Includes shares held by and payments made to various family members and family trusts.

Pension Benefits

        We do not offer any defined benefit pension plans to any of our executive officers.

Nonqualified Deferred Compensation

        We do not offer any nonqualified deferred compensation plans to any of our executive officer.

Potential Payments Upon Termination or Change in Control

Termination of Employment

        We do not provide severance benefits to any of our named executive officers. Therefore, none of our named executive officers would have received any severance benefits in connection with a termination of employment as of December 31, 2014.

        Certain of our named executive officers hold stock options granted under the 2007 Option Plan and the 2014 Omnibus Plan. See "—Stock Plans—2007 Option Plan" and "—2014 Omnibus Plan" for information regarding the potential effects of a termination of employment on outstanding options held by Messrs. Whelan, Kadlec and Kaddis.

Change in Control

        The following table sets forth the value of acceleration of unvested stock options that would have accrued to certain of our named executive officers if a change in control had occurred on December 31, 2014 See —"2007 Option Plan" and "—2014 Omnibus Plan." Options to acquire            ,             and            shares of common stock will be repurchased from Messrs. Whelan, Kadlec and Kaddis, respectively, with the net proceeds of this offering.

Name	Value of Accelerated Options ($)(1)
Sean M. Whelan(2)	5,900,072
Gary W. Kadlec(3)	4,094,504
Atheer A. Kaddis(4)	1,437,000

(1)
Calculated as the difference between the closing trading price of our common stock underlying the options subject to accelerated vesting on December 31, 2014 ($27.37) and the exercise price of those options, multiplied by the number of unvested shares, and then rounded to the nearest dollar.

(2)
As of December 31, 2014, 293,374 shares of common stock subject to Mr. Whelan's options were unvested and would accelerate upon a change in control effective December 31, 2014.

(3)
As of December 31, 2014, 177,328 shares of common stock subject to Mr. Kadlec's time-based options were unvested and would accelerate upon a change in control effective December 31, 2014. No amounts have been included in the table with respect to Mr. Kadlec's unvested performance-based options, since the applicable award agreement provides that in the event of a change in control of the Company, all such unvested options will immediately terminate unless otherwise determined by a vote of the Board of Directors.

(4)
As of December 31, 2014, 100,000 shares of common stock subject to Mr. Kaddis' options were unvested and would accelerate upon a change in control effective December 31, 2014.

Stock Plans

        All future equity awards will be granted under the 2014 Omnibus Plan, no further awards will be granted under our 2007 Option Plan, and all outstanding awards previously granted under the 2007 Option Plan will continue to be governed by their existing terms.

  2007 Option Plan

        Awards.    The 2007 Option Plan provides for the grant of options, which include nonqualified stock options and incentive stock options, to our employees, directors and consultants. Nonqualified stock options granted under the option plan are not intended to qualify as incentive stock options under Section 422 of the Code. No incentive stock option grants are outstanding and none may be granted in the future under the option plan.

        Plan Administration.    The Board of Directors administers the option plan, having authority to select participants, grant options, determine the amount and other terms and conditions of options, interpret the option plan and the options granted thereunder, and adopt such rules and procedures for administering the option plan as it deems necessary and proper. All determinations and decisions made by the Board of Directors under the option plan are final and binding.

        Authorized Shares.    Subject to adjustment as described in the 2007 Option Plan, there are 2,720,000 shares of our common stock reserved for issuance as nonqualified stock options (after giving effect to the 8,500-for-1 stock split), which may be either authorized and unissued shares or shares acquired by the Company and held as treasury shares. Shares that are withheld by us in connection with payment of the exercise price or to satisfy tax withholding obligations, and any shares subject to an option that expires, terminates, is forfeited or is surrendered for cancellation may be subject to new options under the 2007 Option Plan.

        Eligibility.    The Board of Directors may grant awards to employees, directors and consultants of the Company.

        Terms of Options.    Options granted under the option plan are evidenced by, and subject to the terms and conditions of, award agreements. The following is a description of the terms of nonqualified stock options under the option plan, as further set forth in the award agreements.

        Vesting.    Generally, the options are subject to time-vesting in accordance with the following schedule: 25% on each of the first, second, third and fourth anniversaries of the grant date. In the event of a change in control of the Company, all unvested options immediately vest on the effective date of such change in control.

        Exercise.    Vested options may be exercised, in whole or in part, at any time beginning on the vesting date and ending on the date the options expire or otherwise terminate (as described below).

        Exercise Price.    Although the option plan does not so expressly provide with respect to nonqualified stock options, the exercise price for nonqualified stock options granted under the option plan has been at least the fair market value of the underlying stock on the grant date.

        Consideration.    Upon exercise, payment of the exercise price must be made in cash or by certified check or wire transfer of immediately available funds, or if permitted by the Board of Directors in its sole discretion, (i) by requesting that the Company withhold shares issuable upon exercise of the option having an aggregate fair market value on the date of exercise equal to the aggregate exercise price, or (ii) through a combination of cash and such shares.

        Term; Termination of Service.    The options expire on the tenth anniversary of the grant date but are subject to earlier termination upon termination of a participant's employment or service. Upon a termination of employment or service for reason other than disability, death or cause, all unvested options will terminate on the termination date and all vested options will terminate three months after the termination date, except in the case of the participant's death during such three-month period, in which case, all vested options will terminate one year after the termination date. Upon a termination of employment or service due to disability or death, all unvested options will terminate on the termination date and all vested options will terminate one year after the termination date. In the event a deceased participant's vested options are properly exercised, the Board of Directors may elect to pay to the participant's legal representative the amount by which the fair market value per share on the date of exercise exceeds the exercise price, multiplied by the number of shares with respect to which the options are being exercised. Upon a termination of employment or service for cause, we may terminate any options (whether vested or unvested) in its sole discretion as of the termination date.

        Restrictions on Transfer.    The options may not be transferred except in the case of a participant's death, by will or the laws of descent and distribution. Shares issued upon exercise of the options are subject to provisions of a buy/sell agreement (or, in some cases, an employee securities agreement) with the Company which, among other things, places significant restrictions on the transfer of shares and gives the Company and other shareholders the right to purchase shares upon the happening of specified events.

        Adjustments.    In the event of any change in the outstanding shares of our common stock by reason of any recapitalization, stock split, stock dividend, combination of shares, or change in the corporate structure or capital structure of the Company, or by reason of any merger, consolidation, share exchange or similar statutory transaction other than a change in control, in order to preclude dilution or enlargement of participants' rights under the option plan, the Board of Directors will, in its sole discretion, adjust the maximum aggregate number and class of shares as to which options may be granted under the option plan, as well as the number and class of shares and the exercise price of options previously granted, under the option plan.

        Change in Control.    The option plan provides that, except as provided in the award agreements, in the event of a change in control, the Board of Directors may provide for the treatment of options in any manner it deems appropriate, including substituting for any or all outstanding options such alternative consideration as it in good faith may determine to be equitable in the circumstances, and may require in connection therewith the surrender of all options so replaced or the acceleration of the vesting of any option or the provision of the same consideration, calculated on a per share basis, as the holders of shares were entitled to receive as if the options were exercised. Generally, the award agreements provide that in the event of a change in control, all unvested options will immediately vest on the effective date of such change in control.

        Amendment and Termination.    The option plan will continue in effect until January 1, 2017, provided that the Board of Directors may terminate or amend the option plan at any time. In such event, shareholder approval will be required to the extent necessary to comply with Section 422 of the Code (or any other applicable law or regulation). No termination or amendment of the option plan will affect in any manner any option granted prior to the date of termination or amendment, without the consent of the participant.

  2014 Omnibus Plan

        The Board adopted the 2014 Omnibus Plan to be effective immediately prior to our IPO in October 2014. The following summary describes the material terms of the omnibus plan. This summary is not a complete description of all provisions of the omnibus plan and is qualified in its entirety by reference to the omnibus plan, which has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

        Overview.    The omnibus plan provides for the award to employees, directors, consultants, advisors or to nonemployees, to whom an offer of employment has been or is being extended, of the Company and its affiliates of options, restricted stock, restricted stock units, stock appreciation rights ("SARs"), performance awards (which may take the form of performance units or performance shares) and other stock and stock unit awards. The purpose of the omnibus plan is to (i) provide incentives and awards to participants in the omnibus plan by encouraging their ownership of stock and (ii) to aid the Company and its affiliates in retaining such participants, upon whose efforts our success and future growth depends, and to attract other such individuals.

        Administration.    The omnibus plan will be administered by the Board, although a compensation committee of the Board may administer the omnibus plan, in whole or in part, in certain circumstances. Subject to the terms of the omnibus plan, the Board may select participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the omnibus plan. The Board may delegate, to a subcommittee of directors and/or officers, the authority to grant or administer awards to persons who are not then reporting persons under Section 16 of the Exchange Act and who are not "covered employees" under Section 162(m) of the Code.

        Authorized Shares.    Initially, there were 4,000,000 shares of our common stock reserved for issuance under the omnibus plan. As of December 31, 2014, there were 3,009,723 remaining available for issuance thereunder. Each fiscal year of the Company, beginning after the adoption of the 2014 Omnibus Plan, the number of shares reserved for issuance under the plan will be increased by an amount equal to 2% of the total number of outstanding shares of common stock as of the beginning of such fiscal year. The shares of common stock to be issued under the omnibus plan may consist of either authorized and unissued shares, or shares previously held in the treasury of the Company, or both.

        Eligibility and Share Limitations.    Awards may be made under the omnibus plan to employees, directors, consultants, advisors or to nonemployees, to whom an offer of employment has been or is being extended, of the Company or an affiliate as determined by the Board to be in our best interests, provided that only employees will be eligible to receive incentive stock options, and incentive stock options may be granted with respect to no more than 2,000,000 shares of common stock initially reserved for issuance under the plan. The maximum number of shares of common stock subject to options or SARs that may be awarded under the omnibus plan to any person is 1,000,000 per fiscal year. The maximum number of shares of common stock that may be awarded under the omnibus plan to any person, other than pursuant to options or SARs, is 1,000,000 per fiscal year. The maximum performance award opportunity that may be awarded to any person under the omnibus plan relating to performance units and payable in cash is $10.0 million per fiscal year.

        Types of Awards.    The omnibus plan provides for the award of options, restricted stock, restricted stock units, SARs, performance awards and other stock and stock unit awards. The terms of the awards are described below.

        Options.    The omnibus plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Code and also options to purchase shares of common stock that do not qualify as incentive stock options, which we also refer to as non-qualified options. The exercise price of each option may not be less than 100% of the fair market value of the common stock subject to the option on the grant date. In the case of certain 10% shareholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock subject to the option on the grant date. Options granted under the omnibus plan may generally not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution.

        The term of each option will be fixed by the Board and may not exceed ten years from the grant date (or five years in the case of incentive stock options granted to 10% shareholders). The Board will determine at what time or times each option may be exercised. Except as set forth otherwise in an award agreement, options will generally be forfeited upon a termination of a participant's employment or service for cause, and a participant will generally have up to (i) 90 days to exercise any vested option for a termination for any reason other than cause, death or disability, and (ii) one year to exercise any vested option for a termination due to death or disability.

        Options may be made exercisable in installments. In general, an optionee may pay the exercise price of an option by cash or certified check or by net share settlement, broker assisted cashless exercise, tendering shares of common stock already owned, or any other form permitted by the Board and applicable laws, rules and regulations. The Board may impose blackout periods on the exercise of any option to the extent required by applicable laws.

        Restricted Stock Awards.    The omnibus plan permits the granting of restricted stock awards, which includes restricted stock and restricted stock units. Restricted stock awards consist of shares of common stock granted subject to forfeiture if specified employment or service continuation requirements and/or performance targets are not met. The Board will determine the employment or service continuation requirements and/or performance targets. Restricted stock units are substantially similar to restricted stock but result in the issuance of shares of common stock upon meeting specified continued employment or service requirements and/or performance targets rather than the issuance of shares of common stock on the grant date (and therefore do not provide the holder the rights of a shareholder during the vesting period, although the Board may provide for dividend rights). Prior to the end of the restricted period, restricted stock and restricted stock units may not be sold, assigned, pledged, or otherwise disposed of or hypothecated by participants, and may be forfeited in the event of termination of employment or service. During the restricted period, the restricted stock entitles the participant to all of the rights of a shareholder, including the right to vote the shares and the right to receive any dividends thereon.

        Performance Awards.    Performance units and performance shares may also be granted under the omnibus plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the Board are achieved. The Board will establish performance goals in its discretion within the parameters of the omnibus plan, which, depending on the extent to which they are met, will determine the degree of granting, vesting and/or payout value of performance units and performance shares. The Board may impose additional conditions on an award to qualify it as performance-based compensation within the meaning of Section 162(m) of the Code (as described below). While the performance units and performance shares remain unvested, a participant may not sell, assign, transfer, pledge or otherwise dispose of the securities, subject to specified limitations.

        Compliance with Section 162(m) of the Code.    After a transition period following a company's initial public offering, Section 162(m) of the Code limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1 million for compensation paid to its Chief Executive Officer and the three highest compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) determined at the end of each taxable year (the "covered employees"). However, performance-based compensation may be excluded from this limitation. The omnibus plan is designed to permit the Board to grant awards that may be intended to qualify for purposes of satisfying the conditions of Section 162(m), when applicable after the initial public offering transition period.

        Business Criteria.    The Board would exclusively use one or more of the following business criteria to measure company, affiliate, and/or business unit performance for a specified performance period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index), in establishing performance goals for awards to covered employees if the award is to be intended to satisfy the conditions of Section 162(m):

  •
  achieving a level of company net sales;

  •
  achieving a level of earnings (including gross earnings; earnings before certain deductions, such as interest, taxes, depreciation, or amortization, or EBITDA, or other adjustments to EBITDA as determined by the Board (including discontinued operations, income (loss) from equity investment, gain on bargain purchase, gain (loss) on disposal of property, plant and equipment, non-operating income (expense), impairment, severance for officers, state tax credits and share-based compensation (income) expense); or earnings per share);

  •
  achieving a level of income (including net income or income before consideration of certain factors, such as overhead) or a level of gross profits for the Company, an affiliate, or a business unit;

  •
  achieving a return on the Company's (or an affiliate's) sales, revenues, capital, assets, or shareholders' equity;

  •
  achieving a level of appreciation in the price of the shares of common stock;

  •
  achieving a level of market share;

  •
  achieving a share price, or a share price return relative to specified stock market indices or other benchmarks, including peer companies, over a specified period;

  •
  achieving a level of earnings or income performance relative to peer companies over a specified period;

  •
  achieving specified reductions of costs or targeted levels in costs;

  •
  achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts;

  •
  achieving a level of cash flow;

  •
  introducing one or more products into one or more new markets;

  •
  acquiring a prescribed number of (or sales volume related to) new customers in a line of business, or maintaining a prescribed number of (or sales volume related to) existing customers;

  •
  achieving a level of productivity within one or more business units;

  •
  completing specified projects within or below the applicable budget;

  •
  completing acquisitions or dispositions of other businesses or assets, or integrating acquired businesses or assets;

  •
  expanding into other markets;

  •
  scientific or regulatory achievements;

  •
  implementation, completion or attainment of measurable objectives with respect to research, development, patents, inventions, products, projects or facilities and other key performance indicators; and

  •
  achieving any of the above performance measures on a per- prescription basis.

        The Board will have authority to exclude one or more of the following items in establishing such performance measures, provided any such determination is made within the applicable time period required by Section 162(m) of the Code: (i) extraordinary items outside the ordinary course of business, including acquisitions, dispositions or restructurings and related expenses; (ii) accounting policy changes required by the SEC or the FASB; (iii) the effects of any statutory adjustments to corporate tax rates; (iv) the effect of any change in the outstanding shares of common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares of common stock or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; and (v) such other objective criteria established by the Board within the applicable time period required by Section 162(m) of the Code or other applicable laws.

        Dividends or Dividend Equivalents for Performance Awards.    Notwithstanding anything to the contrary in the omnibus plan, the right to receive dividends, dividend equivalents or distributions with respect to a performance award will only be earned by a participant if and to the extent that the underlying award is earned.

        Other Awards.    The Board may also grant the following awards under the omnibus plan:

  •
  SARs, which are rights to receive a number of shares of common stock or, in the discretion of the Board, an amount in cash or a combination of shares of common stock and cash, based on the increase in the fair market value of the shares of common stock underlying the right over the market value of such shares on the grant date (or over an amount greater than the grant date fair market value, if the Board so determines) during a stated period specified by the Board not to exceed ten years from the grant date;

  •
  other stock and stock unit awards, which may be issued at such times, subject to or based upon achievement of such performance or other goals or on other such terms and conditions as the compensation committee shall deem appropriate and specify in the award agreement; and

  •
  unrestricted stock, which are shares of common stock granted without restrictions.

        Adjustments.    The Board will make appropriate adjustments in outstanding awards and the number of shares of common stock available for issuance under the omnibus plan, including the individual limitations on awards, to reflect stock dividends, splits, extraordinary cash dividends, reorganizations, recapitalizations, mergers, consolidations and other similar events.

        Change in Control.    The Board may in its discretion provide for the cancellation, if not exercised within a certain period determined by the Board, of; substitute other property for; cash-out of; or other adjustment of any outstanding award in connection with a change in control and may require that a participant incur a termination of employment or service or satisfy other conditions in connection with such treatment. Notwithstanding the foregoing, the Board may not pay cash for any underwater options or SARs.

        Forfeiture Provisions.    The Board may provide by rule or regulation or in any award agreement, or may determine in any individual case, the circumstances in which awards shall be paid or forfeited in the event a participant ceases to be employed by us, or to provide services to us, prior to the end of a performance period, period of restriction or the exercise, vesting or settlement of such award.

Generally the omnibus plan provides that awards will be forfeited if not earned or vested upon termination, unless otherwise provided for in an award agreement.

        In addition, unless otherwise specified in an award agreement, the Board retains the right to cause a forfeiture of awards upon any breach or violation of agreements, policies or plans of the Company, as well as to the extent permitted by applicable law or regulations.

        Amendment and Termination.    Unless terminated earlier, the omnibus plan will terminate on the next day preceding the tenth anniversary of the date the Board adopted the omnibus plan, which was August 26, 2014. The Board may terminate or amend the omnibus plan at any time and for any reason, in its discretion. However, no amendment may adversely impair the rights of grantees with respect to outstanding awards. Amendments will be submitted for shareholder approval to the extent required by the Code or other applicable laws, rules or regulations.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2014, we did not have a compensation committee or other Board committee performing similar functions; the Board consisted of our five named executive officers; and our Chief Executive Officer made determinations concerning our executive officer compensation, in consultation with certain members of management, including our Chief Financial Officer, our President, our Executive V.P. and our General Counsel. None of our executive officers served as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our Board of Directors in 2014.

 CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Procedures for Related-Party Transactions

        To assist the Company in complying with its disclosure obligations and to enhance the Company's disclosure controls, the Board approved a formal policy in February 2015 regarding related person transactions. Under the policy, a "related person" is a director, officer, nominee for director or a more than 5% shareholder (of any class of the Company's Voting Stock) since the beginning of the Company's last completed fiscal year, and their immediate family members. A related person transaction is any transaction or any series of transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

        Specifically, the policy establishes a process for identifying related persons and procedures for reviewing and approving such related person transactions. In addition, beginning in 2015, directors and executive officers are required to complete an annual questionnaire in connection with the Company's proxy statement for its annual meeting of shareholders, which includes questions regarding related person transactions, and such persons also are required to provide written notice to the Company's General Counsel or outside general counsel of any updates to such information prior to the annual meeting. Further, the Company's legal, financial and other departments have established additional procedures to assist the Company in identifying existing and potential related person transactions and other potential conflict of interest transactions.

        The Audit Committee and/or the independent directors of the Board will review such proposed business transactions to ensure that the Company's involvement in such transactions was on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party and was in the best interests of the Company and its shareholders.

        Our Board of Directors also has adopted a written Code of Business Conduct and Ethics for our Company in compliance with Sarbanes-Oxley, which is publicly available on our website at www.diplomat.is under the section Investors—Corporate Governance. Under our Code of Business Conduct and Ethics, our employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related-party transactions, to their supervisor, an executive officer or the compliance officer, as defined in the Code of Business Conduct and Ethics, who then reviews and summarizes the proposed transaction for the Audit Committee.

        The foregoing policies generally were not in place when the related-party transactions disclosed below were approved.

Indemnification of Officers and Directors

        Our Bylaws generally require us to indemnify our officers and directors to the fullest extent permitted by law, and to advance expenses incurred by our directors and officers prior to the final disposition of any action or proceeding arising by reason of the fact that any such person is or was our agent. In addition, our Bylaws permit us to provide such other indemnification and advancement of expenses to our other employees and agents as permitted by law and authorized by the Board from time to time. We also have the power to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her status as such, regardless of whether we would have the power to indemnify such person against such liability pursuant to our Bylaws.

Related-Party Transactions

  Redemptions of Company Securities

        In January and April 2014, pursuant to various Stock Redemption Agreements, we redeemed 2,850,407 shares of our Class B Nonvoting Common Stock in exchange for a total cash payment of $47,725,900 to the Hagerman family.

        Also in 2014, we redeemed nonqualified stock options to purchase shares of our Class A Voting and Class B Nonvoting Common Stock with several of our employees. Upon the redemption of these rights to purchase, the existing nonqualified stock option was cancelled and we and the option holder entered into an Amended and Restated Nonqualified Stock Option Agreement, reflecting the option holder's continuing ownership of the remaining options. In connection with the January redemptions described below, each employee entered into an Employee Securities Agreement with us, which contains certain restrictions on transfer of our securities. The transactions with our executive officers are as follows:

        We redeemed 143,339 shares of Class B Nonvoting Common Stock from Mr. Rowe in exchange for a cash payment in the amount of $2,400,000, pursuant to a Stock Redemption Agreement dated January 2014. We also redeemed 195,544 shares of Class B Nonvoting Common Stock from Mr. Rowe in exchange for a cash payment in the amount of $3,274,100 pursuant to a Stock Redemption Agreement dated April 2014.

        We redeemed the right to purchase 22,100 shares of Class A Voting Common Stock and 19,301 shares of Class B Nonvoting Common Stock in exchange for a cash payment of $600,000 to Dr. Kaddis, pursuant to a Stock Option Redemption Agreement dated January 2014. Additionally, we redeemed his right to purchase 13,800 shares of Class B Nonvoting Common Stock in exchange for a cash payment in the amount of $200,000 to Dr. Kaddis, pursuant to a Stock Option Redemption Agreement dated April 2014.

        Mr. Kadlec received a cash payment in the amount of $200,000 in exchange of the redemption of his right to purchase 16,046 shares of Class A Voting Common Stock, pursuant to a Stock Option Redemption Agreement dated January 2014. We also redeemed his right to purchase 3,292 shares of Class A Voting Common Stock and 12,754 shares of Class B Nonvoting Common Stock in exchange for a cash payment to Mr. Kadlec in the amount of $200,000, pursuant to a Stock Option Redemption Agreement dated April 2014.

        Mr. Whelan received a cash payment in the amount of $600,000 in exchange for the redemption of his right to purchase 21,250 shares of Class A Voting Common Stock and 25,060 shares of Class B Nonvoting Common Stock, pursuant to a Stock Option Redemption Agreement dated January 2014. We also redeemed Mr. Whelan's right to purchase 38,591 shares of Class B Nonvoting Common Stock in exchange for a cash payment in the amount of $500,000, pursuant to a Stock Option Redemption Agreement dated April 2014.

        In addition, as described in "Use of Proceeds," we expect to use approximately $        million of the net proceeds of this offering to redeem outstanding options to purchase common stock from a number of current and former employees, including certain of our executive officers. These redemptions are expected to include repurchases of options to purchase           shares of common stock from Mr. Whelan, options to purchase          shares of common stock from Mr. Kadlec, and options to purchase          shares of common stock from Mr. Kaddis. The purchase price for the options redemptions will be based on the price per share of this offering, net of the underwriting discount and exercise price.

  Loans by the Company

        Prior to our IPO, we made several loans to our executive officers, none of which remain outstanding. Loans to Philip Hagerman were in advance of regular distributions to Mr. Hagerman for S-corporation tax obligations. Philip Hagerman was indebted to us in the amount of $588,400 at June 2, 2011, which indebtedness accrued interest at an annual interest rate of 3% and was evidenced by an agreement (amended January 1, 2012) to repay the loan in full prior to, or at the time of, termination of employment with the Company; Philip Hagerman repaid the loan in full in May 2012. Philip Hagerman was indebted to us in the amount of $300,000 at December 21, 2011, which indebtedness accrued interest at an annual interest rate of 1.3% and was evidenced by an agreement to repay the loan in full prior to April 1, 2012; Philip Hagerman repaid the loan in full in May 2012. In addition, Philip Hagerman had loans with us in the amounts of $100,000 at January 31, 2012 and $100,000 at February 29, 2012; he repaid the loans in full in May 2012. Philip Hagerman also had a loan with us in the amount of $235,000 at July 25, 2012, which indebtedness accrued interest at an annual interest rate of 1.3% and was evidenced by an agreement to repay the loan in full prior to, or at the time of, termination of employment; he repaid the loan in full in August 2012. Philip Hagerman was also indebted to us in the amount of $40,000 at August 10, 2012; he repaid the loan in full on such date. Additionally, we were indebted to Philip Hagerman in the original amount of $5,851,642 for an ownership distribution effective December 30, 2012 with interest at 3% per annum, which was to be paid in a lump sum payment on January 20, 2017, having a balance owing at December 31, 2012 in the amount of $5,852,130, including interest; the loan was paid off in 2013. Mr. Kadlec was indebted to us in the amount of $50,000 at November 13, 2012, and in the amount of $100,000 at March 21, 2013, which indebtedness accrued interest at an annual interest rate of 3%, and was evidenced by agreements to pay the loans in full on the earlier to occur of December 1, 2014 or termination of employment; Mr. Kadlec repaid the loans in full in May 2014.

  Loans to the Company

        We were indebted to Deborah L. Ward, Philip Hagerman's sister, in the original amount of $480,000 pursuant to Amendment #1 of the Stock Redemption Agreement (the "Amendment") effective June 7, 2012, which indebtedness was evidenced by an agreement to pay equal quarterly installments of $40,000. The Amendment further provides that in the event of a specified change of control transaction, certain trusts for the benefit of Ms. Ward and certain other immediate family members are entitled to 1.0% of the net proceeds of such sale (the "Payment Right"). Ms. Ward subsequently assigned 50% of the Payment Right to the Deborah L. Ward 2014 Irrevocable Exempt Trust and 50% of the Payment Right to the David F. Ward 2014 Irrevocable Exempt Trust (collectively, the "Ward Trusts"). In connection therewith, we subsequently entered into an Exchange and Release Agreement, dated August 12, 2014, pursuant to which we, Ms. Ward, the Ward Trusts, and David F. Ward agreed to cancel the Payment Right in exchange for 186,243 newly issued shares of the Company's Class B Nonvoting Common Stock to each of (1) the Deborah L. Ward 2014 Irrevocable Exempt Trust and (2) the David F. Ward 2014 Irrevocable Exempt Trust (372,486 shares of Class B Nonvoting Common Stock in the aggregate). The Exchange and Release Agreement also terminated the Stock Redemption Agreement in all respects, except as to the Company's continued indebtedness of $120,000 under the promissory note to Ms. Ward, which was paid in full in October 2014 with the proceeds from our initial public offering.

        We were indebted to Jeffrey M. Rowe in the original amount of $8,061,966 for the redemption of common stock effective September 18, 2012, which indebtedness was evidenced by an agreement to pay equal quarterly installments of $100,000 with a final payment of $6,161,966 on July 20, 2017. We paid off the outstanding debt balance of $7.0 million in October 2014 with the proceeds of our initial public offering. We were also indebted to Mr. Rowe in the original amount of $562,657.89 for an ownership distribution effective December 30, 2012, which indebtedness was evidenced by a promissory note, with interest at 3% until paid in full and having a balance owing at December 31, 2012 in the amount of $562,704.77, including interest; the loan was paid off in 2013.

  Loan to Unconsolidated Entity

        In 2014, an affiliated entity of Mr. Hagerman's loaned $4,450,000 to WorkSmartMD, LLC (Ageology) as of December 31, 2014, and loaned an additional $1,350,000 to Ageology through March 12, 2015. We have an 25% equity interest in Ageology and outstanding loans of $2,500,000 to Ageology as of December 31, 2014.

  Other Family Relationships

        We employ Jennifer Hagerman, Philip Hagerman's daughter, as our senior director of education and quality. In this capacity, Dr. Hagerman directs Diplomat University, our educational and training department that educates both Diplomat employees and external professionals seeking education in the specialty pharmacy industry. Dr. Hagerman also oversees our quality assurance program and serves as the director of Diplomat's Postgraduate Year One Pharmacy Residency Program, which is accredited by the American Society of Health-System Pharmacists. Dr. Hagerman was recently voted president-elect of the Michigan Pharmacists Association (the "MPA") by the MPA's membership. Dr. Hagerman earned the following compensation for her services during fiscal 2014: base salary, $150,747; discretionary and performance-based bonuses, $14,868 in the aggregate; and 401(k) matching contribution, $6,030. We redeemed her right to purchase 2,301 shares of Class A Voting Common Stock in exchange for a cash payment of $25,000, pursuant to a Stock Option Redemption Agreement dated January 2014. In connection with the January redemption of her stock options. Dr. Hagerman also entered into an Employee Securities Agreement. Also in January and April, 2014, respectively, we redeemed 14,931 shares of common stock from Dr. Hagerman in exchange for $250,000 on each redemption, for a total of $500,000 in the aggregate.

  Shareholder Agreements

        In December 2012, the Philip R. Hagerman Revocable Trust dated September 6, 1991, as Amended, gifted shares of Class B Nonvoting Common Stock to the Hagerman family (excluding Philip Hagerman). In connection with the gift, the donees entered into Buy/Sell Agreements with us, which contained certain restrictions on transfer of our securities.

        The Hagerman family has entered into a voting agreement, which provides that the members of the Hagerman family will vote as a group (based on the voting determination of a majority of the shares held by the Hagerman family, which Philip Hagerman will hold as of the completion of this offering). The voting agreement terminates, among other things: upon the liquidation, dissolution or winding up of business operations of the Company or the Company's general assignment for the benefit of creditors; in the sole discretion of Philip Hagerman; upon the death or permanent and substantial incapacity of Philip Hagerman; and six months (or longer, as specified therein) after the later of the date on which Philip Hagerman (1) ceases to be the Chief Executive Officer of the Company and (2) ceases to be the Chairman of the Board of Directors or a director on the Board of Directors and is no longer devoting substantially all of his business efforts to the Company. On September 22, 2014, Mr. Rowe and certain family trusts joined in the voting agreement for a term of at least one year.

  Registration Rights Agreement

        We are a party to an amended and restated registration rights agreement dated as of March 31, 2014 (the "Registration Rights Agreement"), relating to our securities held by certain funds of T. Rowe Price Associates, Inc., Janus Capital Management, LLC, affiliates of Mr. Hagerman, and Mr. Rowe. Under the Registration Rights Agreement, if we propose to register the offer and sale of any of our securities under the Securities Act in connection with the public offering of such securities other than with respect to (1) a registration related to a company stock plan or (2) a registration related to the exchange of securities in certain corporate reorganizations or certain other transactions, Mr. Hagerman and Mr. Rowe are entitled to certain "piggyback" registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, Messrs. Hagerman and Rowe are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

        In connection with such piggyback registration rights, we are responsible, subject to certain exceptions, for the expenses of any offering of our shares of common stock offered pursuant to the agreement other than underwriting discounts and selling commissions. The Registration Rights Agreement contains customary indemnification provisions. Further, under the Registration Rights Agreement, each shareholder party agreed, if required by us and the managing underwriter in an underwritten offering, not to effect (other than pursuant to such registration) any public sale or distribution of any of our or their holdings in our Company or securities convertible into any of our equity securities for 90 days after the registration of any offering other than an initial public offering.

 PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information regarding beneficial ownership of our common stock as of March 1, 2015, by:

  •
  each person or group we know to beneficially own more than 5% of our outstanding shares of common stock;

  •
  each of our named executive officers;

  •
  each of our directors individually;

  •
  all of our executive officers and directors as a group;

  •
  each selling shareholder; and

  •
  all of the non-executive officer and non-director optionholders participating in the option repurchase as a group.

        Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 1, 2015 are deemed to be outstanding and beneficially owned by the person holding the options. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage ownership of the person holding such options but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership of our common stock for the following table is based on our common stock outstanding as of March 1, 2015.

        The number of shares of common stock outstanding after the completion of this offering also includes the shares of common stock being offered for sale by us in this offering and the repurchase of the common stock underlying the option repurchase.

        Unless otherwise indicated, the address for each listed shareholder is c/o Diplomat Pharmacy, Inc., 4100 S. Saginaw St., Flint, MI 48507. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares of Common Stock Owned Before this Offering				Shares of Common Stock Owned After this Offering
			Shares Offered
Name	Number	Percent			Number	Percent
5% shareholders:
T. Rowe Price Associates, Inc.(1)	4,955,678	9.6%	—		4,955,678	%
Named executive officers and directors:
Philip R. Hagerman(2)	29,187,363	56.7%		(3)		%
Sean M. Whelan(4)	649,163	1.3%				(5)%
Gary W. Kadlec(6)	370,706	* %				(7)%
Jeffrey M. Rowe(8)	2,306,951	4.5%		(9)		%
Atheer A. Kaddis(10)	836,198	1.6%				(11)%
David Dreyer	5,769	* %	—		5,769	* %
Kenneth Klepper	36,508	* %	—		36,508	* %
All executive officers and directors as a group (7 persons)	31,085,707	60.4%				%
Other optionholders ( persons)		%				(12)%

*
Less than 1%

(1)
Based on Schedule 13G filed with the SEC on February 12, 2015 by T.Rowe Price Associates, Inc. Such person reports sole power to vote 528,828 shares and sole power to dispose of 4,955,678 shares.

(2)
Includes the following trusts for which Mr. Hagerman is the sole trustee and therefore may be deemed to have beneficial ownership: 2,105,309 shares of Common Stock held by the Philip R. Hagerman Revocable Trust, 4,699,689 shares of Common Stock held by the JH GST Trust, 1,722,916 shares of Common Stock held by the 2013 Irrevocable Exempt Trust for Jennifer K. Hagerman, 1,722,917 shares of Common Stock held by the 2013 Irrevocable Exempt Trust for Megan Lineberger, 646,000 shares of Common Stock held by the 2014 Irrevocable Exempt Trust for Jennifer K. Hagerman, 646,000 shares of Common Stock held by the 2014 Irrevocable Exempt Trust for Megan Lineberger, 1,275,000 shares of Common Stock held by the Jocelyn Hagerman 2014 GRAT, 263,500 shares of Common Stock held by the JH Marital Trust, 394,910 shares of Common Stock held by the Irrevocable Trust for Thomas Hagerman, and 394,910 shares of Common Stock held by the Irrevocable Trust for Taylor Hagerman. Mr. Hagerman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. In addition, Mr. Hagerman has entered into a voting agreement with each of the foregoing and certain additional shareholders holding an aggregate 29,187,363 shares of Common Stock, and by reason of the provisions of Rule 13d-3 of the Act, Mr. Hagerman may be deemed to beneficially own the shares beneficially owned by parties to the voting agreement. Mr. Hagerman disclaims beneficial ownership of these shares.

The Hagerman family entered into a voting agreement, which provides that the members of the Hagerman family will vote as a group. The voting agreement terminates, among other things: upon the liquidation, dissolution or winding up of business operations of the Company or the Company's general assignment for the benefit of creditors; in the sole discretion of Philip Hagerman; upon the death or permanent and substantial incapacity of Philip Hagerman; and six months (or longer, as specified therein) after the later of the date on which Philip Hagerman (1) ceases to be the Chief Executive Officer of the Company and (2) ceases to be the Chairman of the Board of Directors or a director on the Board of Directors and is no longer devoting substantially all of his business efforts to the Company. On September 22, 2014, Mr. Rowe and certain family trusts joined in the voting agreement for a term of at least one year.

(3)

(4)
Represents 2,000 shares of our common stock held by Mr. Whelan and 647,163 shares of common stock issuable on the exercise of options held by Mr. Whelan.

(5)
We intend to repurchase options representing          shares from Mr. Whelan promptly after this offering.

(6)
Represents shares of our common stock issuable on the exercise of options held by Mr. Kadlec.

(7)
We intend to repurchase options representing          shares from Mr. Kadlec promptly after this offering.

(8)
Includes 1,600,284 shares of Common Stock held by Mr. Rowe, 59,500 shares of Common Stock held by the Irrevocable Exempt Trust for Melissa Rowe, 59,500 shares of Common Stock held by the Irrevocable Exempt Trust for Matthew Rowe, 59,500 shares of Common Stock held by the Irrevocable Exempt Trust for Anthony Rowe, 59,500 shares of Common Stock held by the Irrevocable Exempt Trust for Aileen Rowe, 59,500 shares of Common Stock held by the Irrevocable Exempt Trust for Christopher Rowe, 127,500 shares Common Stock held by the Rowe Charitable Remainder Unitrust, and 281,667 shares of Common Stock held by the Rowe Family GST Trust. Mr. Rowe disclaims beneficial ownership except to the extent of his pecuniary interests therein. Pursuant to Mr. Rowe and the foregoing trusts' joinder to the voting agreement, Mr. Hagerman has voting control over these shares of our common stock.

(9)

(10)
Represents 4,000 shares of our common stock held by Dr. Kaddis' spouse, and 832,198 shares of our common stock issuable on the exercise of options held by Dr. Kaddis.

(11)
We intend to repurchase options representing            shares from Dr. Kaddis promptly after this offering.

(12)
We intend to repurchase options representing             shares held by the other optionholders promptly after this offering.

DESCRIPTION OF CAPITAL STOCK

        The following discussion is a summary of the terms of our capital stock and our amended and restated articles of incorporation and bylaws , as well as certain applicable provisions of Michigan law. Forms of our amended and restated articles of incorporation and bylaws as they are in effect have been filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capitalization

        The following description summarizes certain important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled "Description of Capital Stock," you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Michigan law. Our authorized capital stock consists of 590,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock.

Common Stock

        Our amended and restated articles of incorporation authorizes us to issue up to 590,000,000 shares of common stock.

  Voting Rights

        Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors. Our amended and restated articles of incorporation and bylaws do not provide for cumulative voting rights. As a result, the holders of a majority of the shares entitled to vote in any election of directors are able to elect all of the directors standing for election, if they should so choose.

  Dividend Rights

        Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by the Board out of legally available funds.

  Rights Upon Liquidation

        In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

  Other Rights and Preferences

        Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of our common stock are subject to, and may be adversely affected by, the rights, preferences and privileges of any series of preferred stock that we may issue in the future.

  Fully Paid and Nonassessable

        All of our outstanding shares are, and the shares to be issued in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

        Our amended and restated articles of incorporation authorize us to issue up to 10,000,000 shares of preferred stock in one or more series. Our Board is authorized, subject to limitations prescribed by Michigan law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our shareholders. Our Board can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our shareholders. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common shares. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our Company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Anti -Takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation and Bylaws and Michigan Law

        Our amended and restated articles of incorporation and bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us, and therefore could adversely affect the market price of our common stock. These provisions and certain provisions of the Michigan Business Corporation Act (as it may be amended from time to time, the "MBCA"), which are summarized below, may also discourage coercive takeover practices and inadequate takeover bids, and are designed, in part, to encourage persons seeking to acquire control of us to negotiate first with the Board. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of potentially discouraging a proposal to acquire us.

  Amended and Restated Articles of Incorporation and Bylaws

        Our amended and restated articles of incorporation and bylaws contain provisions that:

  •
  permit the Board to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may determine (including the right to approve an acquisition or other change in control);

  •
  provide that the authorized number of directors may be fixed only by the Board in accordance with our amended and restated bylaws;

  •
  do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares entitled to vote in any election of directors to elect all of the directors standing for election);

  •
  divide our Board into three staggered classes;

  •
  provide that all vacancies and newly created directorships may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  prohibit removal of directors without cause;

  •
  prohibit shareholders from calling special meetings of shareholders;

  •
  requires unanimous consent for shareholders to take action by written consent without approval of the action by our Board;

  •
  provide that shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide advance notice in writing and also comply with specified requirements related to the form and content of a shareholder's notice;

  •
  require at least 80% supermajority shareholder approval to alter, amend or repeal certain provisions of our amended and restated articles of incorporation; and

  •
  require at least 80% supermajority shareholder approval in order for shareholders to adopt, amend or repeal our amended and restated bylaws.

        The provisions of our amended and restated articles of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that our shareholders might otherwise deem to be in their best interests.

  Michigan Business Corporation Act

        We may also opt-in to the provisions of Chapter 7A of the MBCA. In general, subject to certain exceptions, Chapter 7A of the MBCA prohibits a Michigan corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder, unless: (i) prior to such date, the board of directors approved the business combination; or (ii) on or subsequent to such date, the business combination is approved by at least 90% of the votes of each class of the corporation's stock entitled to vote and by at least two-thirds of such voting stock not held by the interested shareholder or such shareholder's affiliates. The MBCA defines a "business combination" to include certain mergers, consolidations, dispositions of assets or shares and recapitalizations. An "interested shareholder" is defined by the MBCA to include a beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation. While our Board of Directors to date has not elected to opt-in to these provisions, any future decision to do so could have an anti-takeover effect.

Limitation on Liability and Indemnification of Officers and Directors

        Our amended and restated articles eliminate the liability of our directors for monetary damages to the fullest extent under the MBCA and other applicable law. The MBCA permits a corporation to eliminate or limit a director's liability to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for:

  •
  the amount of a financial benefit received by a director to which he is not entitled;

  •
  any intentional infliction of harm on the corporation or its shareholders;

  •
  any illegal distributions to shareholders or the making of improper loans as provided in Section 551 of the MBCA; and

  •
  any intentional criminal act.

The limitation of liability in our amended and restated articles of incorporation does not affect the availability of equitable remedies such as injunctive relief or rescission, nor will it limit the liability of our directors under federal securities laws.

        Our amended and restated bylaws generally require us to indemnify our officers and directors to the fullest extent permitted by law, and to advance expenses incurred by our directors and officers prior to the final disposition of any action or proceeding arising by reason of the fact that any such person is or was our agent. In addition, our amended and restated bylaws permit us to provide such other indemnification and advancement of expenses to our other employees and agents as permitted by law and authorized by the Board from time to time. We also have the power to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her status as such, regardless of whether we would have the power to indemnify such person against such liability pursuant to our amended and restated bylaws.

        The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage our shareholders from bringing lawsuits against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder's investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Choice of Forum

        Our amended and restated bylaws provides that the courts of the State of Michigan located in Genesee County and the United States District Court for the Eastern District of Michigan will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or employees to us or our shareholders; any action asserting a claim against us arising pursuant to the MBCA; or any actions asserting a claim otherwise governed by the State of Michigan's internal affairs doctrine. The enforceability of similar choice of forum provisions has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "DPLO".

DESCRIPTION OF INDEBTEDNESS

Line of Credit

        On June 26, 2014, we entered into an amended and restated credit agreement with GE Capital Bank, as agent, Comerica Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as additional lenders. The amended and restated credit agreement provides allows us to borrow, on a revolving basis, the lesser of (x) $120.0 million and (y) the Borrowing Base (as defined), less, in either case, the sum of (a) the aggregate amount of letter of credit obligations plus (b) outstanding swing loans. The amended facility provides for issuances of letters of credit up to $3.0 million and swing loans up to $5.0 million. Additionally, the line of credit permits incremental increases in the revolving line of credit or issuance of term loans up to an aggregate amount of $25.0 million. The amended and restated credit agreement amended our prior credit agreement with GE Capital Bank, as agent, which allowed us to borrow up to $85.0 million.

        The line of credit will expire on July 20, 2017. The line of credit is guaranteed by all of our subsidiaries and collateralized by substantially all of our and our subsidiaries' respective assets, with the exception of inventory supplied and financed by AmerisourceBergen and the related accounts receiveable and proceeds derived from such inventory.

        At December 31, 2014, we had no borrowings outstanding and had $108.3 million of availability under the line of credit and we were in compliance with all applicable covenants under the line of credit.

        We may select from two interest rate options for revolving and letter of credit borrowings under the line of credit: (i) LIBOR (as defined in the line of credit) plus 1.75% or (ii) Base Rate (as defined in the line of credit) plus 0.75%. Swing loans may not be Base Rate loans.

        We are required to pay a commitment fee on the unused portion of the revolving line of credit commitment as of each calendar month at a rate of 0.25% if the unused portion is less than one-third of the commitment, 0.375% if the unused portion is greater than or equal to one-third but less than two-thirds of the commitment or 0.5% if the unused portion is greater than or equal to two-thirds of the commitment. We are also required to pay a letter of credit fee on the undrawn amount of all issued letters of credit as of each calendar month at a rate of 1.75%. The fees will be payable monthly in arrears.

        The line of credit includes customary restrictions on, among other things and subject to certain exceptions, our ability to incur additional indebtedness, pay dividends or make other distributions, redeem or repurchase capital stock, make investments and loans and enter into certain transactions, including selling assets, engaging in mergers or acquisitions and transactions with affiliates. We are required to maintain cash management arrangements to manage payments received by account debtors. Such arrangements will include entering into control agreements providing for full cash dominion, establishing lockboxes if electronic deposit capture payments exceed a certain percentage of all account collections, and entering into sweep agreements with respect to governmental payors making payments under Medicare or Medicaid.

        In the event the amount available to be drawn under our revolving line of credit is less than $20.0 million, we are required to satisfy a minimum fixed charge coverage ratio of not less than 1.10 to 1.0, as measured on a trailing 12-month basis. At December 31, 2014, we were not required to satisfy the test as we met the specified excess availability threshold.

        We have pledged the equity of substantially all of our subsidiaries as security for the line of credit. In addition, the line of credit includes customary events of defaults, including a change of control default and an event of default if a material adverse effect occurs with respect to certain FDA or health care matters. In case of an event of default, the agent would be entitled to, among other things, accelerate payment of amounts due under the line of credit, foreclose on the equity of our subsidiaries, and exercise all rights of a secured creditor on behalf of the lenders.

New Credit Facility

        In connection with the financing of the BioRx acquisition, we have entered into a commitment letter with General Electric Capital Corporation and GE Capital Markets, Inc. for $270.0 million of senior secured credit facilities, consisting of a $120.0 million term loan facility and a $150.0 million revolving credit facility. The credit facilities will amend and extend the $120.0 million revolving credit facility currently in place with General Electric Capital Corporation, as agent. The aggregate maximum outstanding balance of loans under the revolving credit facility will be the lesser of (x) the maximum revolving loan commitment and (y) the borrowing base. It is expected that the revolving credit facility will provide for the issuance of letters of credit up to $10.0 million and swingline loans up to $10.0 million, the issuance and incurrence of which will reduce the availability under the revolving credit facility. The revolving credit facility will expire five years from the closing date. Subject to certain exceptions, the credit facilities are to be guaranteed by our subsidiaries and collateralized by substantially all of our and our subsidiaries' respective assets.

        We expect the new credit facility will provide for two interest rate options for the credit facilities: (i) LIBOR (as defined) plus 3.00% or (ii) Base Rate (as defined) plus 2.00%, provided, however, that interest with respect to the revolving credit facility may reduce after a certain period of time based on changes in the leverage ratio. It is expected that upon repayment in full of the term loan facility, interest with respect to loans under the revolving credit facility is (i) LIBOR (as defined) plus 1.75% or (ii) Base Rate (as defined) plus 0.75%.

        We will pay a commitment fee on the unused portion of the revolving credit facility as of each calendar month at a rate of 0.25% if the unused portion is less than 33 1/3% of the commitment, 0.375% if the unused portion is greater than or equal to 33 1/3% but less than 66 2/3% of the commitment or 0.50% if the unused portion is greater than or equal to 66 2/3% of the commitment.

        Mandatory prepayments are required upon the occurrence of certain events, including, among other things and subject to certain exceptions, equity issuances, certain debt issuances, asset sales and with respect to excess cash flow. With respect to equity issuances, mandatory prepayments are expected to be required in an amount equal to 50% of the net cash proceeds of a public offering by us or any of our affiliates.

        The commitment letter contemplates restrictions on, among other things and subject to certain exceptions, our ability to incur additional indebtedness, make certain restricted payments, make investments and loans and enter into certain transactions, including selling assets, engaging in mergers or acquisitions and transactions with affiliates.

        Financial performance covenants are expected to include minimum interest coverage and a maximum total leverage multiple. Upon repayment of the term loan facility, the financial performance covenants will be limited to a minimum fixed charge coverage covenant which will go into effect if availability reaches or falls below a certain level.

        We expect to pledge the equity of substantially all of our subsidiaries as security for the credit facilities, subject to certain exceptions. Events of Default will include, among other things and subject to certain exceptions, payment defaults, cross-defaults to other indebtedness, a change of control default and events of default in connection with certain FDA or health care matters.

Other Debt

  Mortgage

        We entered into a $7,440,000 mortgage loan with JP Morgan Chase in December 2010 for the purchase of our headquarters building. The outstanding principal and interest amount of $2.6 million was paid in full in May 2014.

 SHARES ELIGIBLE FOR FUTURE SALE

        Upon the completion of this offering, assuming no exercise of outstanding options, we will have            shares of common stock outstanding. Of these shares, the            shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by our existing shareholders are "restricted securities" as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration, including, among others, the exemptions provided by Rules 144 and 701 promulgated by the SEC under the Securities Act. As a result of the contractual 90-day lock-up period described in "Underwriting (Conflicts of Interest)" and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

Number of Shares	Date
On the date of this prospectus.
After 90 days from the date of this prospectus prospectus (subject, in some cases, to volume limitations).

Lock-Up Agreements

        In connection with this offering, we, our directors and our executive officers (including in their capacities as selling shareholders, but excluding shares to be sold in this offering by such selling shareholders), and certain other holders of our common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock, file or cause to be filed a registration statement covering shares of common stock or any securities that are convertible into, exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to do any of the foregoing, during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC. For additional information, including regarding certain exceptions to which this agreement is subject, see "Underwriting (Conflicts of Interest)". Following the lock-up period, substantially all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144.

        In addition, in connection with the BioRx acquisition, sellers entitled to receive approximately 56% of the Closing Stock Consideration have agreed, subject to certain exceptions, not to sell, dispose of or hedge any of our common stock or securities convertible into or exercisable or exchangeable for shares of common stock as follows: no sales for six months following the closing; sales of up to 33% of the Closing Stock Consideration between six and 18 months following the closing; sales of up to 66% of the Closing Stock Consideration between 18 and 24 months following the closing; and no restrictions thereafter. The remaining recipients of the Closing Stock Consideration will be restricted from selling the common stock for six months following the closing. In the event of the acceleration of payment of the Contingent Consideration due to either of the events described above, these restrictions will no longer apply to any recipients of the Closing Stock Consideration. Following the expiration of these restrictions, all of the shares of our common stock to be issued to sellers of BioRx will be eligible for sale in the public market in compliance with Rule 144.

Rule 144

        In general, under Rule 144, an affiliate who beneficially owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to sell, upon the expiration of the lock-up agreement described in "Underwriting (Conflicts of Interest)" within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock, which will equal approximately            shares immediately after the completion of this offering, or the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice of the sale with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

        Following this offering, a person that is not an affiliate of ours at the time of, or at any time during the three months preceding, a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, may sell shares subject only to the availability of current public information about us, and any such person who has beneficially owned restricted shares of our common stock for at least one year may sell shares without restriction.

        We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the shareholder and other factors.

Rule 701

        In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

        The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration Rights

        Upon consummation of the BioRx acquisition, we will enter into a registration rights agreement (the "BioRx Registration Rights Agreement") with certain former equityholders of BioRx receiving shares of our common stock in connection with the acquisition (the "BioRx Holders"). Under the BioRx Registration Rights Agreement, we are responsible, subject to certain exceptions, for the specified expenses of any offering of our shares of common stock in which the BioRx Holders participate pursuant to such agreement other than underwriting discounts and selling commissions. The BioRx Registration Rights Agreement contains customary indemnification provisions. Further, under the BioRx Registration Rights Agreement, each BioRx Holder will agree, if so required by us and the managing underwriter in an underwritten offering, not to effect (other than pursuant to such registration) any public sale or distribution of any of our common stock for 90 days after the registration of any shares of our common stock in an underwritten offering in which the BioRx Holders had the opportunity to participate. These restrictions are in addition to the lock-up provisions applicable to the BioRx Holders described above under "Lock-Up Agreements." The term of the BioRx Registration Rights Agreement will begin upon the consummation of the BioRx acquisition and end upon the earlier of (1) such date that all shares held by the BioRx holders are freely tradeable without restriction under Rule 144 or (2) three years from the consummation of the BioRx acquisition.

        Demand Registration Rights.    Under the BioRx Registration Rights Agreement, subject to certain exceptions, BioRx Holders holding an aggregate of $25.0 million in shares of our common stock (as determined by reference to the closing price of our common stock on the New York Stock Exchange for the 10 trading days immediately preceding the determination date) may require us to register such shares for sale under the Securities Act in an underwritten offering. If qualifying BioRx Holders exercise their demand rights under such agreement, we are required to notify and offer registration to the other BioRx Holders so long as the aggregate number of shares to be registered does not exceed the number which can be sold in such offering without materially and adversely affecting the offering price, as determined by the relevant managing underwriter or investment banking firm. The BioRx Holders may effect no more than three demand registrations, each of which must be at such times as we are eligible to register the shares on Form S-3.

        Piggyback Registration Rights.    If at any time following the first anniversary of the closing of the BioRx acquisition, we propose to register the offer and sale of any of our securities under the Securities Act in connection with the public offering of such securities other than with respect to (1) a registration related to a company stock plan, (2) a registration related to the exchange of securities in certain corporate reorganizations or certain other transactions, or (3) a demand registration described above, all BioRx Holders will be entitled to certain "piggyback" registration rights allowing them to include their shares in such registration, subject to priority for the pre-existing registration rights of Mr. Hagerman and Mr. Rowe and further subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, certain of our shareholders will be entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

        In addition, beginning 90 days after the date of this prospectus, subject to certain exceptions and automatic extensions in certain circumstances, Mr. Hagerman and Mr. Rowe will be entitled to the rights described under "Certain Relationships and Related-Party Transactions—Registration Rights Agreement." Registration of their shares and the shares held by the BioRx Holders under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration.

 MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF COMMON STOCK

        The following discussion is a summary of the material U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of our common stock by "Non-U.S. Holders" (defined below). This discussion applies only if you (1) purchase our common stock in this offering, (2) will hold the common stock as a capital asset and (3) are a "Non-U.S. Holder." You are a Non-U.S. Holder if, for U.S. federal income tax purposes, you are a beneficial owner of shares of our common stock and are not:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

  •
  a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

  •
  a trust that has a valid election in place pursuant to the applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        This discussion assumes that a Non-U.S. Holder will hold our common stock as a capital asset (generally, property held for investment). The summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in the light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws (for instance, you are a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, bank, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds our common stock as part of a hedging or conversion transaction or as part of a short- sale or straddle, U.S. expatriate, former long-term permanent resident of the United States or partnership or other pass-through entity for U.S. federal income tax purposes). This summary does not discuss non-income taxes (except, to a limited extent below, the U.S. federal estate tax), any aspect of the U.S. federal alternative minimum tax or state, local or non-U.S. taxation. This summary is based on current provisions of the Code, Treasury regulations, judicial opinions, published positions of the Internal Revenue Service ("IRS"), and all other applicable authorities (we refer to all such sources of law in this prospectus as "Tax Authorities"). The Tax Authorities are subject to change, possibly with retroactive effect.

        If you are an individual, you may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.

        If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) beneficially owns our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership owning our common stock, you should consult your own tax advisor.

        WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Distributions

        Although we do not anticipate that we will pay any dividends on our common stock in the foreseeable future, to the extent dividends are paid to Non-U.S. Holders, such distributions will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you properly provide the payor or the relevant withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E, or successor form, claiming an exemption from or reduction in withholding under the applicable income tax treaty. Special certification and other requirements may apply if you hold shares of our common stock through certain foreign intermediaries. For payments made to a partnership or other pass-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners' or other owners' documentation to us or our paying agent. A distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Tax Authorities. Any distribution not constituting a dividend will be treated first as reducing your adjusted tax basis in your shares of our common stock and, to the extent it exceeds your tax basis, as capital gain from the sale of stock as described below under the heading "—Sale or Other Disposition of Our Common Stock."

        Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or a fixed base maintained by you) generally will not be subject to U.S. withholding tax if you provide an IRS Form W-8ECI, or successor form, to the payor. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

        A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.

Sale or Other Disposition of Our Common Stock

        Subject to the discussions of backup withholding and FATCA below, you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or a fixed U.S. base maintained by you);

  •
  you are an individual, you are present in the United States for a period or periods aggregating 183 days or more in the taxable year of disposition and you meet other conditions; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes (which we believe we are not and have not been and do not anticipate we will become) and you hold or have held, directly or indirectly, more than five percent of our common stock at any time within the five-year period ending on the date of disposition of our common stock.

        If you are described in the first bullet point above, you will be subject to U.S. federal income tax on the gain from the sale, net of certain deductions, at the same rates applicable to U.S. persons and, if you are a corporation, the 30% branch profits tax also may apply to such effectively connected gain. If you are described in the second bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30% on the gain realized, although the gain may be offset by certain U.S. source capital losses realized during the same taxable year. Non-U.S. Holders should consult any applicable income tax or other treaties that may provide for different rules.

Information Reporting and Backup Withholding Requirements

        We must report annually to the IRS the amount of any dividends or other distributions we pay to you and the amount of tax we withhold on these distributions regardless of whether withholding is required. A similar report will be sent to you. The IRS may make available copies of the information returns reporting those distributions and amounts withheld to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

        The United States imposes a backup withholding tax at a rate of 28% on any dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of our common stock if you provide proper certification of your status as a Non- U.S. Holder or you are one of several types of entities and organizations that qualify for an exemption (an "exempt recipient") and neither we nor the payor has actual knowledge (or reason to know) that you are a U.S. holder that is not an exempt recipient.

        Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If you sell your shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report to the IRS the amount of proceeds paid to you and also backup withhold on that amount, unless you provide appropriate certification to the broker of your status as a Non- U.S. Holder or you are an exempt recipient. Information reporting will also apply if you sell your shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you are an exempt recipient.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you with respect to your shares of our common stock will be refunded to you if withholding results in an overpayment of taxes or credited against your U.S. federal income tax liability, if any, by the IRS if you furnish the required information to the IRS in a timely manner.

FATCA

        Sections 1471 through 1474 of the Code (provisions commonly known as "FATCA") may impose a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid to a foreign financial institution unless such institution enters into an agreement with the U.S. government to withhold on certain payments and collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners) and meets certain other requirements. This legislation may also impose a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid (directly or indirectly) to a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other requirements. Under certain circumstances, a Non-U.S. Holder of our common stock may be eligible for a refund or credit of such taxes. Any withholding obligations under FATCA became effective July 1, 2014 with respect to dividends and are expected to become effective on or after January 1, 2017 with respect to gross proceeds. Congress has delegated broad authority to the U.S. Treasury Department to promulgate regulations to implement FATCA. We cannot predict whether or how any such regulations will affect you. You should consult your own tax advisor as to the possible implications of this legislation on your investment in shares of our common stock.

U.S. Federal Estate Tax

        Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual's gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable tax treaty provides otherwise.

        The preceding discussion of U.S. federal income and estate tax considerations is for general information only. It is not tax advice. Each prospective investor should consult his or her own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING (CONFLICTS OF INTEREST)

        Under the terms and subject to the conditions contained in an underwriting agreement dated                        , 2015, we and the selling shareholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are acting as representatives (the "representatives"), the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
William Blair & Company, L.L.C.
Leerink Partners LLC
Raymond James & Associates, Inc.

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares from us and the selling shareholders described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We and the selling shareholders have granted to the underwriters a 30-day option to purchase up to                additional outstanding shares from the selling shareholders and an additional            shares from us, in each case at the initial public offering price less the underwriting discounts and commissions.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $            per share. After the initial public offering, the representatives may change the public offering price and concession.

        The following table summarizes the compensation and estimated expenses we and the selling shareholders will pay:

	Per Share				Total
	Without Underwriter option		With Underwriter option		Without Underwriter option		With Underwriter option
Underwriting discounts and commissions paid by us	$		$		$		$
Expenses payable by us(1)	$		$		$		$
Underwriting discounts and commissions paid by the selling shareholders	$		$		$		$
Expenses payable by the selling shareholders		—		—		—		—

(1)
We have agreed to reimburse the underwriters for the reasonable fees and expenses up to $25,000 of counsel for the underwriters related to the review by the Financial Industry Regulatory Authority, Inc. of the offering.

        The representatives have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

        We have agreed that we will not offer, sell, issue, contract to sell, issue, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus, subject to certain exceptions. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension.

        Our officers and directors (including the selling shareholders, but excluding shares to be sold in this offering by such selling shareholders) and certain of our other shareholders, collectively representing in the aggregate        % of our common stock on a fully diluted basis, have agreed, subject to specified exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock- up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension. The representatives may, in their discretion, release any of the securities subject to the lock-up agreements at any time.

        We and the selling shareholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        Our common stock is listed on the New York Stock Exchange, under the symbol "DPLO".

        The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. An affiliate of J.P. Morgan Securities LLC and an affiliate of Wells Fargo Securities, LLC are lenders under our line of credit. In addition, affiliates of Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are also anticipated to be lenders under the new credit facility.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering, and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Conflicts of Interest

        Credit Suisse Securities (USA) LLC, J.P Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, four of the underwriters in the offering, are anticipated to be lenders under the new credit facility. Because we expect to use a portion of the proceeds of this offering to pay down future borrowings under the new credit facility, we expect affiliates of Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC each could receive at least 5% of the net proceeds of this offering. As a result of this potential repayment, we expect a "conflict of interest" may be deemed to exist under FINRA Rule 5121(f)(5)(C)(i), and this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. To comply with Rule 5121, none of Credit Suisse Securities (USA) LLC, J.P Morgan Securities LLC, Morgan Stanley & Co. LLC or Wells Fargo Securities, LLC will confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), our common shares will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of common shares may be made to the public in that Relevant Member State at any time:

  •
  to any legal entity that is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or

  •
  in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of common shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe to the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000 ("FSMA")

with respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom.

        In addition, each underwriter:

  •
  has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act of 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

  •
  has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

Hong Kong

        The shares of common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered hereby and certain legal matters in connection with this offering will be passed upon for Diplomat Pharmacy, Inc. by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York, in connection with this offering.

EXPERTS

        The consolidated financial statements of Diplomat Pharmacy, Inc. as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of BioRx, LLC appearing in this prospectus and Registration Statement of Diplomat Pharmacy, Inc. have been audited by McGladrey LLP, an independent auditing firm, as stated in their report appearing elsewhere herein and is included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of MedPro Rx, Inc. as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement, of which this prospectus is a part of, on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits, amendments and schedules thereto. Statements contained in this prospectus relating to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we encourage you to read in its entirety the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Whenever this prospectus refers to any contract, agreement or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement or document. A copy of the registration statement, including the exhibits thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC; you may inspect these reports and other information without charge on that Internet website. The address of that site is www.sec.gov.

        We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference facilities and the website of the SEC referred to above. We also maintain a website at www.diplomat.is. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our websites is not a part of this prospectus and the inclusion of our website addresses in this prospectus is an inactive textual reference only. You should not rely on any such information in making your decision whether to purchase our common stock in this offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Diplomat Pharmacy, Inc.
Flint, Michigan

        We have audited the accompanying consolidated balance sheets of Diplomat Pharmacy, Inc. as of December 31, 2014 and 2013 and the related consolidated statements of operations, cash flows and changes in shareholders' equity (deficit) for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diplomat Pharmacy, Inc. at December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Chicago, Illinois
March 3, 2015

Diplomat Pharmacy, Inc.

Consolidated Balance Sheets

	December 31,
	2014	2013
	(dollars in thousands, except par values)
Assets
Current assets:
Cash and cash equivalents	$17,957	$9,109
Accounts receivable, net	158,450	110,294
Inventories	110,683	56,454
Deferred income taxes	1,813	—
Prepaid expenses and other current assets	2,183	1,924

Total current assets	291,086	177,781
Property and equipment, net	13,150	12,378
Capitalized software for internal use, net	13,236	6,564
Goodwill	23,148	1,537
Intangible assets, net	44,973	7,100
Investment in non-consolidated entities	3,500	5,577
Other noncurrent assets	993	840

Total assets	$390,086	$211,777

Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
Accounts payable	$202,495	$142,353
Borrowings on line of credit	—	62,622
Short-term debt, including current portion of long-term debt	—	6,693
Accrued expenses:
Contingent consideration	6,282	650
Compensation and benefits	2,257	2,703
Other	4,394	1,646

Total current liabilities	215,428	216,667
Long-term debt, less current portion	—	18,849
Contingent consideration, less current portion	5,409	650
Deferred income taxes	518	—
Other noncurrent liabilities	4	23
Mandatorily redeemable common shares, $1.00 par value; 3,187,500 shares outstanding at December 31, 2013	—	53,370

Total liabilities	221,359	289,559

Commitments and contingencies
Shareholders' equity (deficit):
Preferred stock, 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock:
Common stock, no par value, 590,000,000 shares authorized in 2014; 51,457,023 shares issued and outstanding at December 31, 2014	148,901	—
Class A common stock, $1.00 par value, 42,500,000 shares authorized; 1,657,500 shares issued and outstanding at December 31, 2013	—	—
Class B common stock, $1.00 par value, 807,500,000 shares authorized; 31,492,500 shares issued and outstanding at December 31, 2013	—	4
Class C common stock, $1.00 par value, 6,222,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital	9,893	4,186
Retained earnings (accumulated deficit)	5,354	(81,972)

Total Diplomat Pharmacy shareholders' equity (deficit)	164,148	(77,782)
Noncontrolling interest	4,579	—

Total shareholders' equity (deficit)	168,727	(77,782)

Total liabilities and shareholders' equity (deficit)	$390,086	$211,777

See accompanying notes to consolidated financial statements.

Diplomat Pharmacy, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2014	2013	2012
	(dollars in thousands, except per share amounts)
Net sales	$2,214,956	$1,515,139	$1,126,943
Cost of goods sold	(2,074,817)	(1,426,112)	(1,057,608)

Gross profit	140,139	89,027	69,335
Selling, general and administrative expenses	(127,556)	(77,944)	(64,392)

Income from operations	12,583	11,083	4,943

Other income (expense):
Interest expense	(2,528)	(1,996)	(1,086)
Change in fair value of redeemable common shares	9,073	(34,348)	(6,566)
Termination of existing stock redemption agreement	(4,842)	—	—
Equity loss and impairment of non-consolidated entities	(6,208)	(1,055)	(267)
Other	1,128	196	337

Total other income (expense)	(3,377)	(37,203)	(7,582)

Income (loss) before income taxes	9,206	(26,120)	(2,639)
Income tax expense	(4,655)	—	—

Net income (loss)	4,551	(26,120)	(2,639)
Less: net loss attributable to noncontrolling interest	(225)	—	—

Net income (loss) attributable to Diplomat Pharmacy, Inc.	4,776	(26,120)	(2,639)
Net income allocable to preferred shareholders	458	—	—

Net income (loss) allocable to common shareholders	$4,318	$(26,120)	$(2,639)

Net income (loss) per common share:
Basic	$0.12	$(0.79)	$(0.08)

Diluted	$0.11	$(0.79)	$(0.08)

Weighted average common shares outstanding:
Basic	35,990,122	33,141,500	33,141,500

Diluted	38,535,325	33,141,500	33,141,500

Pro forma data—(Unaudited) (Note 2)
Income (loss) before income taxes	$9,206	$(26,120)	$(2,639)
Income tax expense	(2,189)	(2,911)	(1,558)

Net income (loss)	7,017	(29,031)	(4,197)
Less: loss attributable to noncontrolling interest	(225)	—	—

Net income (loss) attributable to Diplomat Pharmacy, Inc.	7,242	(29,031)	(4,197)
Net income allocable to preferred shareholders	694	—	—

Net income (loss) allocable to common shareholders	$6,548	$(29,031)	$(4,197)

Net income (loss) per common share:
Basic	$0.18	$(0.88)	$(0.13)

Diluted	$0.17	$(0.88)	$(0.13)

See accompanying notes to consolidated financial statements.

Diplomat Pharmacy, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31,
	2014	2013	2012
	(dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$4,551	$(26,120)	$(2,639)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	8,139	3,934	3,842
Asset impairment	—	932	—
Change in fair value of redeemable common shares	(9,073)	34,348	6,566
Change in fair value of contingent consideration	6,121	—	—
Termination of existing stock redemption agreement	4,842	—	—
Share-based compensation expense	2,871	886	915
Equity loss and impairment of non-consolidated entities	6,208	1,055	267
Net provision for doubtful accounts	4,045	873	605
Amortization of debt issuance costs	366	204	85
Deferred income tax benefit	(1,295)	—	—
Excess tax benefits related to share-based awards	(3,689)	—	—
Loss on sale or disposal of property and equipment	132	13	29
Certain expenses paid with notes	—	—	480
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(43,130)	(29,774)	(23,833)
Inventories	(50,334)	(14,109)	(13,995)
Accounts payable	56,505	36,138	31,854
Other assets and liabilities	4,173	(2,153)	830

Net cash (used in) provided by operating activities	(9,568)	6,227	5,006

Cash flows from investing activities:
Payments to acquire businesses, net of cash acquired	(51,599)	(10,232)	—
Expenditures for capitalized software for internal use	(9,470)	(4,679)	(1,105)
Expenditures for property and equipment	(1,487)	(852)	(3,214)
Capital investment in and loans to non-consolidated entities	(4,000)	(4,500)	(1,500)
Net repayment (issuance) of related parties' notes receivable	150	(69)	829
Net proceeds from sales of property and equipment	322	40	141

Net cash used in investing activities	(66,084)	(20,292)	(4,849)
Cash flows from financing activities:
Net (payments on) borrowings from line of credit	(62,622)	35,602	23,390
Payments on long-term debt	(25,542)	(10,540)	(7,893)
Proceeds from initial public offering, net of issuance costs	130,440	—	—
Proceeds from sale of preferred stock, net of transaction costs	101,815	—	—
Payments made to repurchase common stock	(53,400)	—	(2,851)
Payments made to repurchase stock options	(9,400)	—	(1,043)
Excess tax benefits related to share-based awards	3,689	—	—
Payment of debt issuance costs	(480)	(204)	(892)
Shareholder distributions	—	(1,684)	(10,868)

Net cash provided by (used in) financing activities	84,500	23,174	(157)

Net increase in cash and cash equivalents	8,848	9,109	—
Cash and cash equivalents, at beginning of year	9,109	—	—

Cash and cash equivalents, at end of year	$17,957	$9,109	$—

Supplemental disclosures of cash flow information:
Issuance of common stock as partial consideration for a business acquisition	$12,000	$—	$—
Removal of common stock redemption features	7,116	—	—
Cash paid for interest	2,248	1,793	1,041
Cash paid for income taxes	5,924	—	—
Issuance of notes payable associated with stock and stock option redemptions	—	—	28,249
Distributions declared, not yet paid	—	—	6,413
Foregiveness of note receivable	—	—	196

See accompanying notes to consolidated financial statements.

Diplomat Pharmacy, Inc.
Consolidated Statements of Changes in Shareholders' Equity (Deficit)
(dollars in thousands, except share amounts)

	Common Stock								Total Diplomat Pharmacy, Inc. Shareholders' Equity (Deficit)
	Class A		Class B		No Par			Retained Earnings (Accumulated Deficit)			Total Shareholders' Equity (Deficit)
							Additional Paid-In Capital			Noncontrolling Interest
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2012	1,657,500	$—	31,492,500	$4	—	—	$2,898	$(32,993)	$(30,091)	$—	$(30,091)
Net loss	—	—	—	—	—	—	—	(2,639)	(2,639)	—	(2,639)
Share-based compensation expense	—	—	—	—	—	—	915	—	915	—	915
Redemption of stock options	—	—	—	—	—	—	(513)	(1,953)	(2,466)	—	(2,466)
Shareholder distributions	—	—	—	—	—	—	—	(17,281)	(17,281)	—	(17,281)

Balance at December 31, 2012	1,657,500	—	31,492,500	4	—	—	3,300	(54,866)	(51,562)	—	(51,562)
Net loss	—	—	—	—	—	—	—	(26,120)	(26,120)	—	(26,120)
Share-based compensation expense	—	—	—	—	—	—	886	—	886	—	886
Shareholder distributions	—	—	—	—	—	—	—	(986)	(986)	—	(986)

Balance at December 31, 2013	1,657,500	—	31,492,500	4	—	—	4,186	(81,972)	(77,782)	—	(77,782)
Net income (loss)	—	—	—	—	—	—	—	4,776	4,776	(225)	4,551
Reclassification of S Corporation accumulated deficit	—	—	—	—	—	—	(82,550)	82,550	—	—	—
Redemption of shares of common stock	—	—	(2,850,407)	—	—	—	(47,726)	—	(47,726)	—	(47,726)
Removal of common stock redemption features	—	—	425,000	—	—	—	7,116	—	7,116	—	7,116
Redemption of stock options	—	—	—	—	—	—	(9,400)	—	(9,400)	—	(9,400)
Issuance of shares of Class B common stock as partial consideration in aquisition of MedPro Rx, Inc.	—	—	716,695	—	—	—	12,000	—	12,000	—	12,000
Issuance of shares of Class B common stock in connection with termination of existing stock redemption agreement	—	—	372,486	—	—	—	4,842	—	4,842	—	4,842
Capital investment in subsidiary by noncontrolling shareholders	—	—	—	—	—	—	—	—	—	4,804	4,804
Share-based compensation expense	—	—	—	—	—	—	2,871	—	2,871	—	2,871
Excess tax benefits related to share-based awards	—	—	—	—	—	—	3,689	—	3,689	—	3,689
Proceeds from initial public offering, net of issuance costs	—	—	—	—	11,000,000	—	130,440	—	130,440	—	130,440
Conversion of capital stock into new shares:
Redeemable common stock	—	—	—	—	2,423,616	31,507	—	—	31,507	—	31,507
Series A Preferred Stock	—	—	—	—	6,211,356	101,815	—	—	101,815	—	101,815
Class A and B common stock	(1,657,500)	—	(30,156,274)	(4)	31,813,774	4	—	—	—	—	—
Reclassification of capital	—	—	—	—	—	15,575	(15,575)	—	—	—	—
Restricted stock awards	—	—	—	—	8,277	—	—	—	—	—	—

Balance at December 31, 2014	—	$—	—	$—	51,457,023	$148,901	$9,893	$5,354	$164,148	$4,579	$168,727

See accompanying notes to consolidated financial statements.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements

(dollars in thousands, except per share amounts)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

        Diplomat Pharmacy, Inc. and its consolidated subsidiaries (the "Company") operate a specialty pharmacy business which stocks, dispenses and distributes prescriptions for various biotechnology and specialty pharmaceutical manufacturers. Its primary focus is on medication management programs for individuals with complex chronic diseases, including oncology, immunology, hepatitis, multiple sclerosis, HIV, specialized infusion therapy and many other serious or long-term conditions. The Company has its corporate headquarters and main distribution facility in Flint, Michigan and maintains seven other pharmacy locations in California, Connecticut, Florida, Illinois, Massachusetts, Michigan and North Carolina and has centralized call centers to effectively deliver services to customers located in all 50 states in the United States of America ("U.S.") and U.S. territories.

Initial Public Offering

        In October 2014, the Company completed its initial public offering ("IPO") in which 15,333,333 shares of common stock were sold at a public offering price of $13.00 per share. The Company sold 11,000,000 shares of common stock and certain existing shareholders sold 4,333,333 shares of common stock. The Company did not receive any proceeds from the sale of common stock by the existing shareholders. The Company received net proceeds of $130,440 after deducting underwriting discounts and commissions of $9,652, and other offering expenses of $2,908. Proceeds of $80,458 were used to repay existing indebtedness to certain current or former shareholders and employees ($19,824), and borrowings under the revolving line of credit ($60,634). The remaining net proceeds of $49,982 continue to be used for working capital and other general purposes.

        Immediately prior to the closing of the IPO, each share of the Company's then-outstanding capital stock converted into one share of its newly-authorized shares of no par value common stock. Refer to notes 13, 14 and 15.

2. BASIS OF PRESENTATION

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP").

Stock Split

        In October 2014, immediately prior to the completion of the IPO, the Board of Directors declared and approved a 8,500-for-one stock split, effected in the form of a stock dividend, on each share of common stock outstanding to the common shareholders of record. Accordingly, all share and per share amounts in these consolidated financial statements and notes thereto, were adjusted, where applicable, to reflect the stock split on a retroactive basis.

Effect of Conversion from S Corporation to C Corporation

        On January 23, 2014, the Company changed its income tax status from an S corporation to a C corporation. Accordingly, on that date, the Company recorded a net deferred income tax liability of $2,965 and a charge to income tax expense for the same amount. The Company reclassified its accumulated deficit, inclusive of the net deferred tax liability adjustment, into additional paid-in capital on the date of conversion. The pro forma data included on the consolidated statements of operations

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

2. BASIS OF PRESENTATION (Continued)

gives effect for income taxes, for each period presented, as if the election was made effective January 1, 2012.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a)    Principles of Consolidation

        The consolidated financial statements include the accounts of Diplomat Pharmacy, Inc. and its wholly-owned subsidiaries, and a 51%-owned subsidiary, formed in August 2014, which the Company controls. The Company also owns a 25% interest in a non-consolidated entity which is accounted for under the equity method of accounting since the Company does not control but has the ability to exercise significant influence over operating and financial policies. Investment in an entity in which the Company owns less than 20% and does not have the ability to exercise significant influence is accounted for under the cost method.

        Noncontrolling interest in a consolidated subsidiary in the consolidated balance sheets represents the minority shareholders' proportionate share of the equity in such subsidiary. Consolidated net income (loss) is allocated to the Company and noncontrolling interests (i.e. minority shareholders) in proportion to their percentage ownership. All intercompany transactions and accounts have been eliminated in consolidation.

  b)    Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

  c)    Concentrations of Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with banks or other financial institutions and trade accounts receivable.

        A federal program provides non-interest bearing cash balances insurance coverage up to $250 per depositor at each financial institution. The Company's cash balances may exceed federally insured limits.

        Concentration of credit risk with respect to trade accounts receivable is limited by the large number of patients comprising the Company's customer base and their dispersion across multiple payors and multiple geographic areas. No single customer accounted for more than 10% of net sales for any period presented or trade accounts receivable at December 31, 2014 and 2013.

  d)    Cash Equivalents

        The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  e)    Accounts Receivable, net

        Trade accounts receivable are stated at the invoiced amount. Trade accounts receivable primarily include amounts from third-party pharmacy benefit managers and insurance providers and are based on contracted prices. Trade accounts receivable are unsecured and require no collateral. Trade accounts receivable terms vary by payor, but generally are due within 30 days after the sale of the product or performance of the service.

        The Company maintains an allowance for doubtful accounts that reduces receivables to amounts that are expected to be collected. In estimating the allowance, management considers factors such as current overall economic conditions, historical and anticipated customer performance, historical experience with write-offs, and the level of past due accounts. The Company's general policy for uncollectible accounts, if not reserved through specific examination procedures, is to reserve based upon the aging categories of accounts receivable. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

        Activity in the allowance for doubtful accounts was as follows:

	Year Ended December 31,
	2014	2013	2012
Beginning balance	$(849)	$(751)	$(675)
Charged to expense	(4,045)	(873)	(605)
Write-offs, net of recoveries	1,851	775	529

Ending balance	$(3,043)	$(849)	$(751)

  f)    Inventories

        Inventories, consisting primarily of prescription medications, over-the-counter ("OTC") medications and medical supplies, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Prescription medications are returnable to the Company's vendors and fully refundable before six months of expiration, and any remaining expired medication is relieved from inventory on a quarterly basis.

  g)    Property and Equipment, net

        Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on a straight-line basis over the estimated useful lives of the assets. The cost of leasehold improvements are amortized either over the life of the improvement or the lease term, whichever is shorter. For income tax purposes, accelerated methods of depreciation are generally used. Significant improvements are capitalized and disposed or replaced property is written off. Maintenance and repairs are charged to expense in the period they are incurred. When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in earnings.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Assets held for sale are carried at the lower of its carrying amount or estimated fair values less costs to sell.

  h)    Capitalized Software for Internal Use

        The Company capitalizes certain development costs primarily related to a custom-developed scalable patient care system. The Company expenses the costs incurred during the preliminary project stage, and capitalizes the direct development costs, including the associated payroll and related costs for employees working on development, and outside contractors during the application development stage. The Company monitors development on an ongoing basis and capitalizes the costs of any major improvements or that result in significant additional functionality.

        Capitalized internal use software costs are amortized on a straight-line basis over the estimated useful lives of the assets, generally three years. For income tax purposes, accelerated methods of amortization are generally used. Management evaluates the useful lives of these assets on an annual basis.

  i)    Intangible Assets

        Intangible assets consist of assets related to acquisitions and are amortized over their estimated useful lives using the accelerated method for patient relationships and the straight line method for the remaining intangible assets.

  j)    Long-Lived Assets

        Long-lived assets, such as property and equipment, capitalized software for internal use, and definite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company compares the undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment charge is recognized to the extent that the carrying amount exceeds fair value. Fair value is determined through various valuation techniques, such as discounted cash flow models and third-party independent appraisals.

  k)    Goodwill

        Goodwill represents the excess acquisition cost of an acquired entity over the estimated fair values of the net tangible assets and the identifiable assets acquired. As described in Note 4, the Company has recorded goodwill in connection with its acquisition of MedPro Rx, Inc. and American Homecare Federation, Inc. Goodwill is not amortized, but rather is reviewed for impairment annually or more frequently if facts or circumstances indicate that the carrying value may not be recoverable.

        The Company has determined that it has a single reporting unit for the purpose of the goodwill impairment test. An entity has the option to perform a qualitative assessment to determine whether it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount prior to performing the two-step quantitative impairment test. The qualitative assessment evaluates various

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

events and circumstances, such as macro-economic conditions, industry and market conditions, cost factors, relevant events and financial trends that may impact a reporting unit's fair value. If it is determined that the estimated fair value of the reporting unit is more-likely-than not less than its carrying amount, including goodwill, the two-step quantitative goodwill impairment test is required. Otherwise, no further analysis would be required.

        If the two-step impairment test for goodwill is deemed necessary, this quantitative impairment analysis compares the fair value of the Company's reporting unit to its related carrying value. If the fair value of the reporting unit is less than its carrying amount, an indication of goodwill impairment exists and the Company must perform step two of the impairment test. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying amount, step two does not need to be performed.

        The Company performs its annual impairment review of goodwill as of October 1 and when a triggering event occurs between annual impairment tests. For 2014, the Company performed a qualitative assessment of goodwill and determined that it was not more likely than not that the fair values of its reporting unit was less than the carrying amount. Accordingly, the Company determined that its goodwill was not impaired.

  l)    Debt Issuance Costs

        Costs incurred related to the issuance of the line of credit facility are deferred and being amortized to interest expense over the term of the agreement using the straight-line method. Net debt issuance costs were $921 and $808 at December 31, 2014 and 2013, respectively, and are included in other noncurrent assets in the consolidated balance sheets.

  m)    Share-Based Compensation

        Stock options expected to be settled in shares of the Company's common stock are recorded as equity awards with an exercise price equal to fair value on the date of grant. The grant date fair value of these awards is measured using the Black-Scholes-Merton option pricing model. The Company expenses the grant date fair value of its stock options over their respective vesting periods on a straight-line basis.

        Restricted stock awards expected to be settled in shares of the Company's common stock are recorded as equity awards. These awards vest on the first anniversary of the grant date.

  n)    Revenue Recognition

        The Company recognizes revenue from prescription drug sales for home delivery at the time the drugs are shipped. At the time of shipment, the Company performed substantially all of its obligations under its payor contracts and does not experience a significant level of returns or reshipments. If the Company administers a drug treatment regimen in a patient's home, the Company recognizes revenue

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

at time of administration. Revenues from dispensing specialty prescriptions that are picked up by patients at an open door or retail pharmacy location are recorded at prescription adjudication, which approximates fill date. Sales taxes are presented on a net basis (excluded from revenues and costs). Revenues generated from prescription drug sales were $2,202,299, $1,504,534 and $1,119,775 for the years ended December 31, 2014, 2013 and 2012, respectively.

        Shipping and handling costs are not billed to patients; therefore, there are no shipping and handling revenues. Conversely, the Company recognizes shipping and handling costs as incurred as a component of "Selling, general and administrative expenses" and were $12,263, $10,123 and $8,203 for the years ended December 31, 2014, 2013 and 2012, respectively.

        The Company recognizes revenue from service, data and consulting services when the services have been performed and the earnings process is therefore complete. Revenues generated from service, data and consulting services were $12,657, $10,605 and $7,168 for the years ended December 31, 2014, 2013 and 2012, respectively.

        The Company derived its revenue from the following therapeutic classes:

	Year Ended December 31,
	2014	2013	2012
Oncology	$1,068,751	$736,987	$495,028
Immunology(1)	438,145	378,685	319,092
Multiple Sclerosis	226,805	169,470	110,947
Other (none greater than 10%)	481,255	229,997	201,876

Total revenue	$2,214,956	$1,515,139	$1,126,943

(1)
Includes drugs dispensed to treat arthritis, Crohn's disease and psoriasis.

  o)    Advertising and Marketing Costs

        Advertising and marketing costs are expensed as incurred and were $1,555, $823 and $604 for the years ended December 31, 2014, 2013 and 2012, respectively.

  p)    Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company records interest and penalties related to tax uncertainties as income tax expense. Based on management's evaluation, the Company concluded there were no significant uncertain tax positions requiring recognition in its consolidated financial statements.

        Prior to January 23, 2014, the Company had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company did not pay federal corporate income taxes on its taxable income. Instead, the shareholders were liable for individual federal income taxes on their respective shares of the Company's taxable income. Distributions were made periodically to the Company's shareholders to the extent needed to cover their income tax liability based on the Company's taxable income.

  q)    Segment Information

        The Company's chief operating decision maker reviews the financial results of the Company in total when evaluating financial performance and for purposes of allocating resources. The Company has thus determined that it operates in a single specialty pharmacy services reportable segment.

  r)    Recently Issued Accounting Pronouncements to be Implemented

        In April 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-8, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which significantly changes the criteria for determining which disposals can be presented as discontinued operations and introduces new, more detailed, disclosure requirements. The ASU is effective for annual periods beginning on or after December 15, 2014, and interim periods within annual periods beginning on or after December 15, 2015 with early adoption permitted in certain circumstances. The Company will apply the guidance prospectively to new disposals and new classifications of disposal groups as held for sale.

        In May 2014, the FASB issued ASU No. 2014-9, Revenue from Contracts with Customers (Topic 606), which will supersede the existing revenue recognition guidance under U.S. GAAP. The new standard focuses on creating a single source of revenue guidance for revenue arising from contracts with customers for all industries. The objective of the new standard is for companies to recognize revenue when it transfers the promised goods or services to its customers at an amount that represents what the company expects to be entitled to in exchange for those goods or services. The standard is effective retrospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2016. Early adoption is not permitted. The Company is currently assessing the potential impact of adopting this ASU on its operations and financial statements.

        In June 2014, the FASB issued ASU No. 2014-12, Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Targets Could Be Achieved after the Requisite Service Period, which requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. This ASU is effective within annual periods beginning on or after December 15, 2015, including interim periods within that reporting period. The Company is currently evaluating the impact

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

that the adoption of this guidance will have on its financial position, results of operations, cash flows and/or disclosures.

        In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern, which requires management to evaluate, at each annual and interim reporting period, whether there is substantial doubt about the Company's ability to continue as a going concern within one year after the date the financial statements are issued and provide related footnote disclosures. This ASU is effective for annual periods ending after December 15, 2016, and for annual periods and interim periods thereafter. This standard is not expected to have a material impact on the Company's financial statements.

4. ACQUISITIONS

MedPro Rx, Inc.

        In June 2014, the Company acquired all of the authorized, issued and outstanding shares of capital stock of MedPro Rx, Inc. ("MedPro"). MedPro, based in Raleigh, North Carolina, is a specialty pharmacy focused on specialty infusion therapies including hemophilia and immune globulin. The Company acquired MedPro to expand its existing specialty infusion business and to increase its presence in the mid-Atlantic and Southern regions of the U.S. The Company ascribes significant value to the cost reductions as well as synergies and other benefits that do not meet the recognition criteria of acquired identifiable intangible assets. Accordingly, the value of these components is included within goodwill. The acquisition is treated as a stock purchase for accounting purposes, and the goodwill resulting from this acquisition is deductible for tax purposes. The results of operations for MedPro are included in the Company's consolidated financial statements from the acquisition date and include approximately $49,454 of sales made directly by MedPro during the second half of 2014.

        The Company did not acquire MedPro's affiliate from which MedPro leased certain operating and other facilities. Instead, the Company, commensurate with the acquisition, entered into a five-year external lease agreement for the facilities on similar terms. As the Company does not direct the significant activities of the lessor, it is not consolidated into the Company's financial statements.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

4. ACQUISITIONS (Continued)

        The Company accounted for its acquisition of MedPro using the acquisition method as required by FASB ASC Topic 805, Business Combinations ("FASB ASC 805"). The following table summarizes the consideration transferred to acquire MedPro:

Cash	$52,267
716,695 restricted Class B common shares	12,000
Contingent consideration at fair value	4,270

$68,537

        The purchase price includes a contingent consideration arrangement that requires the Company to pay the former owners an additional payout based upon the achievement of certain revenue and gross profit targets in each of the twelve month periods ending June 30, 2015 and 2016. The maximum payout of contingent consideration is $11,500. Approximately $3,503 of the purchase consideration was deposited into an escrow account to be held for two years after the closing date to satisfy any of the Company's indemnification claims. The Company incurred acquisition-related costs of approximately $825 that were charged to "Selling, general and administrative expenses" for the year ended December 31, 2014.

        The following table summarizes the amounts of identifiable assets acquired and liabilities assumed at the acquisition date:

Cash and cash equivalents	$668
Accounts receivable	9,050
Inventories	3,819
Prepaid expenses and other current assets	204
Property and equipment	697
Capitalized software for internal use	25
Intangible assets	37,099
Current liabilities	(4,660)

Total identifiable net assets	46,902
Goodwill	21,635

$68,537

        Definite-lived intangible assets that were acquired and their respective useful lives are as follows:

	Useful Life	Amount
Patient relationships	7 years	$24,000
Trade names and trademarks	10 years	8,700
Non-compete employment agreements	5 years	4,399

		$37,099

        The Company determined the estimated fair values of the identifiable long-lived assets with assistance from an independent valuation firm. The valuation firm also assisted with the Company's

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

4. ACQUISITIONS (Continued)

determination of the fair value of the contingent consideration utilizing historical results, forecasted operating results of MedPro for each of the twelve month periods ending June 30, 2015 and 2016, and the corresponding contractual contingent payouts based on those results discounted at rates commensurate with the uncertainty involved. Based on operating results since MedPro's acquisition, the Company increased the estimated contingent payout. Through December 31, 2014, the contingent consideration liability was increased to $9,891, with a charge of $5,621 to "Selling, general and administrative expenses" for the year ended December 31, 2014.

  American Homecare Federation, Inc.

        In December 2013, the Company acquired all of the authorized, issued and outstanding shares of capital stock of American Homecare Federation, Inc. ("AHF"). AHF provides clotting medications, ancillaries and supplies to individuals with bleeding disorders, such as hemophilia. AHF has provided pharmacy services exclusively to the bleeding disorders community since 1989. The acquisition of AHF allows the Company to participate in AHF's direct purchase agreements with key hemophilia manufacturers while also providing AHF access to the Company's proprietary care management modules to better manage clinical care of the AHF patients. The Company ascribes significant value to the cost reductions as well as synergies and other benefits that do not meet the recognition criteria of acquired identifiable intangible assets. Accordingly, the value of these components is included within goodwill. The acquisition is treated as a stock purchase for accounting purposes, and the goodwill resulting from this acquisition is deductible for tax purposes. The results of operations for AHF are included in the Company's consolidated financial statements from the acquisition date.

        The Company did not acquire AHF's affiliate from which AHF leased its operating facility. Instead, the Company, commensurate with the acquisition, entered into a five-year external lease agreement for the facility on similar terms. As the Company does not direct the significant activities of the lessor, it is not consolidated into the Company's financial statements.

        The Company accounted for its acquisition of AHF using the acquisition method as required by FASB ASC 805. The following table summarizes the consideration transferred to acquire AHF:

Cash	$12,149
Contingent consideration at fair value	1,300

$13,449

        The purchase price includes a contingent consideration arrangement that requires the Company to pay the former owners an additional payout based on achieving certain revenue and gross profit targets in each of the years ending December 31, 2014 and 2015. The maximum payout of contingent consideration is $2,000. Approximately $1,353 of the purchase consideration was deposited into an escrow account that will be held for two years after the closing date to satisfy any of the Company's indemnification claims. The Company incurred acquisition-related costs of $190 and $309 that were charged to "Selling, general and administrative expenses" for the years ended December 31, 2014 and 2013, respectively.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

4. ACQUISITIONS (Continued)

        The following table summarizes the amounts of identifiable assets acquired and liabilities assumed at the acquisition date:

Cash and cash equivalents	$1,917
Accounts receivable	3,512
Inventories	1,138
Prepaid expenses and other current assets	27
Property and equipment	182
Definite-lived intangible assets	7,100
Current liabilities	(1,940)

Total identifiable net assets	11,936
Goodwill	1,513

$13,449

        Definite-lived intangible assets that were acquired and their respective useful lives are as follows:

	Useful Life	Amount
Patient relationships	10 years	$5,100
Trade names and trademarks	10 years	1,400
Non-compete employment agreements	5 years	600

		$7,100

        The Company determined the estimated fair values of AHF's identifiable long-lived assets with assistance from an independent valuation firm. The valuation firm also assisted in the Company's determination of the fair value of the contingent consideration utilizing historical results, forecasted operating results of AHF for each of the two years ending December 31, 2014 and 2015, and the corresponding contractual contingent payouts based on those results discounted at rates commensurate with the uncertainty involved. Based on operating results since AHF's acquisition, the Company increased the estimated contingent payout to the maximum amount. Through December 31, 2014, the contingent consideration liability was increased to $1,800, with a charge of $500 to "Selling, general and administrative expenses" for the year ended December 31, 2014.

Proforma Operating Results

        The following unaudited pro forma summary presents consolidated information as if the AHF and MedPro acquisitions had occurred on January 1, 2013. The unaudited pro forma results reflect certain adjustments related to the acquisitions, such as amortization expense resulting from intangible assets acquired and adjustments to reflect the Company's borrowings and tax rates. Accordingly, such pro forma operating results were prepared for comparative purposes only and do not purport to be

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

4. ACQUISITIONS (Continued)

indicative of what would have occurred had the acquisitions been made as of January 1, 2013 or of results that may occur in the future.

	Year Ended December 31,
	2014	2013
	(Unaudited)
Net sales	$2,258,736	$1,626,233

Net income (loss) attributable to Diplomat Pharmacy, Inc.	$4,729	$(26,967)

Net income (loss) per common share—basic	$0.12	$(0.80)

Net income (loss) per common share—diluted	$0.11	$(0.80)

5. FAIR VALUE MEASUREMENTS

        The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy was established, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets;
Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

        An asset's or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

        Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques:

  A.
  Market approach:    Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

  B.
  Cost approach:    Amount that would be required to replace the service capacity of an asset (replacement cost).

  C.
  Income approach:    Techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing and excess earnings models).

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

5. FAIR VALUE MEASUREMENTS (Continued)

        The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured and disclosed at fair value on a recurring basis by the Company at December 31, 2014 and 2013:

	Asset (Liability)	Level 2	Level 3	Valuation Technique
December 31, 2014:
Contingent consideration	$(11,691)	$—	$(11,691)	C
December 31, 2013:
Redeemable common shares	$(53,370)	$—	$(53,370)	A, C
Contingent consideration	(1,300)	—	(1,300)	C
Interest rate swap contract	(16)	(16)	—	C

        The following table sets forth a roll forward of the Level 3 measurements:

	Redeemable Common Shares	Contingent Consideration Liabilities
Balance as of January 1, 2012	$(41,849)	$—
Change in fair value	(6,566)	—
Redemptions	29,393	—

Balance as of December 31, 2012	(19,022)	—
Change in fair value	(34,348)	—
AHF acquisition	—	(1,300)

Balance as of December 31, 2013	(53,370)	(1,300)
MedPro acquisition	—	(4,270)
Change in fair value	9,073	(6,121)
Stock redemptions	5,674	—
Removal of redemption features	7,116	—
Conversion of redeemable common shares	31,507	—

Balance as of December 31, 2014	$—	$(11,691)

        The fair value of the redeemable common stock was determined by the Company's Board of Directors, with input from management. The nature of the material assumptions and estimates considered to determine the fair market value of the redeemable common stock are highly complex and subjective. Given the absence of a public trading market of the Company's common stock prior to the Company's IPO, and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide: Valuation of Privately-Held-Company Equity Securities issued as Compensation, the Board of Directors exercised reasonable judgment and considered numerous

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

5. FAIR VALUE MEASUREMENTS (Continued)

objective and subjective factors to determine the best estimate of the fair value of the redeemable common stock including:

  •
  recent significant investments by sophisticated, institutional investors for purchases of the Redeemable Series A Preferred Stock, and the rights, privileges and preferences of such preferred stock to the redeemable common stock;

  •
  valuations of the Company's common stock performed by an unrelated third-party valuation specialist;

  •
  the Company's historical and projected operating and financial results;

  •
  the market performance and financial results of comparable publicly-traded companies;

  •
  industry or company-specific considerations;

  •
  likelihood of achieving a liquidity event, such as an initial public offering or a sale of the Company;

  •
  lack of marketability of the Company's common stock; and

  •
  the U.S. and global capital market conditions.

        See Note 4 for more information regarding the valuation of the contingent consideration liability.

        The significant inputs, primarily the LIBOR yield curve, used to determine the fair value of the Company's interest rate swap contract were considered Level 2 observable market inputs. The Company monitored the credit and nonperformance risk associated with its counterparty and believed them to be insignificant and not warranting a credit adjustment at December 31, 2013.

        The Company's interest rate swap agreement had an original notional amount of $2,160, equal to a mortgage loan with Bank of America. The purpose of the swap agreement was to fix the interest rate on the monthly balance of the mortgage and reduce exposure to interest rate fluctuations. Under the agreement, the Company paid the counterparty interest at a fixed rate of 2.72% and received interest at a variable rate, adjusted quarterly and based on LIBOR. Because this instrument was not classified as a hedging activity, changes in the fair value of this instrument were included in interest expense on the accompanying statements of operations. Fair value of the interest rate swap agreement was recorded in "Other accrued expenses" on the consolidated balance sheets at December 31, 2013. This agreement was terminated in February 2014 at a cost of $9.

        Assets and liabilities of the Company measured at fair value on a nonrecurring basis at December 31, 2014 and 2013 are set forth in the table below:

	Asset (Liability)	Level 3	Gain (Loss)	Valuation Technique
December 31, 2014:
Investment in non-consolidated entity	$—	$—	$(4,869)	C
December 31, 2013:
Assets held for sale	$300	$300	$(932)	C

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

5. FAIR VALUE MEASUREMENTS (Continued)

        The Company fully impaired its non-consolidated entity investment in 2014. Refer to note 10. The Company determined the fair value of the assets held for sale through review of comparable property sales in 2013. Refer to note 7.

        The carrying amounts of the Company's financial instruments, consisting primarily of cash and cash equivalents, accounts receivable, accounts payable and other liabilities, approximate their estimated fair values due to the relative short-term nature of the amounts. The carrying amount of debt, when it was outstanding, approximated fair value due to variable interest rates at customary terms and rates the Company could obtain in current financing.

6. INVENTORIES

        Inventories consist of the following:

	December 31,
	2014	2013
Prescription medications, OTC medications and medical supplies, and non-medical retail items	$110,464	$56,155
Raw materials	208	284
Finished goods	11	15

	$110,683	$56,454

7. PROPERTY AND EQUIPMENT

        Property and equipment consist of the following:

		December 31,
	Useful Life	2014	2013
Land	—	$332	$332
Buildings	40 years	8,362	7,419
Building and leasehold improvements	5 - 15 years*	760	889
Equipment and fixtures	5 - 10 years	7,221	6,572
Computer equipment	3 - 5 years	2,665	2,096

		19,340	17,308
Accumulated depreciation		(6,190)	(4,930)

		$13,150	$12,378

*
Unless applicable lease term is shorter

        In 2012, the Company adopted a plan to dispose of its office facilities that were formerly used as its corporate headquarters and reflected the property as assets held for sale of $1,232. The Company determined that the carrying value of the underlying assets exceeded their fair value in 2013. Consequently, the Company recorded an impairment loss of $932, which represents the excess carrying values of the assets over their fair value, less cost to sell. In 2013, the carrying value of the assets held

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

7. PROPERTY AND EQUIPMENT (Continued)

for sale of $300 was shown in "Prepaid expenses and other current assets" in the consolidated balance sheets. The property was sold in 2014. No gain or loss was recognized on the sale.

        Depreciation expense for the year ended December 31, 2014, 2013 and 2012 was $1,474, $1,365 and $1,798, respectively.

8. CAPITALIZED SOFTWARE FOR INTERNAL USE

        Capitalized software for internal use consists of the following:

		December 31,
	Useful Life
		2014	2013
Capitalized software for internal use	3 years	$14,225	$13,638
Construction in progress		9,661	941

		23,886	14,579
Accumulated amortization		(10,650)	(8,015)

		$13,236	$6,564

        Amortization expense for the years ended December 31, 2014, 2013 and 2012 amounted to $2,635, $2,568 and $2,021, respectively. Estimated future amortization expense is as follows:

2015	$3,915
2016	4,363
2017	3,345
2018	1,613

$13,236

9. GOODWILL AND OTHER INTANGIBLE ASSETS

(a)
Goodwill

        The changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2013 are as follows:

	2014	2013
Beginning balance	$1,537	$—
AHF purchase accounting adjustment	(24)	—
Goodwill acquired during the year	21,635	1,537

Ending balance	$23,148	$1,537

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

9. GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

(b)
Acquired Intangible Assets

        Intangible assets consist of the following:

	December 31, 2014
	Original weighted average amortization period	Gross carrying amount	Accumulated amortization	Net Carrying Amount
Amortizing intangible assets:
Patient relationships	7.5 yrs	$29,100	(2,895)	26,205
Trade names and trademarks	10 yrs	10,100	(575)	9,525
Non-compete employment agreements	5 yrs	4,999	(560)	4,439
Intellectual property	10 yrs	2,157	—	2,157
Software licensing agreement	4 yrs	2,647	—	2,647

Total		$49,003	(4,030)	44,973

	December 31, 2013
	Original weighted average amortization Period	Gross carrying amount	Accumulated amortization	Net carrying amount
Amortizing intangible assets:
Patient relationships	10 yrs	$5,100	—	$5,100
Trade names and trademarks	10 yrs	1,400	—	1,400
Non-compete employment agreements	5 yrs	600	—	600

Total		$7,100	—	$7,100

        On August 28, 2014, the Company and two unrelated third party entities entered into a contribution agreement to form a new company, Primrose Healthcare, LLC ("Primrose"). Primrose functions as a management company, managing a network of physicians and medical professionals providing continuum care for patients infected with the Hepatitis C virus. The Company has committed to contributing $5,000 for its 51% interest, of which $3,000 was contributed in 2014 with the remainder to be contributed during 2015. The unrelated third party entities contributed a software licensing agreement valued at $2,647 and intellectual property valued at $2,157. No amortization related to these intangibles has been recorded as the entity has yet to recognize any revenue.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

9. GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

        Aggregate amortization expense for amortizing intangible assets was $4,030 for the year ended December 31, 2014. Estimated future amortization expense is as follows:

2015	$7,841
2016	7,438
2017	7,010
2018	6,609
2019	5,016
Thereafter	11,059

$44,973

10. INVESTMENT IN NON-CONSOLIDATED ENTITIES

        In October 2011, the Company purchased a 25% minority interest in WorkSmartMD, L.L.C., also known as Ageology, for $5,000 of cash consideration, which was paid in installments during 2011, 2012 and 2013. No further payments or other commitments are required as of December 31, 2014. Because the Company does not direct the activities that most significantly impact the economic performance of Ageology, management has determined that the Company is not its primary beneficiary.

        Ageology is an anti-aging physician network dedicated to nutrition, fitness and hormones, and has created a commercial software product for anti-aging physician practices that became a saleable product during the latter half of 2014. The Company accounts for Ageology under the equity method, as it has significant influence over its operations. The Company's portion of Ageology's net losses for the years ended December 31, 2014, 2013 and 2012 were $1,339, $1,055 and $267, respectively. The Company's equity investment balance in Ageology at December 31, 2013 was $3,577.

        During January 2014, the Company entered into a $500, 8% per annum interest bearing secured promissory note receivable from Ageology. During November and December 2013, the Company entered into two $1,000 6% per annum interest-bearing promissory notes receivable from Ageology. The notes are secured by all personal property and fixtures owned by Ageology. While due on demand, the Company does not intend to call the notes any time prior to December 31, 2015 and, accordingly, reflected the notes as noncurrent assets within "Investment in non-consolidated entities" on the December 31, 2013 consolidated balance sheet. In addition, in 2014 transactions unrelated to the Company, an affiliated entity of the Company's chief executive officer has personally loaned $4,450 to Ageology as of December 31, 2014.

        During the fourth quarter of 2014, the Company reassessed the recoverability of its investment in Ageology. Based upon this assessment, it was determined that a full impairment was warranted, primarily due to updated projections of continuing losses into the foreseeable future. The $4,869 impairment is contained within "Equity loss and impairment of non-consolidated entities" for the year ended December 31, 2014.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

10. INVESTMENT IN NON-CONSOLIDATED ENTITIES (Continued)

        The following tables present summarized financial information of Ageology:

	Year Ended December 31,
	2014	2013	2012
Statements of Operations
Net sales	$44	$1	$26
Net loss	(5,801)	(4,220)	(1,069)

	December 31,
	2014	2013
Balance Sheets
Current assets	$56	$633
Noncurrent assets	83	53
Current liabilities	7,391	2,138

        In December 2014, the Company invested $3,500 in Physician Resource Management, Inc. in exchange for a 15% equity position. The Company is accounting for this investment under the cost method as the Company does not have significant influence over its operations.

11. LINE OF CREDIT

        In July 2012, the Company entered into a credit facility ("facility") with General Electric Capital Corporation ("GE") that provided for borrowings under a revolving line of credit of up to $60,000. In 2013, the facility was amended to increase the commitment under the revolving line of credit to $85,000. In June 2014, the facility was further amended to increase the commitment under the line of credit to $120,000. The amended facility provides for issuances of letters of credit up to $3,000 and swing loans up to $5,000. Additionally, the facility permits incremental increases in the amount of borrowings under the line of credit or issuances of term loans in the aggregate amount of $25,000, subject to certain conditions. Advances under the revolving credit loan commitment are limited to a borrowing base that consists of approximately 85% of the book value of eligible accounts receivable less the aggregate amount of letters of credit and swing loans. The facility matures on July 20, 2017. As of December 31, 2014, the Company had no borrowings outstanding after paying all outstanding borrowings in October 2014 with proceeds received from its IPO. The Company had $108,272 available to borrow under its line of credit at December 31, 2014.

        The Company is required to maintain a depository bank account where money is collected and swept directly to the line of credit. Interest on borrowings are charged at a rate equal to either: (a) the base rate, which equates to the rate last quoted by The Wall Street Journal as the "Prime Rate" or as further defined in the agreement in the absence of such, plus an applicable margin (the "Base Rate"); or (b) LIBOR, as defined by the agreement, plus an applicable margin. The applicable margin on the Base Rate borrowings is 0.75% and on LIBOR rate borrowings is 1.75%. The effective interest rate for Base Rate borrowings at December 31, 2013 was 4.00%. The effective rate on LIBOR rate borrowings at December 31, 2013 was 1.92%. At December 31, 2013, the Company had Base Rate borrowings outstanding in the amount $37,622 and LIBOR rate borrowings outstanding in the amount of $25,000. The Company is charged a monthly unused commitment fee ranging from 0.25% to 0.50% on the

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

11. LINE OF CREDIT (Continued)

average unused daily balance. The facility is collateralized by security interest in and lien upon substantially all of the Company's assets, not otherwise encumbered.

        The facility with GE contains certain financial and non-financial covenants. The Company was in compliance with all covenants as of December 31, 2014.

12. DEBT

        Debt, including debt obligations to related parties, consists of the following:

	December 31,
	2014	2013
Note payable to a former shareholder; payable monthly in the amount of $242 - $282 including interest at 1.3% through January 2017; secured by redeemed shares held in escrow per the pledge agreement and subordinated to the line of credit commitment and the mortgage loan	$—	$14,252
Note payable to a shareholder; payable quarterly in the amount of $100 including interest at 1.3%; through July 2017; secured by redeemed shares held in escrow per the pledge agreement and subordinated to the line of credit commitment and the mortgage loan	—	7,235
Mortgage with JPMorgan Chase; payable in quarterly payments of principal of $124 plus interest at a rate per year equal to the adjusted LIBOR rate (2.16% effective rate at December 31, 2013) plus the floating rate (4.25% effective rate at December 31, 2013); matured June 30, 2014	—	2,728
Note payable to a former employee; payable quarterly in the amount of $79 including interest at 4.25%; through July 2017; secured by redeemed shares held in escrow per the pledge agreement and subordinated to the line of credit commitment and the mortgage loan	—	1,087
Note payable to a former shareholder; payable quarterly in the amount of $40 interest free; through June 2015; unsecured and subordinated to the line of credit commitment and the mortgage loan	—	240

	—	25,542
Less short-term debt, including current portion of long-term debt	—	(6,693)

Long-term debt, less current portion	$—	$18,849

        In October 2014, the Company repaid $80,458 of its outstanding borrowings, including borrowings under its line of credit, with proceeds received from its IPO.

        The Company recognized related party interest expense of $781, $357 and $289 for the years ended December 31, 2014, 2013 and 2012, respectively.

13. MANDATORILY REDEEMABLE COMMON SHARES

        Upon the closing of the Company's IPO, 2,423,616 shares of redeemable common stock outstanding were converted into shares of no par value common stock on a one-for-one basis.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

13. MANDATORILY REDEEMABLE COMMON SHARES (Continued)

        Several years prior to its IPO, the Company issued 552,500 shares of Class A and 10,497,500 shares of Class B common stock to two shareholders that had certain redemption features which provided that upon the death of the shareholder or termination of his employment from the Company, all such outstanding shares owned by such shareholder would immediately be deemed to be offered for sale to the Company at an agreed-upon price meant to represent the then-current fair value of such shares. Due to this repurchase feature, the Company would be required to purchase the shares. Pursuant to this provision, the common shares were deemed to be mandatorily redeemable and, as such, were required to be reflected as a liability at their period end estimated fair value. Changes in fair value are reflected as "Changes in fair value of redeemable common shares" on the consolidated statements of operations. Fair value was determined based on good faith estimates of the Company's Board of Directors, in some cases with the assistance of independent third party valuations of the Company. Refer to Note 5.

        In January 2012, in conjunction with the termination of one of these shareholders, the Company redeemed 276,250 shares of Class A Voting Common Stock and 5,248,750 shares of Class B Nonvoting Common Stock for an aggregate redemption price of $20,978, of which $2,065 was paid in cash, forgiveness of a note receivable of $196 and the remaining $18,717 was payable under the terms of an executed promissory note. In September 2012, pursuant to mutual agreement of the other shareholder and the Company, the Company redeemed 276,250 shares of Class A Voting Common Stock and 2,061,250 shares of Class B Nonvoting Common Stock for an aggregate redemption price of $8,415, of which $786 was paid in cash and the remaining $7,629 was payable under terms of an executed promissory note.

        At December 31, 2013, 3,187,500 shares of mandatorily redeemable common stock were outstanding.

        The Company redeemed 143,339 common shares in exchange for cash of $2,400 pursuant to a Stock Redemption Agreement, dated January 2014.

        The Company redeemed 195,545 common shares in exchange for cash of $3,274 pursuant to a Stock Redemption Agreement, dated April 2014.

        In June 2014, the holder of 425,000 redeemable common shares transferred them into a separate trust. On such date, the redemption provisions on the transferred shares were terminated and the fair value of the common shares of $7,116 was reclassified from the liability to shareholders' equity.

14. REDEEMABLE SERIES A PREFERRED STOCK

        Upon the closing of the Company's IPO, the shares of Redeemable Series A Preferred Stock outstanding were converted into shares of Class C Voting Common Stock on a one-for-one basis. The shares of Class C Voting Common Stock were then immediately converted into shares of no par value common stock on a one-for-one basis.

        Prior to its IPO, the Series A Preferred Stock had a zero coupon rate, optional redemption rights and had liquidation preferences. The Series A Preferred Stock was also convertible into Class C Voting Common Stock at any time at the option of the holder on a one-for-one basis, subject to certain adjustments. The initial conversion price per share for Series A Preferred Stock was the original issue

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

14. REDEEMABLE SERIES A PREFERRED STOCK (Continued)

price, subject to adjustment, as defined. The Series A Preferred Stock was entitled to vote as if converted into Class C Voting Common Stock. The Series A Preferred Stock automatically converted into Class C Voting Common Stock upon either (i) a qualified common stock public offering, as defined, or (ii) an affirmative vote of the majority of the Series A Preferred Stock.

        The holders of the Series A Preferred Stock, upon an affirmative vote of the majority, could have demanded redemption of all outstanding shares of Series A Preferred Stock anytime on or after the earlier of (i) January 23, 2021, (ii) such time as the Company's aggregate market price, as defined, was equal or greater than $5,000,000, and (iii) such time as certain changes were made to the Company's Board of Directors, certain executive officers and/or certain controlling shareholders. The redemption price was payable in cash and would be the greater of the original issuance price plus all declared but unpaid dividends and fair market value, as defined. Due to these redemption features, the Series A Preferred Stock was reflected outside of permanent equity on the consolidated balance sheet. Upon a liquidation event, as defined, the Series A Preferred stockholders were entitled to receive the greater of (i) the sum of the original issuance price plus a 15% return compounded annually and (ii) the amount they would receive upon the liquidation had the Series A Preferred Stock converted into Class C Voting Common Stock on the liquidation date.

        In January 2014, the Company entered into a Series A Preferred Stock Purchase Agreement with certain funds of T. Rowe Price Associates, Inc. ("T. Rowe") under which the Company issued to T. Rowe 2,986,229 shares of Series A Preferred Stock at a purchase price of $16.74 per share. The Company used $20,000 of this $50,000 investment for general corporate purposes inclusive of fees associated with this transaction, and the remaining $30,000 was distributed to holders of common stock including 143,339 redeemable shares ($26,900) and holders of options to acquire common stock ($3,100) (Note 16).

        In April 2014, the Company entered into a Series A Preferred Stock Purchase Agreement with certain funds of Janus Capital Management LLC ("Janus") under which the Company issued to Janus 3,225,127 shares of Series A Preferred Stock at a purchase price of $16.74 per share. The Company used $25,200 of this $54,000 investment for general corporate purposes inclusive of fees associated with this transaction, and the remaining $28,800 was distributed to holders of common stock including 195,545 redeemable shares ($26,500) and holders of options to acquire common stock ($2,300) (Note 16).

15. SHAREHOLDERS' EQUITY (DEFICIT) AND NON-CONTROLLING INTERESTS

Capital Stock

        Effective September 2014, the Company amended its Certificate of Incorporation to change its authorized capital stock to consist of (i) 590 million shares of common stock, no par value, of which 51,457,023 shares were issued and outstanding as of December 31, 2014, and (ii) 10 million authorized shares of preferred stock.

        In January 2014, the Company's authorized capital stock consisted of (i) 42,500,00 shares of Class A Voting Common Stock, (ii) 807,500,000 shares of Class B Nonvoting Common Stock, (iii) 2,992,000 shares of Class C Voting Stock and (iv) 2,992,000 of Series A Preferred Stock. On March 31, 2014, pursuant to the Second Amended and Restated Articles of Incorporation, the

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

15. SHAREHOLDERS' EQUITY (DEFICIT) AND NON-CONTROLLING INTERESTS (Continued)

Company's authorized capital stock was amended further to provide for a total of 6,222,000 shares of Series A Preferred Stock and 6,222,000 shares of Class C Voting Stock.

        Prior to January 2014, the Company's authorized capital stock consisted of 42,500,000 shares of Class A Voting Common Stock and 807,500,000 of Class B Nonvoting Common Stock.

Common Stock

No Par, Common

        In October 2014, the Company issued and sold 11,000,000 shares of its no par common stock and certain existing shareholders sold 4,333,333 shares in its initial public offering at an offering price of $13.00 per share. The Company received net proceeds of approximately $130,440 after deducting underwriting discounts and commissions of $9,652, and other offering expenses of $2,908. The Company did not receive any proceeds from the sale of common stock by the existing shareholders. Immediately prior to the closing of the IPO, each share of the then outstanding shares of capital stock totaling 40,448,744 shares converted into one share of no par common stock. Accordingly, $15,575 of previously contributed capital was reclassified into common stock leaving only accumulated stock-based compensation and related excess income tax benefits in the additional paid-in capital account.

        Holders of common stock are entitled to one vote per share and to receive dividends. The holders have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the preferred stock as described below with respect to dividend rights or rights upon liquidation, winding up, and dissolution of the Company.

Class A, B and C Common

        Prior to the closing of the IPO, each class of common stock had equal and identical rights, preferences and limitations, other than voting. The Class B common stock did not have any voting rights, but Class A and Class C had 20 votes per share and one vote per share, respectively.

        In August 2014, the Company issued 372,486 shares of Class B Nonvoting Common Stock to a non-employee relative (and associated trusts) of the Company's chief executive officer, in connection with the termination of an existing Stock Redemption Agreement. The Company recorded a charge of $4,842 during the year ended December 31, 2014 to "Termination of existing Stock Redemption Agreement" in the consolidated statements of operations upon issuance of the shares. The value of the issued shares was based on the Company's initial public offering price of $13.00 per share.

        In June 2014, the Company issued 716,695 shares of Class B Nonvoting Common Stock, valued at approximately $12,000, in connection with its acquisition of MedPro. Refer to Note 4.

        Upon the closing of the IPO, the Class A, Class B and Class C common shares were converted into shares of the Company's no par value common stock on a one-for-one basis.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

15. SHAREHOLDERS' EQUITY (DEFICIT) AND NON-CONTROLLING INTERESTS (Continued)

  Preferred Stock

        The Company's authorized capital stock includes 10 million shares of preferred stock. The shares of preferred stock may be divided into and issued in one or more series. The Board of Directors is authorized to issue preferred stock from time to time in one or more series, with such designations and such relative voting, dividend, liquidation and other rights, preferences and limitations as may be adopted by the Board of Directors. No shares of preferred stock were issued or outstanding as of December 31, 2014.

  Noncontrolling Interest

        Noncontrolling interests in consolidated subsidiaries in the consolidated balance sheets represent minority stockholders' proportionate share of the equity in Primrose.

16. SHARE-BASED COMPENSATION

Stock Options

        Effective October 2014, the Company established the 2014 Omnibus Incentive Plan ("2014 Plan"), which permits the granting of stock options, stock appreciation rights, restricted stock units and other stock-based awards. The 2014 Plan authorizes up to 4,000,000 shares of common stock for awards to be issued to employees, directors or consultants of the Company. The stock-based awards will be issued at no less than the market price on the date the awards are granted. Under the 2014 Plan, the Company issued 982,000 stock option awards settleable in shares to key employees on October 9, 2014. The options generally become exercisable in installments of 25% per year, beginning on the first anniversary of the grant date and each of the three anniversaries thereafter, and have a maximum term of ten years.

        The Company's 2007 Stock Option Plan, as amended ("2007 Plan"), authorized the granting of stock options to employee, directors or consultants at no less than the market price on the date the option was granted. Options generally become exercisable in installments of 25% per year, beginning on the first anniversary of the grant date and each of the three anniversaries thereafter, and have a maximum term of ten years. No further awards will be granted under the 2007 Plan. All outstanding awards previously granted under the 2007 Plan, including those granted in 2014, will continue to be governed by their existing terms.

        The Company recorded share-based compensation expense associated with stock options of $2,846, $886 and $915 for the years ended December 31, 2014, 2013 and 2012, respectively. The Company recognized an excess tax benefit related to share-based compensation expense associated with stock options of $3,689 for the year ended December 31, 2014.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

16. SHARE-BASED COMPENSATION (Continued)

        The grant-date fair value of each option award is estimated using the Black-Scholes-Merton option pricing model using the assumptions set forth in the following table:

	Year Ended December 31,
	2014	2013	2012
Exercise price of options	$13.00 - $16.74	$5.88 - $16.16	$4.28 - $5.98
Expected volatility	23.2% - 24.3%	23.3% - 25.3%	22.5% - 25.3%
Expected dividend yield	0%	0%	0%
Risk-free interest rate for the estimated expected term	1.82 - 1.85%	0.65 - 1.27%	0.55 - 0.66%
Expected term (in years)	6.25	4.00	4.00

        Estimating grant date fair values for employee stock options requires management to make assumptions regarding the current value of the Company's common shares, expected volatility of value of those underlying shares, the risk-free rate over the expected life of the stock options, and the date on which share-based payments will be settled. Prior to the closing of the IPO, the Company estimated its common share fair value using the income approach and market approach using the market comparable method. Expected volatility is based on an implied volatility for a group of industry-relevant healthcare companies as of the measurement date. Risk-free rate is determined based upon U.S. Treasury rates over the estimated expected option lives. Expected dividend yield is zero as the Company does not anticipate that any dividends will be declared during the expected term of the options. The expected term of options granted is calculated using the simplified method (the midpoint between the end of the vesting period and the end of the maximum term) because the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term due to the limited period of time its awards have been outstanding. If actual results differ significantly from these estimates and assumptions, share-based compensation expense, primarily with respect to future share-based awards, could be materially impacted.

        A summary of the Company's stock option activity for the periods indicated is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(Years)
Outstanding at January 1, 2012	4,858,568	$2.47	7.2	$1,412
Granted	2,109,594	4.43
Expired/cancelled	(1,412,700)	2.18

Outstanding at December 31, 2012	5,555,462	3.28	7.5	14,976
Granted	1,102,042	9.39

Outstanding at December 31, 2013	6,657,504	4.30	7.0	69,732
Granted	1,867,588	14.77
Expired/cancelled	(1,307,761)	1.45

Outstanding at December 31, 2014	7,217,331	$7.54	6.9	$142,262

Exercisable at December 31, 2014	3,656,139	$4.65	6.1	$82,654

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

16. SHARE-BASED COMPENSATION (Continued)

        The weighted average grant-date fair value of options granted during the years ended December 31, 2014, 2013 and 2012 was $3.37, $1.30 and $0.29, respectively.

        In May 2014, the Company entered into a Stock Option Redemption Agreement with a former executive whereby the Company redeemed vested stock options to acquire 884,000 shares of common stock, comprised of 44,200 shares of Class A Voting Common Stock and 839,800 shares of Class B Nonvoting Common Stock, for the cash purchase price of $4,000. No incremental compensation expense was recognized as a result of this redemption.

        In January 2014, the Company redeemed vested stock options to buy 148,650 shares of Class A Voting Common Stock and 91,118 shares of Class B Nonvoting Common Stock from certain current employees for cash consideration, totaling $3,100. In April 2014, the Company redeemed vested stock options to buy 9,696 shares of Class A Voting Common Stock and 174,297 shares of Class B Nonvoting Common Stock from certain current employees for cash consideration, totaling $2,300. No incremental compensation expense was recognized as a result of these redemptions.

        During 2012, the Company redeemed vested stock options to buy 88,400 shares of Class A Voting Common Stock and 1,684,700 shares of Class B Nonvoting Common Stock from two former employees for total consideration of $2,466 which resulted in a reduction of additional paid-in capital of $513 and an increase in accumulated deficit of $1,953.

        At December 31, 2014, the total compensation cost related to non-vested options not yet recognized was $6,819, which will be recognized over a weighted average period of 3.2 years, assuming the employees complete their service period for vesting of the options.

Restricted Stock Awards

        Under the 2014 Plan, the Company issued restricted stock awards to non-employee directors. The value of the restricted stock awards is determined by the market value of the Company's common stock at the date of grant. The value of the restricted stock awards is recorded as compensation expense over the restriction period, which is one year.

        The Company recorded share-based compensation expense associated with restricted stock awards of $25 for the year ended December 31, 2014. At December 31, 2014, the total compensation cost related to non-vested restricted stock awards not yet recognized was $125, which will be recognized during 2015, assuming the non-employee directors complete their service period for vesting of the restricted stock awards.

        A summary of the Company's restricted stock award activity for the period indicated is as follows:

	Number of Shares Subject to Restriction	Weighted Average Fair Value
Nonvested at January 1, 2014	—	$—
Granted	8,277	18.12

Nonvested at December 31, 2014	8,277	$18.12

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

17. INCOME TAXES

        As disclosed in Note 2, on January 23, 2014, the Company changed its income tax status from an S corporation to a C corporation. Accordingly, on that date, the Company recorded a net deferred income tax liability of $2,965 and a corresponding charge to deferred income tax expense.

        Significant components of the expense for income taxes for the period from January 23, 2014 to December 31, 2014 are as follows:

Current:
Federal	$(4,752)
State and local	(1,198)

Total current	(5,950)
Deferred:
Federal	1,087
State and local	208

Total deferred	1,295

$(4,655)

        The reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax expense for the year ended December 31, 2014 is as follows:

Income tax expense at U.S. statutory rate	$(3,222)
Tax effect from:
Earnings while a S corporation	499
Loss on noncontrolling interest	(79)
Adoption of C corporation status	(2,965)
State income taxes, net of federal benefit	(351)
Change in fair value of redeemable common shares	3,176
Termination of existing stock redemption agreement	(1,695)
Other non-deductible expenses	(271)
Other	253

Income tax expense	$(4,655)

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

17. INCOME TAXES (Continued)

        Significant components of deferred tax assets and liabilities at December 31, 2014 are as follows:

Deferred tax assets:
Inventories	$449
Compensation and benefits	2,731
Allowance for doubtful accounts	1,180
Other temporary differences	488

Total deferred tax assets	4,848
Deferred tax liabilities:
Property and intangible assets	(2,853)
Prepaid expenses	(700)

Total deferred tax liabilities	(3,553)

Net deferred tax assets	$1,295

        The Company prepares and files tax returns based on interpretations of tax laws and regulations. In the normal course of business, the Company's tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. In determining the Company's tax provision for financial reporting purposes, the Company establishes a reserve for uncertain income tax positions unless it is determined to be more likely than not that such tax positions would be sustained upon examination, based on their technical merits. That is, for financial reporting purposes, the Company only recognizes tax benefits taken on the tax return if it believes it is more likely than not that such tax position would be sustained. There is considerable judgment involved in determining whether it is more likely than not that such tax positions would be sustained. As of December 31, 2014, the Company concluded there were no significant uncertain tax positions requiring recognition in its consolidated financial statements.

        The Company would adjust its tax reserve estimates periodically because of ongoing examinations by, and settlements with, varying taxing authorities, as well as changes in tax laws, regulations and interpretations. The consolidated tax provision of any given year includes adjustments to prior year income tax accruals and related estimated interest charges that are considered appropriate. The Company's policy is to recognize, when applicable, interest and penalties on uncertain income tax positions as part of income tax expense.

18. INCOME (LOSS) PER COMMON SHARE

        For the period January 23, 2014 through October 9, 2014, the pricing date of the Company's IPO, the Company computed net income per common share using the two-class method as its Redeemable Series A Preferred Stock met the definition of a participating security and thereby shared in the net income or loss of the Company on a ratable basis with the common shareholders. The preferred stock's portion of net income for the year ended December 31, 2014 was 10%. Concurrent with the closing of the Company's IPO, all outstanding Redeemable Series A Preferred Stock converted into Class C Voting Common Stock, which then immediately converted into no par common stock. However, the

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

18. INCOME (LOSS) PER COMMON SHARE (Continued)

Company then began granting shares of restricted stock that also meet the definition of a participating security and therefore continues to use the two class method to compute income (loss) per share.

        Basic income per common share is computed by dividing net income allocable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted income per common share further includes any common shares available to be issued upon exercise of outstanding stock options, conversion of preferred stock and vesting of restricted stock if such inclusion would be dilutive.

        The following table presents the calculation of basic and diluted income (loss) per common share:

	Year Ended December 31,
	2014	2013	2012
Numerator:
Net income (loss) attributable to Diplomat Pharmacy, Inc.	$4,776	$(26,120)	$(2,639)
Less: income attributable to preferred shareholders	458	—	—

Net income (loss) attributable to common shareholders.	$4,318	$(26,120)	$(2,639)
Denominator:
Weighted average common shares outstanding, basic	35,990,122	33,141,500	33,141,500
Weighted average dilutive effect of stock options and restricted stock awards	2,545,202	—	—

Weighted average common shares outstanding, diluted	38,535,325	33,141,500	33,141,500
Net income (loss) per share attributable to common shareholders:
Basic	$0.12	$(0.79)	$(0.08)
Diluted	$0.11	$(0.79)	$(0.08)

        The effect of certain stock options and all Redeemable Series A Preferred Stock were excluded from the computation of diluted weighted average common shares outstanding for all applicable periods presented as inclusion of such items would be anti-dilutive. Options to purchase 695,535, 6,657,504 and 5,555,462 common shares were not included in the computation of diluted earnings per share because they were anti-dilutive during the years ended December 31, 2014, 2013 and 2012, respectively. All outstanding restricted stock awards were dilutive in 2014.

19. COMMITMENTS AND CONTINGENCIES

  Legal Proceedings

        The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. In the opinion of management, the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

19. COMMITMENTS AND CONTINGENCIES (Continued)

  Purchase Commitments

        The Company purchases a significant portion of its prescription drug inventory from AmerisourceBergen, a prescription drug wholesaler. These purchases accounted for approximately 57%, 58% and 64% of cost of goods sold for the years ended December 31, 2014, 2013 and 2012, respectively. The Company entered into an agreement in January 2012 with AmerisourceBergen that requires a minimum of $3,500,000 in purchase obligations over a five-year period. The Company fully expects to meet this requirement. Furthermore, the Company has alternative vendors available if necessary.

        The Company purchases certain prescription drugs from Celgene, a drug manufacturer. These purchases accounted for approximately 15%, 19% and 21% of cost of goods sold for the years ended December 31, 2014, 2013 and 2012, respectively, with no minimum purchase obligation.

  Lease Commitments

        Capital lease obligations:    In 2010, the Company entered into four agreements to lease telephone equipment with an original cost of $551. These agreements qualify as a capital lease and, as such, they are included in the equipment account on the accompanying balance sheets. The leases were fully depreciated in 2013 and there are no future minimum lease payments.

        Operating lease obligations:    The Company leases multiple pharmacy and distribution facilities and office equipment under various operating lease agreements expiring through December 2017. Total rental expense under operating leases for the years ended December 31, 2014, 2013 and 2012 was $2,237, $1,109 and $460, respectively, exclusive of property taxes, insurance and other occupancy costs generally payable by the Company.

        Future minimum payments under non-cancelable operating leases with initial or remaining terms in excess of one year as of December 31, 2014 are as follows:

2015	$1,809
2016	1,242
2017	482
2018	239
2019	69

$3,841

20. SUBSEQUENT EVENT

        On February 26, 2015, the Company signed a definitive agreement to acquire BioRx, LLC ("BioRx"), a highly specialized pharmacy and infusion services company that provides treatments for patients with ultra-orphan and rare, chronic diseases based in Cincinnati, Ohio. Under the terms of the Agreement, Diplomat will purchase BioRx for $210,000 in cash and approximately $105,000 in Diplomat common stock (4.1 million shares) upon the closing of the transaction, which is expected to occur in March or April 2015, subject to customary closing conditions. Under the terms of a one year

DIPLOMAT PHARMACY, INC.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except per share amounts)

20. SUBSEQUENT EVENT (Continued)

contingent earnout, BioRx can earn an additional 1.3 million shares of Diplomat common stock upon achieving an EBITDA-based metric.

21. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following table summarizes selected quarterly financial data for each of the eight quarters in the years ended December 31, 2014 and 2013:

	For the 2014 Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Net sales	$465,677	$541,675	$595,529	$612,075
Gross profit	29,509	29,568	40,165	40,897
Income (loss) before income taxes	5,507	2,415	6,968	(5,684)
Net income (loss)	1,690	1,675	4,541	(3,355)
Net income (loss) attributable to Diplomat Pharmacy, Inc.	1,690	1,675	4,541	(3,130)
Basic income (loss) per common share	0.05	0.04	0.12	(0.06)
Diluted income (loss) per common share	0.04	0.04	0.11	(0.06)

	For the 2013 Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Net sales	$343,670	$360,855	$398,627	$411,987
Gross profit	20,376	20,266	23,130	25,254
Income (loss) before income taxes	1,915	1,599	3,008	(32,642)
Net income (loss)	1,915	1,599	3,008	(32,642)
Net income (loss) attributable to Diplomat Pharmacy, Inc.	1,915	1,599	3,008	(32,642)
Basic income (loss) per common share	0.06	0.05	0.09	(0.98)
Diluted income (loss) per common share	0.06	0.05	0.09	(0.98)

        The Company's results were impacted by the following:

  •
  Quarter ended December 31, 2014: The Company recorded a full impairment of its non-consolidated investment in Ageology of $(4,869). The Company recognized contingent consideration expense of $(5,464), primarily due to an increase in its MedPro contingent consideration liability based upon MedPro's favorable operating results.

  •
  Quarter ended December 31, 2013: The Company recorded an adjustment to reflect the change in fair value of its redeemable common shares of $(34,348).

Independent Auditor's Report

Board of Directors
MedPro Rx, Inc. and Affiliate
Raleigh, North Carolina

        We have audited the accompanying consolidated financial statements of MedPro Rx, Inc. and Affiliate (the "Company"), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2013, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MedPro Rx, Inc. and its Affiliate as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

        As described in Note 1 to the consolidated financial statements, on June 27, 2014, all of the outstanding stock of the Company was acquired by an unrelated party.

/s/ BDO USA, LLP

August 18, 2014
Chicago, Illinois

MEDPRO RX, INC. AND AFFILIATE

Consolidated Balance Sheets

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,251,650	$5,618,068
Accounts receivable—net	8,386,536	8,766,135
Inventories	3,622,369	2,973,491
Prepaid expenses	30,621	27,000

Total current assets	13,291,176	17,384,694
Property and equipment—net	2,948,386	2,601,446
Other assets	132,288	122,112

	$16,371,850	$20,108,252

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,455,011	$3,629,325
Accrued expenses	713,741	787,775

Total current liabilities	2,168,752	4,417,100

Stockholders' equity:
Controlling interest:
Common stock—no par value	150,000	150,000
Additional paid-in capital	5,329,760	5,275,160
Retained earnings	6,818,014	8,651,451

Total controlling interest	12,297,774	14,076,611
Non-controlling interest	1,905,324	1,614,541

Total stockholders' equity	14,203,098	15,691,152

	$16,371,850	$20,108,252

See accompanying notes to consolidated financial statements.

MEDPRO RX, INC. AND AFFILIATE

Consolidated Statements of Income

	Years Ended December 31,
	2013	2012	2011
Net sales	$82,686,011	$77,053,888	$69,168,411
Cost of goods sold	65,860,080	60,105,220	53,070,860

Gross profit	16,825,931	16,948,668	16,097,551
Selling, general and administrative expenses	10,095,680	9,984,155	9,073,191

Income from operations	6,730,251	6,964,513	7,024,360

Other income (expense):
Rental income	12,415	12,375	11,375
Interest expense	—	(1,277)	(22,902)
Interest income	47,243	43,229	77,847

Total other income	59,658	54,327	66,320

Net income	6,789,909	7,018,840	7,090,680
Less net loss attributable to non-controlling interest	5,118	14,505	31,932

Net income attributable to MedPro Rx, Inc.	$6,795,027	$7,033,345	$7,122,612

See accompanying notes to consolidated financial statements.

MEDPRO RX, INC. AND AFFILIATE

Consolidated Statements of Changes in Stockholders' Equity

	Common Stock
			Additional Paid-in Capital	Retained Earnings	Total Controlling Interest	Non- controlling Interest
	Shares	Amount					Total
Balance, January 1, 2011	4,200,000	$150,000	$5,501,523	$4,225,757	$9,877,280	$1,281,218	$11,158,498
Member contributions	—	—	—	—	—	365,000	365,000
Net income (loss)	—	—	—	7,122,612	7,122,612	(31,932)	7,090,680
Distributions	—	—	—	(3,917,381)	(3,917,381)	—	(3,917,381)
Stock options repurchased	—	—	(722,045)	(689,947)	(1,411,992)	—	(1,411,992)
Stock options exercised	85,000	—	23,715	—	23,715	—	23,715
Stock-based compensation	—	—	319,600	—	319,600	—	319,600

Balance, December 31, 2011	4,285,000	150,000	5,122,793	6,741,041	12,013,834	1,614,286	13,628,120
Member contributions	—	—	—	—	—	15,000	15,000
Net income (loss)	—	—	—	7,033,345	7,033,345	(14,505)	7,018,840
Distributions	—	—	—	(5,122,935)	(5,122,935)	(240)	(5,123,175)
Stock-based compensation	—	—	152,367	—	152,367	—	152,367

Balance, December 31, 2012	4,285,000	150,000	5,275,160	8,651,451	14,076,611	1,614,541	15,691,152
Member contributions	—	—	—	—	—	296,141	296,141
Net income (loss)	—	—	—	6,795,027	6,795,027	(5,118)	6,789,909
Distributions	—	—	—	(8,583,148)	(8,583,148)	(240)	(8,583,388)
Stock options repurchased	—	—	(65,820)	(45,316)	(111,136)	—	(111,136)
Stock-based compensation	—	—	120,420	—	120,420	—	120,420

Balance, December 31, 2013	4,285,000	$150,000	$5,329,760	$6,818,014	$12,297,774	$1,905,324	$14,203,098

Authorized shares	6,000,000

See accompanying notes to consolidated financial statements.

MEDPRO RX, INC. AND AFFILIATE

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$6,789,909	$7,018,840	$7,090,680
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	285,855	244,260	205,235
Stock-based compensation	120,420	152,367	319,600
Changes in operating assets and liabilites:
Accounts receivable—net	379,599	(184,089)	(1,542,725)
Inventories	(648,878)	(767,908)	143,710
Prepaid expenses	(3,621)	(27,000)	—
Other assets	(10,176)	(16,362)	(1,917)
Accounts payable	(2,174,314)	851,641	193,041
Accrued expenses	(74,034)	211,353	279,785

Net cash provided by operating activities	4,664,760	7,483,102	6,637,409

Cash flows from investing activities:
Purchases of property and equipment	(632,795)	(344,916)	(521,362)

Cash flows from financing activities:
Repurchase of stock options	(111,136)	—	(1,411,992)
Stock options exercised	—	—	23,715
Member contributions	296,141	15,000	365,000
Distributions	(8,583,388)	(5,123,175)	(3,917,381)
Payments on notes payable	—	—	(717,207)

Net cash used in financing activities	(8,398,383)	(5,108,175)	(5,657,865)

Net (decrease) increase in cash and cash equivalents	(4,366,418)	2,030,011	458,182
Cash and cash equivalents, beginning of year	5,618,068	3,588,057	3,129,875

Cash and cash equivalents, end of year	$1,251,650	$5,618,068	$3,588,057

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$—	$1,277	$22,902

See accompanying notes to consolidated financial statements.

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

        Business Activity:    MedPro Rx, Inc. ("MedPro") is a specialty pharmacy retailing prescription medications. MedPro is located in Raleigh, North Carolina and provides services primarily in the Mid-Atlantic states.

        Selfridge Investments, LLC ("Affiliate") owns real estate and leases office and condominium space to MedPro RX, Inc.

        Basis of Presentation:    The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and include all the accounts of MedPro and Affiliate (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated in the consolidation.

        MedPro's primary stockholders own all of the equity interests in Affiliate. MedPro leases its main operating and other properties from Affiliate, which was formed for the purpose of owning such properties. Mortgages for the properties were paid off in certain cases with funding provided to Affiliate by MedPro in the form of loans (which are eliminated in consolidation). Because Affiliate does not have adequate equity at risk to support its significant operating activities and because the vast majority of its properties are leased only to MedPro, MedPro is deemed to control the significant operating activities of Affiliate and therefore is deemed to be its primary beneficiary. Accordingly, Affiliate is consolidated into the Company's financial statements.

        Accounting for Non-controlling Interest:    The Company records the non-controlling interest of other consolidated entities as a separate component of stockholders' equity in the consolidated balance sheets. Additionally, the consolidated statements of income separately present earnings attributable to controlling and non-controlling interests.

        Use of Estimates:    The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods reported. Although the estimates are considered reasonable, actual results could differ from those estimates. The most significant estimate is the contractual and bad debt allowance. Adjustments related to changes in the estimates are reflected in the Company's results of operations in the period in which those estimates changed.

        Revenue Recognition:    The Company recognizes revenue upon delivery and administration of medicines, supplies, and services to patients. Shipping and handling costs are not billed to patients; therefore, there are no shipping and handling revenues.

        Concentrations of Risk:    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.

        The temporary federal program that insured non-interest bearing cash balances without balance limitations expired December 31, 2012. Beginning in 2013, insurance coverage reverted to $250,000 per depositor at each financial institution, and non-interest bearing cash balances may again exceed federally insured limits.

        Concentration of credit risk with respect to trade receivables in limited by the large number of patients comprising the Company's customer base and their dispersion across multiple payors and

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

multiple geographic areas. As of December 31, 2013 and 2012, the Company had no significant trade receivable concentrations of credit risk.

        The Company's products are purchased from several suppliers. For 2013, two suppliers accounted for approximately 72% of the total cost of sales. For 2012, two suppliers accounted for approximately 73% of the total cost of sales. For 2011, two suppliers accounted for approximately 76% of the total cost of sales. The Company believes it has the flexibility to use a number of other vendors to fulfill its sales requirements should the need arise.

        Fair Value of Financial Instruments:    The carrying amounts of the Company's financial instruments, consisting primarily of cash and cash equivalents, accounts receivable, accounts payable and other liabilities, approximate their fair value due to the relative short-term nature of the amounts.

        The Company uses a framework for measuring fair value under GAAP and defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This guidance requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. This guidance also establishes a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Based on the underlying inputs, each fair value measurement in its entirety is reported in one of three levels:

        Level 1—Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

        Level 2—Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

  •
  Quoted prices for similar assets or liabilities in active markets;

  •
  Quoted prices for identical or similar assets in non-active markets;

  •
  Inputs other than quoted prices that are observable for the asset or liability; and

  •
  Inputs that are derived principally from or corroborated by other observable market data.

        Level 3—Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management's estimates of market participant assumptions.

        Cash and Cash Equivalents:    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

        Accounts Receivable:    Accounts receivable primarily includes amounts from individuals, Medicaid, Medicare and independent insurance providers and are based on contracted prices. Trade receivables require no collateral and are on an unsecured basis. Accounts receivable vary by payor, but generally are due within 30 days after the sale of the product or performance of the service.

        The Company maintains an allowance for doubtful accounts that reduces receivables to amounts that are expected to be collected.

        In estimating the allowance, management considers factors such as current, overall economic conditions, historical and anticipated customer performance, historical experience with write-offs, and

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

the level of past due accounts. Changes in these conditions may result in additional allowances. Once an amount is deemed uncollectible, the amount is written-off against the allowance. The allowance for doubtful accounts was $374,119 at December 31, 2013 and $377,793 at December 31, 2012.

        Inventories:    Inventories consist of pharmaceuticals held for sale and are stated at the lower of cost determined on the average-cost method (which approximates the first in-first out method) or market.

        Property and Equipment:    Property and equipment are stated at cost. Major repairs and betterments are capitalized and normal maintenance and repairs are charged to expense as incurred. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations. Estimated useful lives are as follows:

Years
Buildings	20
Office equipment	5
Software	5
Furniture and fixtures	7
Computer equipment	5

        Share-Based Awards:    Share-based compensation awards are recognized at fair value, see Note 7 for further disclosure.

        Income Taxes:    MedPro, with the consent of its stockholders, has elected for income tax purposes to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income or loss. Selfridge Investments, LLC is treated as a partnership for income tax purposes and its members are taxed on their share of net earnings. The Company is required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. Accordingly, no provision or liability for income taxes has been included in the accompanying financial statements.

        Income Tax Uncertainties:    The Company follows applicable accounting guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company's tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained "when challenged" or "when examined" by the applicable tax authority. Tax positions not deemed to meet the more-likely-then-not threshold would be recorded as a tax expense and liability in the current year. Management evaluated the Company's tax position and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company's income tax returns for years since 2010 remain open for examination by tax authorities. The Company is not currently under audit by any tax jurisdiction.

        Advertising and Marketing:    Advertising and marketing costs are expensed as incurred and were approximately $121,114 for 2013, $53,150 for 2012 and $82,372 for 2011.

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

        Subsequent Events:    Management has evaluated subsequent events August 18, 2014, the date the consolidated financial statements were available for issuance, and has determined there are no subsequent events to be reported in the accompanying consolidated financial statements other than that MedPro was sold to Diplomat Pharmacy, Inc. on June 26, 2014 for total considerations of approximately $70 million.

2. Property and Equipment

        Property and equipment consisted of the following at December 31:

	2013	2012
Land	$605,641	$337,500
Buildings and improvements	2,193,790	2,193,790
Office equipment	1,108,135	765,347
Software	50,702	45,628
Furniture and fixtures	52,662	52,662
Computer equipment	153,391	136,599

	4,164,321	3,531,526
Less accumulated depreciation	(1,215,935)	(930,080)

	$2,948,386	$2,601,446

        Depreciation expense was $285,855 for 2013, $244,260 for 2012, and $205,235 for 2011.

3. Line of Credit

        The Company has available a revolving line of credit with a bank providing for maximum borrowings of $4,000,000 payable on demand, as defined and limited by the loan agreement. The amount available under the line is the lesser of $4,000,000 or the borrowing base as defined in the loan agreement. Interest on funds advanced is payable monthly at a rate determined by the loan agreement.

        At December 31, 2013, the effective rate was LIBOR plus 2.75% (2.92% at December 31, 2013). The line is collateralized by substantially all of the assets of the Company. The line expires on February 4, 2015.

        There were no outstanding borrowings on the line of credit at December 31, 2013 and 2012. No interest expense was incurred during 2013. Interest expense amounted to $1,277 in 2012 and $482 in 2011.

4. Note Payable

        The Company had a note payable to a financial institution payable in monthly installments of $6,485 plus interest at 7.75%. The note was collateralized by real and personal property and was paid off in August 2011. The note balance at December 31, 2010 was $717,207. Interest expense amounted to $22,420 in 2011.

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Continued)

5. Leases

        In 2011, the Company entered into an operating lease for additional office space in Raleigh, North Carolina which commenced on January 1, 2012. This lease agreement was amended, effective January 1, 2014. Future minimum lease commitments are as follows:

Year	Amount
2014	$226,457
2015	89,931
2016	92,629

$409,017

        The Company has entered into additional operating leases with initial commitments of up to a year. After the initial commitment, the leases will continue on a month-to-month basis.

        Net rent expense amounted to $292,544 for 2013, $218,607 for 2012 and $64,658 for 2011.

6. Employee Retirement Plan

        The Company sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute up to 90% of their compensation, not to exceed federal tax law limitations. The Company makes discretionary contributions to the plan as determined by the Board of Directors. Company contributions to the plan were $207,126 in 2013, $199,987 in 2012 and $196,011 in 2011.

7. Share-Based Compensation

        Certain employees were offered the option to purchase shares of common stock under the 2005 stock option plan. Generally, under the option plan, options become exercisable ratably over the three-year period after the date of grant and expire if not exercised in a period of ten years or if the employee ceases to be employed by the Company. The exercise price of all the stock options granted under the option plan has generally been equal to the fair value of the Company's common stock at the date of grant, as determined by the Company's Board of Directors.

        A summary of the Company's stock options outstanding at December 31, 2013, 2012, and 2011 and changes during the years then ended, is presented below:

		Exercise Price Per Share
	Number of Options	Range	Weighted Average
Outstanding, January 1, 2011	1,297,000	$.28—$.95	$0.48
Granted	40,000	$4.57—$4.57	$4.57
Forfeited	(200,000)	$.28—$.28	$0.28
Exercised	(85,000)	$.28—$.28	$0.28
Repurchased	(164,550)	$.28—$.95	$0.37

Outstanding, December 31, 2011	887,450	$.28—$4.57	$0.76
Outstanding, December 31, 2012	887,450	$.28—$4.57	$0.76
Repurchased	(12,750)	$.95	$0.95

Outstanding, December 31, 2013	874,700	$.28—$4.57	$0.73

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Continued)

7. Share-Based Compensation (Continued)

        As of December 31, 2013 and 2012, there were 874,700 and 874,090 of exercisable stock options with weighted average exercise prices of $0.67 and $0.68, respectively, per share. The weighted average remaining contractual life for all outstanding stock options at December 31, 2013 was 3.38 years.

        The fair value of the stock options granted in 2011 was calculated using the Black-Scholes option pricing model and the following assumptions:

Dividend yield	0.0%
Expected volatility	80.0%
Risk free interest rate	2.16%
Expected option life	6.5 years

        The Company recorded stock option compensation expense of $120,420 for 2013, $152,367 for 2012 and $319,600 for 2011.

        In 2011, the Company repurchased 15% of all stock options outstanding as an incentive for long-term employees. The stock option purchase price was determined based on a recent offer to acquire the Company and was considered to be at fair value. No additional compensation was recognized.

        In 2013, the Company repurchased the stock options from two employees. The first repurchase was done to extend the non-compete agreement for a terminated employee. The second repurchase was for an employee that was terminally ill. The price paid for the options was considered to be fair value and no additional compensation was recognized.

MEDPRO RX, INC. AND AFFILIATE

Consolidated Balance Sheets (Unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$3,643,675	$1,251,650
Accounts receivable—net	8,681,743	8,386,536
Inventories	3,988,711	3,622,369
Prepaid expenses	88,625	30,621

Total current assets	16,402,754	13,291,176
Property and equipment—net	2,970,795	2,948,386
Other assets	134,088	132,288

	$19,507,637	$16,371,850

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,445,160	$1,455,011
Accrued expenses	652,518	713,741

Total current liabilities	4,097,678	2,168,752

Stockholders' equity:
Controlling interest:
Capital stock—no par value	150,000	150,000
Additional paid-in capital	5,329,760	5,329,760
Retained earnings	8,021,437	6,818,014

Total controlling interest	13,501,197	12,297,774
Non-controlling interest	1,908,762	1,905,324

Total stockholders' equity	15,409,959	14,203,098

	$19,507,637	$16,371,850

See accompanying notes to consolidated financial statements.

MEDPRO RX, INC. AND AFFILIATE

Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
	2014	2013
Net sales	$20,529,540	$17,675,358
Cost of goods sold	16,631,558	14,269,378

Gross profit	3,897,982	3,405,980
Selling, general and administrative expenses	2,470,783	2,421,280

Income from operations	1,427,199	984,700

Other income:
Rental income	4,500	3,000
Interest income	13,736	6,800

Total other income	18,236	9,800

Net income	1,445,435	994,500
Less net income attributable to non-controlling interest	(3,438)	(2,266)

Net income attributable to MedPro Rx, Inc.	$1,441,997	$992,234

See accompanying notes to consolidated financial statements.

MEDPRO RX, INC. AND AFFILIATE

Consolidated Statement of Changes in Stockholders' Equity (Unaudited)

	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Total Controlling Interest	Non- Controlling Interest	Total
Balance, January 1, 2014	4,285,000	$150,000	$5,329,760	$6,818,014	$12,297,774	$1,905,324	$14,203,098
Net income	—	—	—	1,441,997	1,441,997	3,438	1,445,435
Distributions	—	—	—	(238,574)	(238,574)	—	(238,574)

Balance, March 31, 2014	4,285,000	$150,000	$5,329,760	$8,021,437	$13,501,197	$1,908,762	$15,409,959

Authorized shares	6,000,000

See accompanying notes to consolidated financial statements.

MEDPRO RX, INC. AND AFFILIATE

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income	$1,445,435	$994,500
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	79,971	71,464
Stock-based compensation	—	30,105
Changes in operating assets and liabilites:
Accounts receivable—net	(295,207)	(646,846)
Inventories	(366,342)	(419,228)
Prepaid expenses	(58,004)	(18,411)
Other assets	(1,800)	(6,650)
Accounts payable	1,990,149	(891,562)
Accrued expenses	(61,223)	(135,851)

Net cash provided by (used in) operating activities	2,732,979	(1,022,479)

Cash flows from investing activities:
Purchases of property and equipment	(102,380)	(119,152)

Cash flows from financing activities:
Distributions	(238,574)	(4,033,717)

Net increase (decrease in) cash and cash equivalents	2,392,025	(5,175,348)
Cash and cash equivalents, beginning of year	1,251,650	5,618,068

Cash and cash equivalents, end of year	$3,643,675	$442,720

See accompanying notes to consolidated financial statements.

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Unaudited)

1. Summary of Significant Accounting Policies

        Business Activity:    MedPro Rx, Inc. ("MedPro") is a specialty pharmacy retailing prescription medications. MedPro is located in Raleigh, North Carolina and provides services primarily in the Mid-Atlantic states.

        Selfridge Investments, LLC ("Affiliate") owns real estate and leases office and condominium space to MedPro RX, Inc.

        Basis of Presentation:    The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and include all the accounts of MedPro and Affiliate (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated in the consolidation.

        MedPro's primary stockholders own all of the equity interests in Affiliate. MedPro leases its main operating and other properties from Affiliate, which was formed for the purpose of owning such properties. Mortgages for the properties were paid off in certain cases with funding provided to Affiliate by MedPro in the form of loans (which are eliminated in consolidation). Because Affiliate does not have adequate equity at risk to support its significant operating activities and because the vast majority of its properties are leased only to MedPro, MedPro is deemed to control the significant operating activities of Affiliate and therefore is deemed to be its primary beneficiary. Accordingly, Affiliate is consolidated into the Company's financial statements.

        Accounting for Non-controlling Interest:    The Company records the non-controlling interest of other consolidated entities as a separate component of stockholders' equity in the consolidated balance sheets. Additionally, the consolidated statements of income separately present earnings attributable to controlling and non-controlling interests.

        Use of Estimates:    The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods reported. Although the estimates are considered reasonable, actual results could differ from those estimates. The most significant estimate is the contractual and bad debt allowance. Adjustments related to changes in the estimates are reflected in the Company's results of operations in the period in which those estimates changed.

        Revenue Recognition:    The Company recognizes revenue upon delivery and administration of medicines, supplies, and services to patients. Shipping and handling costs are not billed to patients; therefore, there are no shipping and handling revenues.

        Concentrations of Risk:    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.

        The temporary federal program that insured non-interest bearing cash balances without balance limitations expired December 31, 2012. Beginning in 2013, insurance coverage reverted to $250,000 per depositor at each financial institution, and non-interest bearing cash balances may again exceed federally insured limits.

        Concentration of credit risk with respect to trade receivables in limited by the large number of patients comprising the Company's customer base and their dispersion across multiple payors and

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Unaudited) (Continued)

1. Summary of Significant Accounting Policies (Continued)

multiple geographic areas. As of March 31, 2014 and 2013, the Company had no significant trade receivable concentrations of credit risk.

        The Company's products are purchased from several suppliers. For the three months ended March 31, 2014, two suppliers accounted for approximately 71% of the total cost of sales. For the three months ended March 31, 2013, three suppliers accounted for approximately 84% of the total cost of sales. The Company believes it has the flexibility to use a number of other vendors to fulfill its sales requirements should the need arise.

        Fair Value of Financial Instruments:    The carrying amounts of the Company's financial instruments, consisting primarily of cash and cash equivalents, accounts receivable, accounts payable and other liabilities, approximate their fair value due to the relative short-term nature of the amounts.

        The Company uses a framework for measuring fair value under GAAP and defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This guidance requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. This guidance also establishes a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Based on the underlying inputs, each fair value measurement in its entirety is reported in one of three levels:

        Level 1—Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

        Level 2—Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

  •
  Quoted prices for similar assets or liabilities in active markets;

  •
  Quoted prices for identical or similar assets in non-active markets;

  •
  Inputs other than quoted prices that are observable for the asset or liability; and

  •
  Inputs that are derived principally from or corroborated by other observable market data.

        Level 3—Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management's estimates of market participant assumptions.

        Cash and Cash Equivalents:    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

        Accounts Receivable:    Accounts receivable primarily includes amounts from individuals, Medicaid, Medicare and independent insurance providers and are based on contracted prices. Trade receivables require no collateral and are on an unsecured basis. Accounts receivable vary by payor, but generally are due within 30 days after the sale of the product or performance of the service.

        The Company maintains an allowance for doubtful accounts that reduces receivables to amounts that are expected to be collected.

        In estimating the allowance, management considers factors such as current, overall economic conditions, historical and anticipated customer performance, historical experience with write-offs, and

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Unaudited) (Continued)

1. Summary of Significant Accounting Policies (Continued)

the level of past due accounts. Changes in these conditions may result in additional allowances. Once an amount is deemed uncollectible, the amount is written-off against the allowance. The allowance for doubtful accounts was $377,822 at March 31, 2014 and $370,284 at March 31, 2013.

        Inventories:    Inventories consist of pharmaceuticals held for sale and are stated at the lower of cost determined on the average-cost method (which approximates the first in-first out method) or market.

        Property and Equipment:    Property and equipment are stated at cost. Major repairs and betterments are capitalized and normal maintenance and repairs are charged to expense as incurred. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations. Estimated useful lives are as follows:

Years
Buildings and improvements	20
Office equipment	5
Software	5
Furniture and fixtures	7
Computer equipment	5

        Share-Based Awards:    Share-based compensation awards are recognized at fair value, see Note 6 for further disclosure.

        Income Taxes:    MedPro, with the consent of its stockholders, has elected for federal income tax purposes to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income or loss. Selfridge Investments, LLC is treated as a partnership for income tax purposes and its members are taxed on their share of net earnings. The Company is required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. Accordingly, no provision or liability for income taxes has been included in the accompanying financial statements.

        Income Tax Uncertainties:    The Company follows applicable accounting guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company's tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained "when challenged" or "when examined" by the applicable tax authority. Tax positions not deemed to meet the more-likely-then-not threshold would be recorded as a tax expense and liability in the current year. Management evaluated the Company's tax position and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company's income tax returns for years since 2010 remain open for examination by tax authorities. The Company is not currently under audit by any tax jurisdiction.

        Advertising and Marketing:    Advertising and marketing costs are expensed as incurred and were approximately $70,000 for the three months ended March 31, 2014 and $46,000 for the three months ended March 31, 2013.

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Unaudited) (Continued)

1. Summary of Significant Accounting Policies (Continued)

        Subsequent Events:    Management has evaluated subsequent events August 18, 2014, the date the consolidated financial statements were available for issuance, and has determined there are no subsequent events to be reported in the accompanying consolidated financial statements other than that MedPro was sold to Diplomat Pharmacy, Inc. on June 26, 2014 for total considerations of approximately $70 million.

2. Property and Equipment

        Property and equipment consisted of the following:

	March 31, 2014	December 31, 2013
Land	$605,641	$605,641
Buildings and improvements	2,193,790	2,193,790
Office equipment	1,210,515	1,108,135
Software	50,702	50,702
Furniture and fixtures	52,662	52,662
Computer equipment	153,391	153,391

	4,266,701	4,164,321
Less accumulated depreciation	1,295,906	(1,215,935)

	$2,970,795	$2,948,386

        Depreciation expense was $79,971 for the three months ended March 31, 2014 and $71,464 for the three months ended March 31, 2013.

3. Line of Credit

        The Company has available a revolving line of credit with a bank providing for maximum borrowings of $4,000,000 payable on demand, as defined and limited by the loan agreement. The amount available under the line is the lesser of $4,000,000 or the borrowing base as defined in the loan agreement. Interest on funds advanced is payable monthly at a rate determined by the loan agreement.

        At March 31, 2014, the effective rate was LIBOR plus 2.75% (2.92% at March 31, 2014). The line is collateralized by substantially all of the assets of the Company. The line expires on February 4, 2015.

        There were no outstanding borrowings on the line of credit at March 31, 2014 and 2013. No interest expense was incurred during the three months ended March 31, 2014 and 2013.

4. Leases

        In 2011, the Company entered into an operating lease for additional office space in Raleigh, North Carolina which commenced on January 1, 2012. This lease agreement was amended, effective January 1, 2014. Future minimum lease commitments are as follows as of March 31, 2014:

Year	Amount
2015	$168,954
2016	90,606
2017	69,480

$329,040

MEDPRO RX, INC. AND AFFILIATE

Notes to Consolidated Financial Statements (Unaudited) (Continued)

4. Leases (Continued)

        The Company has entered into additional operating leases with initial commitments of up to a year. After the initial commitment, the leases will continue on a month-to-month basis.

        Net rent expense amounted to $93,405 for the three months ended March 31, 2014 and $80,027 for the three months ended March 31, 2013.

5. Employee Retirement Plan

        The Company sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute up to 90% of their compensation, not to exceed federal tax law limitations. The Company makes discretionary contributions to the plan as determined by the Board of Directors. Company contributions to the plan were $46,455 for the three months ended March 31, 2014 and $44,814 for the three months ended March 31, 2013.

6. Share-Based Compensation

        Certain employees were offered the option to purchase shares of common stock under the 2005 stock option plan. Generally, under the option plan, options become exercisable ratably over the three-year period after the date of grant and expire if not exercised in a period of ten years or if the employee ceases to be employed by the Company. The exercise price of all the stock options granted under the option plan has generally been equal to the fair value of the Company's common stock at the date of grant, as determined by the Company's Board of Directors.

        A summary of the Company's stock options outstanding at March 31, 2014 and 2013 and changes during the periods then ended, is presented below:

		Exercise Price Per Share
	Number of Options	Range	Weighted Average
Outstanding, January 1, 2013	887,450	$.28—$4.57	$0.76
Outstanding, March 31, 2013	887,450	$.28—$4.57	$0.76

Outstanding, January 1, 2014	874,700	$.28—$4.57	$0.73
Outstanding, March 31, 2014	874,700	$.28—$4.57	$0.73

        As of March 31 2014 and 2013, there were 874,700 and 874,450 of exercisable stock options with weighted average exercise prices of $0.67 and $0.68, respectively, per share. The weighted average remaining contractual life for all outstanding stock options at March 31, 2014 was 3.11 years.

        The Company recorded stock option compensation expense of $0 for the three months ended March 31, 2014 and $30,105 for the three months ended March 31, 2013.

INDEPENDENT AUDITOR'S REPORT

Board of Directors
BioRx, LLC
Cincinnati, Ohio

Report on the Financial Statements

        We have audited the accompanying financial statements of BioRx, LLC, which comprise the balance sheets as of December 31, 2014 and 2013, and the related statements of income, members' deficit and cash flows for each of the three years in the period ended December 31, 2014, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioRx, LLC as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

/s/ McGladrey LLP

Boston, MA

March 13, 2015

BioRx, LLC

Balance Sheets

December 31, 2014 and 2013

	2014	2013
ASSETS
Current assets:
Cash	$237,566	$842,648
Accounts receivable, less allowance for doubtful accounts of $7,344,149 and $5,291,963 at December 31, 2014 and 2013, respectively	36,929,541	34,449,655
Inventory	5,314,521	6,578,149
Prepaid expenses and other current assets	1,733,174	429,804

Total current assets	44,214,802	42,300,256
Property and equipment, net	929,632	1,070,507
Other long-term assets	198,691	160,945

Total assets	$45,343,125	$43,531,708

LIABILITIES,REDEEMABLE PREFERRED UNITS AND MEMBERS' DEFICIT
Current liabilities:
Accounts payable	$26,050,239	$28,585,814
Accrued expenses	2,389,844	2,455,967
Term loan	5,000,000	5,000,000
Capital lease	127,872	149,720
Line of credit	355,127	487,840

Total current liabilities	33,923,082	36,679,341
Long-term debt:
Term loan, net of current portion	4,020,286	9,020,286
Capital lease, net of current portion	—	122,780

Total liabilities	37,943,368	45,822,407

Commitments and contingencies
Redeemable preferred units, 426,550 issued and outstanding at December 31, 2014 and 2013, net of issuance costs	109,712,626	88,010,840
Members' deficit:
Common units, 555,450 and 554,450 units issued and outstanding at December 31, 2014 and 2013	2,097,891	2,097,891
Accumulated deficit	(104,410,760)	(92,399,430)

Total members' deficit	(102,312,869)	(90,301,539)

Total liabilities, redeemable preferred units, and members' deficit	$45,343,125	$43,531,708

The accompanying notes are an integral part of these financial statements.

BioRx, LLC

Statements of Income

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Net sales	$227,162,046	$202,457,566	$156,552,267
Cost of sales	161,704,968	143,264,267	112,512,755

Gross profit	65,457,078	59,193,299	44,039,512
Selling, general and administrative expenses	42,889,548	35,518,476	27,967,676

Income from operations	22,567,530	23,674,823	16,071,836

Other income (expense):
Interest income	220	533	1,896
Interest expense	(248,994)	(424,371)	(293,803)
Other income, net	24,345	360,400	127,039

	(224,429)	(63,438)	(164,868)

Income before taxes	22,343,101	23,611,385	15,906,968
Provision for taxes	595,584	267,536	494,186

Net income	$21,747,517	$23,343,849	$15,412,782

The accompanying notes are an integral part of these financial statements.

BioRx, LLC

Statements of Members' Deficit

Years Ended December 31, 2014, 2013 and 2012

	Common Units
			Accumulated Deficit	Total Members' Deficit
	Units	Amount
Balance at December 31, 2011	553,450	$2,097,891	$(19,901,987)	$(17,804,096)
Accretion of redeemable preferred units	—	—	(1,870,025)	(1,870,025)
Members' distributions	—	—	(32,257,929)	(32,257,929)
Issuances of profit interests and related compensation expense	1,000	—	40,152	40,152
Net income	—	—	15,412,782	15,412,782

Balance at December 31, 2012	554,450	2,097,891	(38,577,007)	(36,479,116)
Accretion of redeemable preferred units	—	—	(64,151,276)	(64,151,276)
Members' distributions	—	—	(13,055,596)	(13,055,596)
Equity compensation expense	—	—	40,600	40,600
Net income	—	—	23,343,849	23,343,849

Balance at December 31, 2013	554,450	2,097,891	(92,399,430)	(90,301,539)
Accretion of redeemable preferred units	—	—	(21,701,786)	(21,701,786)
Members' distributions	—	—	(12,140,168)	(12,140,168)
Issuances of profit interests and related compensation expense	1,000	—	83,107	83,107
Net income	—	—	21,747,517	21,747,517

Balance at December 31, 2014	555,450	$2,097,891	$(104,410,760)	$(102,312,869)

The accompanying notes are an integral part of these financial statements.

BioRx, LLC

Statements of Cash Flows

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Cash flows from operating activities:
Net income	$21,747,517	$23,343,849	$15,412,782
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	327,281	342,330	200,189
Non-cash interest	19,801	19,800	225,732
Loss on disposal	—	—	44,499
Bad debt expense	2,913,652	2,447,771	1,963,126
Equity compensation expense	83,107	40,600	40,152
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(5,393,538)	(7,252,205)	(6,225,786)
Inventory	1,263,628	(2,537,633)	(1,635,106)
Prepaid expenses and other current assets	(1,303,369)	(256,689)	10,808
Other long-term assets	(57,546)	(27,489)	(194,300)
Increase (decrease) in:
Accounts payable	(2,535,576)	7,019,740	4,858,880
Accrued expenses	(66,126)	517,476	(114,720)

Net cash provided by operating activities	16,998,831	23,657,550	14,586,256

Cash flows from investing activities:
Purchases of property and equipment	(186,405)	(346,337)	(296,415)

Net cash used in investing activities	(186,405)	(346,337)	(296,415)

Cash flows from financing activities:
Borrowings on (repayments of) lines of credit, net	(132,713)	487,840	(2,575,000)
Proceeds from (repayments of) term loan	(5,000,000)	(10,146,381)	20,966,667
Payments on capital leases	(144,627)	(179,824)	(100,170)
Distributions to members	(12,140,168)	(13,055,596)	(32,257,929)

Net cash used in financing activities	(17,417,508)	(22,893,961)	(13,966,432)

Net (decrease) increase in cash and cash equivalents	(605,082)	417,252	323,409
Cash and cash equivalents, beginning year	842,648	425,396	101,987

Cash and cash equivalents, end of year	$237,566	$842,648	$425,396

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$253,482	$423,838	$322,381

Taxes	$595,584	$267,536	$494,186

Supplemental disclosures of noncash investing and financing information:
Accretion of redeemable preferred units	$21,701,786	$64,151,276	$1,870,025

Purchase of property and equipment under capital lease	$—	$289,345	$139,650

The accompanying notes are an integral part of these financial statements.

BioRx, LLC

Notes to Financial Statements

1. OPERATIONS

        BioRx, LLC ("the Company") was organized on January 14, 2004, as a limited liability company under the laws of the State of Ohio. Effective November 24, 2010, the Company was reorganized as a limited liability company under the laws of the State of Delaware. The Company is a national provider and distributor of certain specialty pharmaceuticals and related supplies, as well as clinical and reimbursement support services. Currently, the Company has four primary lines of business and product offerings: in-home hemophilia care, in-home immunoglobulin therapies, other intravenous blood fractions targeted at chronic immunological and pulmonary disorders and nutritional programs for individuals enduring nutritional or digestive disorders. The Company's main office and distribution center is located in Ohio. The Company also maintains an administrative office in North Carolina and satellite pharmacies in Iowa, Massachusetts, Minnesota, Arizona, California and North Carolina.

2. BASIS OF PRESENTATION

        The financial statements have been prepared in accordance with accounting standards set by the Financial Accounting Standards Board ("FASB"). The FASB establishes generally accepted accounting principles ("GAAP") to ensure financial condition, results of operations, and cash flows are consistently reported. References to GAAP issued by the FASB in these footnotes are to the FASB Accounting Standards Codification ("ASC").

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

        The preparation of financial statements in conformity with GAAP in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

        The Company's financial instruments consist mainly of cash and cash equivalents, accounts receivable and accounts payable. The carrying value of these financial instruments approximates fair value due to their short-term nature.

Cash and Cash Equivalents

        The Company considers all short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

        Accounts receivable consist primarily of amounts due from third-party payors, including governmental agencies and insurance companies and, to a lesser degree, private patients. Accounts receivable are stated at the amount management expects to collect from outstanding balances. Trade credit is generally extended in the normal course of business on a short-term basis; thus, trade accounts receivable do not bear interest.

BioRx, LLC

Notes to Financial Statements (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Doubtful Accounts

        The Company performs analyses to evaluate the net realizable value of accounts receivable. The procedure for estimating the allowance for doubtful accounts requires significant judgment and assumptions as the risk of collection varies with the product, the payor, and the patient's ability to pay the amounts not reimbursed by the payor. The Company estimates the allowance for doubtful accounts based upon a variety of factors including the age of the outstanding receivables and the historical experience of collections, adjusting for current economic conditions and, in certain cases, evaluating specific customer accounts for risk of loss. In 2013, the Company initiated litigation against one customer with an overdue balance in excess of $1,350,000. The Company periodically reviews the estimation process and makes changes to the estimates as necessary.

        When it is determined that a customer account is uncollectible, the balance is written off against the existing allowance. At December 31, 2014 and 2013, the allowance for doubtful accounts was $7,344,149 and $5,291,963, respectively. Bad debts charged against current operations amounted to $2,913,652, $2,447,771 and $1,963,126 during 2014, 2013 and 2012, respectively.

Inventory

        Inventory consists primarily of finished goods pharmaceuticals available for sale and is stated at the lower of cost or market using the first-in, first-out method. Labor and overhead procurement costs are immaterial as of December 31, 2014 and 2013.

Property and Equipment

        Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Costs of maintenance and repairs are charged to expense as incurred.

        The estimated useful lives of property and equipment are as follows:

Medical equipment	3 years
Computer equipment	3 - 5 years
Furniture and fixtures	5 - 7 years
Leasehold improvements	15 years (or lesser of lease life)

Revenue Recognition

        The Company derives its revenue from the sale and distribution of various pharmaceuticals and related supplies. The Company is reimbursed for a substantial portion of its net sales by third-party payors such as government health programs and private health insurance companies. Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenues and accounts receivable at their net realizable values at the time products are delivered. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically

BioRx, LLC

Notes to Financial Statements (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

identified and recorded at the point of cash application, claim denial or account review by either the Company or a third-party intermediary.

        Prior to the shipment of pharmaceuticals and related supplies to customers, the Company performs certification and approval procedures to ensure collection is probable. Revenue is recognized at the time of shipment at the net realizable amounts expected to be paid by third-party payors and patients.

        Billing delays, ranging from a few days to several months, can occur due to delays in obtaining certain required payor-specific documentation from internal and external sources, as well as interim transactions occurring between cycle billing dates established for each customer within the billing system. In the event the third-party payor subsequently does not accept a claim, the patient is ultimately responsible. Amounts due from third-party payors or patients that are determined to be uncollectible are recognized as bad debt expense or as an adjustment to revenue depending on the nature of the difference between the amount recorded to accounts receivable and actual cash collected.

Shipping and Handling Costs

        The Company includes shipping and handling costs as a component of cost of sales in the statements of income. Shipping and handling costs totaled $2,339,575, $2,056,044 and $1,537,301 during 2014, 2013 and 2012, respectively. Shipping and handling costs are not separately billed to customers.

Income Taxes

        As a limited liability company, the Company's taxable income is allocated to members in accordance with their respective ownership. Therefore, the provision for income taxes reflects only miscellaneous state taxes assessed at the Company level.

        The Company files a federal income tax return in the U.S., as well as in various state and local jurisdictions. The Company is subject to U.S. federal income tax examination by tax authorities for the years beginning in 2009. With respect to state and local jurisdictions, with limited exception, the Company is no longer subject to income tax audits prior to 2008. Although the outcome of tax audits is always uncertain, the Company does not believe that there are any significant uncertain tax positions at year-end 2014 or 2013.

Sales Tax

        The Company collects sales tax, where applicable, from certain non-exempt customers and remits the entire amount to the state. Both the collected sales tax and the remittance to the state are included on a net basis in revenue.

Fair Value Measurements

        Under FASB's authoritative guidance on fair value measurements, FASB ASC 820 Fair Value Measurements and Disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks

BioRx, LLC

Notes to Financial Statements (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs.

        The Company utilizes valuation techniques that maximize the use of observable inputs and minimize use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and the reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

        Level 1—Pricing inputs are quoted prices available in active markets for identical investments as of the reporting date.

        Level 2—Pricing inputs are quoted prices for similar investments, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data.

        Level 3—Pricing inputs include unobservable inputs that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability, which are developed based on the best information available. The Company has classified its redeemable preferred units as Level 3.

        The following table presents the financial instruments carried at fair value in accordance with the FASB ACS 820 hierarchy (as defined above):

	Level 1	Level 2	Level 3	Total
December 31, 2014
Redeemable preferred units	$—	$—	$109,712,626	$109,712,626

December 31, 2013
Redeemable preferred units	$—	$—	$88,010,840	$88,010,840

Reclassifications

        Certain reclassifications have been made to the 2013 and 2012 financial statements, with no effect on net income, to be consistent with the classifications presented in 2014.

Equity-Based Compensation

        The Company accounts for equity-based compensation in accordance with ASC 718, Compensation—Stock Compensation. ASC 718 requires all share-based payments to employees, including grants of profit interests, to be recognized in the statements of income based on their fair values.

        Under the fair-value method, equity-based compensation associated with such awards is determined based on the estimated fair value of the award itself, measured using either current market data or an established option-pricing model. The Company utilizes the Black-Scholes option pricing model to determine the fair value of profit interests granted and has elected the accrual method for recognizing compensation costs.

BioRx, LLC

Notes to Financial Statements (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The determination of the fair value of equity-based payment awards utilizing the Black-Scholes model is affected by the unit price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The Company does not have a history of market prices of the common units as it is not a public company; therefore volatility is estimated using historical volatilities of similar public entities. The expected life of the awards is estimated based the expected time to liquidity. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of the awards. The dividend yield assumption is based on history and expectation of paying no dividends (unrelated to members' tax requirements). Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Prior to 2014 the Company has estimated a 15% forfeiture rate for these awards at the time of grant; in 2014 the Company determined that the forfeiture rate for these awards should be zero.

Concentrations of Credit Risk

        Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. To minimize risk, the Company maintains cash in bank deposit accounts with highly rated financial institutions. These deposits may at times exceed federally insured limits. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk related to cash.

        The Company has claims processing provisions within the provider agreements that it enters into with certain contract pharmacies and third-party insurers under which various plan sponsors (other third-party insurers) are served. The following table aggregates data relating to three separate agreements under which the various plan sponsors are served. Under these three agreements, the plan sponsors account for, in the aggregate, more than 10% of the Company's total revenues and/or accounts receivable during the applicable time period.

Aggregated Plan Sponsors
% of total revenue at December 31, 2014	**
% of total revenue at December 31, 2013	15.6%
% of total revenue at December 31, 2012	20.6%
% of total accounts receivable at December 31, 2014	**
% of total accounts receivable at December 31, 2013	11.2%
% of total accounts receivable at December 31, 2012	21.5%

**
Did not account for more than 10% at December 31, 2014

Major Suppliers

        The Company acquired approximately 93% and 87% of the inventory it provided to customers from five suppliers during 2014 and 2013, respectively. Although there are other suppliers of these products, a change in suppliers could cause a delay in the distribution process, which could ultimately affect operating results.

BioRx, LLC

Notes to Financial Statements (Continued)

4. PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following at year-end:

	2014	2013
Computer equipment	$618,056	$480,040
Furniture and fixtures	320,792	316,390
Leasehold improvements	325,137	319,933
Equipment	855,714	816,930

	2,119,699	1,933,293
Less—accumulated depreciation	(1,190,067)	(862,786)

	$929,632	$1,070,507

        Depreciation expense charged against current operations amounted to $327,281, $342,330 and $200,189 during 2014, 2013 and 2012, respectively.

5. DEBT

        In November 2012, the Company entered into a Loan and Security agreement with a lender. Under the terms of the agreement the Company was provided a term loan in the amount of $25,000,000 and access to a revolving loan that allowed for additional borrowings up to $5,000,000. In March 2014, the revolving loan capacity was increased to $10,000,000.

        The Company recognized the termination of a prior loan facility as an extinguishment under ASC 405-20, Liabilities/Extinguishments of Liabilities, and ASC 470-50, Debt—Modifications and Extinguishments. Consistent with extinguishment accounting, in 2012 the Company wrote off $222,857 of existing financing costs associated with the old debt facility and capitalized $99,001 of costs associated with the new debt agreement as deferred financing costs. Deferred financing costs are included in prepaid expenses and other assets and other long-term assets on the year-end 2014 and 2013 balance sheets and are being amortized over the term of the agreement. The amount of amortization was $19,801, $19,800 and $225,372 in 2014, 2013 and 2012 respectively.

Term Loan

        The $25,000,000 term loan entered into in 2012 is secured by substantially all of the assets of the Company and bears interest at a variable rate equal to the aggregate of the daily LIBOR rate as in effect at the end of each calendar quarter plus an applicable margin. The applicable interest rate at December 31, 2014 and December 31, 2013 was 1.66% and 1.67%, respectively. The term loan has a maturity date of November 1, 2017, with payments made on the first calendar day of each month. Interest expense related to this term loan was $180,463, $389,913 and $82,773 in 2014, 2013 and 2012, respectively.

BioRx, LLC

Notes to Financial Statements (Continued)

5. DEBT (Continued)

        Future contractual maturities of long-term debt associated with the outstanding term loan are as follows:

2015	$5,000,000
2016	4,020,286

9,020,286
Less—current portion	(5,000,000)

Long-term portion	$4,020,286

Revolving Loan

        The revolving loan is secured by substantially all of the assets of the Company and bears interest at a variable rate equal to the aggregate of the daily LIBOR rate in effect at the end of each calendar quarter plus an applicable margin. The applicable interest rate at December 31, 2014 and 2013 was 1.66% and 1.67%, respectively. The revolving loan has a maturity date of November 1, 2017. At year-end 2014 and 2013, the Company had an outstanding balance on the revolving loan of $355,127 and $487,840, respectively. Interest expense related to the revolving loan was $39,074, $18,940 and $0 in 2014, 2013 and 2012, respectively.

6. REDEEMABLE PREFERRED UNITS AND COMMON UNITS

Redeemable Preferred Units

        The Company has recorded its redeemable preferred units in a temporary equity account because the holders of these units have the right to require the Company to repurchase the units on or after November 24, 2015, as described below. Each unit is recorded at the greater of $48.06 plus the accrued but unpaid preferred returns thereon or fair market value, and the carrying amount is accreted to the maximum redemption price through the earliest redemption date. The redemption price for all of the preferred units as of December 31, 2014 was $109,712,626. As discussed in Note 10, all units of the Company are subject to the Securities Purchase Agreement signed with an unrelated party in February 2015.

        The changes in the stated value of the redeemable preferred units for the period ended December 31, 2014 are as follows:

Balance—January 1, 2012	$21,989,539
Accretion of redeemable preferred units	1,870,025

Balance December 31, 2012	23,859,564
Accretion of redeemable preferred units	64,151,276

Balance December 31, 2013	88,010,840
Accretion of redeemable preferred units	21,701,786

Balance December 31, 2014	$109,712,626

        The preferred units have the rights, preferences and privileges described below.

BioRx, LLC

Notes to Financial Statements (Continued)

6. REDEEMABLE PREFERRED UNITS AND COMMON UNITS (Continued)

Preferred Return

        Return on the preferred units accrues daily at a rate of 8% per annum (compounded annually) on the average daily balance of the aggregate capital contributions of the unit holder.

Conversion

        Each preferred unit is convertible, at the option of the holder and without payment of any additional consideration, into a number of fully paid common units as determined by dividing the original Series A preferred unit issuance price ($48.06) by the conversion price in effect at the time. The conversion price will be adjusted for certain issuances, splits, combinations and other events. The conversion price was $48.06 as of December 31, 2014 and 2013, respectively.

Put Right

        At any time on or after November 24, 2015, the holders of a majority of the then outstanding preferred units shall have the right to require the Company to purchase some or all of the preferred units then outstanding at a purchase price per unit equal to the greater of the then fair value of the units or $48.06 (subject to adjustment for any split, combination, reclassification, recapitalization or similar event) plus the accrued but unpaid preferred returns thereon. Management has determined that the fair value was greater than $48.06 plus the accrued but unpaid preferred returns thereon as of December 31, 2014 and 2013. Accordingly, the Company has recorded the preferred units at estimated fair value at December 31, 2014 and 2013.

Common Units

        The Company had 555,450 and 554,450 common units (including units relating to Profit Interests discussed below) issued and outstanding at December 31, 2014 and 2013, respectively. The Company can issue additional interests upon approval of the members.

Profit Interests

        The Company has a Profit Interest Plan under which the members of the LLC are authorized to issue up to 50,000 common units and common unit equivalents to employees of the Company. These interests are considered profit interests, which in general entitle the holder to a pro-rata share of the increase in value of the unit over the base value determined at the award date. The vesting terms of each award are determined by the members of the LLC. The typical employee award has 20% of the units vesting after the first year and the remainder vesting over four years at 5% per quarter. The profit interests are included in equity. The Company issued 1,000 units to employees of the Company in each of 2014 and 2012; no units were issued in 2013.

BioRx, LLC

Notes to Financial Statements (Continued)

6. REDEEMABLE PREFERRED UNITS AND COMMON UNITS (Continued)

        The fair value of profit interests issued to employees was measured with the following weighted average assumptions:

2014
Risk-free interest rate	0.11%
Expected dividend yield	0%
Expected volatility	26%
Expected life of profit interest	1 year

        Using the Black-Scholes option pricing model, the weighted-average fair value of profit interests granted during 2012 was $12.81 per share and during 2014 was $13.98 per share. During 2014, 2013 and 2012, the Company recorded equity-based compensation expense of $83,107, $40,600 and $40,152, respectively, in connection with profit interests. As of December 31, 2014 there was $66,138 of unrecognized compensation expense related to non-vested profit interest grants that is expected to be recognized through 2019.

        A summary of unvested outstanding profit interests during 2014, 2013 and 2012 is as follows:

	Number of Units	Weighted Average Fair Value
Nonvested, December 31, 2011	30,000	$7.54
Granted	1,000	12.81
Vested	(10,500)	7.54
Forfeited	—	—

Nonvested, December 31, 2012	20,500	$7.80
Granted	—	—
Vested	(6,300)	7.79
Forfeited	—	—

Nonvested, December 31, 2013	14,200	7.80
Granted	1,000	13.98
Vested	(6,200)	7.71
Forfeited	—	—

Nonvested, December 31, 2014	9,000	$8.55

        As of December 31, 2014, the number of units vested and expected to vest is 32,000.

Reserved Common Units

        As of December 31, 2014, 18,000 profits interests remain available for future grant, and the Company has reserved 18,000 common units for future issuance.

BioRx, LLC

Notes to Financial Statements (Continued)

7. COMMITMENTS AND CONTINGENCIES

Leases

        The Company has various lease agreements for its facilities and certain equipment under non-cancellable operating and capital leases expiring through 2019. Total expense incurred under these lease agreements was $600,290, $546,638 and $366,480 during 2014, 2013 and 2012, respectively.

        At December 31, 2014, non-cancellable lease commitments under operating and capital leases with initial or remaining terms in excess of one year were as follows:

	Operating Leases	Capital Leases
2015	$606,879	$130,870
2016	595,638	—
2017	397,098	—
2018	289,257	—
2019 and thereafter	1,045,984	—

Total minimum lease payments	$2,934,856	130,870

Amount representing interest		2,998

Present value of net minimum lease payments		$127,872

        The net book value of assets under capital lease at year-end was as follows:

	2014	2013
Assets under capital lease	$562,531	$562,531
Less—accumulated depreciation	(438,928)	(295,930)

Assets under capital lease, net	$123,603	$266,601

        Depreciation expense related to assets under capital leases is included in operating expenses in the statements of income.

Legal Matters

        The Company is involved from time to time in litigation incidental to the conduct of its business and routinely assesses all litigation and threatened litigation as to the probability of ultimately incurring a liability, and records the best estimate of the ultimate loss in situations where the Company assesses the likelihood of loss as probable. Although the Company does not expect that the outcome of any of these matters, individually or collectively, will have a material adverse effect on its financial condition or results of operations, litigation is inherently unpredictable. Therefore, judgments could be rendered or settlements entered, that could adversely affect operating results or cash flows in a particular period.

8. RETIREMENT PLAN

        The Company has a 401(k) retirement savings plan under which the Company matches employee contributions in accordance with a specified formula. Contributions made by the Company during 2014, 2013 and 2012 totaled $533,021, $428,670 and $301,450, respectively.

BioRx, LLC

Notes to Financial Statements (Continued)

9. RELATED-PARTY TRANSACTIONS

Related-Party Leases

        The Company subleases office space, on a month-to-month basis, from one of its members and leases a condominium from an affiliate of another member. Management believes that payments under these leases are made on substantially the same terms as those prevailing for comparable transactions with third parties. Rental expense paid on these two leases amounted to $23,656, $11,100 and $10,950 during 2014, 2013 and 2012, respectively.

Employee Advances

        The Company may from time to time make advances to employees for moving expenses. These amounts are immaterial to the financial statements and are included in prepaid expenses and other current assets in the accompanying balance sheets. The Company believes the amounts are fully realizable.

10. SUBSEQUENT EVENTS

        The Company has evaluated subsequent events through March 13, 2015 the date on which the financial statements were available to be issued.

        On February 26, 2015, the Company entered into a Securities Purchase Agreement with Diplomat Pharmacy, Inc. ("Diplomat"), under which Diplomat will acquire all of the outstanding equity interests of the Company. Consummation of this acquisition is subject to customary closing conditions, including regulatory and contractual consents.

        No other material events have occurred through March 13, 2015.

 UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma combined consolidated balance sheet as of December 31, 2014 presents our financial position after giving pro forma effect to the following as if such transactions had occurred on December 31, 2014:

  •
  our probable acquisition of BioRx, LLC ("BioRx"), which we expect to close shortly after the completion of this offering in March or April 2015;

  •
  our entering into and borrowings under a new credit facility, including a $120,000 term loan and a $150,000 revolving line of credit, which we expect to close immediately prior to the BioRx acquisition; and

  •
  this offering and the contemplated use of the estimated net proceeds therefrom as described under "Use of Proceeds" (the "Offering Transactions").

        The following unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2014 presents our operating results after giving pro forma effect to the following as if such transactions had occurred on January 1, 2014:

  •
  our acquisition of MedPro Rx, Inc. ("MedPro") on June 27, 2014;

  •
  our probable acquisition of BioRx;

  •
  our entering into and borrowings under our new credit facility;

  •
  our election to be taxed as a C-corporation effective on January 23, 2014;

  •
  our issuance of capital stock to certain funds of T. Rowe Price on January 23, 2014, our issuance of capital stock to certain funds of Janus Capital Group ("Janus") on April 1, 2014, and the use of related proceeds to redeem common stock and common stock options (the "Preferred Stock Transactions");

  •
  the initial public offering of our common stock on October 9, 2014 (the "IPO") and our use of the related proceeds to retire indebtedness and the conversion of all outstanding shares of our capital stock into shares of our common stock upon the completion of the IPO and immediately thereafter a stock split effected as a stock dividend of 8,500 shares for each share of our common stock (collectively, and with the Preferred Stock Transactions, the "Capital Stock Transactions"); and

  •
  the Offering Transactions.

        These transactions are all more fully described in Note 2 hereto. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the noted events on our historical consolidated financial information.

        Included in the pro forma combined consolidated financial information is an allocation of the estimated purchase price we will pay for BioRx based on preliminary estimates and assumptions. Those estimates and assumptions could change materially as we finalize our assessment of the allocation and the fair values of the net tangible and intangible assets we acquire, some of which are dependent on the completion of valuations being performed by independent valuation specialists. The unaudited pro forma combined consolidated financial information does not reflect any future operating efficiencies, associated costs savings or any possible integration costs that may occur related to the probable BioRx acquisition or may yet occur related to the MedPro acquisition.

        The unaudited pro forma combined consolidated financial information is included for informational purposes only and should not be relied upon as being indicative of our financial condition or results of operations had the noted events occurred on the dates assumed nor as a projection of our results of operations or financial position for any future period or date. The preparation of the unaudited pro forma combined consolidated information requires the use of certain assumptions which may be materially different from our actual experience.

        The unaudited pro forma combined consolidated balance sheet and consolidated statements of operations should be read in conjunction with "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

DIPLOMAT PHARMACY, INC.

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of December 31, 2014

	Diplomat Actual	BioRx Actual	BioRx Acquisition Adjustments		Offering Transactions			Pro Forma Total
	(Dollars in Thousands)
ASSETS
Current assets:
Cash and equivalents	$17,957	$238	$(7,120	)(A)	$		(N)	$
Accounts receivable, net	158,450	36,930	—			—			195,380
Inventories	110,683	5,314	—			—			115,997
Deferred income taxes	1,813	—	570	(B)		—			2,383
Prepaid expenses and other current assets	2,183	1,733	(20	)(C)		—			3,896

Total current assets	291,086	44,215	(6,570)
Property and equipment, net	13,150	930	367	(D)		—			14,447
Capitalized software for internal use, net	13,236	—	—			—			13,236
Goodwill	23,148	—	131,700	(E)		—			154,848
Intangible assets, net	44,973	—	194,000	(F)		—			238,973
Investment in non-consolidated entity	3,500	—	—			—			3,500
Other noncurrent assets	993	198	(36	)(C)		—			6,775
			5,620	(G)

Total assets	$390,086	$45,343	$325,081		$			$

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$202,495	$26,050	$—			$—			$228,545
Borrowings on line of credit	—	355	(355	)(H)		—			90,000
			90,000	(I)
Short-term debt, including current portion of long-term debt	—	5,000	(5,000	)(H)		—			6,000
			6,000	(I)
Accrued expenses:
Contingent consideration	6,282	—	—			—			6,282
Compensation and benefits	2,257	—	—			—			2,257
Other	4,394	2,518	—			—			6,912

Total current liabilities	215,428	33,923	90,645			—			339,996
Long-term debt, less current portion	—	4,020	(4,020	)(H)		—			114,000
			114,000	(I)
Contingent consideration, less current portion	5,409	—	33,000	(J)					38,409
Deferred income taxes	518	—	—			—			518
Other noncurrent liabilities	4	—	—			—			4

Total liabilities	221,359	37,943	233,625			—			492,927
Redeemable preferred stock	—	109,713	(109,713	)(K)		—			—
Shareholders' equity (deficit):
Preferred stock	—	—	—			—			—
Common stock	148,901	2,098	(2,098	)(K)			(N)
			99,786	(L)
Additional paid-in capital	9,893	—	—				(O)
Retained earnings (accumulated deficit)	5,354	(104,411)	104,411	(K)			(O)
			(930	)(M)

	164,148	(102,313)	201,169
Noncontrolling interest	4,579	—	—			—			4,579

Total shareholders' equity (deficit)	168,727	(102,313)	201,169

Total liabilities and shareholders' equity (deficit)	$390,086	$45,343	$325,081		$			$

See accompanying notes to unaudited pro forma combined consolidated financial information.

DIPLOMAT PHARMACY, INC.

Unaudited Pro Forma Combined Consolidated Statement of Operations

For the Year Ended December 31, 2014

	Diplomat Actual	MedPro Actual	BioRx Actual	Acquisition Adjustments		Subtotal	C Corporation Adjustments		Capital Stock Transactions		Offering Transactions		Pro Forma Total
	(Dollars in Thousands, Except Per Share Amounts)
Net sales	$2,214,956	$43,780	$227,162	$—		$2,485,898	$—		$—		$—			$2,485,898
Cost of goods sold	(2,074,817)	(35,733)	(161,705)	2,340	(P)	(2,269,915)	—		—		—			(2,269,915)

Gross profit	140,139	8,047	65,457	2,340		215,983	—		—		—			215,983
Selling, general and administrative expenses	(127,556)	(6,169)	(42,889)	(2,340	)(P)	(204,290)	—		—			(CC)
				(21,983	)(Q)
				(3,343	)(R)
				(10	)(S)

Income from operations	12,583	1,878	22,568	(25,336)		11,693	—		—		—
Other income (expense):
Interest expense	(2,528)	—	(249)	(9,107	)(T)	(11,884)	—		3,410	(Y)	—			(8,474)
Change in fair value of redeemable common stock	9,073	—	—	—		9,073	—		(9,073	)(Z)	—			—
Termination of existing stock redemption agreement	(4,842)	—	—	—		(4,842)	—		—		—			(4,842)
Equity loss and impairment of non-consolidated entity	(6,208)	—	—	—		(6,208)	—		—		—			(6,208)
Other	1,128	90	24	—		1,242	—		—		—			1,242

Total other income (expense)	(3,377)	90	(225)	(9,107)		(12,619)	—		(5,663)		—			(18,282)

Income before income taxes	9,206	1,968	22,343	(34,443)		(926)			(5,663)		—
Income tax expense	(4,655)	—	(595)	4,445	(U)	(805)	2,466	(X)	(1,296	)(AA)		(DD)

Net income	4,551	1,968	21,748	(29,998)		(1,731)	2,466		(6,959)		—
Less: net loss attributable to noncontrolling interest	(225)			—		(225)	—		—					(225)

Net income attributable to Diplomat Pharmacy, Inc.	4,776	1,968	21,748	(29,998)		(1,506)	2,466		(6,959)		—
Net income allocable to preferred shareholders	458	—	—	—		458	—		(458	)(Z)	—			—

Net income allocable to common shareholders	$4,318	$1,968	$21,748	$(29,998)		$(1,964)	$2,466		$(6,501)		$—		$

Net income per common share:
Basic	$0.12					$(0.05)							$

Diluted	$0.11					$(0.04)							$

Weighted average shares outstanding:
Basic	35,990,122			4,409,274	(V)	40,399,396			14,681,995	(BB)		(EE)

Diluted	38,535,325			5,759,583	(W)	44,294,908			14,391,413	(BB)		(EE)

See accompanying notes to unaudited pro forma combined consolidated financial information.

DIPLOMAT PHARMACY, INC.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information

(Dollars in Thousands)

1. Basis of Presentation

        The unaudited pro forma combined consolidated financial information presents our financial position and results of operations as if the transactions described in Note 2 occurred on the earlier of their actual transaction date or December 31, 2014 for purposes of the pro forma balance sheet as of December 31, 2014 and on January 1, 2014 for purposes of the pro forma statement of operations for the year ended December 31, 2014. Our and BioRx's actual audited balance sheets as of December 31, 2014 were used as the basis for the pro forma balance sheet. For the year ended December 31, 2014, our and BioRx's actual operating results for that year and MedPro's actual unaudited operating results from January 1, 2014 to its June 27, 2014 acquisition date were used as the basis for the pro forma statement of operations. The pro forma combined consolidated financial information also reflects the assumptions and adjustments described in Note 3.

2. Description of Transactions

        MedPro Acquisition:    In June 2014, we acquired all of the authorized, issued and outstanding shares of capital stock of MedPro. MedPro, based in Raleigh, North Carolina, is a specialty pharmacy focused on specialty infusion therapies including hemophilia and immune globulin. We acquired MedPro to expand our existing specialty infusion business and to increase our presence in the mid-Atlantic and Southern regions of the U.S. We ascribe significant value to the cost reductions as well as synergies and other benefits that do not meet the recognition criteria of acquired identifiable intangible assets. Accordingly, the value of these components is included within goodwill. The acquisition is treated as a stock purchase for accounting purposes, and the goodwill resulting from this acquisition is deductible for tax purposes. The results of operations for MedPro are included in our consolidated financial statements from the acquisition date and include approximately $49,454 of sales made directly by MedPro during the second half of 2014.

        We did not acquire MedPro's former affiliate from which MedPro leased certain operating and other facilities. Instead, we, commensurate with the acquisition, entered into a five-year external lease agreement for the facilities on similar terms. As we do not direct the significant activities of the lessor, it is not consolidated into our financial statements.

        We accounted for our acquisition of MedPro using the acquisition method as required by FASB ASC Topic 805, Business Combinations ("FASB ASC 805"). The following table summarizes the consideration transferred to acquire MedPro:

Cash	$52,267
716,695 restricted Class B common shares	12,000
Contingent consideration at fair value	4,270

$68,537

        The purchase price includes a contingent consideration arrangement that requires us to pay the former owners an additional payout based upon the achievement of certain revenue and gross profit targets in each of the twelve month periods ending June 30, 2015 and 2016. The maximum payout of contingent consideration is $11,500. We incurred acquisition-related costs of approximately $825 that were charged to "Selling, general and administrative expenses" for the year ended December 31, 2014.

DIPLOMAT PHARMACY, INC.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information (Continued)

(Dollars in Thousands)

2. Description of Transactions (Continued)

        The following table summarizes the amounts of identifiable assets acquired and liabilities assumed at the acquisition date:

Cash and cash equivalents	$668
Accounts receivable	9,050
Inventories	3,819
Prepaid expenses and other current assets	204
Property and equipment	697
Capitalized software for internal use	25
Intangible assets	37,099
Current liabilities	(4,660)

Total identifiable net assets	46,902
Goodwill	21,635

$68,537

        Definite-lived intangible assets that were acquired and their respective useful lives are as follows:

	Useful Life	Amount
Patient relationships	7 years	$24,000
Trade names and trademarks	10 years	8,700
Non-compete employment agreements.	5 years	4,399

		$37,099

        We determined the estimated fair values of the identifiable long-lived assets with assistance from an independent valuation firm. The valuation firm also assisted with our determination of the fair value of the contingent consideration utilizing historical results, forecasted operating results of MedPro for each of the twelve month periods ending June 30, 2015 and 2016, and the corresponding contractual contingent payouts based on those results discounted at rates commensurate with the uncertainty involved. Based on operating results since MedPro's acquisition, we increased the estimated contingent payout. Through December 31, 2014, the contingent consideration liability was increased to $9,891, with a charge of $5,621 to "Selling, general and administrative expenses" for the year ended December 31, 2014.

        Probable BioRx Acquisition:    On February 26, 2015, we signed a definitive agreement (the "Agreement") to acquire BioRx, a highly specialized pharmacy and infusion services company that provides treatments for patients with ultra-orphan and rare, chronic diseases based in Cincinnati, Ohio. We plan to acquire BioRx to further expand our existing specialty infusion business and to increase our national presence. We ascribe significant value to the cost reductions as well as synergies and other benefits that do not meet the recognition criteria of acquired identifiable intangible assets. Accordingly, the value of these components will be included within goodwill. The acquisition will be treated as a stock purchase for accounting purposes, and the goodwill resulting from this acquisition is expected to be deductible for tax purposes.

DIPLOMAT PHARMACY, INC.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information (Continued)

(Dollars in Thousands)

2. Description of Transactions (Continued)

        Under the terms of the Agreement, we will purchase BioRx for cash and shares of our common stock. We expect the closing of the transaction to occur in March or April 2015, subject to customary closing conditions.

        We will account for our acquisition of BioRx using the acquisition method as required by FASB ASC 805. The following table summarizes the consideration we expect to transfer to acquire BioRx:

Cash	$210,000
4,050,926 restricted common shares at closing	99,786
Contingent consideration at fair value	33,000

$342,786

        The above cash consideration is subject to adjustment at closing for estimated net working capital, indebtedness, cash and sellers' expenses, with a final true-up following closing—neither of which is known at this time and therefore not reflected above.

        For purposes of these pro forma financial statements, the above share consideration at closing is based on 4,050,926 shares, as computed in accordance with the Agreement, times our per share market price as of December 31, 2014 ($27.37) multiplied by 90% to account for the restricted nature of the shares. The actual fair value of these shares will be determined by reference to our per share market price on the acquisition date. Every $1.00 increase/decrease in the per share market price of our common shares through the actual acquisition date will increase/decrease the share consideration at closing and goodwill by $3,646. As of March 12, 2015, our per share market price was $28.04 which reflects an increase in value of $2,443.

        Additionally, the purchase price includes a contingent consideration arrangement that requires us to issue up to 1,350,309 shares of our common stock, as computed in accordance with Agreement, to the former holders of BioRx's equity interests based upon the achievement of a certain earnings before interest, taxes, depreciation and amortization target in the twelve month period following the closing. For purposes of these pro forma financial statements, the estimated shares to be issued pursuant to this provision were valued utilizing a Monte Carlo simulation. Payment of the contingent consideration is subject to acceleration at the maximum contingent amount in the event of (i) a change in control of Diplomat or (ii) the termination without cause of either of two principals of BioRx that will continue employment with us following the closing, in each case during the 12-month period following the closing.

        We expect to incur acquisition-related costs of approximately $1,500, none of which were incurred prior to January 1, 2015.

DIPLOMAT PHARMACY, INC.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information (Continued)

(Dollars in Thousands)

2. Description of Transactions (Continued)

        The following table summarizes the preliminary amounts of identifiable assets to be acquired and liabilities to be assumed at the acquisition date:

Cash and cash equivalents	$238
Accounts receivable	36,930
Inventories	5,314
Prepaid expenses and other current assets	1,713
Property and equipment	1,297
Other noncurrent assets	162
Intangible assets	194,000
Current liabilities	(28,568)

Total identifiable net assets	211,086
Goodwill	131,700

$342,786

        Definite-lived intangible assets that are expected to be acquired and their respective useful lives are as follows:

	Useful Life	Amount
Patient relationships	10 years	$120,000
Trade names and trademarks	13 years	35,000
Non-compete employment agreements	5 years	39,000

		$194,000

        Because the BioRx acquisition has not yet been completed we have not finalized the purchase price allocation, which is pending further analysis of the net assets to be acquired, particularly in regards to valuations of intangible assets. Accordingly, the purchase price allocation described above could change materially as we finalize our assessment of the allocation and the fair values of the net tangible and intangible assets we will acquire, some of which are dependent on the finalization of valuations being performed by independent valuation specialists. Additionally, the current estimate of the fair value of the contingent consideration described above is based on preliminary assumptions regarding BioRx's operating results through 2016 and may be adjusted upon gathering additional information as to BioRx's forecast for that period.

        New Credit Facility:    In connection with the BioRx acquisition, we have obtained committed financing from GE Capital Bank to increase the line of credit to $150.0 million and to enter into a Term Loan A for $120.0 million (the "new credit facility"). We expect that the new credit facility will provide for the issuance of letters of credit up to $10.0 million and swingline loans up to $10.0 million, the issuance and incurrence of which will reduce the availability of the revolving credit facility. The new credit facility will provide two interest rate options, (i) LIBOR (as defined) plus 3.00% or (ii) Base Rate (as defined) plus 2.00%, provided, however, that interest with respect to the revolving credit facility may reduce after a certain period of time based on changes in our leverage ratio. Subject to

DIPLOMAT PHARMACY, INC.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information (Continued)

(Dollars in Thousands)

2. Description of Transactions (Continued)

market conditions, we expect to fund the cash component of the purchase price with borrowings under the new credit facility. We expect to incur deferrable financing costs of approximately $5,620, none of which were incurred prior to January 1, 2015.

        Change in Income Tax Status:    We elected to be taxed as a C-corporation effective on January 23, 2014.

        Preferred Stock Transactions:    In January 2014, we entered into a Series A Preferred Stock Purchase Agreement with certain funds of T. Rowe Price under which we issued to certain funds of T. Rowe Price 2,986,228 shares of Series A Preferred Stock at a purchase price of $16.74 per share. We used $20,000 of this $50,000 investment for general corporate purposes inclusive of fees associated with this transaction, and the remaining $30,000 was used to redeem common stock ($26,900) and common stock options ($3,100).

        In April 2014, we entered into a Series A Preferred Stock Purchase Agreement with certain funds of Janus under which we issued to certain funds of Janus 3,225,127 shares of Series A Preferred Stock at a purchase price of $16.74 per share. We used $25,200 of the $54,000 investment for general corporate purposes inclusive of fees associated with this transaction, and the remaining $28,800 was used to redeem common stock ($26,500) and common stock options ($2,300).

        Other Capital Stock Transactions:    In October 2014, we completed our IPO in which 15,333,333 shares of common stock were sold at a public offering price of $13.00 per share. We sold 11,000,000 shares of common stock and certain existing shareholders sold 4,333,333 shares of common stock. We did not receive any proceeds from the sale of common stock by the existing shareholders. We received net proceeds of $130,440 after deducting underwriting discounts and commissions of $9,652, and other offering expenses of $2,908. Proceeds of $80,458 were used to repay existing indebtedness to certain current or former shareholders and employees ($19,824), and borrowings under our revolving line of credit ($60,634). The remaining net proceeds of $49,982 continue to be used for working capital and other general purposes. Immediately prior to the completion of the IPO, all outstanding shares of our capital stock converted, on a one-to-one basis, into shares of the single class of common stock that were authorized in conjunction with the IPO, and immediately thereafter a stock split was effected as a stock dividend of 8,500 shares for each share of our common stock.

        Offering Transactions:    At an assumed offering price of $            per share, and after deducting the underwriting discount and estimated offering expenses payable by us, we will receive net proceeds of $            from our issuance of             shares in this offering. We expect to incur offering-related costs, excluding the underwriting discount, of approximately $            , none of which were incurred prior to January 1, 2015. In addition, we expect to use $              million of the net proceeds of this offering to repurchase common stock options held by a number of current and former employees, including certain executive officers.

DIPLOMAT PHARMACY, INC.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information (Continued)

(Dollars in Thousands)

3. Unaudited Pro Forma Combined Consolidated Balance Sheet Adjustments

BioRx Acquisition Adjustments:

A	—	Reflects BioRx acquisition-related ($1,500) and debt-related ($5,620) transaction costs to be incurred after December 31, 2014.
B	—	Reflects the establishment of deferred income taxes related to BioRx's acquisition-related transaction costs at our blended income tax rate of 38%.
C	—	Reflects the elimination of BioRx's unamortized deferred financing costs.
D	—	Reflects the valuation of property and equipment acquired in the BioRx acquisition. This pro forma adjustment is preliminary and may significantly change as we finalize our assessment of these assets.
E	—
Reflects goodwill that represents the excess of the consideration we expect to transfer for the BioRx acquisition over the estimated fair value of its identifiable net assets as of December 31, 2014. Actual goodwill, which is expected to be tax deductible, will be based on the actual consideration transferred and the identifiable net assets of BioRx as of the actual acquisition date, and, as such, may be significantly different.
F	—
Reflects the valuation of identifiable intangible assets acquired in the BioRx acquisition. See Note 2 for further details. This pro forma adjustment is preliminary and may significantly change as we finalize our assessment of these assets.
G	—	Reflects estimated deferred financing costs associated with our new credit facility.
H	—	Reflects BioRx's debt which was not assumed in the acquisition.
I	—	Reflects borrowings under our new credit facility to fund the cash portion of the BioRx purchase price.
J	—
Reflects the estimated fair value of the contingent consideration payable to the sellers of BioRx. See Note 2 for further details. Changes in our estimate of the number of contingent shares to be issued will result in charges or credits to our operating results after the acquisition.
K	—	Reflects the elimination of BioRx's capital and accumulated deficit.
L	—	Reflects the value of the 4,050,926 shares of common stock issued to the sellers of BioRx based upon our closing market price of $27.37 per share at December 31, 2014. See Note 2 for further details.
M	—	Reflects the after-tax impact of estimated BioRx acquisition-related transaction costs expected to be incurred after December 31, 2014.

Offering Transactions:

N	—	Reflects the net proceeds to us from this offering at an assumed offering price of $ per share, after deducting the underwriting discount and estimated offering expenses payable by us and the use of a portion of these proceeds to repurchase certain stock options.
O	—
Reflects the repurchase of certain stock options with a portion of the net proceeds from this offering ($ ), and for retained earnings, also includes incremental share-based compensation expense related to the repurchased options ($ ).

DIPLOMAT PHARMACY, INC.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information (Continued)

(Dollars in Thousands)

4. Unaudited Pro Forma Combined Consolidated Statements of Operations Adjustments

Acquisition Adjustments:

P	—	Reflects reclassification of BioRx's shipping and handling expenses to conform to our presentation of such costs.
Q	—
Reflects amortization of identifiable definite-lived intangible assets acquired in the MedPro acquisition ($2,518, net of the amortization already reflected in actual results) and to be acquired in the BioRx acquisition ($19,465). See Note 2 for further details.
R	—
Reflects (a) the elimination from actual results of MedPro acquisition-related transaction costs ($825), (b) the change in fair value of the MedPro contingent consideration liability on a pro forma basis ($(531)), net of such change already reflected in actual results), and (c) the change in fair value of the BioRx contingent consideration liability on a pro forma basis ($(3,637)). Transaction costs are eliminated from the pro forma results as they do not represent recurring expenses. Changes in fair value of the contingent consideration liabilities include accretion of these liabilities at a 10.5% rate for both MedPro and BioRx.
S	—
Reflects, for the 2014 period prior to our acquisition of MedPro, the net impact of the elimination of affiliate rental income ($69) and affiliate depreciation expense ($59) associated with a certain property owned by consolidated affiliates of MedPro that we did not acquire in the related acquisition from whom MedPro leased such properties. We have entered into an external lease agreement with comparable terms on an ongoing basis.
T	—
Reflects, for the 2014 period prior to our acquisition of MedPro, interest expense on incremental borrowings at a 3.5% annual rate to fund the cash portion of the MedPro acquisition ($882). Also reflects interest expense on incremental borrowings at a 3.5% annual rate to fund the cash portion of the BioRx acquisition ($7,350), plus amortization of related deferred financing costs, and less actual interest and amortization expense related to BioRx debt that was not assumed in the acquisition ($249).
U	—
Reflects income taxes associated with a) the operating results of MedPro ($1,968), b) the operating results of BioRx ($22,343) and c) the pro forma adjustments ($(34,443)), at our estimated effective income tax rate of 38% for the year ended December 31, 2014.
V	—
Reflects, for the 2014 period prior to our acquisition of MedPro, the impact of 716,695 shares of common stock issued to the sellers of MedPro as partial payment of the aggregate purchase price (358,348) and the impact of 4,050,926 shares of common stock to be issued to the sellers of BioRx as partial payment of the aggregate purchase price (4,050,926).
W	—
In addition to the 4,409,274 shares included in basic earnings per share, reflects the dilutive impact associated with the BioRx contingent consideration whereby up to 1,350,309 shares of common stock are issuable upon the achievement of an EBITDA-based metric assuming all such shares will be earned.

DIPLOMAT PHARMACY, INC.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information (Continued)

(Dollars in Thousands)

4. Unaudited Pro Forma Combined Consolidated Statements of Operations Adjustments (Continued)

C Corporation Adjustments:

X	—	Reflects our income tax expense as if we (combined with MedPro and BioRx, as applicable) had been a C-corporation for the entire period. For purposes of this adjustment, we used a 38% effective income tax rate (exclusive of permanent items) based on the actual effective tax rate for the period from January 23, 2014 through December 31, 2014.

Capital Stock Transactions:

Y	—	Reflects the elimination of all actual historical Diplomat ($2,528) and pro forma MedPro ($882) interest expense due to the retirement of all related debt with a portion of the net proceeds to us from the IPO.
Z	—
Reflects (a) the elimination of the change in fair value of redeemable common shares and (b) the impact of all preferred stock being outstanding for the entire period offset by the elimination of any net income attributable to preferred shareholders due to the assumed conversion of all outstanding shares of redeemable common shares and preferred shares into common stock.
AA	—	Reflects the income tax impact from eliminating all historical Diplomat and pro forma MedPro interest expense.
BB	—
Reflects the impact of additional shares of common stock resulting from the assumed conversion of all shares of redeemable common stock and preferred stock (6,647,746) and from the IPO (8,468,493) offset by the impact of the reduction of common stock and common stock options caused by their redemption with certain proceeds in the Preferred Stock Transactions (434,243) for basic and (724,826) for diluted.

Offering Transactions:

CC	—	Reflects the elimination of share-based compensation expense related to stock options repurchased with a portion of the net proceeds from this offering.
DD	—	Reflects income tax impact of eliminating share-based compensation expense related to repurchased stock options.
EE	—	Reflects the shares assumed to be issued by us in this offering.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of our common stock described in this Registration Statement. All amounts shown are estimates other than the registration fee and the FINRA filing fee.

Amount To Be Paid
SEC registration fee		$23,240
FINRA filing fee		30,500
Exchange listing fee			*
Transfer agent's fees			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Miscellaneous			*

Total	$		*

*
To be provided by Amendment

Item 14.    Indemnification of Directors and Officers.

        We are incorporated under the laws of the State of Michigan. Under Sections 561-571 of the Michigan Business Corporation Act (as it may be amended from time to time, the "MBCA"), directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if the statutory standard (defined below) is met. In particular, Section 561 of the MBCA provides that a Michigan corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding (provided that generally the director did not (i) receive a financial benefit to which he was not entitled, (ii) intentionally inflict harm on the corporation or its shareholders, (iii) violate Section 551 of the MBCA relating to loans, dividends and distributions, or (iv) intentionally commit a criminal act, collectively, the "statutory standard"), and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 562 of the MBCA provides that a Michigan corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit if the statutory standard is met. The MBCA does not permit indemnification for a claim, issue or matter in which the person has been found liable to the corporation unless application for indemnification is made to, and ordered by, the court conducting the proceeding or another court of competent jurisdiction.

        Section 563 of the MBCA provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562 of the MBCA, or in defense of a claim, issue, or matter in any such action, suit, or proceeding, shall be indemnified by the corporation against actual and reasonable expenses, including attorneys' fees, incurred by him or her in connection with the action, suit or proceeding, and any action, suit, or proceeding brought to enforce this mandatory indemnification.

        Our amended and restated articles eliminates the liability of our directors for monetary damages to the fullest extent under the MBCA and other applicable law. Our amended and restated bylaws generally require us to indemnify our officers and directors to the fullest extent permitted by law, and to advance expenses incurred by our directors and officers prior to the final disposition of any action or proceeding arising by reason of the fact that any such person is or was our agent. In addition, our amended and restated bylaws permit us to provide such other indemnification and advancement of expenses to our other employees and agents as permitted by law and authorized by the Board from time to time.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

        The underwriting agreement filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

        The foregoing statements are subject to the detailed provisions of the MBCA, as well as the following documents filed (or to be filed) as exhibits to this registration statement with respect to relevant indemnification provisions described above and elsewhere in this registration statement:

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.2	Amended and Restated Bylaws

Item 15.    Recent Sales of Unregistered Securities.

        In the three years preceding the filing of this Registration Statement, the Registrant has issued and sold the following unregistered securities:

        We granted stock options to purchase 4,113,289 shares of our common stock to our employees, directors and consultants at a weighted-average exercise price of $8.24 per share under our 2007 Option Plan and pursuant to certain non-plan options.

        The issuance of securities described above was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on Rule 701 of the Securities Act pursuant to compensatory benefit plans approved by the Registrant's board of directors.

        On January 23, 2014, we sold to certain funds of T. Rowe Price, 2,986,228 shares of Series A Preferred Stock at a purchase price of $16.74 per share. We used $20.0 million of the $50.0 million investment proceeds for general corporate purposes, including fees associated with the transaction, and the remaining $30.0 million were used to redeem shares of common stock and common stock options.

        On April 1, 2014, we sold to certain funds of Janus Capital Group, 3,225,127 shares of Series A Preferred Stock at a purchase price of $16.74 per share. We used $25.2 million of the $54.0 million investment proceeds for general corporate purposes, including fees associated with the transaction, and the remaining $28.8 million were used to redeem shares of common stock and common stock options.

        On June 27, 2014 we issued 716,695 shares of our Class B Nonvoting Common Stock, valued at approximately $12.0 million, to certain former stockholders of MedPro in connection with our acquisition of MedPro.

        We were indebted to Deborah L. Ward, Philip Hagerman's sister, in the original amount of $300,000 for a covenant not to compete effective January 1, 2005, which indebtedness was evidenced by an agreement to pay equal monthly installments of $2,500; the loan was paid off in 2011. We were also indebted to Deborah L. Ward in the original amount of $480,000 pursuant to Amendment #1 of the Stock Redemption Agreement (the "Amendment") effective June 7, 2012, which indebtedness was evidenced by an agreement to pay equal quarterly installments of $40,000. The Amendment further provided that in the event of a specified change of control transaction, certain trusts for the benefit of Ms. Ward and certain other immediate family members are entitled to 1.0% of the net proceeds of such sale (the "Payment Right"). Ms. Ward subsequently assigned 50% of the Payment Right to the Deborah L. Ward 2014 Irrevocable Exempt Trust and 50% of the Payment Right to the David F. Ward 2014 Irrevocable Exempt Trust (collectively, the "Ward Trusts"). In connection therewith, we subsequently entered into an Exchange and Release Agreement, dated August 12, 2014, pursuant to which we, Ms. Ward, the Ward Trusts, and David F. Ward agreed to cancel the Payment Right in exchange for 186,243 newly issued shares of the Company's Class B Nonvoting Common Stock to each of (i) the Deborah L. Ward 2014 Irrevocable Exempt Trust and (ii) the David F. Ward 2014 Irrevocable Exempt Trust (372,486 shares of Class B Nonvoting Common Stock in the aggregate). The Exchange and Release Agreement also terminated the Stock Redemption Agreement in all respects, except as to the Company's continued indebtedness of $120,000 under the promissory note to Ms. Ward, which we paid off in October 2014 with the proceeds from our initial public offering.

        The issuances of stock to T. Rowe Price, Janus, MedPro and The Ward Trusts described above were exempt from the Securities Act in reliance on Section 4(a)(2) of the Securities Act exempting transactions by an issuer not involving any public offering.

        In connection with the BioRx acquisition, we may issue up to approximately 5.4 million shares in aggregate. The common stock will be issued and sold in connection with the acquisition pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder by the Securities and Exchange Commission.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   The following exhibits are filed as part of this Registration Statement:

				Incorporated by reference
Exhibit number		Exhibit description	Filed herewith	Form	Period ending	Exhibit number	Filing date
1.1		Form of Underwriting Agreement	***
2.1	**	Stock Purchase Agreement, dated December 16, 2013, by and among Diplomat, American Homecare Federation, Inc. and the other parties named therein		S-1		2.1	07/03/14

				Incorporated by reference
Exhibit number		Exhibit description	Filed herewith	Form	Period ending	Exhibit number	Filing date
2.2	**	Stock Purchase Agreement, dated June 27, 2014, by and among Diplomat., MedPro RX, Inc., and the other parties named therein		S-1		2.2	07/03/2014
2.3	**	Securities Purchase Agreement, dated February 26, 2015, by and among Diplomat, BioRx, LLC, and the other parties named therein		8-K		2.1	02/26/2015
3.1		Third Amended and Restated Articles of Incorporation		S-1/A		3.1	09/17/14
3.2		Amended and Restated Bylaws		S-1/A		3.2	09/17/14
4.1		Form of Common Stock Certificate		S-1/A		4.1	09/11/14
4.2		Diplomat Pharmacy, Inc. First Amended and Restated Investors' Rights Agreement, dated March 31, 2014, by and among Diplomat and various funds of T. Rowe Price Associates, Inc. and Janus Capital Management, LLC		S-1		4.2	07/03/14
5.1		Opinion of Honigman Miller Schwartz and Cohn LLP	***
10.1.1		Amended and Restated Credit Agreement, dated June 26, 2014, by and among Diplomat, each guarantor named therein, and General Electric Capital Corporation, as swingline lender and agent, and the various lenders and agents on the signature pages thereto		S-1		10.1	07/03/14
10.1.2		Consent and First Amendment to Amended and Restated Credit Agreement, dated October 20, 2014		10-K		10.1.2	3/3/2015
10.1.3		Second Amendment to Amended and Restated Credit Agreement, dated November 20, 2014		10-K		10.1.3	3/3/2015
10.2		Amended and Restated Guaranty and Security Agreement, dated June 26, 2014, by and among Diplomat, each additional borrower named therein, and General Electric Capital Corporation, as agent		S-1		10.2	07/03/14
10.3.1		Voting Agreement by and among Philip Hagerman and the persons on the signature pages thereto		S-1/A		10.3	08/19/14
10.3.2		Joinder to Voting Agreement by and among Philip Hagerman and the persons on the signature pages thereto		S-1/A		10.10	09/29/14
10.4	*	Diplomat Pharmacy, Inc. 2007 Option Plan		S-1		10.4	07/03/14
10.5	*	Form of Amended and Restated 2007 Option Plan Grant Agreement		S-1		10.5	07/03/14

				Incorporated by reference
Exhibit number		Exhibit description	Filed herewith	Form	Period ending	Exhibit number	Filing date
10.6	*	Form of 2007 Option Plan Grant (Performance-Based) Agreement		S-1/A		10.6	09/11/14
10.7	*	Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan		S-1/A		10.7	09/29/14
10.8	*	Form of Stock Option Award Agreement (2014 Omnibus Incentive Plan)		S-1/A		10.11	10/03/14
10.9	*	Form of Restricted Stock Award Agreement (2014 Omnibus Incentive Plan)		S-1/A		10.12	10/03/14
10.10.1	†	Pharmacy Distribution and Services Agreement, dated July 1, 2013, by and between Celgene Corporation and Diplomat		S-1/A		10.8.1	08/19/14
10.10.2	†	First Amendment to Pharmacy Distribution and Services Agreement, dated July 8, 2013, by and between Celgene Corporation and Diplomat		S-1/A		10.8.2	08/19/14
10.10.3	†	Adoption and Amendment of Pharmacy Distribution and Services Agreement, dated March 21, 2014, by and between Celgene Corporation and Diplomat		S-1/A		10.8.3	08/19/14
10.11.1	†	Prime Vendor Agreement, dated January 1, 2012, by and among AmerisourceBergen Drug Corporation, Diplomat and its subsidiaries named therein		S-1/A		10.9.1	08/19/14
10.11.2		First Amendment to Prime Vendor Agreement, dated July 20, 2012, by and among AmerisourceBergen Drug Corporation, Diplomat and its subsidiaries named therein		S-1/A		10.9.2	08/19/14
21		List of subsidiaries of Diplomat at March 2, 2015		10-K		21	3/3/2015
23.1		Consent of BDO USA, LLP	X
23.2		Consent of McGladrey LLP	X
23.2		Consent of Honigman Miller Schwartz and Cohn LLP (contained in the opinion filed as Exhibit 5.1)	***
24.1		Power of Attorney (included on signature page)	X
101.INS		XBRL Instance Document	***
101.SCH		XBRL Taxonomy Extension Schema Document	***
101.CAL		XBRL Taxonomy Extension Calculation Linkbase Document	***
101.DEF		XBRL Taxonomy Extension Definition Linkbase Document	***

Incorporated by reference
Exhibit number	Exhibit description	Filed herewith	Form	Period ending	Exhibit number	Filing date
101.LAB	XBRL Taxonomy Extension Label Linkbase Document	***
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document	***

*
Indicates a management contract or compensatory plan or arrangement.

**
Exhibits and schedules have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of omitted exhibits and schedules will be furnished to the Commission upon request.

***
To be filed by amendment.

†
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from these exhibits to this Registration Statement on Form S-1 and submitted separately to the Securities and Exchange Commission.

        (b)   No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Flint, State of Michigan, on March 13, 2015.

DIPLOMAT PHARMACY, INC.
By:	/s/ PHILIP R. HAGERMAN
	Name:	Philip R. Hagerman
	Title:	Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip R. Hagerman and Sean M. Whelan, each his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PHILIP R. HAGERMAN Philip R. Hagerman	Chief Executive Officer and Director (principal executive officer)	March 13, 2015
/s/ SEAN M. WHELAN Sean M. Whelan	Chief Financial Officer, Director (principal financial officer and principal accounting officer)	March 13, 2015
/s/ GARY W. KADLEC Gary W. Kadlec	President, Director	March 13, 2015
/s/ JEFFREY M. ROWE Jeffrey M. Rowe	Executive Vice President, Operations, Director	March 13, 2015

Signature	Title	Date

/s/ ATHEER A. KADDIS Atheer A. Kaddis	Senior Vice President, Sales & Business Development, Director	March 13, 2015
/s/ DAVID DREYER David Dreyer	Director	March 13, 2015
/s/ KENNETH O. KLEPPER Kenneth O. Klepper	Director	March 13, 2015

 Exhibit Index

				Incorporated by reference
Exhibit number		Exhibit description	Filed herewith	Form	Period ending	Exhibit number	Filing date
1.1		Form of Underwriting Agreement	***
2.1	**	Stock Purchase Agreement, dated December 16, 2013, by and among Diplomat, American Homecare Federation, Inc. and the other parties named therein		S-1		2.1	07/03/14
2.2	**	Stock Purchase Agreement, dated June 27, 2014, by and among Diplomat., MedPro RX, Inc., and the other parties named therein		S-1		2.2	07/03/2014
2.3	**	Securities Purchase Agreement, dated February 26, 2015, by and among Diplomat, BioRx, LLC, and the other parties named therein		8-K		2.1	02/26/2015
3.1		Third Amended and Restated Articles of Incorporation		S-1/A		3.1	09/17/14
3.2		Amended and Restated Bylaws		S-1/A		3.2	09/17/14
4.1		Form of Common Stock Certificate		S-1/A		4.1	09/11/14
4.2		Diplomat Pharmacy, Inc. First Amended and Restated Investors' Rights Agreement, dated March 31, 2014, by and among Diplomat and various funds of T. Rowe Price Associates, Inc. and Janus Capital Management, LLC		S-1		4.2	07/03/14
5.1		Opinion of Honigman Miller Schwartz and Cohn LLP	***
10.1.1		Amended and Restated Credit Agreement, dated June 26, 2014, by and among Diplomat, each guarantor named therein, and General Electric Capital Corporation, as swingline lender and agent, and the various lenders and agents on the signature pages thereto		S-1		10.1	07/03/14
10.1.2		Consent and First Amendment to Amended and Restated Credit Agreement, dated October 20, 2014		10-K		10.1.2	3/3/2015
10.1.3		Second Amendment to Amended and Restated Credit Agreement, dated November 20, 2014		10-K		10.1.3	3/3/2015
10.2		Amended and Restated Guaranty and Security Agreement, dated June 26, 2014, by and among Diplomat, each additional borrower named therein, and General Electric Capital Corporation, as agent		S-1		10.2	07/03/14

				Incorporated by reference
Exhibit number		Exhibit description	Filed herewith	Form	Period ending	Exhibit number	Filing date
10.3.1		Voting Agreement by and among Philip Hagerman and the persons on the signature pages thereto		S-1/A		10.3	08/19/14
10.3.2		Joinder to Voting Agreement by and among Philip Hagerman and the persons on the signature pages thereto		S-1/A		10.10	09/29/14
10.4	*	Diplomat Pharmacy, Inc. 2007 Option Plan		S-1		10.4	07/03/14
10.5	*	Form of Amended and Restated 2007 Option Plan Grant Agreement		S-1		10.5	07/03/14
10.6	*	Form of 2007 Option Plan Grant (Performance-Based) Agreement		S-1/A		10.6	09/11/14
10.7	*	Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan		S-1/A		10.7	09/29/14
10.8	*	Form of Stock Option Award Agreement (2014 Omnibus Incentive Plan)		S-1/A		10.11	10/03/14
10.9	*	Form of Restricted Stock Award Agreement (2014 Omnibus Incentive Plan)		S-1/A		10.12	10/03/14
10.10.1	†	Pharmacy Distribution and Services Agreement, dated July 1, 2013, by and between Celgene Corporation and Diplomat		S-1/A		10.8.1	08/19/14
10.10.2	†	First Amendment to Pharmacy Distribution and Services Agreement, dated July 8, 2013, by and between Celgene Corporation and Diplomat		S-1/A		10.8.2	08/19/14
10.10.3	†	Adoption and Amendment of Pharmacy Distribution and Services Agreement, dated March 21, 2014, by and between Celgene Corporation and Diplomat		S-1/A		10.8.3	08/19/14
10.11.1	†	Prime Vendor Agreement, dated January 1, 2012, by and among AmerisourceBergen Drug Corporation, Diplomat and its subsidiaries named therein		S-1/A		10.9.1	08/19/14
10.11.2		First Amendment to Prime Vendor Agreement, dated July 20, 2012, by and among AmerisourceBergen Drug Corporation, Diplomat and its subsidiaries named therein		S-1/A		10.9.2	08/19/14
21		List of subsidiaries of Diplomat at March 2, 2015		10-K		21	3/3/2015
23.1		Consent of BDO USA, LLP	X
23.2		Consent of McGladrey, LLP	X

Incorporated by reference
Exhibit number	Exhibit description	Filed herewith	Form	Period ending	Exhibit number	Filing date
23.2	Consent of Honigman Miller Schwartz and Cohn LLP (contained in the opinion filed as Exhibit 5.1)	***
24.1	Power of Attorney (included on signature page)	X
101.INS	XBRL Instance Document	***
101.SCH	XBRL Taxonomy Extension Schema Document	***
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document	***
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document	***
101.LAB	XBRL Taxonomy Extension Label Linkbase Document	***
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document	***

*
Indicates a management contract or compensatory plan or arrangement.

**
Exhibits and schedules have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of omitted exhibits and schedules will be furnished to the Commission upon request.

***
To be filed by amendment.

†
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from these exhibits to this Registration Statement on Form S-1 and submitted separately to the Securities and Exchange Commission.